Exhibit 1.30

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Audit Report on
Bankia, S.A.
and Subsidiaries

(Together with the condensed consolidated interim financial statements and consolidated interim management report of Bankia, S.A. and Subsidiaries for the period from 1 January 2020 to 30 June 2020)

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

KPMG Auditores, S.L. Paseo de la Castellana, 259 C 28046 Madrid

Independent Auditor’s Report on the Condensed Consolidated
Interim Financial Statements

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

To the Shareholders of Bankia, S.A.

REPORT ON THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Opinion

We have audited the condensed consolidated interim financial statements of Bankia, S.A. (the “Bank”) and its subsidiaries that, together with the Bank, form the Bankia Group (the “Group”), which comprise the consolidated balance sheet at 30 June 2020 and the consolidated income statement, consolidated statement of recognised income and expense, consolidated statement of changes in equity and consolidated cash flow statement and consolidated notes to the condensed consolidated interim financial statements for the six-month period then ended.

In our opinion, the accompanying condensed consolidated interim financial statements of the Group for the six-month period ended 30 June 2020 have been prepared, in all material respects, in accordance with International Accounting Standard (IAS) 34 “Interim Financial Reporting, as adopted by the European Union, for the preparation of condensed interim financial information, pursuant to article 12 of Royal Decree 1362/2007.

Basis for Opinion

We conducted our audit in accordance with prevailing legislation regulating the audit of accounts in Spain. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Condensed Consolidated Interim Financial Statements section of our report.

We are independent of the Group in accordance with the ethical requirements, including those regarding independence, that are relevant to our audit of the condensed consolidated interim financial statements pursuant to the legislation regulating the audit of accounts in Spain. We have not provided any non-audit services, nor have any situations or circumstances arisen which, under the aforementioned regulations, have affected the required independence such that this has been compromised.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in the audit of the condensed consolidated interim financial statements of the current period. These matters were addressed in the context of our audit of the condensed consolidated interim financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

KPMG Auditores, S.L., a limited liability Spanish company and a member firm of the

KPMG network of independent member firms affiliated with KPMG International

Cooperative (“KPMG International”), a Swiss entity.

Paseo de la Castellana, 259C – Torre de Cristal – 28046 Madrid

On the Spanish Official Register of Auditors (“ROAC”) with No. S0702, and the

Spanish Institute of Registered Auditors’ list of companies with No. 10.

Reg. Mer Madrid, T. 11.961, F. 90, Sec. 8, H. M -188.007, Inscrip. 9

N.I.F. B-78510153

2

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

Impairment of loans and advances to customers

See notes 1.13 and 7.5 to the condensed consolidated interim financial statements

Key audit matter	How the matter was addressed in our audit

The Group’s portfolio of loans and advances to customers reflects a net balance of Euros 122,299,289 thousand at 30 June 2020, while allowances and provisions recognised at that date for impairment total Euros 3,293,221 thousand.

For the purposes of estimating impairment, financial assets measured at amortised cost are classified into three categories (Stage 1, 2 or 3) according to whether a significant increase in their credit risk since initial recognition has been identified (Stage 2), whether the financial assets are credit-impaired (Stage 3) or whether neither of the foregoing circumstances apply (Stage 1). For the Group, establishing this classification is a relevant process inasmuch as the calculation of the credit risk provision varies depending on the category in which the financial asset has been included.

Impairment is calculated based on an expected loss model, which the Group estimates on both an individual and a collective basis. This calculation entails a considerable level of judgement as this is a significant and complex estimate.

Individual provisions consider estimates of future business performance and the market value of collateral provided for credit transactions.

Our audit approach in relation to the Group’s estimate of impairment of loans and advances to customers due to credit risk included an assessment of the relevant controls associated with the processes for estimating impairment, as well as different tests of detail on that estimate, for which we involved our credit risk specialists.

Our procedures related to the control environment focused on the following key areas:

•

Identifying the credit risk management framework and assessing the compliance of the Group’s accounting policies with the applicable regulations.

•

Evaluating the appropriate classification of the loans and advances to customers portfolio based on their credit risk, in accordance with the criteria defined by the Group, particularly the criteria for identifying and classifying refinancing and restructuring transactions.

•

Testing of the relevant controls relating to the information available for the monitoring of loans outstanding.

•

Evaluating the design and implementation of the relevant controls over the management and measurement of collateral and guarantees.

•

Assessing the consideration of the aspects observed by the Internal Valuation Unit as regards the recalibration and tests of the models to estimate collective provisions.

•

Evaluating the integrity, accuracy and updating of the data used and of the control and management process in place.

3

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

Impairment of loans and advances to customers

See notes 1.13 and 7.5 to the condensed consolidated interim financial statements

Key audit matter	How the matter was addressed in our audit

For the collective analysis, estimates of expected losses are calculated using internal models that use large databases, different macroeconomic scenarios, parameters to estimate provisions, segmentation criteria and automated processes, which are complex in their design and implementation and require past, present and future information to be considered. The Group regularly conducts recalibrations and tests of its internal models in order to improve their predictive capabilities based on actual historical experience.

The COVID-19 pandemic is affecting the economy and business activities, leading to a downturn in the macroeconomic situation. To mitigate the impacts of COVID-19, the Spanish government has launched initiatives to support the most affected sectors and customers through various measures such as the provision of State-backed credit facilities, the deferral of payments without penalties (moratoriums) and flexible financing and liquidity facilities. All these aspects have an impact on the parameters considered by the Group to quantify the expected losses on financial assets (macroeconomic variables, customer net revenues, value of collateral pledged, likelihood of default, etc.). Consequently, the Group has recognised in the consolidated income statement at 30 June 2020 additional impairment losses amounting to Euros 310 million, mainly due to the downturn of the macroeconomic scenario.

The consideration of this aspect as a key audit matter is based both on the significance for the Group of the loans and advances to customers portfolio, and thus the significance of any allowances and provisions recognised, and on the relevance and complexity of the process for classifying these financial assets for the purpose of estimating impairment thereon and of the calculation of that impairment, while taking into consideration the additional situation generated by the COVID-19 pandemic.

Our tests of detail on the estimated expected losses essentially included the following:

•

With regard to the impairment of individually significant transactions, we evaluated the suitability of the discounted cash flows models used by the Group and selected a sample from the population of significant risks with evidence of credit impairment and assessed the adequacy of the provisions recognised. This sample included borrowers from the economic sectors most impacted by COVID-19 and/or those that have received government aid due to the pandemic.

•

With respect to the allowances and provisions for impairment estimated collectively, we evaluated the methodology used by the Group, assessing the integrity and accuracy of the input balances for the process and evaluating the correct functioning of the calculation engine by repeating the calculation process taking into account the segmentation and assumptions used by the Group.

In carrying out our audit procedures, we have taken into consideration the impacts of COVID-19 and the government aid on the calculation of expected losses.

•

We analysed whether the disclosures in the notes to the condensed consolidated interim financial statements are appropriate, in accordance with the criteria set out in the financial reporting framework applicable to the Group.

4

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

Impairment of loans and advances to customers

See note 9.1 to the condensed consolidated interim financial statements

Key audit matter	How the matter was addressed in our audit

The Group’s portfolio of foreclosed real estate assets reflects a net balance of Euros 1,254,634 thousand at 30 June 2020, while allowances and provisions recognised at that date for impairment total Euros 497,742 thousand.

Non-current assets and disposal groups classified as held for sale are measured at the acquisition date and subsequently at the lower of their carrying amount and fair value less the estimated costs to sell these assets.

For the purposes of determining the net fair value of the real estate assets, the Group uses its own internal methodology the starting point of which is the appraisal value, which is adjusted to take into account the experience of the sale of similar assets in terms of price and the period of time in which each asset is held on the balance sheet, among other factors.

The process to estimate the impairment of these assets requires a considerable degree of judgement as it is a significant and complex estimate. We have therefore considered this a key audit matter.

Our audit approach in relation to the estimate of impairment of foreclosed real estate assets includes an assessment of the relevant controls associated with the processes for estimating impairment, as well as different tests of detail on this estimate, which basically included the following:

•

Evaluating the competence, capacity and objectivity of the experts engaged by the Group for the valuation of the foreclosed real estate assets.

•

Analysing a sample of appraisals to determine the reasonableness of the procedures and the valuation methodology used by the experts engaged by the Group.

•

Evaluating the reasonableness of the key assumptions considered in the internal valuation methodology.

•

Analysing the reliability of the data sources used and the discounts applied in the internal valuation model.

•

Recalculating the impairment of foreclosed real estate assets.

•

We analysed whether the disclosures in the notes to the condensed consolidated interim financial statements are appropriate, in accordance with the criteria set out in the financial reporting framework applicable to the Group.

5

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

Recoverability of the deferred tax assets

See note 17 to the condensed consolidated interim financial statements

Key audit matter	How the matter was addressed in our audit

At 30 June 2020, the Group held deferred tax assets amounting to Euros 10,449,409 thousand, of which the recovery of Euros 3,007,872 thousand is not guaranteed through the monetisation mechanisms established in Royal Decree-Law 14/2013 and article 130 of the Spanish Corporate Income Tax Law, as their recovery is dependent on obtaining future taxable profits.

The recognition of deferred tax assets entails a high level of judgement in assessing the probability and sufficiency of future taxable profits, future reversals of existing taxable temporary differences and tax planning opportunities. The financial projections for future taxable profits have taken into consideration the economic impact of the COVID-19 pandemic on the business activity of the Group.

Due to the significance of the balance of deferred tax assets and the uncertainty associated with the recovery thereof, and given the additional rise in this uncertainty due to the aforementioned situation derived from the COVID-19 pandemic, we have considered this a key audit matter.

Our audit procedures mainly include the following:

•

Assessing and evaluating the control environment of the process to recognise and analyse the recoverability of deferred tax assets.

•

Evaluating, through the involvement of our valuation specialists, the key assumptions considered by the Group to estimate the recovery period for the deferred tax assets. We have analysed the main economic and financial assumptions used by the Group to estimate future profits, taking into consideration those assumptions that have been adjusted due to the impacts of COVID-19.

•

Contrasting the profit and loss forecasts used as a basis for recognising the deferred tax assets in prior years against the actual results obtained by the Group.

•

Analysing the sensitivity of the results obtained by the Group.

•

We analysed whether the disclosures in the notes to the condensed consolidated interim financial statements are appropriate, in accordance with the criteria set out in the financial reporting framework applicable to the Group.

6

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

Provisions for legal contingencies

See notes 1.9 and 14 to the condensed consolidated interim financial statements

Key audit matter	How the matter was addressed in our audit

At 30 June 2020, the Group was party to a number of legal proceedings and claims arising in the ordinary course of its business activities.

In general terms, determining the expected outcome of these proceedings and assessing their financial effect, and therefore the recognition of the related provision or, where necessary, the corresponding breakdown for contingent liabilities, are matters that entail significant complexity and uncertainty as regards their potential outcome and/or definitive amount, and therefore we have considered this a key audit matter.

Our audit procedures mainly include the following:

•

Evaluating the control environment and the policies put in place by the Group to identify and classify the legal proceedings and claims, as well as to estimate the provision thereof.

•

Procuring and analysing the information prepared by the Group’s legal advisors as regards proceedings underway in relation to the provisions recognised and significant contingencies disclosed.

•

Evaluating and analysing a sample of proceedings from the legal or regulatory documentation that support the provisions recognised and significant contingencies disclosed.

•

Analysing the reasonableness of the main judgements and assumptions considered by the Group as regards the main provisions recognised and contingencies disclosed. To that end, we involved our specialists in legal matters.

•

Obtaining confirmation from external lawyers to contrast their assessment of the expected outcome of the claims and litigation against the provisions and contingencies identified by the Group.

•

Analysing the accounting provisions and movements recognised in the period related to the main legal proceedings underway.

•

We analysed whether the disclosures in the notes to the condensed consolidated interim financial statements are appropriate, in accordance with the criteria set out in the financial reporting framework applicable to the Group.

7

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

Risks associated with information technology

Key audit matter	How the matter was addressed in our audit

The Group’s operations are based on a complex technological environment that is constantly evolving, and which must reliably and efficiently meet business requirements and ensure that the financial information is processed correctly.

In this respect, correctly assessing whether the IT applications and systems used to prepare the financial information are being correctly maintained, as well as an evaluation of how these systems and applications are used and an assessment of the appropriateness of the physical and logical security of the information, are particularly relevant. We have therefore considered this a key audit matter.

With the help of our information systems specialists, we performed tests relating to internal control over the processes and systems involved in generating the financial information, in the following areas:

•

An understanding of the information flows and identification of the key controls that ensure the processing of the information.

•

Tests of the key automatic processes that are involved in generating the financial information.

•

Tests of the controls of the applications and systems related to accessing and processing the information and those related to the security settings of these applications and systems.

•

Tests of the operation, maintenance and development controls of applications and systems.

Emphasis of Matter

We draw your attention to note 1.3 to the accompanying condensed consolidated interim financial statements, which states that these condensed consolidated interim financial statements do not include all the information required in complete consolidated financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union. The accompanying condensed consolidated interim financial statements should therefore be read in conjunction with the Group’s consolidated annual accounts for the year ended 31 December 2019. Our opinion is not modified in respect of this matter.

Other Information: Consolidated Interim Management Report

Other information solely comprises the consolidated interim management report for the six-month period ended 30 June 2020, the preparation of which is the responsibility Bank’s Directors and which does not form an integral part of the condensed consolidated interim financial statements.

Our audit opinion on the condensed consolidated interim financial statements does not encompass the consolidated interim management report. Our responsibility for the consolidated interim management report, in accordance with the requirements of prevailing legislation regulating the audit of accounts, consists of assessing and reporting on the consistency of the consolidated interim management report with the condensed consolidated interim financial statements, based on knowledge of the Group obtained during the audit of the aforementioned condensed consolidated interim financial statements and without including any information other than that obtained as evidence during the audit. It is also our responsibility to assess and report on whether the content and presentation of the consolidated interim management report are in accordance with applicable legislation. If, based on the work we have performed, we conclude that there are material misstatements, we are required to report them.

Based on the work carried out, as described in the preceding paragraph, we evaluated that the information contained in the consolidated interim management report is consistent with that disclosed in the condensed consolidated interim financial statements for the six-month period ended 30 June 2020 and the content and presentation of the report are in accordance with applicable legislation.

Responsibilities of the Bank’s Directors’ and the Audit and Compliance Committee for the Condensed Consolidated Interim Financial Statements

The Bank’s Directors are responsible for authorising for issue the accompanying condensed consolidated interim financial statements, in accordance with International Accounting Standard (IAS) 34 “Interim Financial Reporting”, as adopted by the European Union, for the preparation of condensed interim financial statements, pursuant to article 12 of Royal Decree 1362/2007, and for such internal control as they determine is necessary to enable the preparation of condensed consolidated interim financial statements that are free from material misstatement, whether due to fraud or error.

8

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

In preparing the condensed consolidated interim financial statements, the Bank’s Directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Bank’s Directors either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so.

The Bank’s audit and compliance committee is responsible for overseeing the preparation and presentation of the condensed consolidated interim financial statements.

Auditor’s Responsibilities for the Audit of the Condensed Consolidated Interim Financial Statements

Our objectives are to obtain reasonable assurance about whether the condensed consolidated interim financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with prevailing legislation regulating the audit of accounts in Spain will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence economic decisions of users taken on the basis of these condensed consolidated interim financial statements.

As part of an audit in accordance with prevailing legislation regulating the audit of accounts in Spain, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the condensed consolidated interim financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Bank’s Directors.

•	Conclude on the appropriateness of the Bank’s Directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the condensed consolidated interim financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated condensed interim financial statements, including the disclosures, and whether the consolidated condensed interim financial statements represent the underlying transactions and events in a manner that achieves a true and fair view.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the condensed consolidated interim financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion.

9

(Translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

We communicate with the Bank’s audit and compliance committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Bank’s audit and compliance committee with a statement that we have complied with the applicable ethical requirements, including those regarding independence, and to communicate with them all matters that may reasonably be thought to bear on our independence and, where applicable, related safeguards.

From the matters communicated to the Bank’s audit and compliance committee, we determine those that were of most significance in the audit of the condensed consolidated interim financial statements for the six-month period ended 30 June 2020 and which are therefore the key audit matters.

We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

Contract Period

We were appointed as auditor by the shareholders at the ordinary general meeting on 27 March 2020 for a period of three years, beginning after the year commenced 1 January 2020.

Services Provided

The services other than the audit of accounts provided by KPMG Auditores, S.L. to the Group in the six-month period ended 30 June 2020 consisted of the issuance of comfort letters.

KPMG Auditores, S.L.
On the Spanish Official Register of
Auditors (“ROAC”) with No. S0702

(Signed on original in Spanish)

Pedro González Millán
On the Spanish Official Register of Auditors (“ROAC”) with No. 20,175

10

2020
CONDENSED CONSOLIDATED
INTERIM FINANCIAL STATEMENTS

FOR THE SIX-MONTH PERIOD ENDED 30 JUNE 2020

BANKIA GROUP

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

Contents

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

• Consolidated balance sheets	1
• Consolidated income statements	5
• Consolidated statements of recognised income and expense	7
• Consolidated statement of changes in total equity	9
• Consolidated statements of cash flows	11

NOTES TO THE ACCOMPANYING CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(1)	Description of the Group, incorporation of the Group, reporting framework applied to draw up the condensed consolidated interim financial statements and other information	13
(2)	Business combinations, significant changes in interests in subsidiaries, joint ventures, associates or other equity instruments, and other significant events	32
(3)	Risk management	33
(4)	Capital management	52
(5)	Earnings per share and dividend policy	60
(6)	Remuneration of Board members and senior executives	61
(7)	Financial assets	65
(8)	Fair value	75
(9)	Non-current assets and disposal groups classified as held for sale	83
(10)	Tangible assets	86
(11)	Intangible assets	88
(12)	Other assets	89
(13)	Financial liabilities	89
(14)	Provisions	93
(15)	Equity	96
(16)	Composition and distribution by gender of employee	98
(17)	Deferred tax assets and liabilities	99
(18)	Guarantees provided and drawable by third parties	100
(19)	Related parties	102

BANKIA CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – BANKIA GROUP 2020

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP
Consolidated balance sheets at 30 June 2020 and 31 December 2019

ASSETS	NOTE	30/06/20	31/12/19 (*)
	(in thousands of euros)
Cash, cash balances at central banks and other demand deposits		15,982,034	13,202,885
Financial assets held for trading	7.1	7,161,570	6,690,901
Derivatives	7.2	6,889,856	6,518,725
Equity instruments		872	1,381
Debt securities		270,842	170,795
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge		38,545	67,682
Non-trading financial assets mandatorily at fair value through profit or loss	7.3	10,509	34,755
Equity instruments		—	—
Debt securities		189	237
Loans and advances		10,320	34,518
Central banks		—	—
Credit institutions		—	23,263
Customers		10,320	11,255
Memorandum item: loaned or advanced as collateral with right to sell or pledge		—	—
Financial assets designated at fair value through profit or loss		—	—
Debt securities		—	—
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge		—	—
Financial assets at fair value through other comprehensive income	7.4	9,700,706	11,981,872
Equity instruments		76,490	75,817
Debt securities		9,624,216	11,906,055
Loans and advances		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge		6,688,204	7,568,250
Financial assets at amortised cost	7.5	165,840,979	155,968,440
Debt securities		37,775,735	33,067,987
Loans and advances		128,065,244	122,900,453
Central banks		253	—
Credit institutions		5,765,702	5,467,442
Customers		122,299,289	117,433,011
Memorandum item: loaned or advanced as collateral with right to sell or pledge		23,681,968	25,284,204
Derivatives – hedge accounting	8.1.2	2,432,327	2,498,821
Fair value changes of the hedged items in portfolio hedge of interest rate risk		—	—
Investments in joint ventures and associates		451,113	454,902
Joint ventures		17,547	9,034
Associates		433,566	445,868
Assets covered by insurance or reinsurance contracts		—	—
Tangible assets	10	2,593,370	2,617,290
Property, plant and equipment		2,113,505	2,135,988
For own use		2,113,505	2,135,988
Leased out under an operating lease		—	—
Assigned to welfare projects (savings banks and credit cooperatives)		—	—
Investment property		479,865	481,302
Of which: leased out under an operating lease		479,865	481,302
Memorandum item: acquired under a lease		503,490	504,863
Intangible assets	11	468,861	401,406
Goodwill		87,262	88,462
Other intangible assets		381,599	312,944
Tax assets		10,693,385	10,863,999
Current tax assets		243,976	443,103
Deferred tax assets	17	10,449,409	10,420,896
Other assets	12	1,369,856	1,601,403
Insurance contracts linked to pensions		812,658	1,061,912
Inventories		—	—
Other		557,198	539,491
Non-current assets and disposal groups classified as held for sale	9	1,750,112	2,151,599
TOTAL ASSETS		218,454,822	208,468,273

The accompanying Notes 1 to 19 and Appendices I to VIII are an integral part of the consolidated balance sheet at 30 June 2020.

(*)	The consolidated balance sheet at 31 December 2019 is presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP
Consolidated balance sheets at 30 June 2020 and 31 December 2019

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

LIABILITIES AND EQUITY	NOTE	30/06/20	31/12/19 (*)
	(in thousands of euros)
Financial liabilities held for trading		6,984,531	6,750,111
Derivatives	13.2	6,731,975	6,478,878
Short positions		252,556	271,233
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Financial liabilities designated at fair value through profit or loss		—	—
Deposits		—	—
Central banks		—	—
Credit institutions		—	—
Customers		—	—
Debt securities issued		—	—
Other financial liabilities		—	—
Memorandum item: subordinated liabilities		—	—
Financial liabilities at amortised cost		195,699,902	185,176,254
Deposits		175,174,579	165,053,977
Central banks	13.3	23,026,414	13,808,756
Credit institutions	13.4	23,830,395	26,460,485
Customers	13.5	128,317,770	124,784,736
Debt securities issued	13.6	18,578,506	18,679,709
Other financial liabilities	13.7	1,946,817	1,442,568
Memorandum item: subordinated liabilities		2,959,483	2,983,031
Derivatives – hedge accounting		99,104	87,402
Fair value changes of the hedged items in portfolio hedge of interest rate risk		—	—
Liabilities covered by insurance or reinsurance contracts		—	—
Provisions	14	1,453,342	1,754,035
Pensions and other post-employment defined benefit obligations		796,276	1,038,243
Other long-term employee benefits		—	—
Pending legal issues and tax litigation		187,829	224,539
Commitments and guarantees given		288,783	301,717
Other provisions		180,454	189,536
Tax liabilities		429,662	467,742
Current tax liabilities		701	129
Deferred tax liabilities	17	428,961	467,613
Share capital repayable on demand		—	—
Other liabilities		775,650	893,975
Of which: welfare fund (only savings banks and credit cooperatives)		—	—
Liabilities included in disposal groups classified as held for sale	9	1,982	3,657
TOTAL LIABILITIES		205,444,173	195,133,176
Equity		12,882,862	13,141,770
Capital	15.1	3,069,522	3,069,522
Paid up capital		3,069,522	3,069,522
Unpaid capital which has been called up		—	—
Memorandum item: Uncalled capital		—	—
Share premium		619,154	619,154
Equity instruments issued other than capital		—	—
Equity component of compound financial instruments		—	—
Other equity instruments issued		—	—
Other equity		—	—
Retained earnings		—	—
Revaluation reserves		—	—
Other reserves		9,101,096	8,962,001
Reserves or accumulated losses of investments in joint ventures and associates		(111,331)	(138,669)
Other		9,212,427	9,100,670
(-) Treasury shares	15.2	(49,206)	(50,343)
Profit or loss attributable to owners of the parent		142,296	541,436
(-) Interim dividends		—	—
Accumulated other comprehensive income		114,325	180,002
Items that will not be reclassified to profit or loss		49,896	57,233
Actuarial gains or (-) losses on defined benefit pension plans		34,056	34,056
Non-current assets and disposal groups classified as held for sale		(13,488)	(9,347)
Share of other recognised income and expense of investments in joint ventures and associates		583	4,219
Fair value changes of equity instruments measured at fair value through other comprehensive income		28,745	28,305
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]		—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]		—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk		—	—
Items that may be reclassified to profit or loss		64,429	122,769
Hedge of net investments in foreign operations [effective portion]		—	—
Foreign currency translation		(83)	(113)
Hedging derivatives. Cash flow hedges [effective portion]		4,684	(8,006)
Fair value changes of financial assets measured at fair value through other comprehensive income		15,478	82,085
Hedging instruments [not designated elements]		—	—
Non-current assets and disposal groups classified as held for sale		2,845	(2,674)
Share of other recognised income and expense of investments in joint ventures and associates		41,505	51,477
Minority interests [Non-controlling interests]		13,462	13,325
Accumulated other comprehensive income		1,466	1,444
Other items		11,996	11,881
TOTAL EQUITY		13,010,649	13,335,097
TOTAL EQUITY AND TOTAL LIABILITIES		218,454,822	208,468,273
MEMORANDUM ITEM: OFF-BALANCE SHEET ITEMS	18	41,892,080	36,704,675
Loan commitments given		28,895,893	23,256,169
Financial guarantees given		346,699	376,728
Contingent commitments given		12,649,488	13,071,778

The accompanying Notes 1 to 19 and Appendices I to VIII are an integral part of the consolidated balance sheet at 30 June 2020.

(*)	The consolidated balance sheet at 31 December 2019 is presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP
Consolidated income statements for the six-month period ended 30 June 2020 and 2019

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

	30/06/20	30/06/19 (*)
	(in thousands of euros)
Interest income	1,108,063	1,233,015
Financial assets at fair value through other comprehensive income	46,573	82,386
Financial assets at amortised cost	997,320	1,083,896
Other interest income	64,170	66,733
(Interest expenses)	(186,035)	(215,247)
(Expenses on share capital repayable on demand)	—	—
A) NET INTEREST INCOME	922,028	1,017,768
Dividend income	509	14,131
Profit of companies accounted for using the equity method	24,449	28,906
Fee and commission income	617,504	575,385
(Fee and commission expenses)	(33,698)	(42,104)
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	138,256	143,096
Financial assets at amortised cost	112,327	45,628
Other financial assets and liabilities	25,929	97,468
Gains or (-) losses on financial assets and liabilities held for trading, net	1,863	7,956
Reclassification of financial assets out of measured at fair value through other comprehensive income	—	—
Reclassification of financial assets out of measured at amortised cost	—	—
Other gains or (-) losses	1,863	7,956
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net	(901)	758
Reclassification of financial assets out of measured at fair value through other comprehensive income	—	—
Reclassification of financial assets out of measured at amortised cost	—	—
Other gains or (-) losses	(901)	758
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	—	—
Gains or (-) losses from hedge accounting, net	(9,121)	(12,243)
Exchange differences [gain or (-) loss], net	12,892	7,182
Other operating income	25,629	28,045
(Other operating expenses)	(92,675)	(97,721)
Of which: Mandatory provisions to welfare fund (only savings banks and credit cooperatives)	—	—
Income of assets covered by insurance and reinsurance contracts	—	—
(Expenses of liabilities covered by insurance or reinsurance contracts)	—	—
B) GROSS INCOME	1,606,735	1,671,159
(Administrative expenses)	(795,591)	(813,312)
(Staff expenses)	(539,505)	(570,630)
(Other administrative expenses)	(256,086)	(242,682)
(Depreciation)	(94,461)	(98,893)
(Provisions or (-) reversal of provisions)	(24,761)	(44,897)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss)	(480,372)	(141,417)
(Financial assets at fair value through other comprehensive income)	168	3
(Financial assets at amortised cost)	(480,540)	(141,420)
C) TOTAL OPERATING INCOME, NET	211,550	572,640
(Impairment or (-) reversal of impairment of investments in joint ventures and associates)	—	—
(Impairment or (-) reversal of impairment on non-financial assets)	(7,642)	(9,343)
(Tangible assets)	(4,793)	(6,493)
(Intangible assets)	(2,849)	(2,850)
(Other)	—	—
Gains or (-) losses on derecognition of non-financial assets and investments, net	1,220	4,602
Negative goodwill recognised in profit or loss	—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	(35,611)	(27,888)
D) PROFIT OR (-) LOSS BEFORE TAX FROM CONTINUING OPERATIONS	169,517	540,011
(Tax expense or (-) income related to profit or loss from continuing operations)	(27,110)	(139,642)
E) PROFIT OR (-) LOSS AFTER TAX FROM CONTINUING OPERATIONS	142,407	400,369
Profit or (-) loss after tax from discontinued operations	—	—
F) PROFIT OR (-) LOSS FOR THE PERIOD	142,407	400,369
Attributable to minority interest	111	789
Attributable to owners of the parent	142,296	399,580
EARNINGS PER SHARE
Basic earnings/(loss) per share	0.03	0.12
Diluted earnings/(loss) per share	0.03	0.12

The accompanying Notes 1 to 19 and Appendices I to VIII are an integral part of the consolidated income statement for the six-month period ended 30 June 2020.

(*)	The consolidated income statement for the six-month period ended 30 June 2019 is presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP
Consolidated statements of recognised income and expense for the six-month periods ended 30 June 2020 and 2019

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

	30/06/20	30/06/19 (*)
	(Thousands of euros)
Profit/(loss) for the period	142,407	400,369
Other comprehensive income	(65,655)	143,660
Items that will not be reclassified to profit or loss	(7,337)	1,040
Actuarial gains or (-) losses on defined benefit pension plans	—	—
Non-current assets and disposal groups held for sale	(5,916)	(4,614)
Share of other recognised income and expense of investments in joint ventures and associates	(3,636)	(1,073)
Fair value changes of equity instruments measured at fair value through other comprehensive income	629	7,633
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Income tax relating to items that will not be reclassified	1,586	(906)
Items that may be reclassified to profit or loss	(58,318)	142,620
Hedge of net investments in foreign operations [effective portion]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Foreign currency translation	43	81
Translation gains or (-) losses taken to equity	43	81
Transferred to profit or loss	—	—
Other reclassifications	—	—
Cash flow hedges [effective portion]	18,129	2,941
Valuation gains or (-) losses taken to equity	18,129	2,941
Transferred to profit or loss	—	—
Transferred to initial carrying amount of hedged items	—	—
Other reclassifications	—	—
Hedging instruments [not designated elements]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Debt instruments at fair value through other comprehensive income	(95,153)	194,344
Valuation gains or (-) losses taken to equity	(75,163)	287,986
Transferred to profit or loss	(19,990)	(93,642)
Other reclassifications	—	—
Non-current assets and disposal groups held for sale	5,541	(2,141)
Valuation gains or (-) losses taken to equity	5,541	(2,141)
Transferred to profit or loss	—	—
Other reclassifications	—	—
Share of other recognised income and expense of investments in joint ventures and associates	(9,972)	5,933
Income tax relating to items that may be reclassified to profit or (-) loss	23,094	(58,538)
Total comprehensive income for the period	76,752	544,029
Attributable to minority interest [Non-controlling interest]	133	827
Attributable to owners of the parent	76,619	543,202

The accompanying notes 1 to 19 and Appendices I to VIII are an integral part of the consolidated statement of recognised income and expense for the six-month period ended 30 June 2020.

(*)	The consolidated statement of recognized income and expense for the six-month period ended 30 June 2019 is presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated statement of changes in total equity for the six-month period ended 30 June 2020

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

												Minority interests
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or (-) loss attributable to owners of the parent	(-) Interim dividends	Accumulated other compre- hensive income	Accumulated other compre- hensive income	Other items	Total
	(Thousands of euros)
Opening balance 31/12/2019 [before restatement]	3,069,522	619,154	—	—	—	—	8,962,001	(50,343)	541,436	—	180,002	1,444	11,881	13,335,097
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance [current period]	3,069,522	619,154	—	—	—	—	8,962,001	(50,343)	541,436	—	180,002	1,444	11,881	13,335,097
Total comprehensive income for the period					—	—	—		142,296		(65,677)	22	111	76,752
Other changes in equity	—	—	—	—	—	—	139,095	1,137	(541,436)	—	—	—	4	(401,200)
Issuance of ordinary shares	—	—	—		—	—	—						—	—
Issuance of preference shares	—	—	—		—	—	—						—	—
Issuance of other equity instruments			—		—	—	—						—	—
Exercise or expiration of other equity instruments issued			—		—	—	—						—	—
Conversion of debt to equity	—	—	—	—	—	—	—	—					—	—
Capital reduction	—	—	—		—	—	—	—	—				—	—
Dividends (or remuneration of partners)	—	—	—	—	—	—	(352,110)	—		—			—	(352,110)
Purchase of treasury shares			—		—	—	—	(24,981)				—	—	(24,981)
Sale or cancellation of treasury shares			—		—	—	(10,970)	26,118				—	—	15,148
Reclassification of financial instruments from equity to liability	—	—	—	—									—	—
Reclassification of financial instruments from liability to equity	—	—	—	—									—	—
Transfers among components of equity			—	—	—	—	541,436		(541,436)	—	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—			—		—	—
Share based payments	—	—	—	—				—					—	—
Other increase or (-) decrease in equity			—	—	—	—	(39,261)	—	—	—	—	—	4	(39,257)
Of which: discretionary provision to welfare funds (only savings banks and credit cooperatives)			—		—	—	—							—
Closing balance 30/06/2020 [current period]	3,069,522	619,154	—	—	—	—	9,101,096	(49,206)	142,296	—	114,325	1,466	11,996	13,010,649

The accompanying Notes 1 to 19 and Appendices I to VIII are an integral part of the consolidated statement of recognised income and expense for the six month period ended 30 June 2020.

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated statement of changes in total equity for the six-month period ended 30 June 2019 (*)

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails)

												Minority interests
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(-) Treasury shares	Profit or (-) loss attributable to owners of the parent	(-) Interim dividends	Accumulated other comprehensive income	Accumulated other comprehensive income	Other items	Total
	(Thousands of euros)
Opening balance 31/12/2018 [before restatement]	3,084,963	619,154	—	—	—	—	8,718,830	(96,646)	703,210	—	147,454	1,318	11,156	13,189,439
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance [current period]	3,084,963	619,154	—	—	—	—	8,718,830	(96,646)	703,210	—	147,454	1,318	11,156	13,189,439
Total comprehensive income for the period					—	—	—		399,580		143,622	38	789	544,029
Other changes in equity	(15,441)	—	—	—	—	—	284,524	41,832	(703,210)	—	—	—	192	(392,103)
Issuance of ordinary shares	—	—			—	—	—						—	—
Issuance of preference shares	—	—	—		—	—	—						—	—
Issuance of other equity instruments			—		—	—	—						—	—
Exercise or expiration of other equity instruments issued			—		—	—	—						—	—
Conversion of debt to equity	—	—	—	—	—		—	—					—	—
Capital reduction	(15,441)	—			—	—	(34,559)	50,000	—				—	—
Dividends (or remuneration of partners)	—	—	—	—	—	—	(353,515)	—		—			—	(353,515)
Purchase of treasury shares					—	—	—	(36,100)				—	—	(36,100)
Sale or cancellation of treasury shares					—	—	(3,050)	27,932				—	—	24,882
Reclassification of financial instruments from equity to liability	—	—	—	—									—	—
Reclassification of financial instruments from liability to equity	—	—	—	—									—	—
Transfers among components of equity			—	—	—	—	703,210		(703,210)	—	—	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—			—		—	—
Share based payments	—	—		—				—					—	—
Other increase or (-) decrease in equity			—	—	—	—	(27,562)	—	—	—	—	—	192	(27,370)
Of which: discretionary provision to welfare funds (only savings banks and credit cooperatives)					—		—							—
Closing balance 30/06/2019 [current period]	3,069,522	619,154	—	—	—	—	9,003,354	(54,814)	399,580	—	291,076	1,356	12,137	13,341,365

(*)	The consolidated statement of changes in equity for the six month period ended 30 June 2019 is presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

Consolidated statements of cash flows for the six-month period ended 30 June 2020 and 2019

	30/06/20	30/06/19 (*)
	(in thousands of Euros)
A) CASH FLOWS FROM OPERATING ACTIVITIES	3,189,969	3,667,745
Profit for the period	142,407	400,369
Adjustments to obtain cash flows from operating activities	494,040	277,536
Depreciation and amortisation	94,461	98,893
Other	399,579	178,643
Net decrease in operating assets	(7,682,907)	(1,531,571)
Financial assets held for trading	(99,538)	101,748
Non-trading financial assets mandatorily at fair value through profit or loss	23,345	(383)
Financial assets designated at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	2,206,800	1,540,504
Financial assets at amortised cost	(9,965,304)	(2,372,681)
Other operating assets	151,790	(800,759)
Net increase in operating liabilities	10,200,506	4,478,117
Financial liabilities held for trading	(136,711)	211,275
Financial liabilities designated at fair value through profit or loss	—	—
Financial liabilities at amortised cost	10,718,067	4,668,801
Other operating liabilities	(380,850)	(401,959)
Income tax receipts/(payments)	35,923	43,294
B) CASH FLOWS FROM INVESTING ACTIVITIES	165,046	332,304
Payments	(122,679)	(113,983)
Tangible assets	(9,340)	(29,901)
Intangible assets	(90,304)	(84,039)
Investments in associates and joint ventures	(10,780)	—
Subsidiaries and other business units	(2)	—
Non-current assets and liabilities classified as held for sale	(12,253)	(43)
Other payments related to investing activities	—	—
Proceeds	287,725	446,287
Tangible assets	5,942	13,302
Intangible assets	—	—
Investments in associates and joint ventures	20,030	—
Subsidiaries and other business units	—	1,153
Non-current assets and liabilities classified as held for sale	261,753	431,832
Other proceeds related to investing activities	—	—
C) CASH FLOWS USED IN FINANCING ACTIVITIES	(575,866)	(636,697)
Payments	(591,014)	(3,136,579)
Dividends	(352,110)	(353,515)
Subordinated liabilities	(23,548)	—
Redemption of own equity instruments	—	—
Acquisition of own equity instruments	(24,981)	(36,100)
Other payments related to financing activities	(190,375)	(2,746,964)
Proceeds	15,148	2,499,882
Subordinated liabilities	—	1,000,000
Issuance of own equity instruments	—	—
Disposal of own equity instruments	15,148	24,882
Other proceeds related to financing activities	—	1,475,000
D) EFFECT OF EXCHANGE RATE DIFFERENCES	—	—
E) NET INCREASE IN CASH AND CASH EQUIVALENTS (A+B+C+D)	2,779,149	3,363,352
F) CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	13,202,885	4,753,800
G) CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	15,982,034	8,117,152
MEMORANDUM ITEM
COMPONENTS OF CASH AND CASH EQUIVALENTS AT END OF THE PERIOD
Cash	824,170	797,870
Cash equivalents at central banks	14,666,479	6,827,080
Other financial assets	491,385	492,202
Less: Bank overdrafts refundable on demand	—	—
Total cash and cash equivalents at end of the period	15,982,034	8,117,152
Of which: held by Group entities but not available by the Group	—	—

The accompanying Notes 1 to 19 and Appendices I to VIII are an integral part of the consolidated statement of recognised income and expense for the six-month period ended 30 June 2020.

(*)	The consolidated statement of cash flows for the six-month period ended 30 June 2019 is presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A. AND SUBSIDIARIES COMPOSING THE BANKIA GROUP

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED 30 JUNE 2020

(1)  Description of the Group, incorporation of the Group, reporting framework applied to draw up the condensed consolidated interim financial statements and other information

(1.1) Group description

Bankia, S.A. (“the Bank” or “Bankia” or the “Entity”) is a private-law entity subject to the legislation and regulations for banks operating in Spain. Its registered office is at calle Pintor Sorolla, 8, Valencia. At 30 June 2020, the Bank’s branch network comprised 2,267 offices. The company bylaws may be consulted, together with other relevant legal information, at its registered office and on its website (www.bankia.com).

Bankia’s bylaws stipulate the activities it may engage in, which are those commonly carried out by credit institutions and, in particular, satisfy the requirements of Law 10/2014, of 26 June, on the regulation, supervision and solvency of credit institutions.

Bankia is the parent of a business group (the “Group” or “Bankia Group”). At 30 June 2020, the scope of consolidation of the Bankia Group encompassed 45 companies, including subsidiaries, associates and joint ventures. These companies engage in a range of activities, including among others, insurance, asset management, financing, services and property management. Appendices II, III and IV list the entities that form part of the scope of consolidation of the Bankia Group at 30 June 2020 (subsidiaries controlled by the Bank, joint ventures and associates over which Bankia, directly or indirectly, exercises significant influence, distinguishing those classified under “Non-current assets held for sale”), and specifying the percentage of voting rights controlled by Bankia in each company.

Bankia’s main shareholder is BFA, Tenedora de Acciones, S.A.U., (hereinafter “BFA”) which at 30 June 2020 held shares representing 61.81% of its share capital (62.43 % including the impact of treasury shares). Therefore, in addition to the operations it carries out directly, Bankia is a subsidiary of the BFA, Tenedora de Acciones Group (hereinafter “BFA Group”).

The Bankia Group’s condensed consolidated interim financial statements for the six-month period ended 30 June 2020 were authorised for issue by Bankia’s directors at the Board meeting held on 27 July 2020. The Bankia Group’s consolidated financial statements for 2019 were approved by the shareholders at the general meeting held on 27 March 2020.

Appendix I presents the balance sheet at 30 June 2020, as well as the income statement, recognised income and expense statement, the statement of changes in the Bank’s net worth and the Bank’s statement of cash flows for the period ended 30 June 2020, as well as information, exclusively for comparative purposes, referring to 31 December 2019 and the six-month period ended 30 June 2019.

(1.2) Group incorporation

Note 1.2 to the consolidated financial statements for 2019 show additional information on the origin of the Group and its performance.

(1.3) Reporting framework applied to draw up the condensed consolidated interim financial statements

In accordance with Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of 19 July 2002, all companies governed by the laws of a member state of the European Union and whose securities are traded on a regulated market in any European Union country must file consolidated financial statements for periods beginning on or after 1 January 2005 in accordance with the International Financial Reporting Standards as adopted by the European Union (“IFRS-EU”).

In this respect, the Group’s consolidated financial statements for 2019 were presented in accordance with IFRS-EU, considering Bank of Spain Circular 4/2017 of 27 November 2017, on public and confidential financial reporting rules and formats for credit institutions (“Circular 4/2017”) and subsequent amendments, which implemented and adapted IFRS-EU for Spanish credit institutions.

The Group’s consolidated financial statements for 2019 were prepared taking into account all accounting principles and standards and mandatory measurement criteria applicable in order to give a true and fair view, in all material respects, of the consolidated equity and financial position of Bankia, S.A. and subsidiaries composing the Bankia Group at 31 December 2019 and of the consolidated results of its operations and consolidated cash flows during the financial year then ended, pursuant to the aforementioned financial information reporting framework, and in particular to the accounting principles and criteria therein.

These condensed consolidated interim financial statements have been prepared and presented in accordance with IAS 34 “Interim Financial Reporting” and article 12 of Royal Decree 1362/2007 and take into account the requirements Circular 3/2018 of 28 June 2018, National Securities Market Commission (Comisión Nacional del Mercado de Valores or CNMV), on periodic reporting by issuers of securities admitted to trading on regulated markets related to half-yearly financial reports, interim management statements and, where applicable, quarterly financial reports. These condensed consolidated interim financial statements will be included in the Interim Financial Report presented by the Bankia Group for the first half of 2020.

In accordance with IAS 34, the condensed consolidated interim financial statements are prepared to provide an update on the latest complete set of consolidated financial statements, focusing on new activities, events and circumstances that took place during the first half of the year and not duplicating information previously reported in the latest consolidated financial statements. Consequently, the condensed consolidated interim financial statements do not include all the information and disclosures required in complete consolidated financial statements prepared in accordance with International Financial Reporting Standards. Therefore, for an appropriate understanding of the information provided in these interim financial statements, they should be read in conjunction with the Bankia Group’s consolidated financial statements for the year ended 31 December 2019.

The accounting policies and measurement bases applied in the accompanying condensed consolidated interim financial statements are the same as those applied in the 2019 audited consolidated financial statements, but these also take into consideration the standards and interpretations that entered into force during the first half of 2020, which are described hereinbelow, so as to provide a true and fair view of the Group’s consolidated equity and financial position at 30 June 2020 and of its consolidated results from operations and consolidated cash flows for the six-month period ended 30 June 2020.

Main regulatory changes during the period from 1 January to 30 June 2020

A) New standards, amendments and interpretations with mandatory application in the natural year that began on 1 January 2020 endorsed by the European Union

Following is a list of the main mandatory standards, amendments or interpretations endorsed by the European Union with mandatory application in the year beginning on or after 1 January 2020. Therefore, they have been applied in the preparation of these condensed consolidated interim financial statements.

•	Amendments to the IFRS Conceptual Framework

[Entry into force in the financial years initiated from 1 January 2020]

The conceptual framework review includes revised asset and liability definitions, as well as a new guide to their measurement, derecognition, presentation and disclosure.

The standard described above has had no relevant impact on these condensed consolidated interim financial statements or their disclosures.

•	Amendments to IAS 1 “Presentation of financial statements” and IAS 8 “Accounting policies, changes in accounting estimates and errors”

[Entry into force in the financial years beginning on or after 1 January 2020]

Introduces modifications to align the materiality definition with that contained in the conceptual framework.

The standards described above have had no relevant impact on these condensed consolidated interim financial statements or the disclosures therein.

•	Amendments to IFRS 9, IAS 39 and IFRS 7: Interest rate benchmark reform

[Entry into force in the financial years beginning on or after 1 January 2020]

Amendments to IFRS 9, IAS 39 and IFRS 7 relating to the current interest rate benchmark reform.

Various regulators in different jurisdictions are currently in the process of reforming indices used as interest rate benchmarks on which multiple financial transactions are contracted in different markets and currencies between different financial market participants.

These benchmark indices are being replaced by other risk-free alternatives based on real transactions.

The interest rate benchmark reform could mean that certain requirements that hedging relationships must meet could cease to be fulfilled. This could lead to the discontinuation of hedging relationships designated by entities at the reference date.

For this reason, the IASB initiated a project to amend accounting standards, focusing on preventing the discontinuation of affected hedging, comprising two phases:

•	Phase 1 (finalised and endorsed by the European Union): amendments required during the period prior to the full replacement of the benchmark indices.

•	Phase 2 (in progress): amendments required once the prevailing rates have been either definitively reformed or replaced.

The phase 1 amendments include certain temporary exceptions to the general application of the standards (IAS 39 and IFRS 9), as well as requirements for additional disclosures (IFRS 7) in the event of using these temporary exceptions. These amendments cover the hedging relationships directly affected by the interest rate benchmark reform currently underway. It is understood that hedging relationships are directly affected by the reform if the reform gives rise to uncertainties about the timing or the amount of interest rate benchmark-based cash flows of the hedged item or of the hedging instrument.

The temporary exceptions shall cease to be applicable once certain conditions are met. One of these conditions is that the uncertainty deriving from the interest rate benchmark reform disappears with respect to the timing and the amount of the interest rate benchmark-based cash flows or when the hedging relationship is discontinued.

In order to implement the changes arising directly from the interest rate benchmark reform, the Group has created a multidisciplinary working group comprised of members of the Risks, Systems, Legal, Business, Regulatory Compliance and other Directorates, geared towards managing the transition of the affected contracts. The project is led by Financial Management, which regularly reports to the Group’s governing bodies on the status of the implementation.

The completion of phase 1 has had no relevant impact on these condensed consolidated interim financial statements or their disclosures. Phase 2 continues its progress within the framework of the aforementioned working group.

•	Amendments to IFRS 3: “Business Combinations”

[Entry into force in the financial years beginning on or after 1 January 2020]

Introduces clarifications to the definition of business.

The standard described above has had no relevant impact on these condensed consolidated interim financial statements or their disclosures.

B) New standards, amendments and interpretations with mandatory application in years subsequent to the natural year that began on 1 January 2020 approved by European Union

At the date of publication of these condensed consolidated interim financial statements, there are no standards, amendments and interpretations that have been published by the IASB and endorsed by the European Union for mandatory application in periods after the natural year that began on 1 January 2020.

C) New standards, amendments and interpretations issued and pending endorsement by the European Union

The following are the main standards, amendments or interpretations issued by the IASB that were pending endorsement by the European Union and are therefore not applied in the preparation of these condensed consolidated interim financial statements:

•	IFRS 17: “Insurance Contracts”

[It shall enter into force in the financial years beginning on or after 1 January 2023, with earlier application permitted]

IFRS 17 sets out the principles for recognition, measurement, presentation and disclosure of insurance contracts. Its purpose is to ensure that an entity provides relevant information that faithfully represents such contracts. This information provides a basis for assessing the effect that insurance contracts have on the financial position of the entity, financial performance and cash flows. IFRS 17 replaces IFRS 4 on insurance contracts.

•	Amendments to IAS 1: “Presentation of Financial Statements”

[It shall enter into force in the financial years beginning on or after 1 January 2023, with earlier application permitted]

This introduces clarifications on the requirements that have to be applied when classifying liabilities as current or non-current.

•	Annual “Improvements to IFRS” project (cycle 2018-2020)

[It shall enter into force in the financial years beginning on or after 1 January 2022, with earlier application permitted]

The improvements included in this cycle affect the following standards:

•	IFRS 3 “Business Combinations”: amendments shall be made to the references to the Conceptual Framework for Financial Information contained in the standard.

•	IAS 16 “Property, Plant and Equipment”: prohibition of an entity from being able to deduct from the cost of an item of property, plant and equipment any proceeds from selling items produced before the asset is available for use.

•	IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”: specifies the components that an entity must include as the cost of fulfilling a contract when assessing whether a contract is onerous.

•	Amendments to IFRS 16: “Leases”

[It shall enter into force as of 1 January 2020, after its endorsement by the European Union]

This introduces a practical expedient to which lessees can opt, whereby they are exempt from assessing whether a COVID-19 related rent concession, that meets certain conditions, is a lease modification.

•	Amendments to IFRS 4: “Insurance Contracts”

[Enter into force in the financial years beginning on or after 1 January 2021]

Extension of the temporary exemption to insurance entities from applying IFRS 9 “Financial Instruments” and certain provisions of IAS 28 “Investments in Associates and Joint Ventures” to annual periods beginning on or after 1 January 2023.

(1.4) Responsibility for the information and estimates made

The information in these condensed consolidated interim financial statements is the responsibility of Bankia’s directors.

In the Group’s condensed consolidated interim financial statements for the six-month period ended 30 June 2020, estimates were made in order to quantify some of the assets, liabilities, income, expenses and obligations reported therein. These estimates relate basically to the following:

•	The fair value of certain financial and non-financial assets and liabilities.

•	Impairment and the classification by levels of certain financial assets, considering the value of the collateral received, and non-financial assets (mainly property), as well as contingent liabilities.

•	Classification of financial assets, in the context of the assessment to determine whether the contractual cash flows are solely payments of principal and interest on the principal amount outstanding.

•	The assumptions used in the actuarial calculation of the post-employment benefit liabilities and obligations and other long-term commitments.

•	Estimate of the recoverable amount and of the costs to sell of non-current assets held for sale, investment property and inventories based on their nature, state of use and purpose for which they are intended, acquired by the Group as payment of debts, regardless of the legal format pursuant to which they were acquired.

•	The recoverability of recognised tax assets.

•	The useful life, fair value, right of use value and recoverable amount of tangible and intangible assets.

•	The assumptions used to quantify certain provisions and the probability of occurrence of certain losses to which the Group is exposed due to its activity.

The declaration of COVID-19 as a global pandemic and its health, economic and social consequences, has increased uncertainty with regard to reasonable and supported macroeconomic information, as well as the impact of public aid measures required to estimate the Group’s credit impairment losses. The current scenario is subject to ongoing changes which, together with the lack of comparable historical references, give rise to a high level of volatility regarding these figures in the short term. As a result, the Group has opted not to update these variables in its internal models and to make an additional adjustment (overlay or post-model adjustment in accordance with IFRS 9). The quantification of the adjustments arising from the situation caused by COVID-19 has implied a high level of expert judgement by the Group (see Note 1.13).

Although these estimates were made on the basis of the best information available at 30 June 2020 and at the date of preparation of these condensed consolidated interim financial statements on the events analysed, future events may make it necessary to significantly change these estimates (upwards or downwards). Any changes in accounting estimates would be applied prospectively in accordance with the applicable standards, recognising the effects of the change in estimates in the related consolidated income statement in the future periods affected.

(1.5) Comparative information

As required by current law, the information contained in these condensed consolidated interim financial statements relating to 31 December 2019 and the six-month period ended 30 June 2019, is presented exclusively for the purposes of comparison with information referring to the six-month period ended 30 June 2020.

(1.6) Seasonality of operations

The Group’s main operations relate to the typical activities of financial institutions. Therefore, its business is not highly seasonal.

(1.7) Environmental impact

In view of the business activities carried out by the Group, it does not have any environmental liabilities, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position and results. Therefore, no specific disclosures relating to environmental issues are included in the condensed consolidated interim financial statements.

(1.8) Minimum reserve ratio

At 30 June 2020 and throughout the first half of 2020, Bankia met the minimum reserve ratio required by applicable Spanish legislation.

(1.9) Provisions and contingent liabilities

When preparing these condensed consolidated interim financial statements, the Group’s directors made a distinction between:

•	Provisions: credit balances covering present obligations at the reporting date arising from past events which could give rise to a loss for the Group, which is considered to be likely to occur and certain as to its nature, but uncertain as to its amount and/or timing; and

•	Contingent liabilities: possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one of more uncertain future events not wholly within the control of the consolidated entities, or current obligations of the Group, the settlement of which renders it not probable that an outflow of resources embodying economic benefits will arise, or the amount of which, in extremely rare circumstances, cannot be measured with sufficient reliability.

The Group’s condensed consolidated interim financial statements include all significant provisions with respect to which it is considered more likely than not that the obligation will have to be settled. Contingent liabilities are not recognised in the condensed consolidated interim financial statements, but rather are disclosed in accordance with the requirements of IAS 37.

Provisions are measured based on the best information available on the consequences of the events giving rise to them and remeasured at the end of each reporting period. They are used to meet the specific obligations for which they were originally recognised. They may be wholly or partly reversed if these obligations cease to exist or diminish.

In accordance with IAS 37.92, in rare cases, where disclosure of information can be expected to prejudice seriously the Group’s position, generally in a class action lawsuit, detailed information does not have to be disclosed but a description of the general nature of the contingencies should be provided.

The recognition and reversal of provisions considered necessary pursuant to the foregoing criteria are recognised with a charge or credit, respectively, to “(Provisions or (-) reversal of provisions)” in the consolidated income statement, unless expressly indicated otherwise.

(1.9.1) Legal proceedings related to the 2011 IPO

Civil proceedings regarding the invalidity of the subscription of shares.

At present, there are claims, albeit a smaller number, being processed seeking the invalidity of the subscription of shares issued in 2011 in the public offering for the stock market listing of Bankia, S.A., including those relating to subsequent subscriptions. In application of prevailing legislation, this contingency was recognised in accordance with the information disclosed in Note 14.

On 19 July 2016, Bankia was informed of the class action suit presented by ADICAE (Spain’s Association of Bank, Savings Bank and Insurance Users), these proceedings are currently on hold.

Processing of Summary Proceedings 1/2018 with preliminary proceedings No. 59/2012 in the Criminal Chamber of the National High Court (Audiencia Nacional).

Criminal procedure in which the court accepted for processing the lawsuit filed by Unión Progreso y Democracia against Bankia, BFA and former members of their respective Boards of Directors. Subsequently, other complaints were added by the alleged injured parties from Bankia’s IPO (private accusation) and by persons without this status (public accusation). Bankia raised a total of EUR 3,092 million in July 2011 from the IPO, EUR 1,237 million from institutional investors and EUR 1,855 million from retail investors. Since retail investors have been reimbursed for virtually the entire amounts invested in the IPO through civil lawsuits or the voluntary repayment process carried out by Bankia, the contingency existing with these is practically resolved.

On 23 November 2015, as part of the civil liability proceedings, a bail deposit of EUR 38.3 million was set. At present, requests for bail deposits amounting to EUR 5.8 million had been issued for which a ruling by the Court is pending.

The judge presiding Central Examining Court No. 4 of the National High Court has closed the discovery process by issuing the corresponding Transformation Ruling on 11 May 2017, as detailed in Note 14.

On 17 November 2017, Central Examining Court No. 4 of the National High Court ordered the start of the hearings. Specifically, the court has ordered the start of the hearings for the crimes of financial statement falsification (categorised in article 290 of Spain’s Criminal Code) and investor fraud (article 282 bis of the Criminal Code) against certain former directors and executives of Bankia and BFA, the external auditor, in IPO´s time, and against BFA and Bankia as legal persons. As detailed in Note 14, the State Prosecutor and the FROB have presented written allegations requesting the dismissal of the criminal charges against BFA and Bankia. The FROB is not seeking subsidiary civil liability on the part of Bankia or BFA.

The trial began on 26 November 2018 and was concluded on 5 October 2019, awaiting the court’s decision.

In addition, under the scope of this proceeding, three separate cases are ongoing:

•	Two Separate Pieces of Credit of Caja Madrid and Bancaja, for which the Orders of 17 May 2018 of the Central Court of Instruction No. 4 of the National High Court decreed their file, since the existence of a crime of fraud in the emissive and the marketing of preferred shares.

The two Orders were appealed by the private prosecution and not by the Ministry of Tax, with Bankia and BFA (which are not defendants), having opposed these appeals.

•	In the Separate Piece of Cards, dated 3 October 2018, the Supreme Court delivered Judgment confirming the Judgment of Instance of 23 February 2017 in which certain former directors and former directors of Caja Madrid and Bankia were convicted, also establishing in the judgment that Bankia must be the beneficiary of civil liability arising from the crime.

On 26 November 2018, an enforcement decree was issued opening the individual subsidiary civil liability cases of each convicted party, determining and establishing the amounts payable by them.

The Group considered the lawsuit included in the Abbreviated Proceeding 1/2018 (with origin in the preliminary proceedings No. 59/2012) as a contingent liability with an uncertain outcome.

(1.9.2) Other litigation and/or claims in progress

At 30 June 2020, the Group was party to a number of legal proceedings and claims arising in the ordinary course of its business activities. The directors believe that, based on the information available at the reporting date and considering the amounts provided for by the Group to this end (Note 14), the conclusion of these proceedings and claims will not have a material impact on the Group’s financial situation.

The main material claims against the Group and their current status are as follows:

Class actions

•	Civil proceedings regarding hybrid instruments (preferred participating securities and subordinated bonds). The EUR 246 million provision set aside for this was used in full in 2015. Under the terms of the agreement signed between Bankia and BFA, this provision covers the maximum loss for Bankia derived from the costs related to the enforcement of rulings against the Bank in the various proceedings against it related to the aforementioned issues. There are other class action suits filed by ADICAE seeking the cessation and nullity of issues and the sale of those hybrid instruments. Of the six actions initially brought, two of which are already completed as the appeals brought by ADICAE were not admitted, and the main claims brought by the claimant in class actions have been definitively dismissed.

•	Claims seeking nullity of floor clauses. There were 5,263 legal proceedings underway regarding individual actions seeking nullity at 30 June 2020. Bankia, in addition to virtually all Spanish financial institutions, is also being sued in a class action brought by ADICAE being processed in Madrid mercantile court 11, under case no. 471/2010. On 12 November 2018, Section 28 of the Madrid Regional Court issued ruling no. 603/2018 rejecting the appeals filed by the financial institutions against the ruling in first instance partially upholding the claim. This ruling upholds the injunctions and restitution of amounts exercised by ADICAE and, as a result, orders the defendants, including Bankia, (i) to eliminate the floor clauses in the agreements entered into with consumers and (ii) to reimburse the amounts paid as a result of these stipulations, with no statute of limitations. The main argument for the declaration of nullity is the abstract of judgement of material or substantive transparency after an examination of each bank’s standard loan arrangement practices. The analysis focused primarily on the wording and contractual treatment of the floor clause in the contract clauses with a view to determining whether, in the eyes of the average consumer, there was a lack of transparency. Bankia has filed an administrative appeal. Nevertheless, the ruling of the Madrid Regional Court does not have any automatic effects on all consumers, especially with respect to the claim for restitution of the amounts paid which, as appropriate, must be addressed in enforcement of the ruling on a case-by-case basis.

•	Lawsuits presented in connection with mortgage arrangement fees. At 30 June 2020 a total of 14,717 legal proceedings are underway.

Following judgments of the Supreme Court regarding mortgage arrangement fees, dated 23 January 2019, the existing economic contingency is significantly reduced, since it clarifies that the main component of those expenditures, the Documented Legal Acts Tax must be assumed by the borrower in the event that a Court declares the clause void, and including loans made prior to the entry into force of Royal Decree Law 17/2018, of 8 November, amending the factual text of the Law of Patrimonial Transmissions and Documented Legal Actions Tax.

Between 2019 and 2020, nine class actions brought by ADICAE have been notified to Bankia, bringing an action for an injunction and invalidity of the clauses of expenses agreed in contracts concluded by different savings banks that formed Bankia. These actions incorporate different parties and they also request the restitution of amounts. In three of these proceedings a ruling has been handed down in the first instance, fully rejecting the action. In two other proceedings a ruling has been handed down accepting the action for an injunction and invalidity but rejecting the restitution actions (appealed by Bankia). In one of the remaining four proceedings the court has rejected the restitution actions in conjunction with the action for an injunction.

In addition, a class action was brought for an injunction and claim regarding the amount of expenses and reference index for mortgage loans (IRPH) filed by Asufin in 2017, the proceedings for which were put on hold, pending trial. Continuation of the proceedings has recently been approved, but only with regard to the injunction action, once the Valencia Regional Court has confirmed the dismissal of reparatory actions and the judgement of the Court of Justice of the European Union dated 3 March 2020 on mortgage loan reference indices (IRPH) is known.

•	On 16 July 2020, the Court of Justice of the European Union issued a ruling which, in general terms, does not disallow the criterion upheld by the Supreme Court on the various matters analysed, without prejudice to the fact that there are elements which could be subject to various interpretations by lower courts.

As regards mortgage costs, the Court of Justice of the European Union confirms the interpretation made by the Supreme Court, since, without prejudice to the fact that an unfair term must be regarded as not having been applied barring further modification, reimbursement of the amounts paid need not apply when payment derives from provisions of national law that lay the obligation on the consumer to pay all or part of such costs. In addition, the Court of Justice of the European Union notes that an action to enforce remedies arising from the declaration of invalidity of a term as unfair may be subject to a limitation period.

As regards the opening fee, the Court of Justice of the European Union provides certain indications for the purpose of determining the validity thereof, which generally fall in line with the considerations on which the Supreme Court has based its assertion that it is transparent and not unfair.

Therefore, in view of the foregoing, at present and as regards solely the claims filed with the courts, the risk of possible sentencing against the Entity in respect of a higher contingency is not significant at this time.

•	In relation to mortgage loans linked to the official mortgage loan reference index (IRPH) the Group, as well as other Spanish financial institutions, is party to proceedings in which the claimants have filed a claim with regard to the validity of these mortgage loans.

In its judgement of 3 March 2020, the Court of Justice of the European Union resolved the request for a preliminary ruling from the Court of First Instance no. 38 of Barcelona in relation to the alleged lack of transparency in the contractual terms of mortgage loan agreements with consumers tied to mortgage loan reference indices (IRPH). This matter led to a decision by the Spanish Supreme Court in December 2017 which ruled, after analysing the contractual terms, that these terms met the principles of transparency. According to the Court of Justice of the European Union, it is the responsibility of the Spanish courts to determine in each case whether the information obligations set out in prevailing legislation at the contracting date have been met. Therefore, after analysing the circumstances regarding how the mortgage loan was commercialised and contracted, the Spanish courts shall determine, where applicable, the lack of transparency and its consequences.

The way in which the aforementioned judgement is finally applied by the Spanish courts could significantly change the outcome of these proceedings. Subsequent to the judgement of the Court of Justice of the European Union, and until the Supreme Court establishes doctrine in the last instance regarding its application, case law exists from Regional Courts, with differing legal rulings, some of which consider this kind of contractual term as transparent; and others, although the material transparency filter has not been exceeded in the prosecuted cases, deem that they are not abusive contractual terms and are therefore valid. Certain rulings from other Regional Courts have been obtained which consider these contractual terms to be null and void, although with different consequences with regard to their impact: they either replace the mortgage loan reference index (IRPH) for savings banks with the mortgage loan reference index (IRPH) for groups of Entities, as ruled by the Court of Justice of the European Union; or the mortgage loan reference index (IRPH) is replaced by the Euribor increased by a spread equivalent to the arithmetical average of the difference existing between the mortgage loan reference index (IRPH) and the Euribor since the contract arrangement date.

At 30 June 2020, prevailing mortgage loans with individuals who are up to date with payments, which include a contractual term linked to the IRPH agreed between the consumer and the Entity, amount to approximately EUR 1,200 million (EUR 1,300 million at 31 December 2019). An amount of approximately EUR 1,500 million corresponds to up-to-date payment (EUR 1,600 million at 31 December 2019), corresponding to loan portfolios relating to the financing of housing and land, for which the reference index (IRPH) stipulated in the contractual terms was not agreed between the consumer and the Entity, but was imposed by way of a mandatory provision applicable to the consumers in accordance with the legal and de facto framework at the date the contract was signed, such as for example savings plans for Government-subsidised Housing. At 30 June 2020 299 lawsuits are underway with an immaterial economic risk for this kind of proceeding.

Taking into consideration the aforementioned material and procedural perspectives and the related existing uncertainty, the Group has treated the matter as a contingent liability, the materialisation and repercussion of which is uncertain for Bankia.

•	In relation to the proceedings regarding the so-called revolving and deferred payment cards, in March 2020 the Supreme Court handed down a ruling in relation to a transaction carried out by another financial institution involving a revolving card. This ruling declared that the transaction was null and void as it established that the fixed remunerative interest rate (26.82%) was usurious because it was deemed “manifestly disproportionate” with regard to the average rate applicable to this kind of transaction. According to Supreme Court criteria, the average rate for this kind of transaction is that regularly published by the Bank of Spain in its statistical bulletins and was identified as “somewhat higher than 20%” in the conclusions of the ruling.

Following the Supreme Court ruling of November 2015, the criteria for this ruling was confirmed by the aforementioned ruling by the same court, because the subjective budget has been eliminated, the application of the Usury Act outside its natural case study framework has become a general criteria for establishing the price of the loan, letting the “discretion or fairness” of the judges establish on a case-by-case basis, exclusively based on the general and objective budget, the presumed abusive nature of those financing transactions, the remunerative interest rates of which could be considered manifestly disproportionate. In the absence of a clear and specific uniform doctrine, litigation relating to this kind of financing transaction could increase in the future. The total number of lawsuits in relation to revolving cards is not material (111 at 30 June 2020).

Other lawsuits

•	Lawsuits filed in accordance with Law 57/1968. At 30 June 2020, there were 669 legal proceedings in progress.

•	Lawsuits related to derivatives. There were 106 legal proceedings in progress at 30 June 2020.

•	Appeals against the forfeiture of construction and operation surety bonds issued to four toll road concessionaires. With regard to three of these concessionaires (Ciralsa, R2 and R3/R5), the Supreme Court has handed down a ruling ordering the forfeiture of the operation surety bond, but it partially upholds an appeal by Bankia and annuls the Agreements of the Council of Ministers referring to construction surety bonds (although in two - R2 and R3/R5 - it expressly states that the Administration may withhold an amount corresponding to the 1% retained for heritage conservation purposes). The Supreme Court has confirmed the forfeiture of the operation surety bond regarding the proceedings affecting the Eje-Aeropuerto motorway. The Administration has filed for the nullity of actions in the case of CIRALSA, based on the Supreme Court’s decision to annul the forfeiture of the construction surety bond.

•	Lawsuit brought by the Banco de Valencia Small Shareholder Association “Apabankval”: In 2012, Apabankval filed a lawsuit against the Board of Directors of Banco de Valencia and Deloitte S.L. for corporate crimes. The amount of the civil liability claims has yet to be quantified. The Apabankval lawsuit has given rise to pre-trial proceedings 65/2013-10 at Central Examining Court No. 1 of the National High Court.

Subsequently, a second lawsuit was brought by several individuals (“Banco de Valencia”). Against this backdrop, in a ruling dated 6 June 2016, Central Court of Instruction 1 of the National High Court admitted the joining to preliminary proceedings 65/2013-10 of a new claim submitted by shareholders of Banco de Valencia against several members of the board of directors of Banco de Valencia, external auditor and Bankia, S.A. (“in place of Bancaja”) for the corporate crime of falsification of accounting documents set out in article 290 of the Spanish Criminal Code.

On 13 March 2017, section three of the National High Court’s Criminal Chamber issued a ruling confirming that: (i) Bankia cannot be held criminally liable for the events; and (ii) Bankia should be held subsidiarily liable in the civil liability case.

As of 1 June 2017, Apabankval represented approximately 351 affected parties. In addition, in keeping with the ruling issued on 8 January 2018, Central Examining Court No. 1 has so far identified another 89 people who have come forward as affected parties whose legal representation and defence has been assumed by the Apabankval association, as provided for in article 113 of Spain’s Criminal Prosecution Act.

On 6 September 2017, an individual presented a new lawsuit regarding the crime of accounting falsification under article 290.2 of the Spanish Criminal Code. On this occasion the lawsuit has been taken against the former natural person directors in respect of the criminal liability and against Bankia only in respect of the civil liability (with criminal liability also being sought of Valenciana de Inversiones Mobiliarias and external auditor).

On 13 December 2017, Central Examining Court No. 1 ordered the inclusion of BFA, Tenedora de Acciones S.A.U and Fundación Bancaja as parties subsidiarily liable in the civil liability proceedings. BFA filed an appeal for amendment against this order - which was rejected in a ruling of 13 December 2017- not only for BFA to abide by the ruling, but because it is reserving, for a later stage in the proceeding, the re-filing of pleas presented it considers solid and well founded.

On 19 October 2018, a ruling was issued rejecting the FROB’s appeal - to which BFA adhered - against the ruling upholding BFA’s subsidiary civil liability, with a dissenting vote implying that the FROB -a public body- cannot be included in the proceedings because subsidiary civil liability is required of BFA, in which it has 100% ownership.

On 2 December 2019 the Central Examining Court no. 1 declared the Summary Procedure whereby it agrees to continue with the pre-trial proceedings via abbreviated proceedings for the alleged participation in a continuous corporate crime of falsification of Banco de Valencia’s annual accounts for 2009-2010, provided for and punishable under article 290, paragraphs 1 and 2 and article 74 of the Criminal Code, against the members of Banco de Valencia’s board of directors and against different companies as parties subsidiarily liable, including: BFA, Bankia, Bankia Habitat S.L. and Valenciana de Inversiones Mobiliarias, S.L.

After the appeals filed by the defence were rejected on 12 June 2020, Bankia and BFA lodged appeals with the Criminal Chamber of the National High Court.

The Group considered this contingency as a contingent liability with an uncertain outcome at the reporting date.

(1.10) Deposit Guarantee Fund and Single Resolution Fund

The Bank is a member of the Credit Institution Deposit Guarantee Fund (hereafter “DGF”) created by Royal Decree-Law 16/2011, of 14 October, whose purpose is to guarantee deposits in cash, securities or other financial instruments at credit limitations, up to a maximum of EUR 100,000 for cash deposits or, for deposits made in another currency, the equivalent amount applying the appropriate exchange rates, and of EUR 100,000 for investors entrusting a credit institution with securities or other financial instruments. These two guarantees by the Fund are different and mutually compatible.

At the date of authorisation for issue of the accompanying condensed consolidated interim financial statements for the six- month period ended 30 June 2020, the Management Committee of the DGF had yet to announce the annual contribution to be made by the Group to both the part relating to the guarantee of deposits and the part relating to the guarantee of securities for 2020. At 31 December 2019, the amount accrued in this connection amounted to EUR 167,261 thousand.

At 30 July 2012, the Management Committee of the Deposit Guarantee Fund for Credit Institutions (DGFCI) agreed to recognise a shortfall among the members, payable by each through 10 equal annual instalments to be settled on the same day as the members must make their ordinary annual contributions over the next 10 years. The instalment paid at each date by the member may be deducted from the member’s annual contribution payable on the same date, as appropriate, up to the amount of this ordinary contribution. In this respect, at 30 June 2020 and 31 December 2019, the Group recognised a financial liability equal to the present value of the payment commitments assumed and to be settled in the coming years for an amount of EUR 66,613 thousand and EUR 99,919 thousand respectively and an asset account for the same amount to recognise accrual of the payment in the consolidated income statement over the entire settlement period.

Meanwhile, Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms requires Member States to, among other measures, to make financial arrangements to ensure the effective application by the resolution authority of its powers. With the entry into force on 1 January 2016 of Regulation (EU) No 806/2014 of the European Parliament and of the Council, of 15 July 2014, the Single Resolution Board replaced the national resolution authorities and assumed management of the resolution financing arrangements of the credit institutions and certain investment firms under the Single Resolution Framework, creating to this end the Single Resolution Fund (SRF) as a key element of the Single Resolution Mechanism (SRM) established with Directive 2014/59/EU. The first ex-ante contributions made by institutions to SRF were for the 2016 contribution period.

In the first half of 2020 and 2019, Bankia made a contribution to the SRF of EUR 70,509 thousand and EUR 75,062 thousand, respectively, using EUR 10,576 thousand and EUR 11,260 thousand of irrevocable payment commitments, recognising the cash collateral under “Loans and advances” and the remaining EUR 59,933 and EUR 63,802 thousand “Other operating expenses” in the accompanying consolidated income statement.

(1.11) Events after the reporting period

No additional significant events took place between 30 June 2020 and the date of authorisation for issue of these condensed consolidated interim financial statements other than those included in this note or mentioned in the other notes to these condensed consolidated interim financial statements.

(1.12) Segment reporting and distribution of revenue from ordinary Group activities, by categories of activities and geographic markets

Segment reporting is carried out on the basis of internal control, monitoring and management of Bankia’s activity and results, and developed in accordance with the various areas of business established with regard to the Group’s structure and organisation. The Board of Directors is the highest operational decision-making body of each business.

The business segments are defined bearing in mind the inherent risks and management characteristics of each. For the purposes of business segment reporting of activities and income, the core business units on which accounting and management figures are available are taken as a reference. The same general principles are applied as those used in Group management information, and the measurement, valuation bases and accounting principles applied are basically the same as those used to prepare the consolidated financial statements, with no asymmetric allocations.

The itemised segments, on which the information in these condensed consolidated interim financial statements is presented, refer to the following business areas:

•	Retail Banking

•	Business Banking

•	Corporate Centre

Retail Banking includes retail banking with legal and natural persons (with annual turnover of less than EUR 6 million), Private Banking and Asset Management activity, and the Bancassurance Directorate distributed through a large multi-channel network in Spain and operating a customer-centric business model.

The Business Banking division serves legal persons with annual turnover of over EUR 6 million (Business Banking and Corporate Banking), and activities in Capital Markets (trading in derivatives, financial advisory, syndicated loan and special finance origination, fixed income origination and trading, and distribution of fixed income products to the network) and has specialised business development teams (foreign trade, corporate products and services, business and sustainable financing, etc.). Other customers engaged in business activity, legal entities or the self-employed with revenues below this threshold are managed by the Retail Banking area for these purposes.

Finally, the Corporate Centre deals with any areas other than those already mentioned, including the Investees Management area, as well as “Non-current assets held for sale”.

Once the composition of each business segment is defined, the following management criteria are applied to determine segment results:

•	Internal transfer prices: an internal transfer price, cost or return, as appropriate, which replicates the market interest rates for the term of the various transactions is applied to average balances of Private Banking and Business Banking positions. The 1-month Euribor rate is applied to average balances of Corporate Centre positions.

•	Cost allocation: direct and indirect costs are allocated to the different segments according to the activity carried out. Segment reporting on interest income by geographical areas, for the six-month periods ended 30 June 2020 and 2019 is as follows:

	Distribution of interest income by geographical areas
ITEM	30/06/2020		30/06/2019
	Bank	Group	Bank	Group
	(Thousands of euros)
National market	1,108,219	1,108,063	1,232,084	1,232,252
International market	—	—	—	763
European Union	—	—	—	—
Rest of countries	—	—	—	763
Total	1,108,219	1,108,063	1,232,084	1,233,015

Geographical segment reporting regarding ordinary income for the six-month period ended 30 June 2020 and 2019 is as follows:

ITEM	30/06/2020	30/06/2019
	(Thousands of euros)
National market	1,881,802	1,989,437
International market	—	706
European Union	—	—
Rest of countries	—	706
Total	1,881,802	1,990,143

The table below shows the Group’s ordinary income by business segments at 30 June 2020 and 2019:

	First half of 2020:
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
External customers	1,101,046	366,164	414,592	1,881,802
Inter-segment transactions	(195,279)	(48,084)	243,363	—
Total ordinary income (1)	905,767	318,080	657,955	1,881,802

	First half of 2019:
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
External customers	1,136,068	357,197	496,878	1,990,143
Inter-segment transactions	(34,614)	(50,850)	85,464	—
Total ordinary income (1)	1,101,454	306,347	582,342	1,990,143

(1)	In the table above, “Ordinary income” is understood as the balances under “Interest income”, “Dividend income”, “Fee and commission income”, “Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net”, “Gains or (-) losses on financial assets and liabilities held for trading, net”, “Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss”, “Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net”, “Gains or (-) losses from hedge accounting, net” and “Other operating income” in the accompanying consolidated income statement for the six-month period ended 30 June 2020, which can be regarded as comparable to the Group’s revenue from ordinary business.

Segment results by business area at 30 June 2020 and 2019 are as follows:

	First half of 2020:
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
NET INTEREST INCOME	427,163	195,205	299,660	922,028
Dividend income	—	7	502	509
Results of entities accounted for using the equity method	—	—	24,449	24,449
Net fees and commissions	462,182	100,953	20,671	583,806
+/- Gains and losses on financial assets and liabilities and exchange differences	(88)	23,872	119,205	142,989
+/- Other operating income and operating expenses	8,732	2,747	(78,525)	(67,046)
GROSS INCOME	897,989	322,784	385,962	1,606,735
Administrative expenses	(449,879)	(32,037)	(313,675)	(795,591)
Depreciation and amortisation	(46,562)	(1,107)	(46,792)	(94,461)
OPERATING INCOME BEFORE PROVISIONS	401,548	289,640	25,495	716,683
Provisions or (-) reversal of provisions	(488)	8,663	(32,936)	(24,761)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss or (-) modification gains, net)	(109,420)	(36,482)	(334,470)	(480,372)
Impairment losses on other assets (net) and other gains and losses	68	8	(42,109)	(42,033)
PROFIT/(LOSS) BEFORE TAX	291,708	261,829	(384,020)	169,517

	First half of 2019:
ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
NET INTEREST INCOME	636,418	192,437	188,913	1,017,768
Dividend income	—	94	14,037	14,131
Results of entities accounted for using the equity method	—	—	28,906	28,906
Net fees and commissions	442,491	83,650	7,140	533,281
+/- Gains and losses on financial assets and liabilities and exchange differences	2	26,465	120,282	146,749
+/- Other operating income and operating expenses	9,848	1,422	(80,946)	(69,676)
GROSS INCOME	1,088,759	304,068	278,332	1,671,159
Administrative expenses	(477,209)	(30,347)	(305,756)	(813,312)
Depreciation and amortisation	(28,175)	(587)	(70,131)	(98,893)
OPERATING INCOME BEFORE PROVISIONS	583,375	273,134	(97,555)	758,954
Provisions or (-) reversal of provisions	(11,395)	11,582	(45,084)	(44,897)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss or (-) modification gains, net)	(67,872)	10,072	(83,617)	(141,417)
Impairment losses on other assets (net) and other gains and losses	(1)	—	(32,628)	(32,629)
PROFIT/(LOSS) BEFORE TAX	504,107	294,788	(258,884)	540,011

Segment assets and liabilities of the Bank by business segments at 30 June 2020 are as follows:

ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
Financial assets at amortised cost – Loans and advances – Customers	81,091,626	36,884,874	4,322,789	122,299,289
Other assets	28,553,147	16,229,279	51,373,107	96,155,533
Total assets	109,644,773	53,114,153	55,695,896	218,454,822
Financial liabilities at amortised cost – Customers	103,696,123	13,999,421	10,622,226	128,317,770
Other liabilities	5,948,650	39,114,732	32,063,021	77,126,403
Total liabilities	109,644,773	53,114,153	42,685,247	205,444,173

Amounts related to investments in associates and joint ventures accounted for using the equity method, non-current assets held for sale that are not financial instruments and deferred tax assets are recognised in the Corporate Centre.

Segment assets and liabilities of the Bank by business segments at 31 December 2019 are as follows:

ITEM	Retail Banking	Business Banking	Corporate Centre	Group
	(Thousands of euros)
Financial assets at amortised cost – Loans and advances – Customers	80,485,273	32,314,690	4,633,048	117,433,011
Other assets	27,275,570	13,940,844	49,818,848	91,035,262
Total assets	107,760,843	46,255,534	54,451,896	208,468,273
Financial liabilities at amortised cost – Customers	102,368,845	11,172,148	11,243,743	124,784,736
Other liabilities	5,391,998	35,083,386	29,873,056	70,348,440
Total liabilities	107,760,843	46,255,534	41,116,799	195,133,176

(1.13) Considerations on the main impacts of the COVID-19 pandemic

General considerations

COVID-19 international pandemic

On 11 March 2020, the World Health Organization declared the public health emergency caused by COVID-19 to be a worldwide pandemic. This declaration has led most of the governments of affected countries to take public health measures that have included shielding, lockdown and/or quarantine measures to varying degrees depending on each government, with limitations on the free movement of people leading to border closures.

The declaration of a pandemic, the uncertainty associated with how it will progress and the exceptional containment measures taken to deal with it have led to a major global economic slowdown on both the supply and demand sides. Businesses have faced disruption in supply chains, temporary closures and reduced demand, while households face unemployment and a drop in income. At the same time, stock markets have plunged, and there is significant uncertainty about how they will perform in the short term.

National health, economic and social measures

The rapid pace at which events at Spanish and international level have unfolded has led to the need for the adoption of a number of immediate measures to tackle an unprecedented and enormous health crisis, both in terms of the number of people affected and the economic and social impact it has generated at Spanish, European and global level.

These measures started in Spain with Royal Decree 463/2020 of 14 March 2020, declaring a state of emergency to manage the health crisis triggered by COVID-19, which was subsequently extended to varying degrees until it was lifted on 21 June 2020. Following on from the foregoing measures, the Spanish government has enacted various regulations to deal with the health crisis and its economic and social impact and to protect and revive employment and economic activity, both at national level and through certain measures at sector level, the most important of which are discussed below.

These regulations have in turn been accompanied by others initiated by other public authorities and territorial bodies, mainly regional governments and city councils.

Bankia’s contingency plan

Against this backdrop, since the beginning of the crisis the Entity has adopted numerous operational and contingency-based measures, including:

•	Setting up a Contingency Committee made up of various executives and members of senior management, which has monitored the situation on a daily basis, coordinating the actions carried out in different areas during the most critical months of the pandemic.

•	Establishment of Coronavirus prevention and protection protocols, periodically updated in coordination with the health authorities and complemented by various internal guides, all of which are centralised in a single COVID-19 space for employees.

•	Measures to ensure critical functions, identifying critical own and third-party services and establishing diversification plans, appropriating new funds to infrastructure to cater to the increase in online activity of both Bankia’s customers and employees - including the provision of mobile devices and portable equipment - and reinforcing cybersecurity measures.

•	Measures with suppliers and employees, both preventive (not allowing the presence of non-critical suppliers in corporate buildings, closing common at-risk spaces, transferring COVID protocols to lessors and lessees, etc.) and protective (PPE, face masks, hand gel, protective shields, etc.).

•	Various prevention and work-life balance measures based on workplace characteristics, ranging from rotating shifts to remote work for a significant number of Bankia professionals, especially those in corporate buildings, which has reached nearly 95% for central services and 40% for the network.

•	During the process, Bankia has been in permanent contact with the health authorities, has received advice from QUIRON Prevención and has held numerous meetings with the State Health and Safety Committee to keep this committee informed at all times of the measures adopted and to analyse the proposals made by the workplace labour union branches.

•	A back-to-work working group has been set up, which is coordinating the plan to gradually bring back Bankia’s professionals by completing a health questionnaire, testing for COVID-19, establishing a new shared workstation model that facilitates the possibility of rotation and maintaining flexible measures to ensure a work-life balance, among other measures.

Bankia has secured the COVID-19 secure protocol certificate from APPLUS+ CERTIFICATION, an independent certification entity.

Financial support measures

Public measures to provide financial support to families and businesses

Royal Decree-Law 8/2020, of 17 March, on extraordinary urgent measures to address the economic and social impact of COVID-19 (“RDL 8/2020”) provides, inter alia, for a moratorium (public or legislative moratorium) on the payment of mortgage loan instalments for the acquisition of a principal residence and property relating to the economic activity of entrepreneurs and professionals for economically vulnerable people affected by COVID-19, as well as the approval of a line of State guarantees to support lending to companies and self-employed workers, the granting of which is subject to compliance with certain requirements.

Royal Decree-Law 11/2020, of 31 March, which adopts urgent complementary social and economic measures to deal with COVID-19 (“RDL 11/2020”) completed the first raft of measures, extending the moratorium mechanism on payment of instalments to other types of financing, such as consumer credit. In addition, the line of State guarantees was extended to economically vulnerably households as a result of the COVID-19 crisis to provide financing to pay rent for their principal residence.

If the established requirements are met, the public moratoriums relating to RDL 8/2020 and RDL 11/2020 grant a three-month grace period, with the suspension of payment of instalments and any item comprising them during the period of validity, as well as a freeze on the accrual of interest during such period.

Through the Spanish Ministry of Economic Affairs and Digital Transformation and managed by the Spanish Official Credit Institute (ICO), the line of State guarantees seek, if the requirements are met, to ensure that new or renewed loans are secured by the State for a maximum period of up to five years.

In addition, Royal Decree Law 25/2020, of 3 July, on urgent measures to support economic recovery and employment, establishes a 12-month moratorium for borrowers, in financing transactions linked to tourism-related property who, after meeting certain conditions, have undergone financial difficulties as a result of COVID-19.

Lastly, Royal Decree-Law 26/2020, of 7 July, on economic reactivation measures to deal with the impact of COVID-19 in transport and housing, introduces measures for a six-month postponement of payments relating to loans, leases and operating leases that self-employed workers and companies engaging in road transport and meeting a number of requirements use to acquire vehicles.

Private financial support measures for Bankia customers

As a complementary measure, on 16 April 2020 the CECA banking association resolved to reach a sector agreement (sector-specific or private moratorium) that aims to create a common framework establishing the general criteria for deferral of payment by certain borrowers affected by the health and economic crisis - those who are unable to qualify for the public moratorium and therefore cannot benefit from it, or for those whose capacity proves insufficient - allowing for the deferral of payments within a specific period. As a member of CECA, Bankia is one of the entities adhering to the aforementioned sector-specific moratorium.

The transactions modified under this agreement allow for the suspension of principal payments during the period of validity - 12 months for loans or credits with mortgage guarantee and 6 months for personal loans - with the customer assuming the payment of interest on the outstanding principal over the duration thereof.

On 22 June 2020, it was agreed to extend the term of this sector agreement until 29 September 2020.

Bankia has also implemented other measures such as the advance payment of pensions and unemployment benefits, extended repayment terms for short-term loans, the granting of bridge loans until customers obtain the new State-guaranteed liquidity lines through the ICO and flexible fee collection.

Quantitative information on public and sector-specific financial support measures

Nearly 95,000 moratoriums have been granted at 30 June 2020 for a gross carrying amount of approximately EUR 4,500 million, of which nearly EUR 3,200 million correspond to the mortgage moratorium under RDL 8/2020, EUR 250 million to the non-mortgage moratorium under RDL 11/2020 and EUR 1,050 million to the sector-specific moratorium. Almost all the financing was granted to households, 89% of which was secured by a mortgage, 75% of which matured at less than three months, and most of the balances were classified as standard.

At 30 June 2020, the amount of new transactions granted with a public guarantee totalled more than EUR 7,450 million, of which nearly EUR 6,200 million had been drawn down at that date. Of this balance, more than 95% corresponds to companies, of which approximately 65% are SMEs. Approximately 75% of the amount of these transactions is secured.

Pronouncements of the regulating and supervisory bodies

Against the current backdrop and in order to provide the greatest possible certainty in this unprecedented situation, the competent authorities and accounting and prudential bodies (IASB, BoS, EBA, ECB, ESMA, etc.) have made various pronouncements to draw attention to the margin of flexibility granted by the regulatory framework in force to support the economy in the particular and extraordinary circumstances caused by the spread of COVID-19. Without abandoning a prudent approach, this seeks to ensure the appropriate identification and classification of transactions and a reasonable estimate of the related credit risk coverage.

Credit risk management

As regards the recognition of credit risk in the current environment, the accounting treatment applied by the Bankia Group complies with the current accounting and prudential framework and is aligned with the pronouncements made by the various regulators and supervisors so as to ensure the strict and immediate recognition of transactions of which impairment is evidenced to be non-temporary.

Modification of financial assets

When the contractual cash flows are renegotiated or modified in such a way that they do not result in a financial asset being derecognised as a result of a substantial modification, the Group recalculates the gross carrying amount of the financial asset as the present value of the renegotiated contractual cash flows discounted at the original effective interest rate. The difference between the gross carrying amount before and after the modification is recognised under “Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss or (-) modification gains, net” in the consolidated income statement.

In this connection, the Bankia Group considers that, in general, the modifications in the contractual cash flows from loans subject to renegotiation under a public or sector-specific moratorium, which are temporary and linked to the COVID-19 pandemic, are not substantial. The amount recognised in the consolidated income statement for the six-month period ended 30 June 2020 due to the modification of cash flows has entailed a negative adjustment of EUR 12 million.

Public and private moratoriums are granted within the framework of a general programme aimed at borrowers with certain generic characteristics. The decision to apply them is not therefore derived from the assessment of the customer’s credit situation and, accordingly, as a general rule, the mere concession thereof does not entail the identification of the transaction as refinanced or restructured, as defined in Appendix VIII to these half-yearly financial statements.

In this connection, as a general rule, the granting of public and private moratoriums that comply with the EBA/GL/2020/02 Guidelines does not entail the identification of the transactions as refinanced or restructured, unless the transaction was already identified as refinanced or restructured on the date on which the moratorium was granted.

Once the moratorium has been granted, the Group applies the same criteria contained in the monitoring policies to identify situations where the borrower is showing signs of financial difficulties.

Impairment of financial assets - Classification on the basis of credit risk attributable to insolvency - Significant increase in credit risk

As described in Note 2.9 to the consolidated financial statements for 2019, the Group assesses whether there has been a significant increase in credit risk since initial recognition. If so, the financial instrument is reclassified to Stage 2 - Standard risk under special monitoring. This assessment is made from a dual perspective: quantitative and qualitative.

Support from the Bankia Group does not in itself give rise to an improvement over the previous classification of the loan on the basis of credit risk attributable to insolvency. In addition, the Group analyses those situations in which the beneficiary of a support measure is dealing with one-off liquidity pressures caused by the outbreak or, on the contrary, the debtor’s ability to pay may be jeopardised in the long term. In this regard:

•	At the outset of the situation caused by the COVID-19 pandemic and when the transactions are modified, the Group assesses whether there has been a significant increase in credit risk in such transaction. In the absence of such an increase, the Group does not lower the credit classification assigned to the transaction.

•	The granting of guarantees by the State does not increase or reduce the risk of default by the borrower and, therefore, does not affect the assessment as to whether there has been a significant increase in credit risk since initial recognition. At the outset of the situation caused by the COVID-19 pandemic and when the State-backed financing is extended, the Group assesses whether there has been a significant increase in credit risk in the pre-existing transactions arranged with the borrower. In the absence of this increase, the Group does not lower the credit classification assigned to the transaction.

After being granted, public and sector-specific moratoriums entail the calculation of days in arrears based on the new payment schedule resulting from application thereof. Amounts suspended by public moratoriums are not considered as due and payable or, therefore, as past-due during the moratorium.

Impairment of financial assets - Classification on the basis of credit risk attributable to insolvency - Default and credit-impaired financial assets

As indicated in Note 2.9 to the consolidated financial statements for 2019, the Group considers that default exists when credit exposures meet either of the following conditions: non-payment of more than 90 days or reasonable doubt as to the full repayment of the loan.

As regards non-payment of more than 90 days, the granting of the moratorium entails the calculation of days in arrears based on the new payment schedule resulting from application thereof. Accordingly, the amounts suspended by the public moratoriums are not considered due and payable and, therefore, are not overdue for the purpose of increasing the calculation of days of default for such balances. As such, they do not generate new classifications to Stage 3 - Doubtful risk during the moratorium as a result of default exceeding 90 days.

With respect to the existence of reasonable doubts as to the full repayment of the loan, in those cases where relief measures (moratoriums and guarantee lines) have been granted, the Group continues to apply the general criteria contained in the monitoring policies to assess the borrower’s ability to pay. This analysis aims to identify those situations in which it is highly likely that temporary problems will turn into longer-term difficulties, ultimately leading to the borrowers’ inability to meet their contractual obligations.

Methodologies of estimating expected credit losses due to insolvency

In estimating the expected credit losses on debt instruments, the Group takes into consideration all the characteristics of the transaction, including the cash flows that would be obtained from enforcing the government’s guarantees. Therefore, the expected credit loss is decreased by the positive impact of the cash flows expected to be recovered from the guarantor, irrespective of the classification of the transaction’s credit risk attributable to insolvency.

Scenarios and use of forecasts of future economic conditions

As indicated in Note 2.9 to the consolidated financial statements for 2019, the expected credit losses recognised in the consolidated financial statements are the weighted result of a number of scenarios based on their probability of occurrence.

In estimating impairment losses due to credit risk, all reasonable and supportable information available must be considered, including that of a forward-looking nature. This means that past events and current conditions, as well as forecasts about future economic conditions, must be taken into consideration. To make the estimate, the Group takes the most likely scenario (central scenario) as the starting point. This central scenario is consistent with the scenario used for the purposes of the Group’s internal planning processes.

On the basis of the central scenario, a number of assumptions are made about the trends in the macroeconomic variables, such that two additional scenarios are obtained (one more favourable and the other more adverse), thus defining three scenarios at Group level.

As a result of the change in economic conditions generated by the COVID-19 pandemic, at 30 June 2020 the weighting of the three scenarios with respect to those employed at 31 December 2019 was revised, in which the favourable and adverse scenarios are weighted at 20% and the central scenario at 60%. In this new situation, the favourable scenario is temporarily weighted at 15% and the adverse scenario remains at 20%, given the possibility that the economic consequences will be long term and the measures to sustain economic activity in households and companies will be hypothetically insufficient, with the central scenario being weighted at 65%.

At 30 June 2020, the estimate of the macroeconomic variables applied was revised with respect to those applied at 31 December 2019, as a result of the changes in the macroeconomic scenarios arising from the COVID-19 pandemic.

To generate the macroeconomic reference variables, the scenarios published by the Bank of Spain in June 2020 were used, which are aligned with those of Bankia Research. These macroeconomic forecasts consider a significant contraction in GDP in the short term and a progressive recovery in the following years to return to pre-COVID-19 levels. The following table shows the expected changes in GDP over the next three years, taking into account the aforementioned weighting considered by the Entity at 30 June 2020:

	%
	2020	2021	2022
Weighted GDP	(11.9)	8.5	2.5

In addition, in applying the impact of the forward-looking scenarios in the expected loss, the Group has considered the aforementioned mitigating measures for public and sector-specific support. However, since it is difficult to consider both effects in the current context, as long as the current situation persists, the Group, following the guidelines of the various regulators and supervisors to make use of the flexibility contained in the accounting standard, has given greater weight to the more stable projections, based on its historical experience and long-term projections with respect to the short-term variables, on estimating the impairment losses due to credit risk.

Considering the mitigating measures, the Group has therefore reflected more stable conditions in its forward-looking scenarios, in which the effects of the immediate fluctuations generated in an environment subject to continuous change in the very short term are mitigated. Once the situation begins to stabilise and reasonable and supportable information is available, the Group will be able to make more reliable forecasts that will be reflected in the macroeconomic scenarios and the associated probabilities.

Given the current changing situation, the new conditions that have arisen and the difficulty in obtaining reasonable and supportable information, combined with the need to quickly reflect these issues in its estimates of impairment due to credit risk, the Group has opted to not apply in its internal models the update of such variables, making an additional adjustment (“overlay” or “post-model adjustment” under IFRS 9). Once the situation has stabilised and reasonable and supportable information is available that enables more reliable forecasts to be made, this information will be incorporated into the impairment models through the recalibration of the risk parameters.

As a result of the exercise to update the data on the variables and the macroeconomic scenarios and the related weightings, and their application by the Group as described above, additional impairment losses amounting to EUR 310 million were recognised during the first half of 2020. This amount includes the estimated impairment losses due to credit exposures generated by the increase in expected loss due to the economic downturn caused by the COVID-19 pandemic and considering the aforementioned relief and recovery measures.

The Group has carried out a sensitivity analysis on the expected loss vis-a-vis variations in the assumptions used in the model. In this regard, an upward or downward variation in estimated GDP of ±1% - as a key macroeconomic variable influencing the other dependent variables - would generate a variation in the expected loss due to credit risk of less than ±2.25%, approximately.

(2)  Business combinations, significant changes in interests in subsidiaries, joint ventures, associates or other equity instruments, and other significant events

Note 2.1 to the Group’s consolidated financial statements for the year ended 31 December 2019 describes the criteria followed to consider an entity as a group company, a joint venture or an associate, along with the consolidation and measurement methods applied to each for the preparation of those consolidated financial statements.

Sale of investment in Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A.

As indicated in Note 1.11 to the Group’s consolidated financial statements at 31 December 2019, on 23 January 2020, Bankia, S.A. entered into a contract with a third party for the sale of its investment in Caja de Seguros Reunidos, Compañía de Seguros y Reaseguros, S.A. (“Caser”) classified at 31 December 2019 under “Non-current assets and disposal groups classified as held for sale”. The effectiveness of the aforementioned sale was subject to compliance with certain conditions precedent, such as the obtaining of regulatory authorisations from the pertinent competition authorities.

On 25 June 2020, after having obtained the authorisations to which the transaction was subject, the aforementioned sale agreement was drawn up. The sale price led to a positive estimated impact on the Group’s capital (total solvency) of 12 basis points.

This transaction has generated profit of EUR 53 million, recognised in the consolidated income statement under “Gains or (-) losses on non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations”.

Appendices II, III and IV to the notes to the condensed consolidated interim financial statements provide a detail of companies considered subsidiaries, associates and joint ventures, respectively, for the purpose of preparing these condensed consolidated interim financial statements.

(3)  Risk management

Risk management is a strategic pillar in the Bankia Group. The primary objective of risk management is to safeguard the Group’s financial stability and asset base, while creating value and developing the business in accordance with the risk tolerance and appetite levels set by the governing bodies. For this purpose, it provides the tools to enable the valuation, control and monitoring of the different risks to which the Group is exposed.

The Board of Directors is responsible for determining the risk control and management policy, and for monitoring the effectiveness of internal control, internal audit, regulatory compliance and systems for risk management, which it carries out, mainly, through the Audit and Compliance Committee and the Risk Advisory Committee.

The Group implements its risk strategy with a view to ensuring stable, recurring income with a medium-low enterprise risk profile. The key pillars of this strategy are:

1.	An efficient internal control framework structured based on a three lines of defence model governed by the following general principles including its scope, covering all types of relevant risks for the Group as a whole, independence of the risk function and the commitment of senior management, adapting behaviour to the highest ethical standards and strict compliance with laws and regulations:

•	Independent and global risk function, which assures there is adequate information for decision-making at all levels.

•	Objectivity in decision-making, taking account of all relevant (quantitative and qualitative) risk factors.

•	Active management throughout the life of the risk, from preliminary analysis until the risk is extinguished.

•	Clear processes and procedures, reviewed regularly as needs arise, with clearly defined levels of responsibility.

•	Comprehensive management of all risks through identification, measurement and consistent management based on a common measure (economic capital).

•	Individual treatment of risks, channels and procedures based on the specific characteristics of the risk.

•	Generation, implementation and promotion of advanced tools to support decision-making which, with efficient use of new technologies, aids risk management.

•	Decentralisation of decision-making based on the approaches and tools available.

•	Inclusion of risk in business decisions at all levels (strategic, tactical and operational).

•	Alignment of overall and individual risk targets in the Group to maximise value creation.

2.	An effective governance of the risks for which the Group has different inter-related processes that are approved by the Board of Directors on a yearly basis.

a)	Risk Appetite Framework integrated with the Capital Planning Framework and the Recovery Plan:

The Group has a Risk Appetite Framework approved by the Entity’s Board of Directors which represents the management tool via which the Board of Directors: (i) formalises the Group’s risk appetite statement, (ii) establishes the mechanism for monitoring risks, in such a way that appetite complies with risk and (iii) reinforces the Group’s risk culture.

This Framework explicitly defines the desired and maximum levels of risk (appetite and tolerance) that the Group’s governing bodies are willing to assume to achieve the business goals, as well as the mechanisms for monitoring different risks and the responsibilities of the different managements, committees and governing bodies involved.

If any of the key indicators in the Risk Appetite Framework exceed the approved limits, an action procedure is set up, whereby the Management Committee is designated as responsible for proposing to the Risk Advisory Committee, for its analysis and subsequent escalation to the Board of Directors, the action plans that the Group may undertake to bring the indicators back to normal levels.

The Board of Directors reviews the framework annually, updating the desired and maximum levels, and the metrics considered most appropriate for correct monitoring.

b)	Additionally, the Board of Directors approves the Capital Planning Framework which, together with the RAF, sets out the Entity’s strategic lines of action with respect to risk and capital in normal business circumstances. Both processes shape the planning of the Group’s activities and businesses.

c)	The Recovery Plan, also approved by the Board of Directors, is put into action to manage any possible critical situations, with the aim of returning the Entity to a normal situation and includes the measures that the Group could adopt in the event of a hypothetical crisis.

d)	The Group performs regular Asset Allocation exercises for the purpose of setting objectives and limits on the different portfolios, both in terms of exposure and expected loss, in order to maximise the risk-adjusted return within the global limits established in the Risk Appetite Framework. Preparation of the annual budget, beyond the requirement to be commensurate with the risk appetite statement, is drawn up comparing business development proposals with the optimal portfolios provided by the system.

e)	Internal Capital Adequacy Assessment Process (ICAAP) and Internal Liquidity Assessment Process (ILAAP) set out by prevailing legislation. In these processes the Group identifies and evaluates the different risks to which it is exposed and carries out a self-assessment of capital adequacy and liquidity in various stress scenarios. The results of the assessments are approved by the Board of Directors and reported to the European supervisor. This exercise is a core element of the single European banking supervision process.

3.	An organisational model consistent with the function’s general principles. The Group has a transparent organisational structure in which functions and responsibilities are clearly assigned, encompassing senior management right down to the lower levels of the Group, with a responsible management team and an active internal control system, in which the Board of Directors is the body responsible for determining the risk control and management policies, as well as supervising the effectiveness of internal control.

Likewise, the Audit and Compliance Committee is responsible for supervising the effectiveness of internal control, internal audit, regulatory compliance and risk management systems, and is able to put forward related recommendations or proposals to the Board of Directors and, where applicable, verify that they are being followed up.

Furthermore, the Risk Advisory Committee advises the Board of Directors on the Group’s global current and future propensity to risk and their strategies in this area, and also proposes to the Board of Directors a policy of controlling and managing the Entity and Group’s risks, through the capital self-assessment report.

On the other hand, the Delegated Risk Committee is the body responsible for approving risks in the area of delegation, and for overseeing and administrating the exercising of delegations in lower-level bodies, without prejudice to the supervisory powers legally corresponding to the Audit and Compliance Committee.

The Group’s risk management and control model is based on a three lines of defence model, the main functions and responsibilities of which are as follows:

•	The first line of defence comprises the risk management directorates, owners of the risk processes and those responsible for carrying out the controls established in the first line of defence. Specifically, it comprises both the business units and any of the Entity or Group’s units that assume risks. These Directorates will perform their activities in compliance with the Group’s risk profile, based on the risk appetite and approved policies.

In order to carry out its function of managing the risks on a daily basis within the scope of its activity and responsibility, the first line of defence avails of the means to identify, measure, deal with and report the assumed risks, applying the adequate control and reporting procedures based on the Internal Control Framework set up and the procedures for monitoring the risk limits approved in the Risk Appetite Framework and the Group’s policies.

•	The second line of defence comprises the Directorates that oversee the risks and define the controls mitigating them, and comprises the Corporate Risk Directorate and the Corporate Directorate of Regulatory Compliance.

In April 2015, the Board of Directors approved the new figure of the Bank’s Chief Risk Officer (CRO), setting out: the conditions necessary for proper performance of the function; the main duties and responsibilities and the rules and powers for appointment and removal. The status reinforces the independence of the Chief Risk Officer, who must maintain constant functional reporting with the Risk Advisory Committee and its Chairman. The CRO also has regular, direct two-way access to Senior Management and the governing bodies. Under its management, the main activity of the Corporate Risk Directorate is to carry out the monitoring, control and supervision of all the Group’s risks, from a global and prospective perspective and, to this end, to maintain a permanent dialogue with the Board of Administration, through the Risk Advisory Committee.

The Corporate Directorate of Regulatory Compliance is responsible for identifying and assessing the risk of non-compliance, by verifying compliance with internal policies and procedures and by exercising adequate controls and coordinating the preparation and implementation of action plans focused on mitigating the risk of non-compliance, reporting the results of this activity to senior executives. It is also responsible for maintaining dialogue with the regulating and supervisory bodies.

•	The third line of defence comprises the Corporate Directorate Internal Audit function. Internal Audit is an independent and objective assurance and consultation activity, created to add value to and enhance the Entity and Group’s transactions. It’s mission is to improve and safeguard the value of Bankia and its Group, providing objective assurance, advice and risk-based knowledge, helping the Group to meet its objectives by providing a systematic and disciplined approach towards assessing and enhancing the efficiency of the governance, risk management and control processes.

4.	The organisational model described is rounded off with a number of committees, including:

•	Management Committee. This committee monitors the general performance of the Group and is presented with the documentation analysed at previous meetings of the organisation’s various units. Under the scope of the Risk Appetite Framework, this committee is in charge of proposing the pertinent measures when limits are approached.

•	Capital Committee. Among this committee’s responsibilities are the monitoring of the regulatory framework and its potential impact on the Group’s regulatory capital, and the monitoring and analysis of the main capital ratios and their components, as well as the leverage ratio. It also monitors the capital initiatives being carried out within the Group and the main variations in risk-weighted assets.

•	Assets and Liabilities Committee. This committee is in charge of monitoring and managing structural balance sheet and liquidity risks, reviewing the balance sheet structure, business performance and market performance, as well as the financial scenario, product profitability, earnings, etc. bearing in mind the policies and authorities approved by the Board of Directors. This committee must also decide on investment and hedging strategies that enable risks to remain within the approved limits, and also the budget for the year.

•	Risk Committee. This committee oversees the operation under its remit and performs a preliminary analysis and assessment of all credit risk which must be resolved by high-ranking levels (Board of Directors and the Delegated Committee). It is also in charge of designing a risk authorisation system and interpreting regulations to improve operations in accordance with general criteria approved by the Board of Directors.

•	Provisioning Committee: Its responsibility to ensure compliance with prevailing standards for recognising impairments for credit risk; approve the framework of risk classification policies, criteria and approaches and of allowances under the general framework of policies established by the Board of Directors; to monitor and control the budget of non-performing loans and NPL provisions, as well as watchlist; to approve the proposals of individual classification following the appearance of evidence of impairment; to authorise the approvals scheme to allow the risks teams to decide on the classification and individualised allowances for borrowers and exposures of smaller amounts; to approve reclassifications (standard, special monitoring, doubtful, write-off) and changes in portfolio provisions of sets of exposures; to approve the approach for determining credit valuation adjustments (CVA) in the derivatives portfolio; and to monitor the CVA.

•	The Models Committee. The main function of this committee is to provide the Board of Directors with a proposal for approving the new models and expanding/modifying already existing models, as well as to provide a proposal for approving the model implementation plan. It is also able to approve non-significant modifications in accordance with the modification protocol included in the Model Governance Framework. It has also inherited the functions of the now defunct Ratings and Credit Scoring Committees. In short, the Models Committee is tasked with ensuring the integrity of the ratings and credit scores, establishing criteria for situations not contemplated by the ratings models and setting up a body to monitor the credit scoring systems.

•	Risk Control and Oversight Committee. Its risk-related functions include controlling, overseeing and exercising effective challenge to trends in the Group’s risk profile, the risk appetite approved by the Board of Directors, and the business model from a holistic and forward-looking perspective, analysing any deviations affecting the Group’s risk profile, solvency and/or liquidity, proposing, where necessary, any measures considered appropriate.

•	Regulatory Compliance Committee. This committee meets monthly. Its duties related to risk include mainly identifying, assessing and managing compliance risks related to the Group’s operations; updating and managing codes of conduct; and drafting, maintaining and overseeing compliance manuals and policies.

•	Operational and Technological Risk Committee. It meets on a monthly basis and its risk-related functions include identifying the Operational Risk profile of the Group through a qualitative self-assessment, analysis of real operational losses and monitoring of the different indicators. It must also propose the annual framework of appetite and tolerance to operational and technological risk and approve the implementation of specific policies and procedures affecting the field of operational and technological risk.

•	Cybersecurity Committee. It meets on a monthly basis and its functions include monitoring the status of cybersecurity and reporting periodically to the Board of Directors. In addition, its competencies include strategic decision-making on investments in cybersecurity and deciding the cybersecurity risk appetite framework.

•	New Products Committee Meetings of this committee are not held on a regular basis, but rather are held immediately upon request from any component for a new product, in line with the new product launch process. The functions of this committee include analysing any new product, assuring that all its risks have been identified and assessed, and that these risks can be measured and controlled, approving or rejecting the new projects proposed on the basis of the analyses carried out.

In view of the activity carried out by the Group, the main risks to which it is exposed are as follows:

•	Credit risk (including concentration risk), understood as the risk that the Group will assume losses in the regular course of its banking business if its customers or counterparties fail to comply with their contractual obligations. Credit risk arises primarily from the business activity performed by the Individual, Business and Treasury and Capital Markets business areas, as well as from certain investments held by the Group.

•	Financial instrument liquidity risk, which relates to the possibility that the funds needed to settle the Group’s commitments in a timely manner and to allow its lending activity to grow will not be available at reasonable prices.

•	Structural balance sheet interest rate risk, which relates to potential losses in the event of adverse trends in market interest rates.

•	Market risk, which relates to the potential losses due to adverse changes in the market prices of financial instruments with which the Group operates, primarily through the Treasury and Capital Markets area.

•	Operational risk, which relates to possible losses arising from failures or shortcomings in processes, personnel or internal systems, or from external events.

(3.1) Exposure to credit risk

(3.1.1) Credit risk management objectives, policies and processes

A. Aim of credit risk management

The Group understands credit risk to be the risk of having to assume losses in the regular course of its banking business if its customers or counterparties fail to comply with their contractual obligations, is overseen by the Corporate Risk Directorate (which reports to the CEO), in accordance with the policies, methods and procedures approved by the Bank’s Board of Directors. This risk is inherent to all traditional banking products of financial institutions (loans, credits, financial guarantees given, etc.), and other types of financial assets (debt securities, derivatives and other) and affects financial assets measured at both amortised cost and fair value.

The main objectives of credit risk management policies are as follows:

•	Responsible risk approval. Customers should be offered the financing facilities that are tailored to their needs, for amounts and under terms and conditions that match their payment ability. The necessary support should be provided so that borrowers of good faith can overcome their financial difficulties.

•	Alignment with the Risk Appetite Framework. Policies must be seen as a set of action guidelines and restrictions aimed at ensuring compliance with the Risk Appetite Statement.

•	Establishing criteria that feed through to best banking practices. In this vein, specific policies are defined for industries or borrowers that may be sensitive on account of their social implications, such as investments in or financing of controversial businesses, such as arms and ammunition, or that infringe on human rights, or any activity that could compromise the Entity’s ethics.

•	Transparent environment. It creates a transparent environment, integrating the various systems developed to prevent crimes and correct fraud, acting at all times in compliance with applicable law.

•	Stable general approval criteria. Although the specific conditions are subject to change, the general guidelines are intended to be permanent.

•	Adaptation. The general criteria should be complemented with the development of specific segment and type-of-product criteria so that a well-defined and unambiguous action framework can be established.

•	Adapting price to risk. Considering the customer as a whole and individual transactions in accordance with the Price Policies in force and guaranteeing the achievement of business objectives and coverage of the cost of risk.

•	Data quality. To assess risk appropriately, sufficient and accurate data are required. Therefore, the coherence and integrity of the data must be assured.

•	Two-way relationship with internal scoring systems. Policies must establish clear lines of action designed to ensure that the internal scoring systems are fed with accurate and sufficient information to guarantee that they work properly. At the same time, decisions related to credit risk must be shaped by the rating of the borrower and/or the transactions.

•	Continuous monitoring of exposures. Monitoring is underpinned by the allocation of specific management responsibilities for customers/transactions, supported by policies, procedures, tools and systems that allow for their appropriate identification and assessment throughout their life-cycle.

•	Fostering the recovery activity. Based on policies, procedures, tools and systems that ensure a flexible and early procedure by the parties, specified in actions and decision-making aimed at minimising the loss from exposures for the Group.

Moreover, the Group develops credit risk implementation and management based on:

•	The involvement of senior management in decision-making.

•	A holistic view of the credit risk management cycle the aims of which are:

•	Planning the key credit risk metrics to guide the actions of the business and risk-taking.

•	Specialising in each stage of risk management with policies, procedures and resources according to each: Approval, Monitoring and Recoveries.

•	An approval policy containing criteria that identify, for instance, minimum requirements of transactions and customers, the Group’s desired target profile for each type of material risk in line with the Risk Appetite Framework, and the elements or variables to be considered in the analysis and decision-making.

•	Preventive system for monitoring customers that involves all business units and forms part of daily management, and which facilitates the Group’s recovery in the case of impaired exposures.

•	Flexible recoveries model, adaptable to changes in the regulatory environment.

•	Tools to assist risk decision-making and measurement, underpinned by credit quality of exposures (scoring, rating), with a view of objectifying and maintaining a risk management policy attuned with the strategy pursued by the Group at any given time.

•	Clear separation of roles and responsibilities. The Group understands the risk control function as a function that is spread across the entire organisation and is based on a three-lines-of-defence system.

B. Credit risk management policies

To achieve these objectives, the Group has a “Credit Risk Document Structure” in place approved by the Board of Directors. It also has a Credit Risk Manual.

The purpose of the “Credit Risk Document Structure” is to define, regulate and disseminate common standards of action that act as a benchmark and allow basic rules of credit risk management to be set within the Bankia Group and to determine the roles and responsibilities of the bodies, committees and directorates involved in procedures to identify, measure, control and manage the Group’s credit risk, in accordance with its risk appetite.

The structure comprises a Framework of credit risk methods and procedures, Credit Risk Policies, Specific Criteria Manuals, and Operating Manuals, which regulate, among others, the methodologies, procedures and criteria used for transaction approvals, applying changes in terms and conditions, the assessment, monitoring and control of credit risk, including the classification of transactions and assessment of allowances, in addition to defining and establishing effective guarantees, and registering and assessing foreclosed assets or assets received in payment of debt so that any impairment can be detected early and a reasonable estimate of credit risk allowances can be made. In addition, due to the exceptional circumstances triggered by COVID-19, the document structure includes a document called: “Powers, Policies, Specific Criteria and Control Framework - COVID-19” that outlines the temporary measures implemented, whilst they are applicable, following the declaration of the State of Emergency and the subsequent entry into force of Royal Decree-Laws 8/2020 and 11/2020 due to COVID-19, as well as the exceptions applicable in this context to the rest of the documents for the document structure.

A brief summary of each document is provided below:

•	The Credit Risk Policies, Methods and Procedures Framework contains criteria and guidelines to ensure adequate management of the approval, monitoring and recovery process and the proper classification and coverage of transactions over their entire life cycle. It also allows the Group to establish high-level action limits by setting general principles that are adjusted accordingly in the policies.

•	The Credit Risk Policies, approved by the Board of Directors, contain a set of rules and main instructions governing the management of credit risk. They are effective and consistent with the general principles set out in the Policies Framework and in the Risk Appetite Framework and are applied across the entire Group. They are used internally to create and develop rules and regulations on risks when it comes to competencies related to risk strategy, implementation and control. The Specific Criteria Manuals provide a detailed description of the criteria set out in the policies regulating the activities carried out by the Bank. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously put in place by minimising operational risk. The Specific Criteria Manuals combine with the Credit Risk Policies to provide transversal risk management across the Group.

•	The Operating Manuals are methodological documents that develop and expand upon the criteria set out in the Specific Criteria Policies and Manual regulating the activities carried out by the Group. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously put in place by minimising operational risk. These manuals are permanently linked with the Credit Risk Policies and the Manuals for Specific Criteria and adhere to the guidelines set out, as well as including sufficiently detailed points of increased relevance for credit risk management purposes.

C. Assessment, monitoring and control of credit risk

Risk is managed in accordance with the limits and instructions established in the policies, underpinned by the following processes and systems:

•	Transaction approvals and amendments

•	Transaction monitoring

•	Transaction recoveries

•	Concentration risk management

•	Risk forecasting

•	Risk-adjusted return

•	Driving up business

•	Risk classification

•	Risk quantification

Approval and amendment of credit risk transactions

When arranging credit risk positions, the Group carefully assesses the creditworthiness of the customer or counterparty by obtaining information on any existing or proposed risk transactions, the collateral provided and payment capacity, among other factors, considering the risk-adjusted return expected by the Group on each transaction.

To this end, the Approval Policy is aligned with the standards established by senior management in terms of segments, products, markets, risk-adjusted return and other variables, in line with the management objectives set out in the Risk Appetite Framework. The policies include general approval principles, underpinned by the following cornerstones:

•	Adaptation to the Entity’s general strategy.

•	Customer view as a whole, prioritising integral customer management.

•	Classification of customers into risk segments for the purpose of identifying, measuring and assessing the risks in the most comprehensive and accurate manner.

•	Borrowers’ payment capacity.

•	Proportionality with the debt-equity level and generating of recurring profit, prioritising the diversification of risks, avoiding significant risk concentrations and establishing sound control and mitigation mechanisms.

•	Harmonised application, in concordance with the corporate risk criteria.

•	Dynamic management, evaluating continuously the level of exposure, economic and financial situation and solvency of the borrowers, level of coverage of guarantees, etc.

•	Data quality, with reliable, complete and updated information on the situation and financial needs of the parties involved.

•	Delegation and Membership: organisation under a system of delegation of powers based on a pyramid structure starting with the Board of Directors and with the aim of being in a position to efficiently respond in a timely manner and on due form to customer requests for financing.

•	No self-granting of asset transactions, to oneself or for the family members of those persons with granting and other powers rendered by the Group.

•	Proactive granting via the use of dynamisation tools that favour and speed up the processes of granting and arranging financing transactions.

The approval policies are governed by credit scoring systems, which allow a response to be given that is objective, consistent and coherent with the Bank’s risk policies and risk appetite. The scoring systems not only rate risk, but also produce a binding recommendation in accordance with the most restrictive of the three following components:

•	Score. Cut-off points are established using risk-adjusted return (RAR) criteria or by determining the maximum default level. Based on the rating given by the model, there are three possible outcomes:

•	Reject, if the score is below the lower cut-off point.

•	Review, if the score is between the lower and higher cut-off points.

•	Accept, if the score is above the higher cut-off point.

•	Indebtedness. The level of indebtedness is established based on the financial burden which the transaction represents over the stated net income of the applicants. In no case can the resulting available income after allowing for debt servicing represent a noticeable limit to cover the living expenses of the borrower. Specifically, in the mortgage segment, the longer the term of the loan, the lower the maximum limit of indebtedness with a view to mitigating the increased sensitivity to fluctuations in interest rates.

•	Exclusion filters. The Group uses databases, both internal and external, that provide information on the credit, financial and wealth situation of the customers or counterparties; the existence of significant incidents in the situation of the customers or counterparties, may lead to a resolution of rejection. Additionally, a set of criteria are established that limit the maximum terms of financing, in absolute terms and in relation to the age of the applicants or the maximum funds that can be extended..

A key issue for the mortgage segment is the set of criteria that define the eligibility of assets as mortgage collateral and the valuation criteria. In particular, the risk assumed by the borrower may not depend substantially on the potential return the borrower may obtain on the mortgaged property, but rather the borrower’s ability to pay the debt by other means. Meanwhile, only appraisals by Bank of Spain authorised appraisers are accepted. These are regulated by Royal Decree 775/1997, of 30 May, on the legal framework governing the certification of services and appraisal companies, ensuring the quality and transparency of the appraisals. In addition, appraisal values must be calculated unconditionally as set out in Ministerial Order ECO/805/2003, of 27 March, on rules for the valuation of properties and certain financial rights, taking into consideration Bank of Spain Circular 4/2017.

However, both Finance Ministry Order EHA/2899/2011, of 28 October, on transparency and consumer protection in banking services, and Bank of Spain Circular 5/2012, of 27 June, addressed to credit institutions and payment service providers, on transparency of banking services and responsibility in the granting of loans, also introduce, as a feature of responsible consumer lending, the requirement that, on the one hand, borrowers provide the entities with complete and accurate information on their financial position and their intentions and needs regarding the purpose, amount and other conditions of the loan or credit, and, on the other, that they be adequately informed about the characteristics of the products that are suitable to what they are requesting and the inherent risks. Law 5/2019, of 15 March, on real estate credit agreements includes provisions aimed to promoting legal security, transparency and understanding contracts and their clauses, and a fair balance between the parties. It contains rules on transparency and conduct that impose obligations on lenders and loan brokers, and their appointed representatives. It completes and improves the current framework in Finance Ministry Order EHA/2899/2011 and Law 2/2009, of 31 March, governing customer loan and mortgage agreements and brokerage services in the execution of loan or credit contracts.

In this regard, the Group has responsible approvals policies for loans and credits, which, as mentioned above, establish the need to offer customers financing facilities that best adapt to their needs, adjusting the terms and conditions and the amounts borrowed to the borrower’s payment ability, providing the necessary information so that borrowers of good faith can overcome their financial difficulties, and making the required pre-contractual information available to the customer, which is stored in their file.

In relation to changes in authorised credit transactions, Appendix VIII shows a summary of the policies and standards established by the Group for refinancing or restructuring transactions, in addition to quantitative information relating to these transactions.

Monitoring of credit risk transactions

The monitoring function avails of a series of general criteria on which this activity is hinged, irrespective of the segment in question, as follows:

•	Anticipation: monitoring must be of a significantly preventive nature to be truly effective.

•	Proactivity: monitoring must be proactive and permanent from the date the transaction is granted until its cancellation.

•	Efficiency: the level of enforceability with specific criteria is highly relevant.

•	Added value: the monitoring tasks enable an information base to be obtained from which management reports can be produced relating to the customer portfolio, and which are backed by the definition of risk admission criteria and, in addition, speed up the process of managing collection of payments from impaired customers.

•	Integral view of the customer, with an approach that is geared towards the overall customer risk position and not just towards an individual contract.

•	Integral view of the portfolio: it is very important to analyse the portfolio at macro level in order to obtain micro conclusions.

Recovery of credit risk transactions

Recovery management is defined as a full process that begins even before a payment is missed, covering all phases of the recovery cycle until an amicable or contentious solution is reached.

Early warning models are applied in lending to retail customers. They are designed to identify potential problems and offer solutions, which may entail adapting the conditions of the loan. In fact, a large number of the mortgage loan renegotiations during the period resulted from the proposals put forward pro-actively by the Group.

With business loans, the system of levels described above has the same objective: pro-active non-performing loan management. Therefore, the entire portfolio is monitored and default is always a failure after prior negotiation.

Concentration risk management

The Group uses a set of tools to analyse and monitor the concentration of risks. First, as part of the calculation of economic capital, it identifies the component of specific economic capital as the difference between systemic economic capital (assuming maximum diversification) and total economic capital, which includes the effect of the concentration. This component enables a direct measure of concentration risk to be obtained. An approach similar to that used by ratings agencies is applied, paying attention to the weight of the main risks on the volume of capital and income-generation ability.

Risk projection

Stress test models are another key element of credit risk management, allowing for the risk profiles of portfolios and the sufficiency of capital under stressed scenarios to be evaluated. The tests are aimed at assessing the systemic component of risk, while also bearing in mind specific vulnerabilities of the portfolios. The impact of stressed macroeconomic scenarios on risk parameters and migration matrices are assessed, allowing expected loss under stress scenarios and the impact on profit and loss to be determined.

Risk-adjusted return

The profitability of a transaction must be adjusted by the costs of the various related risks, not only the cost of the credit. And it must be compared to the volume of capital that must be assigned to cover unexpected losses (economic capital) or to comply with regulatory capital requirements (regulatory capital).

RAR (risk-adjusted return) is a core risk management tool. In wholesale banking, pricing powers depend on both the RAR of the new transactions proposed and the RAR of the relationship, considering all the outstanding business with a customer. In retail banking, RAR is considered to determine approval criteria (cut-off points) in accordance with the fees in effect at any given time. The Board, through the Board Risk Committee, is informed regularly on the RAR of all the lending portfolios, distinguishing between the total portfolio and new business.

Business revitalisation

One of Risk Management’s functions is to create value and develop the business in accordance with the risk appetite established by the governing bodies. In this respect, the Risks Directorate is equally responsible for revitalising the lending business, providing tools and establishing criteria that identify potential customers, simplify the decision-making processes and allocate risk lines, always within pre-defined tolerance levels. It has tools and pre-authorisation and limit assignment processes for lending to both companies and retail customers.

Risk classification

Rating and scoring tools are used to classify borrowers and/or transactions by risk level. Virtually all segments of the portfolio are classified, mostly based on statistical models. This classification not only aids in decision-making but allows for the addition of the appetite and tolerance of risk decided by the governing bodies through the limits established in the Policies.

The Models Committee reviews and decides on scorings and ratings for non-retail borrowers, which as such are subject to ratings. Its objective is to achieve consistency in decisions on the ratings of the portfolio and include information not covered by models that could affect these decisions.

The Models Committee also ensures that the credit scoring system works properly and proposes potential changes in criteria for decision-making to the Risk Committee. The Group has both approval (reactive) and performance (pro-active) scoring models. There are also recovery models applicable to groups in default.

Risk classification also includes the “Monitoring levels system”. This system aims to develop pro-active management of risks related to business activities through classification into four categories:

•	Level I or high risk: risks to be extinguished in an orderly manner.

•	Level II or medium-high risk: reduction of the risk.

•	Level III or medium-low risk: maintenance of the risk.

•	Other exposures deemed standard risks.

Each level is determined in accordance with rating, but also with other factors, e.g. activity, accounting classification, existence of non-payment, the situation of the borrower’s group, etc. The level determines the credit risk authorisation powers.

Risk quantification

Credit risk is quantified through two measures: expected loss on the portfolio, which reflects the average amount of losses and is related to the calculation of provisioning requirements, and unexpected losses, which is the possibility of incurring substantially higher losses over a period of time than expected, affecting the level of capital considered necessary to meet objectives; economic capital.

The credit risk measurement parameters derived from internal models are exposure at default (EAD), probability of default (PD) based on the rating and loss given default (LGD) or severity.

Expected loss, obtained as a product of the previous parameters, represents the average amount expected to be lost on the portfolio at a given future date. This is the key metric for measuring the underlying risks of a credit portfolio as it reflects all the features of transactions and not only the borrower’s risk profile. Expected loss allows a constrained assessment of a specific, real or hypothetical economic scenario or refers to a long-time period during which a full economic cycle may have been observed.

Depending on the specific use, it is better to use one or the other expected loss.

The Group uses internal methodologies to make collective estimates of credit risk coverage. In line with the Group’s internal models for estimating capital requirements, this internal methodology includes the calculation of losses, based on internal data, through own estimates of credit risk parameters.

With the economic capital model, extreme losses can be determined with a certain probability. The difference between expected loss and value at risk is known as unexpected loss. The Group must have sufficient capital to cover potential losses therefore, the higher the cover, the higher the solvency. This model simulates the default events, so it can quantify concentration risk.

(3.1.2) Exposure to credit risk by segment and activity

The maximum credit risk exposure for financial assets recognised in the accompanying consolidated balance sheet is their carrying amount. The maximum credit risk exposure for financial guarantees extended by the Group is the maximum amount the Group would have to pay if the guarantee were executed.

At 30 June 2020 and 31 December 2019, the maximum credit risk exposure, grouped according to the main segments and exposure activities, is as follows:

	30 June 2020
SEGMENT AND ACTIVITY	Financial assets held for trading	Non–trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Financial assets at amortised cost	Derivatives – Hedge accounting	Loan commitments and financial guarantees given
Loans and advances	—	10,320	—	—	128,065,244	—	41,892,080
Central Banks	—	—	—	—	253	—	—
Credit institutions	—	—	—	—	5,765,702	—	353,174
Public sector	—	—	—	—	4,868,689	—	1,467,487
Other financial corporations	—	—	—	—	2,208,380	—	2,533,432
Companies	—	10,320	—	—	40,363,619	—	31,614,741
Households	—	—	—	—	74,858,601	—	5,923,246
Mortgage loans	—	—	—	—	65,780,116	—	—
Consumer credit	—	—	—	—	5,223,873	—	—
Cards	—	—	—	—	857,886	—	—
Other	—	—	—	—	2,996,726	—	—
Debt securities	270,842	189	—	9,624,216	37,775,735	—	—
Credit institutions	504	—	—	11,514	24,949	—	—
Public sector	263,987	—	—	9,309,233	19,137,820	—	—
Other financial corporations	867	128	—	47,305	18,612,966	—	—
Companies	5,484	61	—	256,164	—	—	—
Households	—	—	—	—	—	—	—
Capital instruments	872	—	—	76,490	—	—	—
Derivatives	6,889,856	—	—	—	—	2,432,327	—
TOTAL	7,161,570	10,509	—	9,700,706	165,840,979	2,432,327	41,892,080
Memorandum item: Breakdown by country of the Public Agency
Spanish government agencies	263,987	—	—	9,117,774	18,184,254	—	1,467,487
Italian government agencies	—	—	—	—	5,722,783	—	—
French government agencies	—	—	—	190,554	99,472	—	—
Other government agencies	—	—	—	905	—	—	—
Total	263,987	—	—	9,309,233	24,006,509	—	1,467,487

	31 December 2019
SEGMENT AND ACTIVITY	Financial assets held for trading	Non–trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Financial assets at amortised cost	Derivatives – Hedge accounting	Loan commitments, financial guarantees and contingent commitments given
Loans and advances	—	34,518	—	—	122,900,453	—	36,704,675
Credit institutions	—	23,263	—	—	5,467,442	—	363,116
Public sector	—	—	—	—	4,885,268	—	912,487
Other financial corporations	—	—	—	—	1,960,074	—	3,172,284
Companies	—	11,255	—	—	35,310,571	—	26,716,202
Households	—	—	—	—	75,277,098	—	5,540,586
Mortgage loans	—	—	—	—	66,829,665	—	—
Consumer credit	—	—	—	—	5,547,783	—	—
Cards	—	—	—	—	889,748	—	—
Other	—	—	—	—	2,009,902	—	—
Debt securities	170,795	237	—	11,906,055	33,067,987	—	—
Credit institutions	—	—	—	18,020	25,006	—	—
Public sector	160,898	—	—	11,447,063	14,268,694	—	—
Other financial corporations	—	148	—	79,319	18,774,287	—	—
Companies	9,897	89	—	361,653	—	—	—
Households	—	—	—	—	—	—	—
Equity instruments	1,381	—	—	75,817	—	—	—
Derivatives	6,518,725	—	—	—	—	2,498,821	—
Total	6,690,901	34,755	—	11,981,872	155,968,440	2,498,821	36,704,675
Memorandum item: Breakdown by country of the Public Agency
Spanish government agencies	142,413	—	—	11,155,671	14,898,125	—	912,487
Italian government agencies	18,485	—	—	102,197	4,154,793	—	—
French government agencies	—	—	—	188,291	101,044	—	—
Other government agencies	—	—	—	904	—	—	—
Total	160,898	—	—	11,447,063	19,153,962	—	912,487

(3.1.3) Credit quality. Historical default rates

The Group’s default rate, understood as the ratio between default risks at any given time and the Group’s total credit risks stood at 4.86% at 30 June 2020 (5.04% at 31 December 2019). At 31 December 2019 this rate would have increased to 5.29% had doubtful exposures classified under non-current assets and disposal groups classified as held for sale (see Note 9) been considered.

(3.1.4) Netting agreements and collateral agreements

In addition to amounts that can be set off in accordance with IAS 32, there are other offsetting (netting) and collateral agreements that effectively reduce credit risk, but do not meet the criteria for offsetting in the financial statements.

The table below lists these derivatives, along with the effects of the arrangements and the collateral received and/or posted.

Amounts related to cash collateral and collateral in financial instruments are shown at their fair values. Rights to set off are related to the guarantees and collateral in cash and financial instruments and depend on non-payment by the counterparty:

	30/06/2020		31/12/2019
Derivatives (trading and hedging)	Assets	Liabilities	Assets	Liabilities
	(Thousands of euros)
Gross exposure	17,847,980	15,356,876	15,779,616	13,328,350
Amount netted	(8,525,797)	(8,525,797)	(6,762,070)	(6,762,070)
Carrying amount	9,322,183	6,831,079	9,017,546	6,566,280
Netting agreements	(4,775,770)	(4,775,770)	(4,549,919)	(4,549,919)
Collaterals (*)	(3,613,768)	(2,028,661)	(3,573,881)	(1,999,857)
Net exposure	932,645	26,648	893,746	16,504

(*)	Includes instruments received/delivered as collateral.

In addition, under the framework of repurchase and reverse repurchase transactions carried out by the Group, there are other agreements entailing the receipt and/or delivery of the following additional guarantees or collateral to the contractual guarantees in the transactions:

	30/06/2020		31/12/2019
Collateral	Delivered	Received	Delivered	Received
	(Thousands of euros)
Cash	16,896	35,953	1,079	30,829
Financial instruments	9,745	—	8,851	—
Total	26,641	35,953	9,930	30,829

(3.1.5) Renegotiated financial assets

As part of its credit risk management procedures, the Group carried out renegotiations of assets, modifying the conditions originally agreed with borrowers in terms of repayment deadlines, interest rates, collateral given, etc.

Appendix VIII contains the classification and hedging policies and criteria applied by the Group in this type of transaction, along with the amount of refinancing operations by their risk classification (i.e. transactions, substandard or doubtful risk) and respective coverages of credit risk.

(3.1.6) Assets impaired and derecognised

Following is the change in the first half of 2020 and 2019 in the Group’s impaired financial assets that were not recognised on the face of the consolidated balance sheet because their recovery was considered unlikely, although the Group had not discontinued actions to recover the amounts owed (“written-off assets”):

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
Accounting balance at the beginning of the period	2,388,659	1,831,595
Additions from:
Assets unlikely to be recovered	257,629	120,827
Uncollected past-due amounts	52,775	62,344
Sum	310,404	183,171
Derecognition through:
Cash collection	(2,455)	(33,073)
Waivers, foreclosures, sales and other causes	(44,697)	(129,452)
Sum	(47,152)	(162,525)
Net change due to exchange differences	112	38
Balances at period end	2,652,023	1,852,279

(3.1.7) Information regarding financing for property development, home purchasing, and foreclosed assets

In accordance with Bank of Spain guidelines, Appendix VII presents key information at 30 June 2020 and 31 December 2019 regarding financing for property development, home purchasing and assets acquired through foreclosure or in settlement of debts.

(3.2) Liquidity risk of financial instruments

Liquidity risk can be expressed as the probability of incurring losses through insufficient liquid resources to comply with the agreed payment obligations (both expected and unexpected) within a certain time horizon and having considered the possibility of the Group managing to liquidate its assets in reasonable time and price conditions.

The Group strives to maintain a long-term financing structure that is in line with the liquidity of its assets; maturity profiles should be compatible with the generation of stable, recurring cash flows to enable the Group to manage its balance sheet without short- term liquidity pressures. In practice, this principle results in the implementation of financing policies and strategies in the Entity which seek to minimise the scale of the financing timing gaps based on the risk profile associated with the business model. In this regard, the Group:

•	Draws up an annual Financial Plan for both the short and medium term, which is evaluated as part of the process of the self- assessment of the adequacy of liquidity, with protection of the balance sheet assets and liabilities and the main indicators of liquidity and financing risk, which takes into consideration the situation triggered by COVID-19 (see Note 1.13), assuring adequate liquidity from both an economic and regulatory standpoint.

According to the retail business model underpinning the Group’s banking activity, the main funding source is customer deposits, which have remained stable over the six-month period. Bankia taps domestic and international capital markets, in particular repo markets, to raise financing so that it meets its additional liquidity needs, as well as the long-term financing provided by the ECB through the TLTRO programme. As a result of the outbreak of the COVID-19 pandemic, demand for credit has risen significantly and, as a result, the Group has increased its financing in these programmes to EUR 22,919 million (an additional EUR 8,981 million compared to the figure for the 2019 close). No debt issues placed with third parties have been made in the first half of 2020, nor are they planned for 2020.

•	The Group has a cushion of unencumbered, high-quality liquid assets (measured both in regulatory and internal terms). These assets have been perfectly identified and are available to treasury to be used as a source of contingent financing in the event of a stress scenario. The Entity has deposited certain assets as guarantees in the European Central Bank (ECB) that they can be used to raise liquidity immediately. Ongoing monitoring of collateral enables the Group to identify assets that are readily usable as liquidity reserves at times of market stress, differentiating between assets that are considered eligible by the ECB, or by clearing houses or other financial counterparties (e.g. insurance companies, investment funds).

•	The Entity avails of internal governance over liquidity risk comprising policies, procedures and systems that ensure a framework for managing and controlling liquidity risk that is robust and takes into account the complexity of the Entity and its business model.

The following table presents the bulk of the liquidity reserve estimated by the Group to confront internal and systemic stress events.

ITEM	30/06/2020	31/12/2019
	(Millions of euros)
Cash (*)	14,289	11,418
Undrawn amount on the facility	4,600	6,161
Highly liquid available assets (**)	12,908	15,538

(*)	Notes and coins plus balances at central banks less the amount of minimum reserves.

(**)	Market value considering the ECB haircut.

Other assets have been identified which, although not considered to be highly liquid, can be converted at relatively short notice.

Regarding the structure of roles and responsibilities in relation to this risk, the Board of Directors is, ultimately, responsible for the liquidity risk assumed. It is the maximum authority for the risk appetite and tolerance level and for establishing a framework of policies and procedures to ensure a robust liquidity risk management and control framework.

To guarantee this good governance, an organisational structure based on the three lines of defence model has been designed. According to this model, senior management, represented basically by the Management Committee and the ALCO, is charged with developing and applying the risk management strategy in accordance with this risk appetite statement and the risk policies and limits framework governing the Liquidity and Funding function. The ALCO takes decisions based on reports and proposals provided by various departments and, where appropriate, requests them through departments authorised to do so. The Deputy General Directorate of Finance carries out the related transactions in capital markets and sets transfer costs. In managing the business, the Deputy General Directorates of Retail Banking and Business Banking generate liquidity and funding risks, which is quantified through the commercial gap and loan-to-deposit (LtD) ratio.

The Board of Directors, assisted by the Risk Advisory Committee (RAC), oversees that the strategy is implemented and that the defined tolerance limits are not breached. The Global Risk Control and Supervision Committee (GRCSC) reinforces the governance bodies by controlling, overseeing and effectively challenging trends in the Entity’s risk profile, the risk appetite approved by the Board of Directors and the business model.

The Corporate Risk Directorate, through the Financial Risk Control Directorate, which operates as an independent unit, monitors and analyses liquidity risk, among other responsibilities. It promotes the integration of these activities in management by developing metrics and methodologies to ensure that the risk remains within the tolerance levels. Lastly, the Markets and Structural Risks Audit Directorate, which operates as an independent unit, conducts audits of the various processes related to the function.

The structure is rounded off with the creation of two specific bodies, the Contingent Liquidity Committee (CLC) and the Technical Liquidity Committee (TLC), geared towards managing risk under stress events. The CLC’s objective is to respond to contingent liquidity events quickly and effectively. The TLC is an advisory body that meets at least monthly to assess both Bankia’s and the overall market’s liquidity and funding situation, and to monitor early warning indicators related to the Liquidity Contingency Plan (LCP). Its conclusions and analyses are laid before the ALCO so managers of the function are apprised of any problems or situations that in the Committee’s opinion could potentially pose a threat to the Entity’s liquidity.

Strategy

Five key indicators are used currently to define the strategy for this risk covering a dual perspective: regulatory-economic and liquidity-funding risk. At 30 June 2020, the indicators were within the Entity’s risk limits and regulatory requirements.

Liquidity risk:

•	LCR: the strategy is defined from the regulatory viewpoint, related to a survival period using regulatory assumptions of 30 days. At 30 June 2020, the LCR (for Bankia on a standalone basis) stood at 181.14%.

•	SLCR30d: the liquidity strategy is defined from an economic viewpoint through additional metrics other than the regulatory LCR taking expanded stress scenarios in two ways:

•	It builds more survival horizons, which implies adapting the regulatory assumptions to these horizons, as well as envisaging and adopting corrective measures to address future liquidity vulnerabilities.

•	It creates varying degrees of stress for each survival horizon. This approach allows the stressed LCR (SLCR) to be built and calculated at different horizons using more stringent assumptions than the regulatory assumptions, based on expert criteria, past experience or a combination of both.

The SLCR30d is the result of the 30-day horizon of the hybrid crisis, for which an appetite and tolerance level are established. At 30 June 2020, the LCR was within the Entity’s risk limits and regulatory requirements.

Funding Risk:

•	NSFR: through this indicator, the Entity draws up the funding strategy from a regulatory viewpoint. At 30 June 2020, the NSFR was within Entity’s risk limits and regulatory requirements. In accordance with the CRR2 a minimum of 100% will become a prudential requirement as of June 2021.

•	LtD Strict: through this indicator, the Entity draws up the funding strategy from the economic viewpoint, setting the appetite for self-financing of the commercial balance sheet and limiting reliance on funding from capital markets.

•	Asset Encumbrance Ratio (% AE): the objective of this indicator is to design a strategy on the desired level of encumbered assets that does not limit the capacity to raise contingent liquidity in stress scenarios or reduce investor appetite for our “unsecured funding” (i.e. without collateral) instruments that could undermine or increase the cost of achieving the MREL objectives.

Each year, under the scope of the ILAAP, a quantitative self-assessment is carried out with projections of RAF indicators to determine the capacity and viability of implementing the liquidity and funding strategy established in the financial planning process and to maintain this within the risk limits allocated in the risk appetite statement. This self-assessment has been carried out on the basis of a Financial Plan that takes into consideration the situation triggered by COVID-19 (see Note 1.13).

In addition to these indicators, the Entity has a set of metrics and indicators that complement the various aspects of liquidity and funding risk management, monitoring and control.

Maturities of issues

The following table provides information on the term to maturities of the Group’s issues at 30 June 2020 and 31 December 2019, by type of financial instrument, including promissory notes and issues placed via the network.

	30 June 2020
ITEM	2020	2021	2022	> 2022
	(Thousands of euros)
Mortgage bonds and covered bonds	—	2,025,000	3,235,185	10,280,323
Senior debt	1,165	35,000	30,000	2,569,878
Subordinate, preference and convertible securities	—	175,000	1,250,000	1,500,000
Securitisations sold to third parties	—	—	—	1,226,132
Total maturities of issues (*)	1,165	2,235,000	4,515,185	15,576,333

(*)	Figures shown in nominal amounts, less treasury shares and issues withheld.

	31 December 2019
ITEM	2020	2021	2022	> 2022
	(Thousands of euros)
Mortgage bonds and covered bonds	417,917	2,025,000	3,235,185	10,280,323
Senior debt	2,331	35,000	30,000	2,570,032
Subordinate, preference and convertible securities	—	175,000	1,250,000	1,500,000
Securitisations sold to third parties	—	—	—	1,369,538
Total maturities of issues (*)	420,248	2,235,000	4,515,185	15,719,893

(*)	Figures shown in nominal amounts, less treasury shares and issues withheld.

Issuance capacity

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Covered bonds issuance capacity (Appendix VI)	18,891,924	18,873,244
Territorial bond issuance capacity	1,046,247	1,175,730

(3.3) Residual maturities

The following table provides a breakdown of balances of certain items in the accompanying consolidated balance sheet, by residual contractual maturity, excluding, as appropriate, valuation adjustments and impairment losses:

	30 June 2020
ITEM	On demand	Up to 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
	(Thousands of euros)
Assets
Cash, cash balances at central banks and other demand deposits	15,982,034	—	—	—	—	—	15,982,034
Loans and advances to credit institutions and central banks	—	2,109,771	1,159,650	2,295,271	206,535	—	5,771,227
Loans and advances – Customers	—	3,702,993	5,297,493	12,634,695	45,522,483	54,891,416	122,049,080
Financial assets held for trading and financial assets at fair value through profit or loss	—	4,168	—	—	—	266,863	271,031
Other portfolios - Debt securities	—	854,021	57,753	18,695,146	11,610,433	16,191,578	47,408,931
Derivatives (trading and hedging) (1)	—	263,546	185,773	1,662,644	6,711,095	9,024,922	17,847,980
Total	15,982,034	6,934,499	6,700,669	35,287,756	64,050,546	80,374,779	209,330,283
Liabilities
Deposits from central banks and credit institutions	‒	8,717,390	1,885,145	25,308,842	8,521,808	2,448,814	46,881,999
Deposits – Customers	95,236,811	5,183,324	4,097,509	14,971,116	4,145,085	3,602,115	127,235,960
Debt securities issued	—	263	142,582	1,627,784	9,571,282	6,139,246	17,481,157
Other financial liabilities (2)	1,946,817	—	—	—	—	—	1,946,817
Derivatives (trading and hedging) (1)	—	201,921	125,941	1,531,224	6,226,040	7,271,750	15,356,876
Total	97,183,628	14,102,898	6,251,177	43,438,966	28,464,215	19,461,925	208,902,809

(1)	Gross exposure excluding netting arrangements (see Notes 3.1.4, 7 and 13).

(2)	This excludes balances of contracts for property, plant and equipment acquired under lease, the maturity dates of which are provided in Note 19, with the rest corresponding to a residual item comprising items that are generally transitory or do not have a contractual maturity. Therefore, it is impossible to allocate reliably the amounts recognised by term of maturity, and therefore they are classified under demand liabilities.

	31 December 2019
ITEM	On demand	Up to 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
	(Thousands of euros)
Assets
Cash, cash balances at central banks and other demand deposits	13,202,885	—	—	—	—	—	13,202,885
Loans and advances to credit institutions and central banks	—	3,191,937	32,075	2,041,431	205,896	—	5,471,339
Loans and advances – Customers	—	3,970,877	6,396,611	13,294,227	38,986,972	54,552,508	117,201,195
Financial assets held for trading and financial assets at fair value through	—	329	—	—	—	170,703	171,032
Other portfolios - Debt securities	—	861,702	1,981,497	14,719,729	12,618,070	14,803,176	44,984,174
Derivatives (trading and hedging) (1)	—	265,557	411,762	1,371,477	6,106,962	7,623,858	15,779,616
Total	13,202,885	8,290,402	8,821,945	31,426,864	57,917,900	77,150,245	196,810,241
Liabilities
Deposits from central banks and credit institutions	—
Liabilities
Deposits from central banks and credit institutions	—	13,142,365	114,848	11,754,708	12,929,245	2,462,684	40,403,850
Deposits – Customers	86,194,112	5,094,945	6,181,150	17,360,682	4,199,865	4,593,824	123,624,578
Debt securities issued	—	—	—	2,331	5,180,333	12,443,527	17,626,191
Other financial liabilities (2)	930,568	—	—	—	—	—	930,568
Derivatives (trading and hedging) (1)	—	153,464	369,260	1,320,495	5,533,129	5,952,002	13,328,350
Total	87,124,680	18,390,774	6,665,258	30,438,216	27,842,572	25,452,037	195,913,537

(1)	Gross exposure excluding netting arrangements (see Notes 3.1.4, 7 and 13).

(2)	This excludes balances of contracts for tangible assets acquired under lease, the maturity dates of which are provided in Note 19, with the rest corresponding to a residual item comprising items that are generally transitory or do not have a contractual maturity. Therefore, it is impossible to allocate reliably the amounts recognised by term of maturity, and therefore they are classified under demand liabilities.

(3.4) Exposure to interest rate risk

Interest rate risk reflects the probability of incurring losses because of changes in the benchmark interest rates for asset and liability positions (or certain off-balance sheet items) that could have an impact on the stability of the Group’s results. Interest rate risk management is designed to provide stability to interest margins, maintaining levels of solvency that are appropriate for the Group’s level of risk tolerance.

Interest rate risk monitoring and management at the Group is performed in accordance with the criteria approved by the governing bodies.

Each month, information on risk in the banking book is reported to the ALCO in terms of both economic value (sensitivities to different scenarios and VaR) and interest margin (net interest income projections in different interest-rate scenarios for horizons of 1 and 3 years). At least quarterly, the Board of Directors is informed through the Risk Advisory Committee on the situation and monitoring of limits. Any excesses are reported immediately to the Board. In addition, information prepared by the ALCO is reported by the Corporate Risk Directorate, along with other risks, to the Entity’s senior management.

According to Bank of Spain regulations, the sensitivity of the net interest margin and the value of equity to parallel shifts in interest rates (currently ±200 basis points) is controlled. In addition, different sensitivity scenarios (EBA scenarios) are established based on implied market interest rates, comparing them to non-parallel shifts in yield curves that alter the slope of the various references of balance sheet items.

Sensitivity analyses performed by analysing interest rate risk scenarios from both perspectives provide the following information:

•	Impact on profit and loss. At 30 June 2020, the sensitivity of net interest income, excluding the trading portfolio and financial activity not denominated in euros, in the most adverse scenario of a 200 bp parallel downward shift in yield curve over a one-year time horizon in a scenario of a stable balance sheet, would be -13.36% (-8.22% at 31 December 2019). In a level playing field, the sensitivity of net interest income to the scenario of a parallel upward shift in rates of 200 bp is 29.72% (17.83% at 31 December 2019).

•	Impact on economic value of equity, understood as the present value of estimated cash flows from different assets and liabilities. At 30 June 2020, the sensitivity of economic value, excluding the trading portfolio and financial activity not denominated in euros, facing the most adverse scenario of a parallel downward shift in the yield curve of 200 bp is 1.03% of total equity and 0.72% of economic value of the Group (-3.18% and -2.30%, respectively, at 31 December 2019). In a level playing field, the sensitivity of economic value to a scenario of a parallel upward shift in rates of 200 bp is 11.82% of total equity and 8.25% of economic value of the Group (10.94% and 7.95%, respectively, at 31 December 2019).

The sensitivity analysis was performed using static assumptions. Specifically, this means maintaining the balance sheet structure and applying new spreads with the Euribor interest rate for the same term to maturing transactions. Irregular deposits are presumed to be refinanced at a higher cost.

(3.5) Exposure to other market risks

This risk arises from the possibility of incurring losses on positions in financial assets caused by changes in market risk factors (interest rates, equity prices, foreign exchange rates or credit spreads). It stems from Treasury and Capital Markets positions and can be managed by arranging financial instruments.

The Board of Directors delegates proprietary trading in financial markets to the Corporate Financial Department and its business areas, so they can exploit business opportunities using the most appropriate financial instruments at any given time, including interest rate, exchange rate and equity derivatives. In general, the financial instruments traded must be sufficiently liquid and entail hedging instruments.

Each year, the Board of Directors approves the risk limits and internal risk measurement procedures for each product and market in which the various trading areas operate. The Market and Operational Risks Area, of the Corporate Risk Division has the independent function of measuring, monitoring and controlling the Entity’s market risk and the limits issued by the Board of Directors. VaR (value at risk) and sensitivity analysis approaches are used, specifying different scenarios for each class of risk.

Market risks are monitored daily, with existing risk levels and compliance with the limits established for each unit reported to the control bodies. In this way, variations in risk levels caused by changes in prices of financial products and their volatility can be detected.

The reliability of the VaR approach used is confirmed through backtesting, verifying that the VaR estimates are within the confidence level considered. Backtesting is extended to measure the effectiveness of the hedging derivatives. In the first half of 2020, there were no changes in the methods used to make the estimates included in these consolidated financial statements from those used the preceding year.

The following chart shows the trend in one day VaR with a 99% confidence level for operations in the markets area in trading activities in the first half of 2020.

(4)  Capital management

(4.1) Legislation

On 26 June 2013, Regulation 575/2013 of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms (the “CRR”), and Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms (the “CRD IV”) were approved, repealing regulations on solvency in force until then. They came into effect on 1 January 2014.

The CRR and CRD IV regulate capital requirements in the European Union and include the recommendations set out in the Basel III capital regulatory framework or agreement, specifically:

•	The CRR, which is directly applicable to Member States, contains prudential requirements for credit institutions and covers, inter alia, the following:

•	The definition of elements of eligible own funds, establishing requirements for hybrid instruments to be included and limiting the eligibility of minority interests.

•	The definition of prudential filters and deductions of items in each capital tier. In this respect, the Regulation includes new deductions compared to Basel II (deferred tax assets, pension funds, etc.) and introduces changes to existing deductions. Nevertheless, it establishes a phase-in schedule of between 5 and 10 years for full implementation.

•	Establishment of minimum requirements (Pillar I), with three levels of own funds: a Common Equity Tier I capital ratio of 4.5%, a Tier I capital ratio of 6% and a minimum requirement total capital ratio of 8%.

•	Requirement of financial institutions to calculate a leverage ratio, defined as Tier 1 capital divided by total exposure unadjusted for risk. The disclosure requirement is applicable from 2015 onwards.

•	The aim and main purpose of the CRD IV, which must be transposed into national legislation by the Member States according to their criteria, is to coordinate national legislation regarding the access to the activity of credit institutions and investment firms and their governance and supervisory framework. The CRD IV includes, inter alia, additional capital requirements to those established in the CRR, which will be phased in gradually until 2019. Failure to comply will imply restrictions on the discretionary distributions of profit, specifically:

•	A capital conservation buffer and a countercyclical capital buffer. Following on from the Basel III regulatory framework, and to mitigate pro-cyclical effects of financial regulation, all financial institutions are required maintain a capital conservation buffer of 2.5% of Common Equity Tier 1 capital and an institution-specific countercyclical capital buffer based on Common Equity Tier 1 capital.

•	A systemic risk buffer. For global systemically important institutions and other systemically important institutions to mitigate systemic or macroprudential risks; i.e. risks of disruptions in the financial system with the potential to have serious negative consequences for the financial system and the real economy in a specific Member State.

•	In addition, Article 104 of the CRD IV, Article 68 of Law 10/2014, of 26 June 2014, on the organisation, supervision and solvency of credit institutions, and Article 16 of Council Regulation (EU) No 1024/2013, of 15 October 2013, confer specific tasks on the European Central Bank concerning policies relating to the prudential supervision of credit institutions (Single Supervision Mechanism or SSM). This regulation allows supervisory authorities to impose additional capital requirements to the Pillar I minimum capital requirements for risks not covered therein; known as Pillar II capital requirements.

Since their entry into force, the CRR and CRD IV have been amended several times to address shortcomings in the prudential regulatory framework and to incorporate certain elements pending the reform of financial services worldwide, which are crucial to ensuring the resilience of institutions. These amendments include:

•	Regulation (EU) 2017/2395 of the European Parliament and of the Council of 12 December 2017, amending the CRR as regards transitional arrangements for mitigating the impact of the introduction of IFRS 9 on own funds and for the large exposures treatment of certain public sector exposures.

•	Regulation (EU) 2019/876 of the European Parliament and of the Council, of 20 May 2019, and Regulation (EU) 2019/877 of the European Parliament and of the Council, of 20 May 2019, amending the CRR and forming part of the legislative package known as “CRR II”. Amendment to the CRR in relation to the leverage ratio (setting a minimum requirement of 3% for all entities), the requirements for own funds and eligible liabilities (MREL), capital requirement for counterparty credit risk and market risk, treatment of exposures to central counterparties, exposures to collective investment undertakings, large exposures, report and disclosure requirements and amending Regulation No 648/2012. An amendment was also made to Regulation (EU) 806/2014 of the European Parliament and of the Council (the “SRM Regulation”) in respect of the loss- absorption and recapitalisation capacity of credit institutions and investment firms. Entry into force on 27 June 2019, with a phase-in timetable of up to 2 years for certain modifications.

•	Directive (EU) 2019/878 of the European Parliament and of the Council, of 20 May 2019, and Directive (EU) 2019/879 of the European Parliament and of the Council, of 20 May 2019, amending the CRD IV and forming part of the legislative package known as “CRD V”. Amendment to the CDR IV as regards exempted entities, financial holding companies, mixed financial holding companies, remuneration, supervisory measures and powers and capital conservation measures. Entry into force on 27 June 2019.

•	Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020 amending the CRR and CRR II as regards certain adjustments in response to the COVID-19 pandemic, notably:

•	The date of application of some of the more favourable treatments introduced by the CRR II is brought forward: prudential treatment of certain software assets, the treatment of certain loans backed by pensions or salaries, application of a revised supporting factor for loans to small and medium-sized enterprises (SMEs) (the “SME supporting factor”), and a new adjustment to own funds requirements for credit risk for exposures to entities that operate or finance physical structures or facilities, systems and networks that provide or support essential public services (the “infrastructure supporting factor”).

•	The date of application for the leverage ratio buffer requirement for global systemically important institutions is deferred to 1 January 2023 and the possibility is established of excluding certain exposures to central banks from the calculation of the exposure measure laid down in article 429 of the CRR.

•	More flexibility is permitted in the application of Regulation (EU) No 2017/2395 of the European Parliament and of the Council of 12 December 2017 as regards transitional arrangements for mitigating the impact of IFRS 9, in order to limit the possible volatility of regulatory capital that might occur if the COVID-19 pandemic results in a significant increase in expected credit loss provisions. Institutions are allowed to add back to their Common Equity Tier 1 capital any increase in new expected credit loss provisions for unimpaired credit exposures (Stage 1 – Standard risk and Stage 2 – Standard risk under special monitoring) that they recognise in 2020 and 2021.

•	A temporary treatment of unrealised gains and losses measured at fair value through other comprehensive income is established, permitting the exclusion of 100% of the accumulated amount of such unrealised gains and losses arising since 31 December 2019 from the calculation of common equity tier 1 in 2020 and applying a transitional timetable for their full inclusion in 2023.

•	Additional flexibility is allowed for competent authorities to mitigate the effects of market volatility in 2020 and 2021 on the internal calculation models for own funds requirements in relation to market risk.

Regarding Spanish regulations, the legislation is aimed at transposing European rules at local level:

•	Bank of Spain Circular 2/2014, of 31 January, for credit institutions regarding the various regulatory options contained in Regulation (EU) No 575/2013. The purpose is to establish, in accordance with the powers granted, which options of those contained in the CRR attributed to national competent authorities will be mandatory for consolidated groups of credit institutions and credit institutions, whether part of a group or not, by 1 January 2014 and to what extent. In this Circular, the Bank of Spain makes use of some of the permanent regulatory options included in the CRR, to allow the treatment that Spanish law had been giving to certain questions before the entry into force of the EU regulation to be continued, justifying this by the business model that Spanish institutions have traditionally followed. This does not preclude the future exercise of other options for competent authorities provided for in the CRR, in many cases mainly when they are specific for direct application of the CRR without the requirement to be included in a Bank of Spain circular.

•	Law 10/2014, of 26 June, on the organisation, supervision and solvency of credit institutions, the aim of which is to continue the transposition of the CRD IV initiated by Royal Decree Law 14/2013, of 29 November, and recast certain national provisions in place at the time regarding the organisation and discipline of credit institutions. This law introduces, inter alia, an express obligation for the first time on the part of the Bank of Spain to present an annual Supervisory Programme setting out the content and how it will perform its supervisory activity, together with the actions to be taken in accordance with the outcome. This programme must include a stress test at least once a year.

•	Bank of Spain Circular 3/2014, of 30 July. Among other measures, this Circular amends Circular 2/2014, of 31 January, on the exercise of the regulatory options contained in Regulation (EU) No 575/2013, on prudential requirements for credit institutions and investment firms, in order to unify the treatment of the deductions of intangible assets during the transitional period set out in Regulation (EU) No 575/2013, equating the treatment of goodwill to that of all other intangible assets.

•	Royal Decree Law 84/2015, of February 13, implementing Law 10/2014, of June 26, on the management and supervision of credit institutions

•	Bank of Spain Circular 2/2016, of 2 February. This Circular completes the transposition of Directive 2013/36/EU and includes additional regulatory options for the national competent authorities to those included in Circular 2/2014 and developed in Royal Decree Law 84/2015. Specifically, it includes the possibility of treating, subject to prior authorisation by the Bank of Spain, certain exposures with public sector entities with the same tier weightings as the Administrations to which they belong.

•	Bank of Spain Circular 3/2017, of 24 October, amending certain aspects of Circular 2/2014, of 31 January. Its scope of application has been limited to the less significant entities, the contents of the Circular have been fine-tuned to reflect the guidelines issued by the ECB and it eliminates the rules regarding the transitional arrangements that were in effect until 2017.

•	Royal Decree Law 22/2018, of 14 December, establishing macroprudential tools and limits on sectoral concentration, along with conditions on the granting of loans and other exposures. In this respect, the Bank of Spain may require application of a countercyclical capital buffer for all of an entity’s exposures or for exposures in a specific sector.

In addition, in 2016 the European Central Bank published Regulation (EU) 2016/445, of 14 March 2016. With this regulation, the European Central Bank aims to further harmonise legislation applicable to credit institutions under its direct supervision (significant credit institutions) and establish a level playing field for credit institutions. This regulation became effective on 1 October 2016, supplementing the options and discretions conferred on the national competent authorities.

(4.2) Capital requirements

In February 2019, the European Central Bank notified the Bankia Group of the capital requirements applicable to it in 2019: a minimum Common Equity Tier 1 ratio of 9.25% and a minimum Total Capital ratio of 12.75%, both measured in relation to its transitional (phase-in) regulatory capital. These thresholds include the minimum required under Pillar I (4.5% in terms of common equity tier 1 capital and 8% at the total capital level), as well as the Pillar II requirement (2%) and the combined buffers applicable to the Group.

In December 2019, the European Central Bank notified the Bankia Group of the capital requirements applicable to it in 2020: maintaining a minimum Common Equity Tier 1 ratio of 9.25% and a minimum Total Capital ratio of 12.75%, both measured in relation to its transitional (phase-in) regulatory capital. These thresholds include the minimum required under Pillar I (4.5% in terms of common equity tier 1 capital and 8% at the total capital level), the Pillar II requirement (2%) and the combined buffers applicable to the Group (2.75%).

The combined buffers applicable for 2019 and 2020 are 2.75% (2.5% for the capital conservation buffer and 0.25% for the “other systemically important institutions” (O-SII) buffer). As the Bank of Spain has identified the Bankia Group as another systemically important institution (O-SII), a Common Equity Tier I capital buffer was established at 0.25% of its total risk exposure on a consolidated basis. Finally, the Group’s own countercyclical capital buffer, calculated based on the geographical location of its exposures, is 0%. This is because the Group’s exposures are located in countries (mainly Spain) whose supervisors have established the buffer at 0% for exposures in their territories.

On 12 March 2020 the ECB published a raft of measures to firm up the resilience of institutions in the current climate in response to the COVID-19 pandemic, allowing institutions to temporarily operate below the minimum requirements of Pillar II Guidance and the capital conservation buffer. Moreover, the entry into force of article 104 a) of the CRD V was brought forward, allowing institutions to cover the minimum requirements of the Pillar II Requirement not only with Common Equity Tier 1 capital, but also with Additional Tier I capital and Tier II capital. Following the application of article 104 a), the Bankia Group’s minimum CET1 requirement is 8.375% and the minimum Total Capital requirement remains 12.75%.

In light of the current climate caused by the COVID-19 crisis, and following the supervisor’s recommendations, the Bankia Group has asked to avail of the option to phase in the initial impact on own funds of the implementation of IFRS 9 provided for in Regulation (EU) 2017/2395 of the European Parliament and of the Council, of 12 December 2017, as from 17 July 2020 (pending approval) even though it made no such request on 1 January 2018. Moreover, the Group has communicated its decision to apply the transitional provisions of Regulation (EU) 2020/873 of the European Parliament and of the Council, of 24 June 2020, amending article 473 bis of the CRR and allowing institutions to add back to their Common Equity Tier 1 capital any increase in new expected credit loss provisions for unimpaired credit exposures that they recognise in 2020 and 2021.

Furthermore, on 17 July 2020 the Bankia Group informed the supervisor of its decision to avail of the option provided for in Regulation (EU) 2020/873 of the European Parliament and of the Council, of 24 June 2020, in respect of the amendment to article 468 of the CRR, which allows for the temporary treatment of unrealised gains and losses arising since 31 December 2019 on portfolios of debt instruments measured at fair value, corresponding to exposures to central governments, regional governments or local authorities, permitting their exclusion from common equity tier 1 capital.

The Group applies the following to its minimum capital requirements:

•	For credit risk requirements:

•	For exposures relating to retail customers and companies:

•	Both advanced internal-rating based (IRB) models approved by the Bank of Spain and the standardised approach depending on the origin of the portfolio.

•	- Advanced internal models for all new business.

•	For exposures to institutions, both advanced internal-rating based (IRB) and the standardised approach.

•	The standardised approach for all other exposures.

•	Requirements linked to the held-for-trading portfolio (foreign currency and market rates) were calculated using internal models, including additional counterparty credit risk requirements for OTC derivatives (CVA, “credit value adjustment”). The calculation model for market risk is in the process of being reviewed. During this period, the risk-weighted assets (RWA) included an increase for market risk related to the calculation method and not to market activity.

•	For the portfolio of equity securities, it used the simple risk-weight approach, the PD/LGD method and the standardised approach, depending on the origin of the various sub-portfolios.

•	To calculate the capital requirements for operational risk, the standardised approach was used.

As for the calculation of the Group’s capital requirements using internal models, the ECB’s Supervisory Board has initiated a Targeted Review of Internal Models (TRIM) with the aim of standardising current differences across entities in the risk weightings they apply to their exposures that are not attributable to their risk profiles but rather stem from their calculation models, all framed within a standardised supervisory model. This review takes in around 70 European financial institutions, including the Bankia Group.

The following table provides details of the Bankia Group’s capital tiers at 30 June 2020 and 31 December 2019 as well as the RWA (Risk Weighted Assets) calculated in accordance with applicable legislation:

ITEM	30/06/2020 (*)	31/12/2019
	(Thousands of euros and %)
Common Equity Tier I (CET 1)	10,957,296	11,120,019
Capital	3,069,522	3,069,522
Share premium	619,154	619,154
Eligible profit or loss attributable to owners of the parent	142,296	541,436
Reserves and treasury shares	9,038,595	8,899,497
Other comprehensive eligible and accumulated income	75,588	153,953
Eligible minority interests	—	—
Deductions	(1,987,859)	(2,163,543)
Deferred tax assets that depend on future income	(1,318,651)	(1,089,172)
Valuation adjustments due to prudent requirements (AVA)	(27,686)	(38,442)
Dividend to be deducted for regulatory purposes	—	(355,328)
Intangible assets and other deductions	(641,522)	(680,601)
Additional Tier I Capital (AT1)	1,250,000	1,250,000
TIER I (TIER1=CET1+AT1)	12,207,296	12,370,019
TIER II Capital (TIER2)	1,824,303	1,672,270
Subordinated debt	1,672,270	1,672,270
Other eligible/deductible elements	152,033	—
Total capital (TIER1+TIER2)	14,031,599	14,042,289
Total Risk Weighted Assets	76,513,859	77,634,917
Credit risk, counterparty and dilution	69,664,639	70,990,148
Standardised approach	26,640,241	27,657,492
Internal ratings-based approach	42,740,279	43,332,656
Securitisations	284,119	—
Market risk	1,284,770	1,080,319
Operational risk	5,564,450	5,564,450
Common Equity Tier I ratio	14.32%	14.32%
Equity Tier I ratio	15.95%	15.93%
Total capital ratio	18.34%	18.09%

(*)	Estimated data

At 30 June 2020, the Bankia Group showed a surplus of EUR 4,549 million (EUR 3,939 million at 31 December 2019) over the regulatory minimum Common Equity Tier I of 8.375% (9.250% at 31 December 2019) established considering Pillar I, Pillar II and the combined requirement of buffers.

At the same date, the Bankia Group shows a surplus of EUR 4,276 million (EUR 4,144 million at 31 December 2019) over the regulatory minimum Common Equity Tier 1 of 12.750%, (12.750% at 31 December 2019) established considering Pillar I, Pillar II requirement and the combined buffer requirement.

(4.3) Leverage ratio

The leverage ratio was designed by the Basel Committee on Banking Supervision in its Capital Accord of December 2010 as a supplementary measure to the Pillar I capital requirements. The entry into force of the CRR imposed on entities the obligation to calculate and report the ratio to the Supervisor quarterly from January 2014, and to publicly disclose the ratio from 1 January 2015. On 10 October 2014, Commission Delegated Regulation (EU) No 2015/62 was approved. It became effective from 1 January 2015 and replaced the CRR with respect to calculating the leverage ratio.

The CRR did not initially require a minimum ratio de be met. From January 2014 only an indicative reference value of 3% of tier 1 capital was established by the Basel Committee on Banking Supervision. With the entry into force of CRR II on 27 June 2019, a binding leverage ratio requirement of 3% of tier I capital was ultimately established, applicable from June 2021 onwards, in line with the reference value established by the Basel Committee on Banking Supervision in 2014.

As regards the leverage ratio, Regulation (EU) 2020/873 of the European Parliament and of the Council, amending the CRR and CRR II, regarding certain adjustments made in response to the COVID-19 pandemic, inter alia, sets out the possibility of temporarily excluding certain exposures to central banks from the leverage exposure in advance of its entry into force, and calculating counterparty risk exposure in repurchase transactions using the new calculation provided for in the CRR II, as it better reflects the leverage in the transaction.

The leverage ratio is calculated as the Group’s Tier I Capital divided by its total exposure. For these purposes, total exposure is the sum of the exposure values of assets on the balance sheet, derivatives (with different treatment to the rest of the assets on the balance sheet), part of off-balance sheet items and counterparty risk in repurchase transactions, securities or commodities lending or borrowing transactions, long settlement transactions and margin lending transactions.

The Bankia Group’s leverage ratio at 30 June 2020 and 31 December 2019 calculated in accordance with Commission Delegated Regulation (EU) No 2015/62 is as follows:

ITEM	30/06/2020 (*)	31/12/2019
	(Thousands of euros and %)
Tier I capital	12,207,296	12,370,019
Exposure	221,826,105	210,098,403
Leverage ratio	5.50%	5.89%
(+) Exposure on balance sheet	205,197,521	195,719,816
(+) Exposure on derivatives	2,595,191	2,605,920
(+) Additions in counterparty risk in securities financing transactions (SFTs)	4,714,167	3,475,213
(+) Off-balance sheet exposures (includes use of CCFs)	9,320,226	8,297,454
Total leverage ratio exposure	221,827,105	210,098,403

(*)	Estimated data

At 30 June 2020, the leverage ratio exceeded the 3% minimum.

(4.4) Minimum requirement for own funds and eligible liabilities (MREL)

Directive No 2014/59/EU of the European Parliament and of the Council on the recovery and resolution of credit institutions (Bank Recovery and Resolution Directive or BRRD) was approved in May 2014 and came into effect in January 2015. It was transposed into Spanish legislation through Law 11/2015 on the Resolution and Recovery of Credit Institutions, of 18 June. This legislation determines in what circumstances the resolution scheme of a financial institution enters into force, designing an internal mechanism where shareholders and creditors absorb losses (bail-in) in order to protect deposits, minimise the costs for taxpayers and avoid as far as possible recourse to the Single Resolution Fund (SRF).

Regarding the mechanism for internal loss-absorption, a minimum requirement for own funds and eligible liabilities with loss- absorbing capacity called MREL (Minimum Required Eligible Liabilities) has been established, requiring institutions that are subject to the requirement to have liabilities with certain characteristics that favour the absorption of losses in the event of resolution of the institution.

On 23 June 2017, on the Spanish legislative front, Royal Decree Law 11/2017 on urgent measures in financial matters was enacted. Among other things, the legislation created a new category of non-preferred senior debt, with a lower ranking relative to other preferred claims or ordinary senior debt and established the requirements for classification in this category to guarantee loss- absorption capacity in the event of resolution. Enactment of this Royal Decree gives non-preferred ordinary claims a legal status, in line with other EU Member States and the regulatory proposals being put forward in Europe in this respect.

The Group is currently reporting its MREL levels to the Group’s resolution authorities, the Single Resolution Board, FROB, and the Bank of Spain in terms of resolution, in accordance with the BRRD definition, as the ratio of the amount of own funds and eligible liabilities with respect to the entity’s total liabilities and own funds (TLOF) and, in addition, indicating its level in percentage terms by dividing the numerator by the Group’s RWAs.

On 20 November 2018 the SRB published its annual policy paper on the MREL, which serves as a basis for setting the MREL for banks not considered “complex” (subject to resolution colleges) and that, therefore, did not have binding targets in 2018, including the Bankia Group. On 16 May 2019, the Entity received formal notification from the Bank of Spain on the decision taken by the Single Resolution Board on its minimum requirement for own funds and eligible liabilities (MREL). According to this communication, the Group will have to reach from 1 July 2021 a minimum volume of own funds and eligible liabilities of 23.66% in terms of risk-weighted assets calculated at the end of the 2017 financial year. This MREL, expressed in terms of total liabilities and own funds of the entity (TLOF), would be 10.02%. Thus, as of 30 June 2020, the Group’s MREL ratio, calculated according to the current eligibility criteria of the Single Resolution Board, would amount to 21.74% of the total Risk-Weighted Assets (21.92% at 31 December 2019).

As mentioned above, the EU Banking Reforms package includes, inter alia, the reform of Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 and whose entry into force took place on 27 June 2019. These reforms introduce amendments to BRRD, inter alia, in relation to the minimum subordination requirements of eligible MREL liabilities and the MDA (Maximum Distributable Amounts) set in terms of MREL. In this regard, on 25 June 2019, the SRB published an Addendum to its MREL Policy Paper in January 2019, with the aim of clarifying the relationship between the new regulatory package and its MREL methodology. In May 2020 the SRB published its annual policy paper on MREL on the basis of the new regulatory framework approved with the 2019 package of banking reforms, which brought bank resolution and restructuring regulation into line with prevailing supervision legislation.

As a result of the COVID-19 crisis, and in relation to the MREL, the SRB published its view that compliance with current MREL restrictions in the short term should not prevent banks from extending financing to companies and the real economy. In this respect, on 20 May 2020 the Single Resolution Board published its definitive “Policy on the minimum requirements for own funds and eligible liabilities (MREL)”, setting out two binding MREL targets, including those regarding subordination: a binding intermediate target to be met on 1 January 2022 and the fully calibrated MREL (final target) to be met on 1 January 2024, easing the prevailing targets set in the 2018 and 2019 cycles.

(4.5) Capital management objectives and policies

The Group’s capital management covers two targets, a regulatory capital target and an economic capital target.

The regulatory capital target implies amply satisfying the minimum capital requirements in applicable regulations (Pillar I and Pillar II), including additional capital buffers applicable at all times.

The economic capital target is set internally based on the results of the internal capital adequacy assessment process (ICAAP), which analyses the Group’s risk profile and evaluates its internal control and corporate governance systems.

The capital planning process is part of the Strategic Planning process to ensure that the capital plan is consistent, coherent and aligned with the strategic objectives, the Group’s Risk Appetite Framework and the rest of the tactical plans comprising the financial plan for the forecast macroeconomic environment. The Management Committee updates the financial plan and, accordingly, the capital plan annually then submits them for approval by the Board of Directors. They form the basis for all planning, for shorter periods and for the budgeted period, and for the preparation of the ICAAP as a supervisory review document that includes the simulation of scenarios (i.e. stress tests). An organisational structure with a clear segregation of duties that prevents potential conflicts of interest and allows for the functions to be discharged within the capital planning process is required to carry out these processes.

In early 2017, the ECB embarked on a multi-year plan to drive improvements regarding the ICAAP so that the document meets supervisors’ expectations, publishing its guides to the ICAAP and ILAAP in November 2018, which were applicable to the processes undertaken in 2019. Accordingly, the Bankia Group has aligned its regulatory capital planning to the principles outlined in the guides. Capital planning starts from the need to have adequate capital to guarantee the Entity’s survival over time. The actions carried out are underpinned by risk management to comply with both Pillar I (credit, market and operational risk) and Pillar II (other risks; e.g. business, reputation) requirements, such as the Pillar II Requirement, Pillar II Guidance and capital buffers, which impact the Group and its remuneration policy (including the distribution of dividends). They are also geared towards integrated management of risks extended by the Entity in the scope of its corporate governance, the nature of the business, management of strategic planning and market demands, among other areas. Decision-making on capital management considers this enterprise- wide impact, whereby decisions are aligned with capital adequacy targets.

The capital planning exercise is based on financial planning (e.g. balance sheet, income statement, etc.), on the macroeconomic scenarios forecast by the Group and on the impact analysis of potential changes in capital adequacy regulations or those that may affect it. Distinction is made between baseline or expected scenarios and one or more stressed scenarios resulting from the application of a combination of adverse impacts on the expected situation. The capital planning process is formally documented in the following reports approved by the Bank’s Board of Directors, which are reviewed at least once a year:

•	The Corporate Risk Appetite and Tolerance Framework, which defines the level of risk appetite (internal capital target) based on the risks the Group is willing to assume in carrying out its business. Together with the capital target, tolerance or maximum levels of deviation from the established target which the Bank considers acceptable are determined.

•	The Corporate Capital Planning Framework, which sets out a clear governance framework to ensure the involvement and coordinated orientation of the Group’s various divisions related to the capital planning process, in order to achieve a common objective within the Group’s Risk Appetite and Tolerance Framework.

•	Capital Planning Policies, which include Senior Executive guidelines regarding capital preservation and correct risk measurement, as well as the corrective measures for potential deviations included in the Capital Contingency Plan.

•	Recovery Plan, which sets out the solvency and leverage indicator levels below the Entity’s tolerance level which, prior to potential non-compliance with regulations, would trigger the corrective measures in crisis situations, as well as the range of measures and execution of each.

Capital planning is a dynamic and ongoing process, therefore, these documents define a series of regulatory and financial indicators and metrics, with related minimum thresholds, calibrated and graded in accordance with the various levels of admission (Risk Appetite and Tolerance Levels, Early Warning levels and Recovery levels). The objective is to facilitate appropriate monitoring and control of the established targets and identify in advance future capital requirements and the corrective measures to be adopted.

In this respect, real capital adequacy ratios are measured against these metrics and indicators, and their various thresholds. Potential deviations are analysed to determine whether the causes relate to one-off or structural events. The measures required to adapt the level of capital, in order to meet the targets set, are analysed and decided. Failure to meet such targets could ultimately trigger the Capital Contingency Plan or even the Recovery Plan.

(5)  Earnings per share and dividend policy

Earnings per share

Basic and diluted earnings per share are calculated in accordance with the criteria stipulated in IAS 33:

•	Earnings per share is calculated by dividing “Profit / (loss) attributable to the parent”, adjusted for the after-tax amount corresponding to remuneration recognised in equity in connection with the contingent convertible bonds (Note 13), by the weighted average number of shares outstanding, excluding the weighted number of shares held as treasury shares, over the course of the reporting period.

•	Diluted earnings per share are determined using a method similar to that used to calculate basic earnings per share, by adjusting the weighted average number of shares outstanding and, where applicable, the profit for the year attributable to the parent, in order to take into account the potential dilutive effect of certain financial instruments that could generate the issue of new Bank shares (share option commitments with employees, warrants on parent company shares, convertible debt instruments) or discontinued operations.

The table below shows the earnings per share corresponding to the six-month periods ending 30 June 2020 and 2019:

ITEM	30/06/2020	30/06/2019
	(Thousands of euros)
Attributable to the parent	142,296	399,580
Adjusted for: remuneration on contingent convertible bonds	(38,316)	(26,812)
Net earnings/loss attributed to the parent	103,980	372,768
Of which: Earnings/Loss for the period from discontinued operations (net)	—	—
Earnings/Loss from ordinary business	103,980	372,768
Weighted average number of shares outstanding	3,042,495,239	3,052,204,670
Basic earnings/(loss) per share (in euros)	—	—
Basic earnings/(loss) per share for discontinued operations (in euros)	—	—
Basic earnings/(loss) per share for continuing operations (in euros)	—	—
Dilutive effect Entitlement to receive shares	—	—
Adjusted average number of shares for the calculation	3,042,495,239	3,052,204,670
Diluted earnings/(loss) per share (in euros)	0.03	0.12
Diluted earnings/(loss) per share for discontinued operations (in euros)	—	—
Diluted earnings/(loss) per share for continuing operations (in euros)	0.03	0.12

Dividend policy

Review of the capital distribution target set in the 2018-2020 Strategic Plan

On 27 March 2020 Bankia’s Board of Directors decided that, given the potential impact of the COVID-19 crisis, the Entity should be very prudent in setting shareholder remuneration. Consequently, it reviewed the capital distribution objective set in the Group’s 2018-2020 Strategic Plan, ruling out any extraordinary distributions this year and anticipating extreme prudence when defining the eventual dividend charged to 2020.

Dividend payment charged to earnings for 2019

A resolution was adopted at the General Meeting of Shareholders of Bankia held on 27 March 2020 to distribute, against earnings for the year ended 31 December 2019, a gross dividend of EUR 0.11576 per share of Bankia, S.A. entitled to dividend and outstanding at the date payment is made. The dividend was paid in April 2020 with distribution of EUR 352,109,750.87.

(6)  Remuneration of Board members and senior executives

(6.1) Remuneration of Board members

a)  Remuneration accrued at the Bank

Regarding remuneration of directors for the performance of their duties as members of the Board of Directors, the Bank applies the provisions of Royal Decree-Law 2/2012, of 3 February, on the reorganisation of the financial sector, and Order ECC/1762/2012, of 3 August. In this respect, fixed remuneration at Bankia, S.A. for all items of members of the various boards of directors other than executive chairmen, CEOs and executives of the companies is capped at EUR 100,000 per year. The limit for executive directors is EUR 500,000.

i)  Gross remuneration

Name	Salaries	Fixed Compen-sation	Short–term variable remuner-ation	Long–term variable remuner-ation	Remuneration for membership on Board committees	Termination benefits	Total 1st half 2020
	(Thousands of euros)
Mr. José Ignacio Goirigolzarri Tellaeche (1)	250	—	—	—	—	—	250
Mr. José Sevilla Álvarez (1)	250	—	—	—	—	—	250
Mr. Antonio Ortega Parra (1)	250	—	—	—	—	—	250
Mr. Carlos Egea Krauel	—	50	—	—	—	—	50
Mr. Joaquín Ayuso García	—	50	—	—	—	—	50
Mr. Francisco Javier Campo García	—	50	—	—	—	—	50
Ms. Eva Castillo Sanz	—	50	—	—	—	—	50
Mr. Jorge Cosmen Menéndez-Castañedo	—	50	—	—	—	—	50
Mr. José Luis Feito Higueruela	—	50	—	—	—	—	50
Mr. Fernando Fernández Méndez de Andés	—	50	—	—	—	—	50
Mr. Antonio Greño Hidalgo	—	50	—	—	—	—	50
Ms. Laura González Molero	—	50	—	—	—	—	50
Ms. Nuria Oliver Ramírez (2)	—	24	—	—	—	—	24

(1)	The executive directors have renounced any variable remuneration in 2020.

(2)	Ms. Oliver was appointed as a Board member with effect as of 3 April 2020, with total remuneration of EUR 100,000 per year. The amounts shown correspond to the period from 3 April to 30 June 2020.

ii)  Golden parachute clauses in Board of Directors’ contracts

Pursuant to additional provision seven of Law 3/2012, Bankia may not pay “compensation for termination of contract” for employment contracts of Directors of Bankia in excess of the lower of the following amounts:

•	EUR 1,000,000; or

•	Two years of the fixed compensation stipulated.

“Compensation for termination of contract” includes any amount of a compensatory nature that the director may receive as a consequence of termination of contract, whatever the reason, origin or purpose, so that the sum of all the amounts that may be received may not exceed the established limits.

The contracts of Messrs. Goirigolzarri, Sevilla and Ortega provide for compensation of one year of fixed remuneration if the Entity decides to terminate their employment unilaterally or in the event of a change of control of the Entity. The contracts also contain a post-contractual non-compete clause for the one year of fixed remuneration. The contracts of Messrs. Sevilla and Ortega also stipulate a notice period of three months, which is not included in Mr. Goirigolzarri’s contract. Pursuant to prevailing legislation, Bankia has amended these contracts, establishing that any compensation and/or amounts received by the senior executives must comply with Royal Decree-Law 2/2012, Law 3/2012 and Law 10/2014.

iii)  Share-based payment schemes

In the first half of 2020 shares have been allocated to Messrs. Goirigolzarri, Sevilla and Ortega equivalent to 25% of their annual variable remuneration accrued during 2016.

iv)  Long-term saving schemes

Name	Contribution Funds and Pension Plans (1)	Life Insurance Premiums 1st Half 2020 paid by the Bank
(Thousands of euros)
Mr. José Ignacio Goirigolzarri Tellaeche	—	—
Mr. José Sevilla Álvarez	—	—
Mr. Antonio Ortega Parra	—	—
Mr. Carlos Egea Krauel	—	—
Mr. Joaquín Ayuso García	—	—
Mr. Francisco Javier Campo García	—	—
Ms. Eva Castillo Sanz	—	—
Mr. Jorge Cosmen Menéndez-Castañedo	—	—
Mr. José Luis Feito Higueruela	—	—
Mr. Fernando Fernández Méndez de Andés	—	—
Mr. Antonio Greño Hidalgo	—	—
Ms. Laura González Molero	—	—
Ms. Nuria Oliver Ramírez	—	—

(1)	Regarding pension obligations, there are no cumulative amounts as there is no pension scheme for directors.

b)  Remuneration accrued for membership on the Boards of other Group companies or investees

On 7 June 2012, the Entity reported, in a material disclosure to the National Securities Market Commission, a review of its policy for remunerating directors in Group companies and investees. In this filing, it stated that the Bank’s Board of Directors had decided that directors representing it in investees would receive no remuneration and that the per diems to which they are entitled would be paid by the Group.

i)  Gross remuneration

Not applicable.

ii)  Share-based payment schemes

Not applicable.

iii)  Long-term saving schemes

Not applicable.

iv)  Other benefits

Not applicable.

c)  Remuneration summary:

Name	Total remuneration in the Entity	Total remuneration in the Group	Total 1st half 2020
	(Thousands of euros)
Mr. José Ignacio Goirigolzarri Tellaeche (1)	250	—	250
Mr. José Sevilla Álvarez (1)	250	—	250
Mr. Antonio Ortega Parra (1)	250	—	250
Mr. Carlos Egea Krauel	50	—	50
Mr. Joaquín Ayuso García	50	—	50
Mr. Francisco Javier Campo García	50	—	50
Ms. Eva Castillo Sanz	50	—	50
Mr. Jorge Cosmen Menéndez-Castañedo	50	—	50
Mr. José Luis Feito Higueruela	50	—	50
Mr. Fernando Fernández Méndez de Andés	50	—	50
Mr. Antonio Greño Hidalgo	50	—	50
Ms. Laura González Molero	50	—	50
Ms. Nuria Oliver Ramírez (2)	24	—	24

(1)	The executive directors have renounced any variable remuneration in 2020.

(2)	Ms. Oliver was appointed as a Board member with effect as of 3 April 2020, with total remuneration of EUR 100,000 per year. The amounts shown correspond to the period from 3 April to 30 June 2020.

(6.2) Remuneration of the Bank’s senior executives (Management Committee)

a) Remuneration accrued at the Bank

For the purposes of these condensed consolidated interim financial statements, the members of the Management Committee, without taking into consideration the executive directors, were considered as senior executives. A total of nine people, Mr. Miguel Crespo Rodríguez, Ms. Amalia Blanco Lucas, Mr. Fernando Sobrini Aburto, Mr. Gonzalo Alcubilla Povedano, Mr. Leopoldo Alvear Trenor, Mr. Manuel Galarza Pont, Mr. David López Puig, Mr. Eugenio Solla Tomé and Mr. Carlos Torres García, were classified for these purposes as key personnel for the Bank.

Regarding remuneration of senior executives, the Entity applies the provisions of Royal Decree-Law 2/2012, of 3 February, on the reorganisation of the financial sector, Law 3/2012, of 6 July, on urgent measures to reform the labour market, Ministry of Economy Order ECC/1762/2012, of 3 August and Law 10/2014, of 26 June, on the organisation, supervision and solvency of credit institutions.

i)  Gross remuneration

The following table shows the remuneration received by the senior executives, as defined above:

	Short term remuneration(1)	Long-term remuneration	Post-employment benefits(2)	Termination benefits	Total
	(Thousands of euros)
Senior Executives	1,867	—	160	—	2,027

(1)	No variable remuneration has accrued at 30 June 2020.

(2)	Corresponds to contributions made in respect of pensions and life insurance premiums.

ii)  Golden parachute clauses in senior executive contracts

Pursuant to additional provision seven of Law 3/2012, Bankia may not pay “compensation for termination of contract” for employment contracts of senior executives of Bankia in excess of the lower of the following amounts:

EUR 1,000,000; or
Two years of the fixed compensation stipulated.

“Compensation for termination of contract” includes any amount of a compensatory nature that the director may receive as a consequence of termination of contract, whatever the reason, origin or purpose, so that the sum of all the amounts that may be received may not exceed the established limits.

The contracts of nine senior executives include clauses that set compensation for all items if they are dismissed for legal reasons, except for disciplinary reasons considered legally valid, equivalent to two years’ fixed compensation. Pursuant to prevailing legislation, Bankia has amended these contracts, establishing that any compensation and/or amounts received by the senior executives must comply with Royal Decree-Law 2/2012, Law 3/2012 and Law 10/2014.

iii)  Share-based payment schemes

In the first half of 2020 shares have been allocated to Ms. Blanco and Messrs. Alcubilla and Sobrini equivalent to 25% of their annual variable remuneration accrued during 2016.

(6.3) Situations of conflict of interest of Bank directors

In accordance with the disclosure requirements under article 229 of Royal Legislative Decree 1/2010, of 2 July, enacting the Revised Spanish Companies Act, it is hereby stated that at 30 June 2020 none of the directors of the Bank are in any of the situations constituting a conflict of interest set out in said article.

Notwithstanding the above, according to the Regulations of the Board of Directors, directors must notify the Board of Directors of any direct or indirect conflict which they or persons related to them may have with the interests of the Entity. Moreover, directors must refrain from deliberating or voting on resolutions or decisions in which they, or persons related to them, have a direct or indirect conflict of interest.

In this respect, in accordance with Section 228.c) of Royal Legislative Decree 1/2010, of 2 July, enacting the Revised Spanish Companies Act, it is hereby stated that during the first half of 2020:

•	On 11 occasions, Bank directors (Mr. Francisco Javier Campo, Mr. Jorge Cosmen Menéndez-Castañedo, Ms. Laura González Molero and Mr. Antonio Ortega Parra) refrained from participating in the deliberation and voting on matters at the Board of Directors’ meetings regarding transactions that they, or persons related to them, had a direct or indirect potential conflict of interest with the Bank.

•	In addition, in keeping with the best practices of corporate governance, the Executive Directors of the Entity, Mr. José Ignacio Goirigolzarri Tellaeche, Mr. José Sevilla Alvarez and Mr. Antonio Ortega Parra, as members of the Board of Directors of BFA, Tenedora de Acciones, S.A.U. (BFA), with Mr. José Ignacio Goirigolzarri Tellaeche also being the legal representative of and member and chairman of the Board of Directors of the FROB, have refrained from participating in the deliberation and voting on matters relating to the Bankia Group-BFA financial programme and the regularisation of the BFA-Bankia recovery service agreement.

(7)  Financial assets

(7.1) Breakdown by nature and category

The breakdown of the balance of the Group’s financial assets, excluding “Cash, cash balances at central banks and other demand deposits” and “Derivatives – Hedge accounting”, classified by nature and category, at 30 June 2020 and 31 December 2019 is as follows:

	30 June 2020
FINANCIAL ASSETS	Financial assets held for trading	Non-trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other through profit or comprehensive income	Financial assets at amortised cost
	(Thousands of euros)
Derivatives	6,889,856	—	—	—	—
Equity instruments	872	—	—	76,490	—
Debt securities	270,842	189	—	9,624,216	37,775,735
Loans and advances	—	10,320	—	—	128,065,244
Central banks	—	—	—	—	253
Credit institutions	—	—	—	—	5,765,702
Customers	—	10,320	—	—	122,299,289
Total	7,161,570	10,509	—	9,700,706	165,840,979

	31 December 2019
FINANCIAL ASSETS	Financial assets held for trading	Non-trading financial assets mandatorily at fair value through profit or loss	Financial assets designated at fair value through profit or loss	Financial assets at fair value through other through profit or comprehensive income	Financial assets at amortised cost
	(Thousands of euros)
Derivatives	6,518,725	—	—	—	—
Equity instruments	1,381	—	—	75,817	—
Debt securities	170,795	237	—	11,906,055	33,067,987
Loans and advances	—	34,518	—	—	122,900,453
Central banks			—
Credit institutions	—	23,263	—	—	5,467,442
Customers	—	11,255	—	—	117,433,011
Total	6,690,901	34,755	—	11,981,872	155,968,440

(7.2) Financial assets held for trading. Derivatives

The following table presents a breakdown, by class of derivative, of the fair value of the Group’s derivatives held for trading at 30 June 2020 and 31 December 2019:

(7.2) Financial assets held for trading. Derivatives

The following table presents a breakdown, by class of derivative, of the fair value of the Group’s derivatives held for trading at 30 June 2020 and 31 December 2019:

	30/06/2020			31/12/2019
ITEM	Fair value	Amount netted	Carrying amount	Fair value	Amount netted	Carrying amount
	(Thousands of euros)
Unmatured foreign currency purchases and sales	51,037	—	51,037	66,859	—	66,859
Equity derivatives	11,056	—	11,056	7,583	—	7,583
Interest rate derivatives	14,817,354	(8,057,087)	6,760,267	12,690,868	(6,306,025)	6,384,843
Credit derivatives	135	—	135	178	—	178
Other	67,361	—	67,361	59,262	—	59,262
Total	14,946,943	(8,057,087)	6,889,856	12,824,750	(6,306,025)	6,518,725

(7.3) Financial assets not held for trading at fair value through other comprehensive income

Details of this item, by type of counterparty and type of financial instrument in the accompanying condensed consolidated balance sheet, indicating the carrying amount at 30 June 2020 and 31 December 2019, are as follows:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
By counterparty
Other resident sectors	10,509	34,755
Total	10,509	34,755
By instrument type
Debt securities	189	237
Loans and advances	10,320	34,518
Credit institutions	—	23,263
Customers	10,320	11,255
Total	10,509	34,755

(7.4) Financial assets at fair value through other comprehensive income

Details of this item, by type of counterparty and type of financial instrument in the accompanying condensed consolidated balance sheet, are as follows:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
By counterparty
Credit institutions	11,515	44,495
Resident public sector	9,117,773	11,155,672
Non-resident public sector	191,458	291,393
Other resident sectors	149,487	153,308
Other non-resident sectors	230,844	337,549
Doubtful assets	—	—
Impairment losses	(371)	(545)
Total	9,700,706	11,981,872
By instrument type
Debt securities	9,624,216	11,906,055
Spanish government debt securities	9,117,773	11,155,672
Government bonds	8,917,445	10,861,586
Regional administrations	200,328	294,086
Foreign government debt securities	191,458	291,393
Issued by financial institutions	11,515	18,020
Other fixed-income securities	303,841	441,515
Impairment losses	(371)	(545)
Equity instruments	76,490	75,817
Total	9,700,706	11,981,872

At 30 June 2020 and 31 December 2019, the Group did not have any assets classified in the financial assets at fair value through other comprehensive income portfolio with amounts past-due and not impaired.

The average effective annual interest rate of debt securities included in the financial assets at fair value through other comprehensive income portfolio at 30 June 2020 was 0.44% (0.90% at 31 December 2019).

A summary of changes in relation to impairment losses due to credit risk in the six-month period ended 30 June 2020 and 2019 included in the Group’s financial assets at fair value through other comprehensive income portfolio, by identification criteria and type of counterparty, is as follows:

DEBT SECURITIES	1st half 2020	1st half 2019
	(Thousands of euros)
Balance at 1 January	545	1,108
Impairment losses for the year charged to income	7	24
Available credit loss allowance	(175)	(27)
Net provision/(release) charged/(credited) to income statement	(168)	(3)
Amounts used for depreciated assets and other net movements	(6)	(7)
Balance at 30 June	371	1,098
Of which:
Type of counterparty	371	1,098
Entities resident in Spain	235	857
Entities resident abroad	136	241

(7.5) Financial assets at amortised cost

(7.5.1) Breakdown

Details of this item in the accompanying consolidated balance sheets at 30 June 2020 and 31 December 2019, based on the nature of the related financial instruments, are as follows:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Financial assets at amortised cost
Loans and advances	131,113,526	125,851,369
Central banks	253	—
Credit institutions	5,770,974	5,471,339
Customers	125,342,299	120,380,030
Debt securities	37,779,987	33,077,574
Sum	168,893,513	158,928,943
Impairment losses	(3,302,184)	(3,189,159)
Other valuation adjustments	249,650	228,656
Total	165,840,979	155,968,440

(7.5.2) Credit quality of financial assets at amortised cost portfolio

The following table shows financial assets at amortised cost, based on their credit risk classification, distinguishing between gross value and related impairment losses at 30 June 2020 and 31 December 2019:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Gross amount (*)
Stage 1 – Standard risk	155,994,181	145,047,733
Stage 2 – Standard risk under special monitoring	7,230,348	8,244,241
Stage 3 – Doubtful risk	5,918,634	5,865,625
Sum	169,143,163	159,157,599
Impairment allowance
Stage 1 – Standard risk	(174,346)	(208,660)
Stage 2 – Standard risk under special monitoring	(667,079)	(440,015)
Stage 3 – Doubtful risk	(2,460,759)	(2,540,484)
Sum	(3,302,184)	(3,189,159)
Carrying amount
Stage 1 – Standard risk	155,819,835	144,839,073
Stage 2 – Standard risk under special monitoring	6,563,269	7,804,226
Stage 3 – Doubtful risk	3,457,875	3,325,141
Sum	165,840,979	155,968,440

(*)	Include “Other valuation adjustments”.

(7.5.3) Movement in financial assets at amortised cost. Stages of credit impairment

The following table sets out the movements in the first half of 2020 and 2019 between stages 1, 2 and 3 in terms of the gross carrying amount of financial assets at amortised cost:

	30 June 2020
ITEM	Stage 1	Stage 2	Stage 3	Total
	(Thousands of euros)
Balance at the beginning of the period	145,047,733	8,244,241	5,865,625	159,157,599
Inter-stage transfer	(195,854)	512,363	(316,509)	—
Stage 1 – Standard risk	(1,831,118)	1,817,487	13,631	—
Stage 2 – Standard risk under special monitoring	1,433,780	(1,661,655)	227,875	—
Stage 3 – Doubtful risk	201,484	356,531	(558,015)	—
Additions, disposals and balance variations	11,142,302	(1,526,256)	615,413	10,231,459
Write-offs	—	—	(245,895)	(245,895)
Balance at the end of the period	155,994,181	7,230,348	5,918,634	169,143,163

	30 June 2019
ITEM	Stage 1	Stage 2	Stage 3	Total
	(Thousands of euros)
Balance at the beginning of the period	144,313,389	8,635,397	7,731,664	160,680,450
Inter-stage transfer	(982,165)	789,747	192,418	—
Stage 1 – Standard risk	(1,868,196)	1,684,662	183,534	—
Stage 2 – Standard risk under special monitoring	854,466	(1,261,166)	406,700	—
Stage 3 – Doubtful risk	31,565	366,251	(397,816)	—
Additions, disposals and balance variations	3,328,998	(576,547)	(939,549)	1,812,902
Write-offs	—	—	(115,313)	(115,313)
Balance at the end of the period	146,660,222	8,848,597	6,869,220	162,378,039

(7.5.4) Movement in credit impairment by stages

The following table sets out the movement in impairment losses on financial assets at amortised cost by stages of credit impairment in the first half of 2020 and 2019:

	30 June 2020
ITEM	Stage 1	Stage 2	Stage 3	Total
	(Thousands of euros)
Balance at 1 January 2020	208,660	440,015	2,540,484	3,189,159
Variations due to origination and acquisition, derecognition and credit risk variation (net)	(33,769)	224,198	293,469	483,898
Allowances used for depreciated assets	—	—	(351,619)	(351,619)
Transfer to non-current assets for sale and other movements	(545)	2,866	(21,575)	(19,254)
Balance at 30 June 2020	174,346	667,079	2,460,759	3,302,184
Of which individually identified	—	62,309	714,236	776,545
Of which collectively identified	174,346	604,770	1,746,523	2,525,639

	30 June 2019
ITEM	Stage 1	Stage 2	Stage 3	Total
	(Thousands of euros)
Balance at 1 January 2019	226,317	619,333	3,373,360	4,219,010
Variations due to origination and acquisition, derecognition and credit risk variation (net)	7,626	(18,887)	182,329	171,068
Allowances used for depreciated assets	—	—	(547,507)	(547,507)
Transfer to non-current assets for sale and other movements	(2,853)	172	(92,146)	(94,827)
Balance at 30 June 2019	231,090	600,618	2,916,036	3,747,744
Of which individually identified	—	91,671	1,183,906	1,275,577
Of which collectively identified	231,090	508,947	1,732,130	2,472,167

(7.5.5) Credit quality of financial assets at amortised cost portfolio. Guarantees received

The breakdown at 30 June 2020 and 31 December 2019 of guarantees received related to Loans and Advances in the accompanying consolidated balance sheets is as follows:

ITEM (*)	30/06/2020	31/12/2019
	(Thousands of euros)
Value of the collateral	73,959,485	75,939,912
Of which: collateral for standard risks under special monitoring	4,207,512	5,022,526
Of which: collateral for doubtful risks	6,204,613	5,952,561
Total	73,959,485	75,939,912

(*)	The value of the guarantee or collateral is the lower of the guarantee received and the amount of the loan, except for doubtful transactions, where the relevant measure is fair value.

(7.5.6) Financial assets at amortised cost. Loans and advances. Credit institutions

Details, by instrument type, of this caption on the accompanying consolidated balance sheets are as follows:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
By instrument type
Time deposits	270,981	115,244
Reverse repurchase agreements	3,721,393	3,509,138
Other financial assets	1,775,467	1,842,619
Doubtful assets	3,133	4,338
Sum	5,770,974	5,471,339
Impairment losses	(532)	(737)
Other valuation adjustments	(4,740)	(3,160)
Total	5,765,702	5,467,442

The average effective annual interest rate of financial instruments included under this heading at 30 June 2020 was 0.96% (0.81% at 31 December 2019).

(7.5.7) Financial assets at amortised cost. Loans and advances. Customers

Details, by counterparty type, of this caption on the accompanying condensed consolidated balance sheets are as follows:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Government agencies	4,916,723	4,933,611
Other financial corporations	2,218,671	1,970,643
Non-financial corporations	41,930,553	37,068,929
Households	76,526,563	76,638,663
Sum (1)	125,592,510	120,611,846
Impairment losses	(3,293,221)	(3,178,835)
Total	122,299,289	117,433,011

(1)	Of which EUR 5,906,991 thousand corresponds to doubtful “Loans and advances” at 30 June 2020 (EUR 5,852,665 thousand at 31 December 2019). Includes “Other valuation adjustments”.

The average effective annual interest rate of financial instruments included under this heading at 30 June 2020 was 1.56% (1.73% at 31 December 2019).

(7.5.8) Doubtful assets

Details of the movement in doubtful loans and advances to credit institutions and customers, within the financial assets at amortised cost portfolio, during the first half of 2020 and 2019 are as follows:

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
Carrying amount at the beginning of the period	5,857,003	7,722,462
Additions	979,489	872,853
Disposals	(926,368)	(1,734,713)
Foreclosures	(64,049)	(129,025)
Portfolio sales	(4,761)	(438,508)
Reversals and other	(611,663)	(731,987)
Debt pardoning and disposals of assets	(245,895)	(115,314)
Transfers to disposal group	—	(319,879)
Carrying amount at end of period	5,910,124	6,860,602

The table below shows the classification of the Bankia Group’s doubtful financial assets at amortised cost related to “Loans and advances to customers” and “Loans and advances to credit institutions” included in “Loans and advances” at 30 June 2020 and 31 December 2019, by counterparty, age of the oldest past-due amount of each, and the type of guarantee or collateral:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
By counterparty
Credit institutions	3,133	4,337
Public sector	95,368	89,962
Other financial corporations	14,397	15,335
Non-financial corporations	2,431,613	2,690,948
Households	3,365,613	3,056,421
Total	5,910,124	5,857,003
By age
Up to 6 months (*)	2,462,776	2,516,688
Between 6 and 12 months	596,509	557,293
More than 12 months	2,850,839	2,783,022
Total	5,910,124	5,857,003
By type of guarantee
Mortgage collateral	3,950,961	3,803,759
Other collateral	35,979	44,493
Without collateral	1,923,184	2,008,751
Total	5,910,124	5,857,003

(*)	At 30 June 2020, approximately 82% of the balance consisted of transactions with no past-due amounts or amounts that are less than 90 days past due (83% at 31 December 2019).

Past-due income receivable from the doubtful assets accumulated at 30 June 2020 amounts to EUR 297,639 thousand (EUR 292,761 thousand as of 31 December 2019).

The following table provides a breakdown of doubtful assets with collateral included in this category by the percentage of risk in relation to the value of the collateral (“loan to value”), as the key measure for the collateral in connection with the risks to which it relates:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Lower than or equal to 40%	375,529	371,866
More than 40% and less than or equal to 60%	456,100	416,114
More than 60% and less than or equal to 80%	525,235	475,870
More than 80%	2,630,076	2,584,402
Total	3,986,940	3,848,252

(7.5.9) Assets past-due

The table below shows the classification of assets past-due but not impaired related to “Loans and advances to customers” and “Loans and advances to credit institutions” of the Bankia Group at 30 June 2020 and 31 December 2019, by counterparty, age past-due and type of guarantee or collateral:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
By counterparty
Credit institutions	31	6,808
Public sector	25,488	37,447
Other financial corporations	23,512	19,242
Non-financial corporations	137,909	101,373
Households	42,082	39,018
Total	229,022	203,888
By age
Less than 1 month	198,744	151,874
Between 1 and 3 months	30,278	52,014
More than 3 months	—	—
Total	229,022	203,888
By type of guarantee
Mortgage collateral	47,973	29,832
Other collateral	1,007	1,331
Without collateral	180,042	172,725
Total	229,022	203,888

The following table provides a breakdown of assets with collateral included in this category by the percentage of risk in relation to the value of the collateral (“loan to value”), as the key measure for the collateral in connection with the risks to which it relates:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Lower than or equal to 40%	9,946	8,245
More than 40% and less than or equal to 60%	6,558	6,477
More than 60% and less than or equal to 80%	5,585	5,378
More than 80%	26,891	11,063
Total	48,980	31,163

(7.5.10) Movement in impairment losses

A summary of changes in relation to impairment losses due to credit risk in the six-month period ended 30 June 2020 and 2019 recognised under “Loans and advances – Credit institutions” and “Loans and advances – Customers” within “Financial assets at amortised cost – Loans and advances” in the consolidated balance sheets, by identification criteria and type of counterparty, is as follows:

	30 June 2020
ITEM	Allowance for credit risk attributable to insolvency	Country risk allowance	Total
	(Thousands of euros)
Balance at the beginning of the period	3,177,911	1,661	3,179,572
Of which individually identified	955,074	—	955,074
Of which collectively identified	2,222,837	1,661	2,224,498
Impairment losses for the year charged to income	1,134,150	144	1,134,294
Available credit loss allowance	(648,495)	(813)	(649,308)
Net provision/(release) charged/(credited) to income statement	485,655	(669)	484,986
Amounts used for depreciated assets and other net movements	(368,925)	—	(368,925)
Exchange gains/(losses)	(1,881)	—	(1,881)
Balance at the end of the period	3,292,760	992	3,293,752
Of which individually identified	770,818	—	770,818
Of which collectively identified	2,521,942	992	2,522,934
Of which:
Type of counterparty:	3,292,760	992	3,293,752
Entities resident in Spain	3,124,948	—	3,124,948
Entities resident abroad	167,812	992	168,804

	30 June 2019
ITEM	Allowance for credit risk losses	Country risk allowance	Total
	(Thousands of euros)
Balance at the beginning of the period	4,207,166	4,318	4,211,484
Of which individually identified	1,574,212	—	1,574,212
Of which collectively identified	2,632,954	4,318	2,637,272
Impairment losses for the year charged to income	473,814	9,050	482,864
Available credit loss allowance	(300,303)	(12,018)	(312,321)
Net provision/(release) charged/(credited) to income statement	173,511	(2,968)	170,543
Amounts used for depreciated assets and other net movements	(642,711)	(35)	(642,746)
Exchange gains/(losses)	412	(1)	411
Balance at the end of the period	3,738,378	1,314	3,739,692
Of which individually identified	1,270,072	—	1,270,072
Of which collectively identified	2,468,306	1,314	2,469,620
Of which:
Type of counterparty:	3,738,378	1,314	3,739,692
Entities resident in Spain	3,569,810	—	3,569,810
Entities resident abroad	168,568	1,314	169,882

(7.5.11) Financial assets at amortised cost. Debt securities

Details, by counterparty and by type of instrument, of this condensed consolidated balance sheet heading are as follows:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
By counterparty
Credit institutions	24,949	25,006
Resident public sector	13,311,381	10,012,858
Non-resident public sector	5,822,256	4,255,837
Other resident sectors	18,600,809	18,752,317
Other non-resident sectors	12,081	22,936
Doubtful assets	8,511	8,620
Sum	37,779,987	33,077,574
Impairment losses	(8,435)	(9,587)
Other valuation adjustments	4,183	—
Total	37,775,735	33,067,987
By instrument type
Spanish government debt securities	13,311,381	10,012,858
Foreign government debt securities	5,822,256	4,255,837
Debentures and bonds	18,650,533	18,808,879
Impairment losses	(8,435)	(9,587)
Total	37,775,735	33,067,987

The balances in “Other resident sectors” and “Debentures and bonds” include the debt securities issued by Sociedad de Gestión de Activos Procedentes de la Reestructuración Bancaria (SAREB) backed by the Spanish Government, which were received as consideration for the assets transferred by the BFA Group to SAREB in December 2012, at a price of EUR 22,317 million – EUR 2,850 million to BFA in respect of the part of the price relating to its own assets and those of its subsidiaries and EUR 19,467 million to Bankia in respect of the part of the price relating to its own assets and those of Bankia subsidiaries–. They also include the debt securities received as consideration for the assets originally transferred by the BMN Group in February 2013 for EUR 5,820 million – absorbed following its merger by the Bankia Group.

The securities received by the Group (with original maturities at 31 December 2013, 2014 and 2015 and 28 February 2014, 2015 and 2016) include an annual renewal option for the issuer, although the estimated value of that option does not generate any negative difference between the fair value of the instruments and the nominal value at the transaction date.

In 2013 and subsequent periods, the SAREB redeemed and delivered new bonds. Accordingly, the securities received by the Group and recognised under “Financial assets at amortised cost” at 30 June 2020 were as follows:

Securities	Amount	Maturity	Interest rate
	(Thousands of euros and %)
SAREB 2018-3 Bonds	7,623,700	31.12.2020	—
SAREB 2019-4 Bonds	5,549,800	31.12.2020	—
SAREB 2019-2 Bonds	2,425,000	28.02.2021	—
SAREB 2020-1 Bonds	1,681,300	28.02.2021	—
SAREB 2018-4 Bonds	965,300	31.12.2021	—
SAREB 2019-3 Bonds	264,800	28.02.2022	—

As these cancellations were made at the nominal amount, there were no differences with respect to the carrying amounts. Therefore, the transactions did not have a significant impact on the Group’s consolidated income statement for prior periods.

At the maturity date, the unamortised cash amount was exchanged for other bonds with a similar maturity (rollover option) and bearing interest at the 3-month Euribor plus a spread, which was considered equivalent to market rates of interest for public debt with a similar term. Accordingly, the bonds were recorded at their nominal amount, with no impact recognised on the Group’s income statement for the first half of 2020. Rollovers of bonds carried out in previous years also had no impact whatsoever on the Group’s income statement for those periods.

The Group’s debt securities classified as financial assets at amortised cost included assets of EUR 8,511 thousand at 30 June 2020 (EUR 8,620 thousand at 31 December 2019) that were assessed individually to be impaired due to credit risk.

At 30 June 2020 and 31 December 2019, the Group had no debt securities classified in the financial assets at amortised cost portfolio with amounts past-due and not impaired.

As indicated in Note 12.11 to the Bankia Group’s consolidated financial statements for 2019, on 30 October 2018 the arbitration process between the SAREB and other entities, Bankia among them, came to an end, concluding that the quarterly coupon of the 2017-3 and 2018-1 senior bond issues cannot be negative and must be limited to a minimum of 0%. This limitation extends to future SAREB bonds when the calculation formula gives a negative result.

The average effective annual interest rate of debt securities included in the financial assets measured at amortised cost portfolio at 30 June 2020 was 0.50% (0.52% at 31 December 2019).

A summary of the changes in relation to impairment losses and fair value adjustments due to credit risk of debt securities included in this portfolio for the six-month period ended 30 June 2020 and 2019 is as follows:

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
Balance at 1 January	9,587	7,526
Impairment losses for the year charged to income	79	616
Available credit loss allowance	(1,233)	(91)
Net provision/(release) charged/(credited) to income statement	(1,154)	525
Amounts used for depreciated assets and other net movements	2	1
Exchange gains/(losses)	—	—
Balance at 30 June	8,435	8,052
Of which:	—	—
Type of counterparty:	8,435	8,052
Entities resident in Spain	8,434	7,903
Entities resident abroad	1	149

(8)  Fair value

(8.1) Financial instruments

(8.1.1) Fair value of financial instruments

The fair value of a financial asset or liability on a specific date is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Group generally uses the following methods to estimate the fair value of financial instruments:

•	When the market publishes closing prices, these prices are used to determine the fair value.

•	When the market publishes both bid and asking prices for the same instrument, the market price for a purchased asset or a liability to be issued is the bid price and that for an asset to be purchased or an issued liability is the asking price. If there is significant market-making activity or it can be demonstrated that the positions can be closed – settled or hedged – at the average price, the average price is used.

•	If there is no market price for a given financial instrument or for scantly active markets, its fair value is estimated on the basis of the price established in recent transactions involving similar instruments and, in the absence thereof, based on proven valuation techniques used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with it.

•	The valuation techniques used to estimate the fair value of a financial instrument meet the following requirements:

•	The techniques used are based on the most consistent and appropriate economic and financial methods, which have been demonstrated to provide the most realistic estimate of the financial instrument’s price.

•	They are those which are customarily used by market participants to measure this type of financial instrument, such as discounting of cash flows, non-arbitrage option pricing models, etc.

•	They maximise the use of available information, in relation to both observable data and recent transactions of similar characteristics, and limit the use of non-observable data and estimates as far as possible.

•	They are sufficiently and amply documented, including the reasons why they were chosen in preference to other possible alternatives.

•	They are applied consistently over time so long as the reasons for choosing them do not change.

•	The validity of the models is examined periodically using recent transactions and current market data.

•	They consider the following factors: the time value of money, credit risk, exchange rates, commodity prices, equity prices, volatility, liquidity, prepayment risk and servicing costs.

•	For initial recognition of financial instruments with no market or with a scantly active market, the fair value is obtained either on the basis of the most recent transaction price, unless another value can be demonstrated through comparison with other recent market transactions involving the same instrument, or by using a valuation technique in which all the variables are taken solely from observable market data.

•	The fair value of derivatives is determined as follows:

•	The fair value of derivatives traded on an organised, transparent and deep market included in the trading portfolios is equivalent to their daily quotation price and if, for exceptional reasons, the quotation price on a given date cannot be established, methods similar to those used to measure derivatives not traded on organised markets are applied.

•	OTC derivatives or derivatives traded in scantly deep or transparent organised markets: the fair value is taken to be the sum of the future cash flows arising from the instrument, discounted to present value at the date of measurement (“present value” or “theoretical close”) using valuation techniques accepted by the financial markets: “net present value” (NPV), option pricing models, etc. Derivatives not supported by a CSA (market standard) collateral agreement: an own and/or third party credit risk adjustment (CVA and DVA) differentiated based on the internal rating of the counterparty:

•	Counterparties rated CCC or higher: all components are taken directly from the market (risk factors that affect the value of the derivative) or indirectly from the inputs that reflect credit risk through quoted prices in markets that are closest to that of the counterparty and of Bankia.

•	Counterparties classified as “doubtful”: internal expert criteria regarding recovery of the debt are used as there are no market indices to assess their credit risk due to the absence of a secondary market with prices and reasonable liquidity.

CVA and DVA are included in the valuation of derivatives, both assets and liabilities, to reflect the impact of counterparty and own credit risk, respectively, on fair value.

CVA is calculated considering potential exposure to each counterparty in each future period. The CVA for a specific counterparty is the sum of the CVAs for all periods. The adjustments are calculated by estimating exposure at default, probability of default and loss given default for all derivatives on any underlying at legal entity-level at which the Bankia Group is exposed.

DVA is a similar valuation adjustment to CVA, but arises from Bankia’s own risk assumed with OTC derivatives counterparties. Similarly, DVA is calculated by multiplying expected negative exposure by probability of default and multiplying the result by Bankia’s loss given default.

The credit risk valuation adjustments registered in the consolidated balance sheet at 30 June 2020 were EUR 103 million for CVA (EUR 100 million at 31 December 2019) and EUR -0.2 million for DVA (EUR 3 million at 31 December 2019).

(8.1.2) Determination of fair value of financial instruments

The following table compares the amounts at which the Group’s financial assets and financial liabilities are recognised in the accompanying condensed consolidated balance sheets and their related fair value:

	30/06/2020		31/12/2019
ITEM	Balance sheet	Fair value	Balance sheet	Fair value
	(Thousands of euros)
ASSETS
Cash, cash balances at central banks and other demand deposits	15,982,034	15,982,034	13,202,885	13,202,885
Financial assets held for trading	7,161,570	7,161,570	6,690,901	6,690,901
Non-trading financial assets mandatorily at fair value through profit or loss	10,509	10,509	34,755	34,755
Financial assets at fair value through other comprehensive income	9,700,706	9,700,706	11,981,872	11,981,872
Financial assets at amortised cost	165,840,979	177,069,710	155,968,440	166,555,103
Non-current assets and disposal groups classified as held for sale – Other equity instruments	128,092	128,092	134,919	134,919
Derivatives – Hedge accounting	2,432,327	2,432,327	2,498,821	2,498,821
LIABILITIES
Financial liabilities held for trading	6,984,531	6,984,531	6,750,111	6,750,111
Financial liabilities at amortised cost	195,699,902	198,011,874	185,176,254	185,121,750
Derivatives -Hedge accounting	99,104	99,104	87,402	87,402

For financial instruments whose carrying amount differs from their theoretical fair value, the latter was calculated as follows:

•	The fair value of “Cash and cash balances at central banks” is measured at carrying amount, as the balances are short-term.

•	The fair values of “Financial assets at amortised cost “ and “Financial liabilities at amortised cost” were estimated using the discounted cash flow method, taking market interest rates at the end of each period without considering the issuer’s credit risk. This valuation is considered to use Level 3 inputs in the approaches described below for financial instruments whose carrying amount is equal to their fair value.

The fair value of the debt securities classified as “Financial assets at amortised cost” is considered equivalent to their quoted price in active markets except for the SAREB bonds (see Note 07/05/2011), whose fair value was estimated using Level 2 inputs and did not differ significantly from their carrying amount (fair value was determined using quoted prices of Spanish government bonds of similar characteristics).

Financial instruments whose carrying amount coincides with their fair value were measured as follows:

•	Level 1: Financial instruments whose fair value was determined by reference to their quoted price in active markets, without making any change to these prices.

•	Level 2: Financial instruments whose fair value was estimated by reference to quoted prices on organised markets for similar instruments or using other valuation techniques in which all the significant inputs are based on directly or indirectly observable market data.

•	Level 3: Financial instruments whose fair value was estimated by using valuation techniques in which one or another significant input is not based on observable market data. An input is deemed to be significant when it is important for determining the fair value as a whole.

The Group has not recognised any financial assets or liabilities whose fair value differs from the transaction price and has not been evaluated through methodologies and assumptions that would allow them to be classified in Level 1 and Level 2. Consequently, no gains or losses have been recognised to reflect changes in the factors used in the valuation that market participants would take into account when pricing the asset or liability. Any difference between the transaction price of an asset or liability and its fair value is recognised immediately in the income statement for financial instruments classified in levels 1 and 2 of the fair value hierarchy.

The following table presents the main financial instruments measured at fair value in the accompanying consolidated balance sheet, by measurement method used to estimate fair value:

	30/06/2020			31/12/2019
ITEM	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(Thousands of euros)
ASSETS
Financial assets held for trading	272,294	6,797,032	92,244	158,904	6,437,567	94,430
Debt securities	270,842	—	—	155,899	14,896	—
Equity instruments	872	—	—	1,381	—	—
Derivatives	580	6,797,032	92,244	1,624	6,422,671	94,430
Non-trading financial assets mandatorily at fair value through profit or loss	—	189	10,320	—	237	34,518
Debt securities	—	189	—	—	237	—
Equity instruments	—	—	—	—	—	—
Loans and advances	—	—	10,320	—	—	34,518
Financial assets at fair value through other comprehensive income	9,571,839	88,216	40,651	11,846,580	94,622	40,670
Debt securities	9,571,839	52,377	—	11,846,580	59,475	—
Equity instruments	—	35,839	40,651	—	35,147	40,670
Non-current assets and disposal groups classified as held for sale - Equity instruments	—	—	128,092	—	—	134,919
Derivatives – hedge accounting	—	2,432,327	—	—	2,498,821	—
LIABILITIES
Financial liabilities held for trading	253,548	6,721,682	9,301	271,233	6,474,061	4,817
Derivatives	992	6,721,682	9,301	—	6,474,061	4,817
Short positions	252,556	—	—	271,233	—	—
Derivatives – hedge accounting	—	99,104	—	—	87,402	—

The following table presents the main valuation methods, assumptions and inputs used to measure the fair value of financial instruments classified as level 2 and 3, by type of instrument, and the related balances at 30 June 2020:

Level 2 financial instruments	Valuation techniques	Main assumptions	Inputs	Fair value
(Millions of euros)
Debt securities	Present value method (discounted cash flows) Libor Market Model (LMM)	Calculation of the present value of financial instruments as the present value of the future ash flows (discounted at market interest rates), bearing in mind: Estimation of prepayment rates, issuer credit risk and current market interest rates. Inclusion of stochastic volatilities in LMM allows complete modelling of the volatility area.	• Yield curves • Credit spreads • Correlation	Debt securities: 52
Equity instruments	Present value method	Calculation of the present value of future cash flows. Considering: • Issuer credit spreads • Prepayment Rates • Yield curves • Risk Neutrality, non-arbitrage	• Yield curves • Credit spreads	Equity instruments: 36
Derivatives	Interest rate derivatives: Black and Libor Market Model	For measurement of widely traded instruments, e.g. floors, European swaptions, etc. or commodity derivatives:caps,

For equity, inflation, currency

•

Forward structure of the underlying

•

Option Volatility

•

Observable correlations among underlyings

For interest rate derivatives:

•

Term structure of interest rates

•

Volatility of the underlying For credit derivatives:

•

Quoted Credit Default Swap (CDS) prices

Trading Derivatives: Assets: 6,797 Liabilities: 6,722
	For equity, currency or commodity derivatives: Black-Scholes, Cox, Skew / Barrier model	For measurement of widely traded instruments, e.g. call, put, straddle, etc.		Hedging derivatives: Assets: 2,432 Liabilities: 99
	Inflation derivatives: Analytical formula	Absence of correlation between interest rates and inflation.
Risk neutrality, absence of arbitrage opportunities.
	Credit derivatives: Analytical formula	Calculation of probability of default (PD) levels to ensure compliance with the risk neutrality and non-arbitrage assumptions.

Level 3 financial instruments	Valuation techniques	Main assumptions	Unobservable inputs	Fair value
(Millions of euros)
Debt instruments	Present value method The Gaussian Copula Model Libor Market Model (LMM)	Calculation of the present value of financial instruments as the present value of the future cash flows (discounted at market interest rates), bearing in mind: Estimation of prepayment rates, issuer credit risk and current market interest rates. To measure asset backed securities (ABS), future prepayments are
		calculated based on conditional prepayment rates provided by the issuers. The “time-to-default” model is used to measure the probability of default. Inclusion of stochastic volatilities in LMM allows complete modelling of the volatility area.	- Prepayment rates - Credit spread - Default correlation - Interest rate correlation	Debt securities: (*) Loans and advances: 10
Equity instruments	Present value method	Net asset value (NAV) for hedge funds and for equity instruments listed in thin or less active markets.	• Credit spread; • NAV provided by the fund manager or the issuer of the securities	Equity instruments: 41
Derivatives	Interest rate derivatives: Libor Market Model (LMM), Hull-White model (HW)

Both methods are based on modelling of future

interest rate performance, replicating the yield curve and volatility surface.

The inclusion of stochastic volatilities in LMM allows complete modelling of the volatility area, making the LMM model the most widely used to measure exotic derivatives. The HW model is used provided the

volatility smile does not affect the value of the
derivative.

			- Correlation - Term structure of volatilities based on the underlying	Trading Derivatives: Assets: 92 Liabilities: 9
	For equity and currency derivatives: Dupire, Heston, solved by numerical methods	The options are measured using generally accepted Valuation models and include implied volatility observed.	- Correlation - Term structure of volatilities - Dividends
	Inflation derivatives: Jarrow- Yildrim	The Jarrow-Yildrim model is used for modelling inflation and nominal rates. This model is based on the analogy between the inflation index and foreign exchange rates.	- Correlation - Inflation curve - Nominal rates
	Credit baskets: Gaussian Copula	The Gaussian Copula measurement method, which is widely accepted in financial markets for its simplicity.	- Correlation between defaults - Historical CDS volatility

(*) There are no outstanding transactions at 30 June 2020.

Any change in one or more variables or other assumptions deemed as reasonable would not result in a significant change in the fair value of Level 3 financial instruments relative to the total portfolio of financial instruments.

The Group has a formal policy that sets out the procedure for assigning fair value levels and potential changes therein.

According to this procedure, a Level is assigned to financial instruments measured at fair value, determined based on the quality and availability of the various inputs, models, market information etc. at the date of purchase of the position. These parameters are subsequently reviewed periodically in accordance with their trends.

This procedure is carried out by analysing the information available to the Group to set the valuation price, studying the necessary inputs, the sources and quality of the information, or the need to use more complex models.

Transfers of financial instruments not classified as non-current assets held for sale between fair value hierarchy levels in the six-month period ended 30 June 2020 and 2019 were as follows:

1st half 2020

	From:	Level 1		Level 2		Level 3
Transfers between levels	To:	Level 2	Level 3	Level 1	Level 3	Level 1	Level 2

		(Thousands of euros)
Assets
Financial assets held for trading – Derivatives		—	—	—	5	—	13,845
Financial assets at fair value through other comprehensive income		—	—	—	—	—	—
Liabilities
Financial liabilities held for trading – Derivatives		—	—	—	47	—	—

1st half 2019

	From:	Level 1			Level 2		Level 3
Transfers between levels	To:	Level 2	Level 3	Level 1		Level 3	Level 1

		(Thousands of euros)
Assets
Financial assets held for trading – Derivatives		—	—	—	5,217	—	4,562
Financial assets at fair value through other comprehensive income		—	—	35,817	—	—	—
Liabilities
Financial liabilities held for trading – Derivatives		—	—	—	137	—	—

The value of the financial instruments transferred between measurement levels during the first half of 2020 is immaterial relative to the total value of the portfolios and relates mainly to changes in one or more characteristics of the assets. Specifically:

•	Transfer from Level 2 to Level 3 of a net amount of EUR 0.05 million: as relevant inputs that represent key assumptions (credit risk) used in the valuation technique to measure certain derivatives have become unobservable.

•	Transfer from Level 3 to Level 2 of a net amount of EUR 14 million: as relevant observable inputs that represent key assumptions (credit risk) used in the valuation technique to measure certain derivatives have been found.

The movement in the balances of financial assets and financial liabilities categorised within Level 3 excluding those classified as “Non-current assets and disposal groups classified as held for sale”, shown in the accompanying consolidated balance sheets at 30 June 2020 and 2019, is as follows:

	1st half 2020		1st half 2019
	Assets	Liabilities	Assets	Liabilities
	(Thousands of euros)
Opening balance	169,618	4,817	139,947	3,979
Gains (losses)	10,401	4,425	12,361	94
To profit and loss	10,419	4,425	12,747	94
To reserves for sale	—	—	27	—
To valuation adjustments (equity)	(18)	—	(413)	—
Purchases, sales and settlements	(23,748)	32	(443)	334
Net inflows/(outflows) in Level 3	(13,069)	14	1,235	(48)
Transfers to Assets or Liabilities	13	13	25	25
Closing balance	143,215	9,301	153,125	4,384

(8.2) Fair value of other assets, not considered as a disposal group or discontinued operations

The most significant aspects related to fair value and assessment of the impairment of non-financial assets are detailed below.

(8.2.1) Foreclosed real estate assets classified as non-current assets held for sale

As described in Note 25.3 of the 2019 consolidated financial statements, the Group has an internal approach to estimate discounts on the reference value and the cost of disposal of foreclosed assets or those received in payment of debt, on the basis of its experience in selling, by asset category in relation to terms, prices and volume, and factoring in the price trends of these assets and the time it takes to sell them. The method therefore excludes those assets for which the Group has not attained sufficient sales volume, meaning therefore that its management unit does not possess the sales experience needed to sell or otherwise realise those assets at their fair value. These are measured by taking their reference value and applying Spanish banking sector information on the average discounts for the foreclosed assets.

Based on the above, the Group estimates that the carrying amount of foreclosed assets or those received in payment of debt classified as “Non-current assets and disposal groups classified as held for sale” does not differ significantly from their fair value estimated on the basis of the aforementioned discounts on reference value.

Information on the companies and agencies carrying out appraisals in the first half of 2020 and 2019 is provided below:

Appraiser agency	30/06/2020	31/12/2019
	(% appraised)
Gesvalt	15.05%	13.07%
Tecnitasa	9.94%	5.42%
Tinsa	38.21%	47.00%
Sociedad de Tasación	9.04%	12.46%
Arco Valoraciones	18.07%	13.43%
KRATA	9.69%	8.62%
Total	100%	100%

The valuations are classified as Level 3 in the methodologies described previously.

(8.2.2) Intangible assets – Goodwill

Note 11.1 of these condensed consolidated interim financial statements details the analysis of the impairment of goodwill as of 30 June 2020.

(8.2.3) Investments in associates and joint ventures

The Group performed impairment tests on all its investments in associates and joint ventures showing evidence of impairment, as described in Note 1.3, in order to quantify the corresponding impairment allowance. Having identified the investments likely to suffer impairment losses, the recoverable amount of the investment was calculated, understood to be the higher of its fair value less costs of disposal and its value in use.

(9)  Non-current assets and disposal groups classified as held for sale

(9.1) Breakdown

Details of these items on the accompanying consolidated balance sheets at 30 June 2020 and 31 December 2019 are as follows:

	30 June 2020
ITEM	Cost	Impairment losses	Carrying Amount
	(Thousands of euros)
Non-current assets held for sale	2,110,315	(558,726)	1,551,589
Tangible assets for own use	228,640	(60,742)	167,898
Real estate assets foreclosed or received in payment of debts	1,752,376	(497,742)	1,254,634
Other equity instruments	128,092	—	128,092
Investments in associates and joint ventures	1,207	(242)	965
Assets included in disposal groups and discontinued operations	284,737	(86,214)	198,523
Total assets at 30 June 2020	2,395,052	(644,940)	1,750,112
Liabilities included in disposal groups and discontinued operations	1,982	—	1,982
Total liabilities at 30 June 2020	1,982	—	1,982

	31 December 2019
ITEM	Cost	Impairment losses	Carrying Amount
	(Thousands of euros)
Non-current assets held for sale	2,261,030	(574,551)	1,686,479
Tangible assets for own use	232,334	(63,953)	168,381
Real estate assets foreclosed or received in payment of debts	1,774,326	(510,356)	1,263,970
Other equity instruments	134,919	—	134,919
Investments in associates and joint ventures	119,451	(242)	119,209
Assets included in disposal groups and discontinued operations	639,897	(174,777)	465,120
Total assets at 31 December 2019	2,900,927	(749,328)	2,151,599
Liabilities included in disposal groups and discontinued operations	3,657	—	3,657
Total liabilities at 31 December 2019	3,657	—	3,657

At 30 June 2020, the fair value of non-current assets held for sale does not differ significantly from their carrying amounts.

(9.2) Tangible assets for own use

At 30 June 2020 and 31 December 2019, this item basically comprises certain buildings for the Group’s own use which have ceased to form part of its branch network and which, pursuant to current regulations, satisfy the requirements for recognition as non-current assets held for sale given the existence of a detailed plan for their sale.

(9.3) Real estate assets foreclosed or in payment of debts

As of 30 June 2020 and 31 December 2019, this item essentially includes the balance corresponding to assets foreclosed or received in payment of debts by the Group, for the settling, in whole or in part, of its debtors’ payment obligations, and which have been considered non-current assets for sale, being recorded and valued in accordance with Note 2.20 of the consolidated financial statements for 2019.

Movement recognised in this item in the six-month period ended 30 June 2020 and 2019 is as follows:

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
Accounting balance at the beginning of the period	1,263,970	1,708,400
Additions during the year and other changes	91,078	143,919
Disposals during the year	(47,157)	(163,410)
Net impairment losses	(53,257)	(74,855)
Accounting balance at the end of the period	1,254,634	1,614,054

Further, sales of foreclosed assets, by type, made in the six-month periods ended 30 June 2020 and 2019 are as follows:

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
Property assets
Finished dwellings	34,582	128,324
Managed rural property and finished offices, commercial and industrial premises	6,152	25,504
Building plots, plots and other property assets	6,423	9,582
Total	47,157	163,410

The table below presents details of foreclosed property assets or received in payment of debts (transactions in Spain) at 30 June 2020 and 31 December 2019 held, according to their final purpose, as “Non-current assets held for sale” and “Tangible assets-Investment Property” on the consolidated balance sheet, excluding those held as disposal groups (See Note 9.5.1):

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Property assets from financing intended for construction and property development	300,143	307,558
Finished products (completed property developments)	133,282	141,167
Work in progress (property developments under construction)	22,518	21,857
Land	144,343	144,534
Property assets from mortgage-secured financing granted to households for home purchases	1,375,078	1,391,317
Other real estate received in payment of debts	638,611	634,682

Appendix VII provides information on exposure to property and construction risk in Spain, including information on assets foreclosed or received in payment of debts and the real estate assets included in the preceding table.

(9.4) Other equity instruments and investments in joint ventures and associates

This includes balances related to investments in joint ventures and associates, and other investments initially recognised under “Financial assets at fair value through other comprehensive income” that the Group reclassified, pursuant to prevailing legislation, to “Non-current assets held for sale”. The following table shows a breakdown of the balance by item under which the investment was recognised before its classification under “Non-current assets held for sale”:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Financial assets at fair value through other comprehensive income	128,092	134,919
Investments in associates and joint ventures – joint ventures	18	20
Investments in associates and joint ventures – associates	947	119,189
Total	129,057	254,128

At 31 December 2019, “Investments in associates and joint ventures – associates” included an investment in Caser amounting to EUR 118,242 thousand, which was derecognised in the first half of 2020 once the sale described in Note 2 was closed.

(9.5) Assets and liabilities included in disposal groups and discontinued operations

A disposal group is defined as a group of assets, with some directly associated liabilities, which will be disposed of in a single transaction. The Group has classified these disposal groups as non-current assets held for sale since they meet the requirements for classification as “non-current assets held for sale”. Therefore, the assets and liabilities are presented and measured in accordance with the criteria established for “Disposal groups”.

	30 June 2020
ITEM	Cost or Gross value	Impairment losses	Carrying Amount
	(Thousands of euros)
Assets
Disposal groups	284,737	(86,214)	198,523
Loan and real estate assets portfolio	267,295	(86,214)	181,081
Group entities – assets	17,442	—	17,442
Total assets at 30 June 2020	284,737	(86,214)	198,523
Liabilities
Disposal groups	1,982	—	1,982
Group entities – liabilities	1,982	—	1,982
Total liabilities at 30 June 2020	1,982	—	1,982

	31 December 2019
ITEM	Cost or Gross value	Impairment losses	Carrying Amount
	(Thousands of euros)
Assets
Disposal groups	639,897	(174,777)	465,120
Loan and real estate assets portfolio	622,592	(174,777)	447,815
Group entities – assets	17,305	—	17,305
Total assets at 31 December 2019	639,897	(174,777)	465,120
Liabilities
Disposal groups	3,657	—	3,657
Group entities – liabilities	3,657	—	3,657
Total liabilities at 31 December 2019	3,657	—	3,657

(9.5.1) Loans and real estate assets portfolio

As indicated in Note 18.5.1 to the consolidated financial statements for 2019, this item includes certain loan and credit portfolios and property assets considered to be disposal groups and classified as held for sale, since the carrying amount of these portfolios is intended to be recovered through their sale, the realisation of which is considered to be highly probable within one year from the date of classification under non-current assets held for sale. The assets were measured in the Group’s consolidated balance sheet at 30 June 2020 and 31 December 2019 at their estimated selling price less expected costs, and this did not have a significant impact on the Group’s consolidated income statement.

Taking into account the circumstances and uncertainties set out in Note 1.13 to these condensed consolidated interim financial statements, in the first half of 2020 the Group reassessed the probability of realisation of the portfolios that have not been sold at 30 June 2020 within one year of their accounting classification. This entailed the reclassification of loans and credits classified as non-current assets held for sale at 31 December 2019 to financial assets at amortised cost, for a gross amount of approximately EUR 306 million, which did not have a significant impact on the Group’s consolidated income statement. This reclassification did not have a significant impact on the Group’s profit or loss.

Details, by type of transaction, of the balance of this item in the accompanying consolidated balance sheet are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Loans	—	356,068
Tangible assets for own use	702	702
Foreclosed assets	266,593	265,822
Gross value	267,295	622,592
Impairment losses	(86,214)	(174,777)
Net carrying amount	181,081	447,815

In addition, other variations have arisen in the balance of this item and are due, mainly, to the evolution and current management of such assets (amounts collected due to depreciation, variations associated with the recovery process, foreclosures or debt for asset swaps, sales of foreclosed assets, etc.).

(9.5.2) Subsidiaries – Assets and Liabilities

The following table shows a breakdown, at 30 June 2020 and 31 December 2019, of the assets and liabilities of subsidiaries that meet the criteria for classification as “disposal groups” and are, therefore, disclosed as “Non-current assets and disposal groups classified as held for sale” and “Liabilities included in disposal groups classified as held for sale”, based on the consolidated balance sheet item where they were recognised before being classified as non-current asset held for sale:

	30/06/20	31/12/19		30/06/20	31/12/19
	(Thousands of euros)			(Thousands of euros)
Cash, cash balances at central banks and other demand deposits	2	1	Financial liabilities at amortised cost	747	2,365
Financial assets at amortised cost	13,101	12,949	Provisions	1,228	1,228
Tangible assets	4	4	Other liabilities	7	64
Intangible assets	99	118
Other assets	4,236	4,233
TOTAL ASSETS	17,442	17,305	TOTAL LIABILITIES	1,982	3,657

Appendix II contains additional information concerning these subsidiaries.

(10)  Tangible assets

Movement of this item in the accompanying consolidated balance sheets for the six-month periods ended 30 June 2020 and 30 June 2019 is as follows:

	30 June 2020
ITEM	For own use	Investment property	Total	Of which: Acquired under a lease
	(Thousands of euros)
Cost
Balances at 31/12/19	5,390,071	681,035	6,071,106	566,460
Additions/disposals (net)	36,847	(8,715)	28,132	29,294
Transfers to/from non-current assets held for sale and other changes	(1,453)	11,285	9,832	—
Balances at 30/06/20	5,425,465	683,605	6,109,070	595,754
Accumulated depreciation
Balances at 31/12/19	(3,148,038)	(31,648)	(3,179,686)	(61,597)
Additions/disposals (net)	9,386	262	9,648	1,647
Depreciation during the year	(69,979)	(2,416)	(72,395)	(32,314)
Transfers to/from non-current assets held for sale and other changes	2,874	196	3,070	—
Balances at 30/06/20	(3,205,757)	(33,606)	(3,239,363)	(92,264)
Impairment losses
Balances at 31/12/19	(106,045)	(168,085)	(274,130)	—
Net provision/(release) charged/(credited) to income statement	—	(4,793)	(4,793)	—
Transfers to/from non-current assets held for sale and other changes	(158)	2,744	2,586	—
Balances at 30/06/20	(106,203)	(170,134)	(276,337)	—
Total at 31 December 2019	2,135,988	481,302	2,617,290	504,863
Total at 30 June 2020	2,113,505	479,865	2,593,370	503,490

	30 June 2019
ITEM	For own use	Investment property	Total	Of which: Acquired under a lease
	(Thousands of euros)
Cost
Balances at 31/12/18	4,823,994	725,363	5,549,357	—
Additions/disposals (net)	640,690	(7,991)	632,699	615,629
Transfers to/from non-current assets held for sale and other changes	(39,203)	27,231	(11,972)	—
Balances at 30/06/19	5,425,481	744,603	6,170,084	615,629
Accumulated depreciation
Balances at 31/12/18	(3,039,213)	(29,640)	(3,068,853)	—
Additions/disposals (net)	12,156	512	12,668	—
Depreciation during the year	(70,189)	(2,440)	(72,629)	(29,200)
Transfers to/from non-current assets held for sale and other changes	12,199	200	12,399	—
Balances at 30/06/19	(3,085,047)	(31,368)	(3,116,415)	(29,200)
Impairment losses
Balances at 31/12/18	(115,462)	(175,349)	(290,811)	—
Net provision/(release) charged/(credited) to income statement	—	(6,493)	(6,493)	—
Transfers to/from non-current assets held for sale and other changes	8,029	(5,946)	2,083	—
Balances at 30/06/19	(107,433)	(187,788)	(295,221)	—
Total at 31 December 2018	1,669,319	520,374	2,189,693	—
Total at 30 June 2019	2,233,001	525,447	2,758,448	586,429

Recoverable amount of the assets at 30 June 2020 exceeded their carrying amount.

Tangible assets - Investment property

“Investment property” includes land, buildings and other structures held either to earn rentals or for capital appreciation.

At 30 June 2020, the Group did not have any significant contractual obligations in connection with the future operation of the investment properties included on the balance sheet, and there were no relevant restrictions thereon, other than those inherent to the current conditions of the property market.

During the period ended 30 June 2020 net income from the Group’s investment property totalled EUR 9,573 thousand (EUR 11,012 thousand at 30 June 2019).

(11)  Intangible assets

(11.1) Goodwill

The breakdown of goodwill included under “Intangible assets” in the accompanying consolidated balance sheets, by company, is as follows:

ENTITY	30/06/20	31/12/19
	(Thousands of euros)
Bankia Pensiones, S.A. Entidad Gestora de Fondos de Pensiones	87,262	88,462
Total	87,262	88,462

Movement (gross amount) in goodwill recognised under this item in the consolidated balance sheet in the six-month periods ended 30 June 2020 and 2019 was as follows:

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
Balance at beginning of period	88,462	90,862
Provision charged to the income statement	(1,200)	(1,200)
Balance at end of period	87,262	89,662

As explained in Note 2.16.1 to the 2019 consolidated financial statements, the cash-generating units to which goodwill has been allocated are periodically tested for impairment, including the amount of goodwill allocated in their carrying amount. Impairments tests are carried out at least annually, or whenever there is any indication that an asset may be impaired.

Based on the analysis performed, using up-to-date relevant information available on the evolution of the cash-generating unit that could reveal signs of impairment, the Directors have concluded that, at 30 June 2020, there were no value losses that required the recognition of additional impairment recorded in the consolidated balance sheet at that date.

Goodwill – joint ventures or associates

As indicated in Note 2.1.2 to the consolidated financial statements for 2019, goodwill relating to a joint venture or associate is included in the carrying amount of the investment. The Group recognises impairment losses on these investments provided that there is objective evidence that the carrying amount of an investment is not recoverable. The amount of the impairment losses is the difference between the carrying amount of an instrument and its recoverable amount. Recoverable amount is the higher of fair value less costs to sell and the present value of future cash flows (value in use).

Note 14.2 to the consolidated financial statements for 2019 details the companies accounted for using the equity method and to which goodwill has been allocated.

At 30 June 2020, the goodwill corresponding to the cash-generating unit of the life insurance companies - comprising the investment in Bankia Mapfre Vida, S.A. de Seguros y Reaseguros, CajaGranada Vida Compañía de Seguros y Reaseguros, S.A. and Cajamurcia Vida y Pensiones de Seguros y Reaseguros, S.A. -amounts to EUR 119,757 thousand (EUR 121,407 thousand at 31 December 2019).

Based on the analysis performed, using up-to-date relevant information available on the evolution of the cash-generating unit that could reveal signs of impairment, the Directors have concluded that, at 30 June 2020, there were no value losses that required the recognition of additional impairment recorded in the consolidated balance sheet at that date.

(11.2) Other intangible assets

The breakdown of assets under this heading on the accompanying consolidated balance sheets is as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
With finite useful life	381,599	313,342
Computer software	1,399,302	1,314,337
Other	1,790	453
(Accumulated amortisation)	(1,019,493)	(1,001,448)
Total assets net of amortisation	381,599	313,342
Impairment losses	—	(398)
Total	381,599	312,944

The movements in the heading of the consolidated balance sheet during the first half ended at 30 June 2020 and 2019 were as follows:

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
With finite useful life
Accounting balance at the beginning of the period	312,944	206,692
Additions/disposals (net)	90,721	84,060
Amortisation charged to income	(22,066)	(26,263)
Other changes	—	—
Accounting balance at the end of the period	381,599	264,489

(12)  Other assets

Details of “Other assets” on the consolidated balance sheets at 30 June 2020 and 31 December 2019 are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Insurance contracts linked to pensions	812,658	1,061,912
Other items	557,198	539,491
Total	1,369,856	1,601,403

As mentioned in Note 14, during the first half of 2020, after the closing of the Caser sale (see Note 2), the assets linked to the post-employment obligations insured by this company, amounting to approximately Euros 189 million, have been reclassified from “Other assets - Insurance contracts linked to pensions” to “Provisions - Pensions and other post-employment defined benefit obligations”.

“Other items” include, mainly, transactions in transit, accruals associated with other operating income, and unaccrued expenses paid.

(13)  Financial liabilities

(13.1) Breakdown by nature and category

The following table shows the balances of “Financial liabilities” in the consolidated balance sheets, by nature and category, at 30 June 2020 and 31 December 2019:

	30 June 2020
FINANCIAL LIABILITIES	Financial liabilities held for trading	Other financial liabilities at fair value through profit or loss	Financial liabilities at amortised cost
	(Thousands of euros)
Derivatives	6,731,975	—	—
Short positions	252,556	—	—
Deposits	—	—	175,174,579
Central banks	—	—	23,026,414
Credit institutions	—	—	23,830,395
Customers	—	—	128,317,770
Debt securities issued	—	—	18,578,506
Other financial liabilities	—	—	1,946,817
Total	6,984,531	—	195,699,902

	31 December 2019
FINANCIAL LIABILITIES	Financial liabilities held for trading	Other financial liabilities at fair value through profit or loss	Financial liabilities at amortised cost
	(Thousands of euros)
Derivatives	6,478,878	—	–
Short positions	271,233	—	–
Deposits	—	—	165,053,977
Central banks	—	—	13,808,756
Credit institutions	—	—	26,460,485
Customers	—	—	124,784,736
Debt securities issued	—	—	18,679,709
Other financial liabilities	—	—	1,442,568
Total	6,750,111	—	185,176,254

(13.2) Financial held for trading. Derivatives

The following table presents a breakdown, by class of derivative, of the fair value of the Group’s derivatives held for trading at 30 June 2020 and 31 December 2019:

	30/06/20				31/12/19
ITEM	Fair value	Amount netted	Carrying amount	Fair value	Amount netted	Carrying amount
	(Thousands of euros)
Unmatured foreign currency purchases and sales	22,005	—	22,005	57,374	—	57,374
Equity derivatives	12,910	—	12,910	9,380	—	9,380
Interest rate derivatives	14,682,386	(8,057,087)	6,625,299	12,656,291	(6,306,025)	6,350,266
Credit derivatives	169	—	169	219	—	219
Other	71,592	—	71,592	61,639	—	61,639
Total	14,789,062	(8,057,087)	6,731,975	12,784,903	(6,306,025)	6,478,878

(13.3) Financial liabilities at amortised cost. Deposits from central banks

Details of “Deposits from central banks” in the accompanying consolidated balance sheet are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Bank of Spain / European Central Bank	23,052,903	13,937,693
Sum	23,052,903	13,937,693
Valuation adjustments	(26,489)	(128,937)
Total	23,026,414	13,808,756

Regarding finance raised under the framework of the T-LTRO programme, the Group considers, in view of the growth in eligible credit prior to 30 June 2020, as well as the forecast growth for the remaining part of 2020, that it will meet requirements to receive the incentive included in the terms of the programme. As a result, the Group recognised EUR 44,769 thousand in the six-month period ended 30 June 2020 under “Interest income” in the consolidated income statement (EUR 27,782 thousand at 30 June 2019).

(13.4) Financial liabilities at amortised cost. Deposits from credit institutions

Details, by type of transaction, of “Deposits from credit institutions” in the accompanying consolidated balance sheet are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Time deposits	3,391,244	3,712,983
Repos	17,176,961	19,593,061
Other accounts	3,260,891	3,160,113
Sum	23,829,096	26,466,157
Valuation adjustments	1,299	(5,672)
Total	23,830,395	26,460,485

The average effective annual interest rate on deposits from central banks and other credit institutions at 30 June 2020 was 0.16% (0.25% at 31 December 2019).

(13.5) Financial liabilities at amortised cost. Deposits from customers

Details, by counterparty and type of transaction, of “Deposits from customers” in the accompanying consolidated balance sheets are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Public sector	5,762,352	4,778,218
Current accounts	5,562,792	4,249,765
Time deposits	199,560	528,453
Other financial corporations	12,211,551	12,608,848
Current accounts	5,611,420	4,926,023
Time deposits	6,553,380	7,637,299
Repos	46,751	45,526
Non-financial corporations	14,704,102	13,334,595
Current accounts	14,181,310	12,167,650
Time deposits	522,792	1,166,945
Households	95,639,765	94,063,075
Current accounts	72,856,136	67,515,663
Time deposits	22,783,629	26,547,412
Total	128,317,770	124,784,736

This consolidated balance sheet items includes one-off non-marketable covered bonds issued by the Group amounting to EUR 4,817,108 thousand at 30 June 2020 (EUR 5,235,025 thousand at 31 December 2019).

The average effective annual interest rate of these instruments at 30 June 2020 was 0.07% (0.09% at 31 December 2019).

(13.6) Financial liabilities at amortised cost. Debt instruments issued

This heading includes the issues of marketable debt securities of the Group and comprises subordinated issues which, in terms of payment priority, rank junior to all general creditors of the Bank’s issuers.

Interest accrued on subordinated liabilities in the first half year ended 30 June 2020 amounted to EUR 30,827 thousand (EUR 41,964 thousand at 30 June 2019), recognised under “Interest expense” in the consolidated income statement.

The average effective annual interest rate of these instruments at 30 June 2020 has been 1.11% (1.11% at 31 December 2019).

Issuances, repurchases and repayments of debt securities and subordinated liabilities

The table below shows information on the total issuances, repurchases and repayments of debt securities issued, in the six-month periods ended 30 June 2020 and 2019:

	30 June 2020
TYPE OF ISSUE	31/12/19	Issues (*)	Repurchases or repayments (*)	Exchange rate and other adjustments	30/06/20
	(Thousands of euros)
Debt securities issued in an EU Member State requiring a prospectus to be registered	18,679,709	—	(144,724)	43,521	18,578,506
Debt securities issued in an EU Member State not requiring a prospectus to be registered	—	—	—	—	—
Other debt securities issued outside the EU	—	—	—	—	—
Total	18,679,709	—	(144,724)	43,521	18,578,506

(*)	Nominal amounts.

	30 June 2019
TYPE OF ISSUE	31/12/18	Issues (*)	Repurchases or repayments (*)	Valuation adjustments, treasury shares and others	30/06/19
	(Thousands of euros)
Debt securities issued in an EU Member State requiring a prospectus to be registered	18,360,095	2,475,000	(4,235,933)	466,396	17,065,558
Debt securities issued in an EU Member State not requiring a prospectus to be registered	—	—	—	—	—
Other debt securities issued outside the EU	—	—	—	—	—
Total	18,360,095	2,475,000	(4,235,933)	466,396	17,065,558

(*)	Nominal amounts

No significant issues or redemptions took place in the first half of 2020.

Appendix V provides details of issues, repurchases or redemptions of debt instruments carried out by the Bank or other Group companies in the six-month periods ended 30 June 2020 and 2019.

Other information

In terms of seniority, the subordinated bonds rank junior to the claims held by all general creditors over the issuing entities.

The subordinated bonds issue recognised under “Financial liabilities at amortised cost” at 30 June 2020 include an option for the issuer to call, redeem, repurchase or repay early the securities after (at least) five years from the date of payment and on each coupon payment date, subject to prior authorisation by the competent authority, as long as it meets the requirements of Regulation (EU) No 575/2013 and Directive 2013/36/EU. In addition, in compliance with regulatory requirements, authorisation may be given to the issuer for the full early redemption at any time in the following circumstances: i) in the event that there is a significant and unforeseen change in the applicable tax treatment and instruments, and ii) in the event that there is an unforeseen change, and with sufficient certainty, in the regulatory classification of the instruments that would likely result in their exclusion as capital.

The contingent convertible bonds, convertible into Bankia ordinary shares, targeted solely at professional investors, carry remuneration, payment of which is subject to certain terms and is discretionary. They are perpetual securities, although they can be repaid at Bankia’s option in the circumstances contemplated in the associated terms and conditions. Regardless, they will convert into ordinary new-issue Bankia shares if Bankia or the Group presents a common equity tier 1 capital ratio, calculated as required in Regulation (EU) 575/2013 of the European Parliament and of the Council, of 26 June 2013, on prudential requirements for credit institutions and investment firms, of less than 5.125%.

Issues of medium term notes are guaranteed by the issuing Group entities or are secured by restricted deposits.

Covered bonds were issued in accordance with Mortgage Market Law 2/1981, of 25 March, of the mortgage market regulation and the related implementing provisions.

The Group has various registration documents on record in the Official Registers of the Spanish Securities Market Commission (CNMV) for non-participating securities, to be instrumented in covered bonds, territorial bonds, non-convertible bonds and debentures, subordinated bonds and debentures, and special perpetual subordinated debentures.

Similarly, the Group has registration documents on record in the Official Registers of the CNMV for the issuance of promissory notes.

Details, by maturity, of items comprising the most significant balances of this heading of the Group’s consolidated balance sheet are provided in Note 3.2, “Liquidity risk of financial instruments”.

(13.7) Financial liabilities at amortised cost. Other financial liabilities

Details, by type of transaction, of “Other financial liabilities” in the accompanying consolidated balance sheet are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Debentures payable	111,068	124,500
Deposits received	2,089	1,925
Tax collection accounts	908,560	274,575
Special accounts and other items (*)	880,264	994,319
Financial guarantees	44,836	47,249
Total	1,946,817	1,442,568

(*)	“Special accounts and other items” include the financial liabilities related to the lease under IFRS 16, which amounts to 510,203 thousand at 30 June 2020 (EUR 512,000 thousand at 31 December 2019).

(14)  Provisions

Details of this heading in the accompanying consolidated balance sheets are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Pensions and other post-employment defined benefit obligations	796,276	1,038,243
Pending legal issues and tax litigation	187,829	224,539
Commitments and guarantees given	288,783	301,717
Other provisions	180,454	189,536
Total	1,453,342	1,754,035

The changes in the provisions recognised in the consolidated balance sheet in the six-month periods ended 30 June 2020 and 2019 and the purposes thereof are as follows:

	30 June 2020
ITEM	Pensions and other post- employment defined benefit obligations	Pending legal issues and tax litigation	Provisions for risk and contingent commitments	Other provisions	Total
	(Thousands of euros)
Balances as of 31 December 2019	1,038,243	224,539	301,717	189,536	1,754,035
Provisions charged to the income statement	—	37,532	48,166	87	85,785
Reversals credited to the income statement	—	(4)	(61,020)	—	(61,024)
Net provisions/(reversals) charged to profit recognised for the year	—	37,528	(12,854)	87	24,761
Use of funds and other movements	(241,967)	(74,238)	(80)	(9,169)	(325,454)
Balances at 30 June 2020	796,276	187,829	288,783	180,454	1,453,342

	30 June 2019
ITEM	Pensions and other post- employment defined benefit obligations	Pending legal issues and tax litigation	Provisions for risk and contingent commitments	Other provisions	Total
	(Thousands of euros)
Balances as of 31 December 2018	1,080,822	193,670	373,082	274,542	1,922,116
Provisions charged to the income statement	—	54,401	27,565	4,424	86,390
Reversals credited to the income statement	—	—	(27,847)	(13,646)	(41,493)
Net provisions/(reversals) charged to profit recognised for the year	—	54,401	(282)	(9,222)	44,897
Use of funds and other movements	(44,929)	(23,298)	471	(56,864)	(124,620)
Balances at 30 June 2019	1,035,893	224,773	373,271	208,456	1,842,393

Pensions and other post-employment defined benefit obligations

The balance of pension and similar obligations at 30 June 2020 and 31 December 2019, recognised under “Provisions - Pensions and other post-employment defined benefit obligations” in the accompanying consolidated balance sheets stood at EUR 796,276 thousand and EUR 1,038,243 thousand, as disclosed in Notes 2.13 and 38.2 to the consolidated financial statements for 2019.

In the first half of 2020, as a result of the closing of the Caser sale (see Note 2), the amount of the assets linked to the post-employment obligations insured by this company, recognised until 31 December 2019 under “Other assets - Insurance contracts linked to pensions”, was presented net of liabilities under the “Provisions - Pensions and other post-employment defined benefit obligations”, as set out in applicable legislation. This amount totalled approximately EUR 189 million.

Funds used and other movements carried out during 2019 include a payment of EUR 41 million to Bankia Mapfre Vida on the basis of assurance of commitments from the 2018 headcount restructuring plan which materialised in 2019.

Pending legal issues and tax litigation

The balance of “Pending legal issues and tax litigation” includes, inter alia, provisions for tax and legal proceedings and was estimated applying calculations in line with the uncertainty inherent in the contingencies covered and considering the estimating timing of the outflow of resources from the Group.

As indicated in Note 1.9 the Group is involved in various legal proceedings related to Bankia’s IPO.

Criminal procedure in the National High Court

Both Bankia’s IPO and its 2011 financial statements were investigated in preliminary proceedings no. 59/2012 in Central Court of Instruction 4 of the National High Court (Audiencia Nacional). This proceeding was initiated, among others, by Unión Progreso y Democracia (“UPyD”) against Bankia, BFA and their respective management bodies, accusing them of (i) fraud; (ii) misappropriation; (iii) falsification of financial statements; (iv) fraudulent or disloyal administration, and (v) price rigging.

The presiding judge of Central Court of Instruction No. 4 of the National High Court (Audiencia Nacional) has concluded the pretrial stage, continuing with the proceedings in an abbreviated procedure, through a fast-track ruling of 11 May 2017. In its ruling, the judge defined the punishable acts, classifying them as two alleged offences: (i) falsifying balance sheets and annual accounts, as set out in article 290 of the Spanish Criminal Code, and (ii) misleading investors, as set out in article 282 bis therein) and determined the guilty parties. Accordingly, the ruling determines the prosecution of the Bank’s former chairman, Rodrigo De Rato Figaredo, the former deputy chairman, José Luis Olivas Martínez, and 32 other individuals (directors and senior executives of Bankia and the external auditor of the 2011 financial statements), as well as Banco Financiero y de Ahorros (BFA) and Bankia.

Appeals for inadmissibility against the transformation ruling were submitted, but were rejected, except the appeal by the savings banks’ employees’ union (CIC) with respect to the dismissal of the criminal liability charges against the external audit firm at the time of the IPO, which was accepted.

On 17 November 2017, Central Examining Court No. 4 of the National High Court ordered the start of the hearings. Specifically, the court has ordered the start of the hearings for the crimes of financial statement falsification (categorised in article 290 of Spain’s Criminal Code) and investor fraud (article 282 bis of the Criminal Code) against certain former directors and executives of Bankia and BFA, the external auditor at the date of the IPO, and against BFA and Bankia as legal persons. The State Prosecutor and the FROB have presented written allegations requesting the dismissal of the criminal charges against BFA and Bankia. The FROB is not seeking subsidiary civil liability on the part of Bankia or BFA.

The trial ran from 26 November 2018 to 5 October 2019, at which date the case was ready for judgement.

Considering the above, the Group has treated this contingency, in accordance with the criteria explained in Note 1.9.1, as a contingent liability with an uncertain outcome at this date.

Civil proceedings by individual investors

In the years since Bankia’s IPO, the Group has received a large number of civil lawsuits from individual (individual and collective) and institutional investors, as well as out-of-court claims.

At 31 December 2015, the Group estimated a total contingency arising from these proceedings of EUR 1,840 million, which included EUR 1,040 million related to the cost of reimbursing shares pursuant to the enforcement of rulings and EUR 800 million to cover the related court costs and, as appropriate, any late-payment interest. At 31 December 2015, the estimates and assumptions were considered by an independent expert.

In execution of the Transactional Agreement - Convenio Transaccional - over the sharing between BFA, Tenedora de Acciones, S.A.U. and Bankia of the costs arising from the civil lawsuits brought by retail investors against the entities for the placement on the primary market of shares of Bankia and its addendum, provisions have been recognised in the amounts of EUR 416 million and EUR 320 million, respectively (EUR 736 million in total).

Until 30 June 2019 and from its inception, the Group had used provisions amounting to EUR 1,884 million, of which EUR 780 million related to Bankia (EUR 556 million in respect of nullity for reimbursement of shares, and EUR 224 in indemnities, interest and expenses) and EUR 1,104 million to BFA in application of the agreement entered into between the two institutions where Bankia assumed a first-loss tranche of 40% of the estimated cost and BFA the remaining 60%. Accordingly, the contingency related to retail investors who subscribed shares in the IPO is considered to be practically resolved.

At 30 June 2020, there are a total of 211 civil proceedings ongoing with respect to shares purchased in the IPO and subsequently.

Civil proceedings by institutional investors

On the other hand, until 30 June 2020, 84 sentences have been handed down to institutional investors, of which 24 were favourable at first instance and 60 were unfavourable. On appeal, a total of 43 judgements have been delivered, of which 30 were unfavourable and 13 were favourable.

A total of 21 appeals have been lodged (nine by the other party and 12 by Bankia).

A preliminary ruling has been requested from the Court of Justice of the European Union in relation to an institutional investor.

The Group’s directors consider that the provision at 30 June 2020 is sufficient to cover the amounts that the Group would have to pay as a result of the civil proceedings, taking into consideration the lack of claims lodged and the rulings handed down on claims lodged based on the investor profile. The key assumptions and, therefore, those whose changes could have the greatest impact on the amount of this provision are the number of claims to be received, and expectations regarding the outcome and the profile of the claimants, given the inherent uncertainty. The effects of these changes would be recognised in accordance with the criteria described in Note 1.4, unless expressly indicated otherwise.

Regarding the other legal and claims proceedings underway, other than those related to the Bankia IPO, which are detailed in Note 1.9.2, the Group has recognised the provisions it estimates will be necessary as of the reporting date.

The change in provisions in the first half of 2020 related mainly to the charge and the utilisation of the provisions for the lawsuits described in Note 1.9.2 to the accompanying condensed consolidated interim financial statements.

Provisions for risks and contingent commitments

As described in Note 18 to the accompanying condensed consolidated interim financial statements, “Provisions for risks and contingent commitments” include provisions recognised to cover off-balance sheet exposures, calculated using the same criteria as for impairment of financial assets measured at amortised cost.

Other provision

“Other provisions” at 30 June 2020 comprised mainly the provision pending use for outstanding cash outflows as a result of the workforce restructuring plan undertaken in 2018, for EUR 85 million, additional provisions related to the restructuring of investees and the related liabilities and contingencies, and other provisions to cover certain contingencies arising from the ordinary course of business.

(15)  Equity

(15.1) Share Capital

On 10 May 2019, the agreement of 25 April 2019 of the Bank’s Board of Directors was registered in the Mercantile Registry of Valencia, to partially implement the reduction of capital through the redemption of treasury shares approved by the shareholders at the General Meeting held on 22 March 2019.

Previously, on 5 March 2019, the European Central Bank was authorised to reduce capital by an effective amount of EUR 50 million by redeeming 15,440,845 shares, representing 0.50% of the share capital.

As a result, Bankia’s share capital was reduced by EUR 15,440,845, through the redemption of 15,440,845 treasury shares.

The purpose of the capital reduction was the redemption of treasury shares. The reduction of capital has meant the return of contributions, since Bankia is the owner of the redeemed shares. The capital reduction has been implemented from voluntary reserves, making the corresponding provision for an unavailable reserve equal to the nominal amount of the effectively redeemed treasury shares.

At 30 June 2020, the Bank’s share capital amounts to EUR 3,069,522 thousand, represented by 3,069,522,105 fully subscribed and paid up registered shares with a par value of EUR 1 each of the same class and series.

During first half of 2020 and 2019, no transaction costs were recognised for the issuance or acquisition of own equity instruments. Bankia, S.A.’s main shareholders at 30 June 2020 and 31 December 2019 were as follows:

	Number of shares		% of ownership interest
Shareholder	30/06/20	31/12/19	30/06/20	31/12/19
BFA, Tenedora de Acciones, S.A.U.	1,897,386,249	1,896,894,838	61.81%	61.80%

(15.2) Transactions with treasury shares

During the six-month periods ended 30 June 2020 and 2019, changes to “Equity - Less: Treasury shares” on the consolidated balance sheet, showing the amount of Bankia’s equity instruments held by the Bank, were as follows:

	30/06/20		30/06/19
ITEM	No. shares	Amount (in thousands of Euros)	No. shares	Amount (in thousands of Euros)
Accounting balances at the beginning of the period	22,330,560	50,343	29,543,837	96,646
+ Purchases during the period	21,896,141	24,981	14,999,853	36,100
- Redemption of own securities (*)	—	—	(15,440,845)	(50,000)
- Sales and other changes	(13,905,606)	(26,118)	(10,017,687)	(27,932)
Balances at period end	30,321,095	49,206	19,085,158	54,814
Net gain/(loss) on transactions with treasury shares (reserves)		(10,970)		(3,050)

(*)	Redemption of own securities in the first half of 2019 by capital reduction (see Note 15.1)

In accordance with prevailing regulations, treasury share transactions are recognised directly in equity; no gain or loss may be recognised in respect of such transactions in the consolidated income statement

(15.3) Reserves

The Group’s consolidated statement of changes in total equity for the six-month period ended 30 June 2020 and 2019 shows the changes to consolidated equity for this item in the period.

Restricted reserves

Pursuant to the Consolidated Text of the Spanish Companies Act, companies must earmark an amount at least 10% of profit for the legal reserve until such reserve represents 20% of the capital. The legal reserve may be used to increase capital to the extent that it exceeds 10% of the increased capital figure. Other than for this purpose, the legal reserve may be used to offset losses if no other sufficient reserves are available for such purpose. This reserve is recognised under “Equity - Other reserves” under equity in the consolidated balance sheet and totalled EUR 613,904 thousand at 30 June 2020 (EUR 613,904 thousand at 31 December 2019).

At 30 June 2020, a restricted reserve amounting to EUR 15,441 thousand was held as a result of the reduction in Bankia’s share capital by the same amount in 2019 through the redemption of treasury shares.

(15.4) Accumulated other comprehensive income

This item mainly includes the net amount of changes in fair value of financial assets classified under “Financial assets at fair value through profit or loss”, and valuation adjustments recognised in equity of associates.

(15.5) Non-controlling interests

This item includes the equity of subsidiaries attributable to equity instruments that do not belong, directly or indirectly, to the Group, including the Group’s share of profit/(loss) for the period.

(15.6) Investments in listed companies

Other than Bankia, S.A., no other Group subsidiary was listed on an active market at 30 June 2020.

(15.7) Other information

At the General Meeting of Shareholders held on 27 March 2020, resolutions were adopted to delegate to the Board of Directors of the Bank the following powers:

•	The authority to increase the share capital by up to a maximum of 50% of the share capital, by means of one or more increases and at any time within a maximum of five years, by means of cash contributions, with authority, if applicable, to exclude preemptive subscription rights up to a maximum of 20% of share capital.

•	The authority to issue, once or various times, within a maximum term of five years, securities convertible into and/or exchangeable for shares of the Company, as well as warrants or other similar securities that may directly or indirectly entitle the holder to subscribe or acquire shares of the Company, for a total amount of up to one billion five hundred million (1,500,000,000) euro; as well as the authority to increase the share capital in the requisite amount, and the authority, if applicable, to exclude preemptive subscription rights up to a maximum of 20% of share capital.

•	Authorisation for the derivative acquisition of treasury shares in accordance with the limits and requirements established in the Spanish Companies Act.

•	Authorisation to the Board of Directors for the distribution of dividends on account during the 2020 financial year.

(16)  Composition and distribution by gender of employee

The number of Group employees, by gender and professional category (including the Bank’s executive directors and senior managers) at 30 June 2020 and 31 December 2019 is as follows:

	Workforce at 30 June 2020				Workforce at 31 December 2019
	Men	Women	Year-end workforce	Average head count for disability >= 33% (1)	Men	Women	Year-end workforce	Average head count for disability >= 33% (1)
Directors	3	—	3	—	3	—	3	—
Senior executives	8	1	9	—	8	1	9	—
Other employees by remuneration level	6,808	8,702	15,510	184	6,823	8,774	15,597	182
Level I	83	9	92	—	84	9	93	—
Level II	458	144	602	4	464	147	611	5
Level III	688	302	990	10	688	302	990	9
Level IV	989	736	1,725	17	995	736	1,731	16
Level V	1,147	1,227	2,374	23	1,150	1,236	2,386	23
Level VI	994	1,380	2,374	32	990	1,376	2,366	32
Level VII	602	1,043	1,645	23	604	1,058	1,662	21
Level VIII	453	1,010	1,463	22	427	943	1,370	22
Level IX	370	767	1,137	7	347	732	1,079	8
Level X	803	1,752	2,555	30	793	1,764	2,557	27
Level XI	140	243	383	15	197	371	568	18
Level XII	9	12	21	—	15	24	39	—
Level XIII	54	56	110	—	—	—	—	—
Level XIV	14	19	33	—	66	75	141	—
Group 2 and others	4	2	6	1	3	1	4	1
Total Bankia, S.A.	6,819	8,703	15,522	184	6,834	8,775	15,609	182
Other Group companies	189	236	425	3	187	239	426	3
Total	7,008	8,939	15,947	187	7,021	9,014	16,035	185

(1)	Bankia Group has adopted alternative measures for complying with the reserve quota for employees with disabilities.

The table below shows the average workforce of the Bank and Group at 30 June 2020 and 2019, by gender, in accordance with the provisions of Organic Law 3/2007, of 22 March:

	Bank		Group
	30/06/20	30/06/19	30/06/20	30/06/19
Average workforce	15,415	15,502	15,835	15,926
Men	6,815	6,839	7,000	7,028
Women	8,600	8,663	8,835	8,898

(17)  Deferred tax assets and liabilities

Pursuant to the tax legislation in force in the countries in which the consolidated companies operate, certain temporary differences arose that must be considered when quantifying the related income tax expense.

The sources of deferred taxes recognised in the consolidated balance sheets at 30 June 2020 and 31 December 2019, bearing in mind the impact of the retrospective application of article 19.3 of the TRLIS (Consolidated Text of the Spanish Companies Act), today article 11.12 of the LIS (Companies Act), are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Monetisable:	7,441,537	7,466,027
Allowances for credit impairment	5,333,132	5,357,622
Impairment losses on foreclosed assets	1,221,078	1,221,078
Additions to provisions for pensions	280,811	280,811
Other originating at Group companies	606,516	606,516
Non-monetisable:	3,007,872	2,954,869
Allowances for credit impairment	290,022	210,027
Impairment losses on foreclosed assets	3,489	3,778
For impairment losses posted on capital instruments	45,746	48,355
Additions to provisions for pensions	7,875	7,875
Other provisions	173,352	177,815
Tax assets relating to unused tax credits and tax relief	131,019	139,606
From losses on financial assets	20,010	13,505
Recognised unused tax losses	2,336,359	2,353,908
Total deferred tax assets	10,449,409	10,420,896

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Deferred tax liabilities arising at the Bank	414,482	452,530
Unrealised gains on financial assets	271,355	307,949
Unrealised gains on properties	134,740	136,194
Other	8,387	8,387
Deferred tax liabilities arising at other Group companies	14,479	15,083
Total of deferred tax liabilities	428,961	467,613

To assess the recoverability of the net deferred tax assets recognised by the Group at 30 June 2020, amounting to EUR 10,020 thousand (EUR 9,953 thousand at 31 December 2019), the directors analysed, based on the nature of the assets, the ability to generate sufficient taxable profit against which the deferred tax assets can be utilised. This analysis was based on the assumptions, conditions and estimates in the Group’s forecasts for the period from 2021 to 2022 and considering the situation arising from the COVID-19 pandemic (see Note 1.13). A projection was made on these forecasts for the period from 2023 to 2030 based on interest rate curve projections for this period and on the trends in the plan’s basic variables, and from there a uniform projection was made, maintaining the plan’s basic variables constant (growth, earnings, inflation, etc.), with a full recovery of the net tax assets possible within a period of no more than 20 years. As with any estimates subject to assumptions, future events may make it necessary to change them, which could lead to a prospective change in the net tax assets recognised by the Group, pursuant to the accounting principle explained in Note 1.4.

In addition, regarding the assessment of the recoverability of deferred tax assets, it should be noted that, in accordance with Royal Decree-Law 14/2013, of 29 December, on urgent measures to adapt Spanish law to European legislation on the supervision and solvency of financial institutions, and articles 11.12 and 130 of Law 27/2014, of 27 November, on Corporate Income Tax -LIS- at 30 June 2020 the Group had deferred tax assets amounting to EUR 8,045 thousand (EUR 8,100 million at 31 December 2019) that meet the requirements under this law. Accordingly, this recovery is expected to be through the offset of future profit, their future recovery is guaranteed through the monetisation mechanisms established in RDL 14/2013 and article 130 of the LIS, bearing in mind the amendments made for tax periods beginning on or after 1 January 2016 by Law 48/2015, of 29 October, on the General State Budgets for 2016, although to this end it must pay a financial contribution as regulated by the new Thirteenth Additional Provision of the LIS.

(18)  Guarantees provided and drawable by third parties

Off-balance sheet exposures include loan commitments, financial guarantees and other commitments given, including both revocable and irrevocable commitments.

Loan commitments are irrevocable commitments, or revocable only in the event of a material adverse change, to provide financing under certain previously stipulated terms and conditions, such as balances drawable by third parties within the limits defined previously by the Group.

Financial guarantees are contracts that require the Group, when it acts as issuer in the ordinary course of its business, to make specified payments to reimburse a creditor for a loss it incurs, because a specified debtor fails to make payment where due in accordance with the original or modified terms of a debt instrument, irrespective of its legal form, which may include, among others, a guarantee, a financial surety, an insurance contract or a credit derivative.

Contingent obligations are the off-balance sheet exposures included in Annex 1 of Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June 2013, that do not meet the definition of loan commitment or financial guarantee. They include, among others, non-financial guarantees.

Details of these guarantees provided and drawable by third parties at 30 June 2020 and 31 December 2019 are as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Loan commitments given	28,895,893	23,256,169
Immediately drawable	20,041,803	16,661,672
Conditionally drawable	8,854,090	6,594,497
Financial guarantees given	346,699	376,728
Contingent commitments given	12,649,488	13,071,778
Other guarantees, indemnities and other contingent risks	7,951,443	7,658,488
Irrevocable documentary credits issued	316,167	462,430
Irrevocable documentary credits confirmed	105,152	204,772
Other contingent risk	416	416
Other commitments given(1)	4,276,310	4,745,672
Total	41,892,080	36,704,675

(1)	Includes, mainly, commitments to purchase financial assets and documents presented for collection in the various clearing systems.

A significant portion of these guarantees will expire without any payment obligation materialising for the Group. Therefore, the aggregate balance of these commitments cannot be considered as an actual future need for financing or liquidity to be provided by the Bank to third parties.

Note 3.1 shows the maximum credit risk assumed by the Group in relation to these instruments at 30 June 2020 and 31 December 2019.

The income generated on guarantee instruments is recognised in the consolidated income statement under “Fee and commission income” and “Interest income”, calculated by applying the interest rate on the underlying contract to the face value of the guarantee.

The provisions established to cover these guarantees, which are calculated by applying similar criteria to those used to calculate the impairment of financial assets at amortised cost, are recognised in the consolidated balance sheet as “Provisions - Commitments and guarantees given” (see Note 14).

The maximum exposure to credit risk; i.e. the amount payable if the guarantees and commitments extended are called, is as follows:

ITEM	30/06/20	31/12/19
	(Thousands of euros)
Loan commitments given	28,895,893	23,256,169
Of which, classified as standard under special monitoring	545,765	396,192
Of which, classified as doubtful	337,071	361,942
Recognised as liabilities in the balance sheet (1)	92,839	91,017
Total loan commitments given	28,895,893	23,256,169
Financial guarantees given	346,699	376,728
Of which, classified as standard under special monitoring	16,689	13,774
Of which, classified as doubtful	44,948	63,903
Recognised as liabilities in the balance sheet (1)	20,654	10,224
Total financial guarantees given	346,699	376,728
Other commitments given	12,649,488	13,071,778
Of which, classified as standard under special monitoring	704,248	726,650
Of which, classified as doubtful	500,346	535,639
Recognised as liabilities in the balance sheet (1)	175,290	200,476
Total other commitments given	12,649,488	13,071,778
Total guarantees issued provided by the third party	41,892,080	36,704,675

(1)	Amount related to “Provision - Commitments and guarantees given” (Note 14).

Other information

On 29 May 2020, Bankia reached an agreement with Cecabank, S.A. to transfer its collective investment undertaking and pension fund deposit business, which currently includes a volume under deposit of approximately EUR 26 billion. The effectiveness of such transaction is subject the compliance with certain conditions precedent such as the obtainment of the required regulatory authorisations.

The fixed amount of the consideration to be received at the closing date of the transaction is EUR 170 million, without considering subsequent additional collections subject to the achievement of certain volume targets.

(19)  Related parties

In addition to the disclosures made in Note 6 regarding the remuneration earned by members of the Board of Directors and Senior Executives of the Group, a breakdown of the balances recognised on the consolidated balance sheet at 30 June 2020 and the gains and losses recognised on the consolidated income statement for the six-month period ended 30 June 2020 arising from transactions with related parties is as follows:

ITEM	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties	Total
	(Thousands of euros)
EXPENSES AND INCOME
(Interest expenses)	1	—	920	51	972
Leases	—	—	—	—	—
Services received	—	—	—	—	—
Purchases of goods (finished goods or work in progress)	—	—	—	—	—
Other expenses	—	(2)	4,839	—	4,837
Total	1	(2)	5,759	51	5,809
Interest income	188	2	905	30	1,125
Dividends received	—	—	—	378	378
Services rendered	86	53	540	59	738
Sales of inventories	—	—	—	—	—
Other income	—	—	—	—	—
Total	274	55	1,445	467	2,241

ITEM	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties	Total
	(Thousands of euros)
OTHER TRANSACTIONS
Financing agreements: loans and capital contributions (lender)	(121)	(723)	12,934	(3,051)	9,039
Financing agreements: loans and capital contributions (borrower)	(892)	558	(78,169)	(34,342)	(112,845)
Guarantees provided	(966)	—	—	(1,065)	(2,031)
Guarantees received	—	—	—	—	—
Commitments acquired	—	5	2,743	11	2,759
Dividends and other profit distributed	(219,625)	—	—	—	(219,625)
Other transactions	(2,353)	—	—	—	(2,353)

ITEM	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties	Total
	(Thousands of euros)
BALANCE AT END OF PERIOD
Trade and other receivables	—	—	—	—	—
Loans and credit	564	4,338	111,655	5,279	121,836
Other receivables	—	—	—	—	—
Total receivables	564	4,338	111,655	5,279	121,836
Payable to suppliers and trade payables	—	—	—	—	—
Loans and credit received	24,978	7,464	238,935	96,639	368,016
Other payment obligations	—	—	—	—	—
Total payable balances	24,978	7,464	238,935	96,639	368,016

The following are balances recorded in the consolidated balance sheet at 31 December 2019 and the results and transactions recognised in the consolidated income statement for the six-month period ended 30 June 2019, which have their origin in operations with related parties:

ITEM	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties	Total
	(Thousands of euros)
EXPENSES AND INCOME
(Interest expenses)	56	—	1,494	122	1,672
Leases	—	—	—	—	—
Services received	—	—	—	—	—
Purchases of goods (finished goods or work in progress)	—	—	—	—	—
Other expenses	—	—	(3,022)	—	(3,022)
Total	56	—	(1,528)	122	(1,350)
Interest income	—	4	1,530	60	1,594
Dividends received	—	—	—	—	—
Services rendered	934	100	605	208	1,847
Sales of inventories	—	—	—	—	—
Other income	—	—	—	—	—
Total	934	104	2,135	268	3,441

ITEM	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties	Total
	(Thousands of euros)
OTHER TRANSACTIONS
Financing agreements: loans and capital contributions (lender)	(70,686)	3,518	(13,108)	164	(80,112)
Financing agreements: loans and capital contributions (borrower)	(8,272)	1,256	(177,074)	(40,804)	(224,894)
Guarantees provided	(1,230)	(9)	423	(2,543)	(3,359)
Guarantees received	—	—	—	—	—
Commitments acquired	—	37	(87)	27	(23)
Dividends and other profit distributed	(219,360)	—	—	—	(219,360)
Other transactions	(983)	—	—	—	(983)

ITEM	Significant shareholders	Directors and executives	Group employees, companies or entities	Other related parties	Total
	(Thousands of euros)
BALANCES AT END OF PERIOD
Trade and other receivables	—	—	—	—	—
Loans and credit	100,795	922	209,521	1,702	312,940
Other receivables	—	—	—	—	—
Total receivables	100,795	922	209,521	1,702	312,940
Payable to suppliers and trade payables	—	—	—	—	—
Loans and credit received	35,701	3,168	458,945	85,292	583,106
Other payment obligations	—	—	—	—	—
Total payable balances	35,701	3,168	458,945	85,292	583,106

The list of associates and joint ventures is included in Appendices III and IV to these condensed consolidated interim financial statements. “Other related parties” include balances held by close family relations of Bank directors (inter alia, directors’ spouses and their own and their spouses’ ancestors, descendants and siblings) and by entities related to such persons, as well as the Employee Pension Fund, of which the Bank is aware.

All the transactions between the Group and its related parties were performed on an arm’s-length basis.

In addition, at 30 June 2020, the FROB, through BFA, held a 61.81% (62.43% taking the effect of treasury shares into consideration) stake in Bankia, S.A. The FROB carries out its activity in accordance with Law 9/2012, of 14 November 2012. It is wholly owned by the Spanish government and its purpose is to oversee the restructuring and resolution of credit institutions. Given the indirect stake held by the FROB in Bankia, S.A., the Spanish government is a related party under prevailing regulations.

Balances with public administrations at 30 June 2020 are disclosed in the following notes to the condensed consolidated financial statements:

•	Note 7.4 Financial assets at fair value through other comprehensive income.

•	Note 7.5 Financial assets measured at amortised cost.

•	Note 13.5 Financial liabilities at amortised cost - Customer deposits.

The income and expense recognised in the consolidated income statements for the first six-month periods of 2020 and 2019 are as follows:

ITEM (*)	30/06/20	30/06/19
	(Thousands of euros)
Public sector interest income	20,860	24,313
(Public sector interest expense)	(33)	(992)

(*)	Interest income and expenses shown at their gross amounts.

There were no significant individual transactions with the Spanish public sector outside the ordinary course of the Group’s business.

Transactions carried out, balances held and contracts entered into with BFA

The main balances held by the Bank with BFA (significant shareholder) at 30 June 2020 include:

•	“Deposits and loans received” includes a time deposit of EUR 24 million, set up by BFA;

•	“Other assets” includes mainly receivables related to the accrual of fees and commissions explained below;

•	“Guarantees given” includes the amounts drawn on the line of guarantees granted by Bankia to BFA;

•	“Net fee and commission income” in the income statement includes income from services rendered by the Bank to recover BFA assets fully impaired and assets written off, calculated in accordance with the total amount recovered and from guarantees issued;

•	The table above showing related-party figures at 30 June 2020 includes finance costs and income, respectively, in connection with the loan and deposit transactions mentioned under the above headings.

Bankia and BFA have also entered into the following contracts and agreements:

•	A framework agreement governing relations between the two institutions.

•	A Service Level Agreement that enables BFA to correctly perform its activity by using Bankia’s human and material resources, while avoiding redundancies.

•	A Master Financial Transactions Agreement (MFTA) on derivatives trading between the two institutions.

•	A Global Master Repurchase Agreement (GMRA) and a Collateral Assignment Agreement linked to fixed-income asset sale and repurchase transactions.

•	A European Master Financial Transactions Agreement (EMFTA) covering securities loans and fixed-income repo agreements.

•	A cost-sharing agreement for lawsuits related to preferred participating securities and subordinated bonds.

•	An agreement establishing an access mechanism allowing BFA, through the Bank, to avail of the liquidity and funding mechanisms set up by the European Central Bank for credit institutions, as well as private deals inherent in the business of credit institutions.

•	An agreement to apportion the cost of civil proceedings and claims filed in relation to Bankia’s IPO.

•	BFA/Bankia cooperation protocol. Article 11.2 CRR, designed to regulate relations between BFA and Bankia with respect to defining and implementing the necessary mechanisms and procedures to comply with the obligations imposed by article 11.2 of Regulation (EU) No 575/2013 and, in particular, to verify that BFA complies with the capital requirements imposed by applicable legislation.

•	An agreement for managing the FROB’s indirect stake in Bankia, through BFA.

All transactions between the two entities are carried out on normal market terms.

APPENDICES

Appendix I – Interim Individual Financial Statements

BANKIA, S.A.
Balance sheets at 30 June 2020 and 31 December 2019

ASSETS	30/06/2020	31/12/2019 (*)
	(Thousands of euros)
Cash, cash balances at central banks and other demand deposits	15,645,506	12,826,591
Financial assets held for trading	7,173,358	6,702,504
Derivatives	6,901,643	6,530,330
Equity instruments	873	1,381
Debt securities	270,842	170,793
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	38,545	67,682
Non-trading financial assets mandatorily at fair value through profit or loss	10,183	34,435
Equity instruments	—	—
Debt securities	189	237
Loans and advances	9,994	34,198
Central banks	—	—
Credit institutions	—	23,263
Customers	9,994	10,935
Memorandum item: loaned or advanced as collateral with right to sell or pledge	—	—
Financial assets designated at fair value through profit or loss	—	—
Debt securities	—	—
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	—	—
Financial assets at fair value through other comprehensive income	9,699,746	11,979,857
Equity instruments	76,489	75,816
Debt securities	9,623,257	11,904,041
Loans and advances	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Memorandum item: loaned or advanced as collateral with right to sell or pledge	6,688,204	7,568,250
Financial assets at amortised cost	166,034,519	156,179,198
Debt securities	37,862,920	33,165,031
Loans and advances	128,171,599	123,014,167
Central banks	254	—
Credit institutions	5,763,107	5,464,732
Customers	122,408,238	117,549,435
Memorandum item: loaned or advanced as collateral with right to sell or pledge	23,681,968	25,284,204
Derivatives – hedge accounting	2,425,416	2,491,810
Fair value changes of the hedged items in portfolio hedge of interest rate risk	—	—
Investments in subsidiaries, joint ventures and associates	1,771,486	1,772,674
Subsidiaries	1,325,200	1,322,649
Joint ventures	17,547	9,034
Associates	428,739	440,991
Tangible assets	2,572,596	2,597,428
Property, plant and equipment	2,099,461	2,122,925
For own use	2,099,461	2,122,925
Leased out under an operating lease	—	—
Assigned to welfare projects (savings banks and credit cooperatives)	—	—
Investment property	473,135	474,503
Of which: leased out under a lease	473,135	474,503
Memorandum item: acquired under a lease	503,490	504,863
Intangible assets	380,501	312,047
Goodwill	—	—
Other intangible assets	380,501	312,047
Tax assets	10,041,841	10,214,679
Current tax assets	228,992	431,863
Deferred tax assets	9,812,849	9,782,816
Other assets	1,529,940	1,721,479
Insurance contracts linked to pensions	812,657	1,061,912
Inventories	—	—
Other	717,283	659,567
Non-current assets and disposal groups classified as held for sale	1,694,930	2,047,280
TOTAL ASSETS	218,980,022	208,879,982

(*)	Presented solely for comparison. See Note 1.5.

BANKIA, S.A.
Balance sheets at 30 June 2020 and 31 December 2019

LIABILITIES AND EQUITY	30/06/2020	31/12/2019 (*)
	(Thousands of euros)
Financial liabilities held for trading	7,016,063	6,783,073
Derivatives	6,763,507	6,511,840
Short positions	252,556	271,233
Deposits	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Debt securities issued	—	—
Other financial liabilities	—	—
Financial liabilities designated at fair value through profit or loss	—	—
Deposits	—	—
Central banks	—	—
Credit institutions	—	—
Customers	—	—
Debt securities issued	—	—
Other financial liabilities	—	—
Memorandum item: subordinated liabilities	—	—
Financial liabilities measured at amortised cost	196,761,843	186,159,113
Deposits	177,435,618	167,385,330
Central banks	23,026,414	13,808,756
Credit institutions	23,817,372	26,447,898
Customers	130,591,832	127,128,676
Debt securities issued	17,343,991	17,302,153
Other financial liabilities	1,982,234	1,471,630
Memorandum item: subordinated liabilities	2,959,484	2,983,031
Derivatives – hedge accounting	98,230	85,541
Fair value changes of the hedged items in portfolio hedge of interest rate risk	—	—
Provisions	1,385,020	1,685,484
Pensions and other post-employment defined benefit obligations	796,276	1,038,224
Other long-term employee benefits	—	—
Pending legal issues and tax litigation	173,808	210,614
Commitments and guarantees given	288,985	301,731
Other provisions	125,951	134,915
Tax liabilities	414,482	452,531
Current tax liabilities	—	—
Deferred tax liabilities	414,482	452,531
Share capital repayable on demand	—	—
Other liabilities	774,421	885,606
Of which: welfare fund (only savings banks and credit cooperatives)	—	—
Liabilities included in disposal groups classified as held for sale	—	—
TOTAL LIABILITIES	206,450,059	196,051,348
Equity	12,460,463	12,701,647
Capital	3,069,522	3,069,522
Paid up capital	3,069,522	3,069,522
Unpaid capital which has been called up	—	—
Memorandum item: Uncalled capital	—	—
Share premium	619,154	619,154
Equity instruments issued other than capital	—	—
Equity component of compound financial instruments	—	—
Other equity instruments issued	—	—
Other equity	—	—
Retained earnings	—	—
Revaluation reserves	—	—
Other reserves	8,661,549	8,500,365
(-) Treasury shares	(49,206)	(50,343)
Profit for the period	159,444	562,949
(-) Interim dividends	—	—
Accumulated other comprehensive income	69,500	126,987
Items that will not be reclassified to profit or loss	49,414	52,907
Actuarial gains or (-) losses on defined benefit pension plans	34,056	34,056
Non-current assets and disposal groups classified as held for sale	(13,387)	(9,453)
Fair value changes of equity instruments measured at fair value through other comprehensive income	28,745	28,304
Hedge ineffectiveness of fair value hedges for equity instruments measured at fair value through other comprehensive income	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Items that may be reclassified to profit or loss	20,086	74,080
Hedge of net investments in foreign operations [effective portion]	—	—
Foreign currency translation	(83)	(113)
Hedging derivatives. Cash flow hedges reserve [effective portion]	4,685	(8,006)
Fair value changes of financial assets measured at fair value through other comprehensive income	15,484	82,199
Hedging instruments [not designated elements]	—	—
Non-current assets and disposal groups classified as held for sale	—	—
TOTAL EQUITY	12,529,963	12,828,634
TOTAL EQUITY AND TOTAL LIABILITIES	218,980,022	208,879,982
MEMORANDUM ITEM: OFF-BALANCE SHEET ITEMS	42,069,684	36,883,441
Loan commitments given	29,033,822	23,394,354
Financial guarantees given	346,699	376,728
Other commitments given	12,689,163	13,112,359

(*)	Presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A.
Income statement for the six-month period ended 30 June 2020 and 2019

	30/06/2020	30/06/2019 (*)
	(Thousands of euros)
Interest income	1,108,219	1,232,084
Financial assets at fair value through other comprehensive income	46,561	82,354
Financial assets at amortised cost	1,000,427	1,087,138
Other interest income	61,231	62,592
(Interest expenses)	(197,712)	(233,206)
(Expenses on share capital repayable on demand)	—	—
A. NET INTEREST INCOME	910,507	998,878
Dividend income	18,437	79,345
Fee and commission income	560,869	522,004
(Fee and commission expenses)	(32,963)	(40,060)
Gains or (-) losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net	138,424	143,128
Financial assets at amortised cost	112,327	45,628
Other financial assets and liabilities	26,097	97,500
Gains or (-) losses on financial assets and liabilities held for trading, net	5,013	10,317
Reclassification of financial assets out of measured at fair value through other comprehensive income	—	—
Reclassification of financial assets out of measured at amortised cost	—	—
Other gains or (-) losses	5,013	10,317
Gains or (-) losses on non-trading financial assets mandatorily at fair value through profit or loss, net	(898)	758
Reclassification of financial assets out of measured at fair value through other comprehensive income	—	—
Reclassification of financial assets out of measured at amortised cost	—	—
Other gains or (-) losses	(898)	758
Gains or (-) losses on financial assets and liabilities designated at fair value through profit or loss, net	—	—
Gains or (-) losses from hedge accounting, net	(9,121)	(12,244)
Exchange differences [gain or (-) loss], net	12,892	7,314
Other operating income	26,101	28,784
(Other operating expenses)	(91,008)	(97,695)
Of which: Mandatory provisions to welfare funds (only savings banks and credit cooperatives)	—	—
B. GROSS INCOME	1,538,253	1,640,529
(Administrative expenses)	(785,290)	(803,458)
(Staff expenses)	(530,141)	(560,972)
(Other administrative expenses)	(255,149)	(242,486)
(Depreciation)	(93,954)	(98,166)
(Provisions or (-) reversal of provisions)	(24,132)	(44,056)
(Impairment or (-) reversal of impairment on financial assets not measured at fair value through profit or loss)	(480,353)	(142,959)
(Financial assets at fair value through other comprehensive income)	168	3
(Financial assets at amortised cost)	(480,521)	(142,962)
C. TOTAL OPERATING INCOME, NET	154,524	551,890
(Impairment or (-) reversal of impairment of investments in subsidiaries, joint ventures and associates)	(10,987)	32,817
(Impairment or (-) reversal of impairment on non-financial assets)	(4,751)	(6,360)
(Tangible assets)	(4,751)	(6,360)
(Intangible assets)	—	—
(Other)	—	—
Gains or (-) losses on derecognition in non-financial assets and investments, net	836	4,427
Negative goodwill recognised in profit or loss	—	—
Profit or (-) loss from non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations	27,241	(35,093)
D. PROFIT OR (-) LOSS BEFORE TAX FROM CONTINUING OPERATIONS	166,863	547,681
(Tax expense or (-) income related to profit or loss from continuing operations)	(7,419)	(123,197)
E. PROFIT OR (-) LOSS AFTER TAX FROM CONTINUING OPERATIONS	159,444	424,484
Profit or (-) loss after tax from discontinued operations	—	—
F. PROFIT OR (-) LOSS FOR THE PERIOD	159,444	424,484

(*)	Presented solely and exclusively for comparison. See Note 1.5.

BANKIA, S.A.
Statement of recognised income and expense for the six- month periods ended 30 June 2020 and 2019

	30/06/2020	30/06/2019 (*)
	(Thousands of euros)
Profit or (-) loss for the period	159,444	424,484
Other comprehensive income	(57,487)	138,535
Items that will not be reclassified to profit or loss	(3,493)	1,943
Actuarial gains or (-) losses on defined benefit pension plans	—	—
Non-current assets and disposal groups held for sale	(5,620)	(4,559)
Fair value changes of equity instruments measured at fair value through other comprehensive income	630	7,334
Gains or (-) losses from hedge accounting of equity instruments at fair value through other comprehensive income, net	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedged item]	—	—
Fair value changes of equity instruments measured at fair value through other comprehensive income [hedging instrument]	—	—
Fair value changes of financial liabilities at fair value through profit or loss attributable to changes in their credit risk	—	—
Income tax relating to items that will not be reclassified	1,497	(832)
Items that may be reclassified to profit or loss	(53,994)	136,592
Hedge of net investments in foreign operations (effective portion)	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Foreign currency translation	43	81
Translation gains or (-) losses taken to equity	43	81
Transferred to profit or loss	—	—
Other reclassifications	—	—
Cash flow hedges [effective portion]	18,130	2,941
Valuation gains or (-) losses taken to equity	18,130	2,941
Transferred to profit or loss	—	—
Transferred to initial carrying amount of hedged items	—	—
Other reclassifications	—	—
Hedging instruments [not designated elements]	—	—
Valuation gains or (-) losses taken to equity	—	—
Transferred to profit or loss	—	—
Other reclassifications	—	—
Debt instruments at fair value through other comprehensive income	(95,307)	194,343
Valuation gains or (-) losses taken to equity	(75,150)	288,017
Transferred to profit or loss	(20,157)	(93,674)
Other reclassifications	—	—
Non-current assets and disposal groups held for sale	—	(2,235)
Valuation gains or (-) losses taken to equity	—	(2,235)
Transferred to profit or loss	—	—
Other reclassifications	—	—
Income tax relating to items that may be reclassified to profit or (-) loss	23,140	(58,538)
Total comprehensive income for the period	101,957	563,019

(*) Presented solely and exclusively for comparison. See Note 1.5.

	BANKIA, S.A. Statement of changes in equity for the six-month period ended 30 June 2020
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(–) Treasury shares	Profit or (–) loss for the period	(–) Interim dividends	Accumulated other comprehensive income	Total
	(Thousands of euros)
Opening balance 31/12/2019 [before restatement]	3,069,522	619,154	—	—	—	—	8,500,365	(50,343)	562,949	—	126,987	12,828,634
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance [current period]	3,069,522	619,154	—	—	—	—	8,500,365	(50,343)	562,949	—	126,987	12,828,634
Total comprehensive income for the period	—	—	—	—	—	—	—	—	159,444	—	(57,487)	101,957
Other changes in equity	—	—	—	—	—	—	161,184	1,137	(562,949)	—	—	(400,628)
Issuance of ordinary shares
Issuance of preference shares
Issuance of other equity instruments
Exercise or expiration of other equity instruments issued
Conversion of debt to equity
Capital reduction
Dividends (or remuneration of partners)							(352,110)	—				(352,110)
Purchase of treasury shares							—	(24,981)				(24,981)
Sale or cancellation of treasury shares							(10,970)	26,118				15,148
Reclassification of financial instruments from equity to liability												—
Reclassification of financial instruments from liability to equity												—
Transfers among components of equity							562,949		(562,949)			—
Equity increase or (-) decrease resulting from business combinations							—	—				—
Share based payments								—				—
Other increase or (-) decrease in equity							(38,685)	—				(38,685)
Of which: discretionary provision to welfare funds (only savings banks and credit							—
Closing balance 30/06/2020 [current period]	3,069,522	619,154	—	—	—	—	8,661,549	(49,206)	159,444	—	69,500	12,529,963

	BANKIA, S.A. Statement of changes in equity for the six-month period ended 30 June 2019 (*)
Sources of equity changes	Capital	Share premium	Equity instruments issued other than capital	Other equity	Retained earnings	Revaluation reserves	Other reserves	(–) Treasury shares	Profit or (–) loss for the period	(–) Interim dividends	Accumulated other comprehensive income	Total
	(Thousands of euros)
Opening balance 31/12/2018 [before restatement]	3,084,963	619,154	—	—	—	—	7,980,060	(96,646)	833,668	—	113,211	12,534,410
Effects of corrections of errors	—	—	—	—	—	—	—	—	—	—	—	—
Effects of changes in accounting policies	—	—	—	—	—	—	—	—	—	—	—	—
Opening balance [current period]	3,084,963	619,154	—	—	—	—	7,980,060	(96,646)	833,668	—	113,211	12,534,410
Total comprehensive income for the period	—	—	—	—	—	—	—	—	424,484	—	138,535	563,019
Other changes in equity	(15,441)	—	—	—	—	—	414,756	41,832	(833,668)	—	—	(392,521)
Issuance of ordinary shares
Issuance of preference shares
Issuance of other equity instruments
Exercise or expiration of other equity instruments issued	—	—	—		—	—	—					—
Conversion of debt to equity			—		—	—	—					—
Capital reduction	(15,441)	—			—	—	(34,559)	50,000	—	—		—
Dividends (or remuneration of partners)	—	—	—	—	—	—	(353,515)	—				(353,515)
Purchase of treasury shares					—	—	—	(36,100)				(36,100)
Sale or cancellation of treasury shares					—	—	(3,050)	27,932				24,882
Reclassification of financial instruments from equity to liability	—	—	—	—								—
Reclassification of financial instruments from liability to equity	—	—	—	—								—
Transfers among components of equity			—	—	—	—	833,668		(833,668)	—	—	—
Equity increase or (-) decrease resulting from business combinations	—	—	—	—	—	—	—	—			—	—
Share based payments	—	—		—				—				—
Other increase or (-) decrease in equity			—	—	—	—	(27,788)	—	—	—	—	(27,788)
Of which: discretionary provision to welfare funds (only savings banks and credit cooperatives)					—		—					—
Closing balance 30/06/2019 [current period]	3,069,522	619,154	—	—	—	—	8,394,816	(54,814)	424,484	—	251,746	12,704,908

(*)	Presented solely and exclusively for comparison. See Note 1.5.

	BANKIA, S.A. Statement of cash flows for the six-month periods ended 30 June 2020 and 2019
	30/06/2020	30/06/2019 (*)
	(Thousands of euros)
(A) CASH FLOWS FROM OPERATING ACTIVITIES	3,108,094	3,511,357
Profit for the period	159,444	424,484
Adjustments to obtain cash flows from operating activities	443,101	261,387
Depreciation and amortisation	93,954	98,166
Other	349,147	163,221
Net decrease in operating assets	(7,819,399)	(959,328)
Financial assets held for trading	(219,187)	101,748
Non-trading financial assets mandatorily at fair value through profit or loss	23,354	(383)
Financial assets designated at fair value through profit or loss	—	—
Financial assets at fair value through other comprehensive income	2,205,759	1,539,309
Financial assets at amortised cost	(9,948,067)	(2,415,112)
Other operating assets	118,742	(184,890)
Net increase in operating liabilities	10,289,025	3,741,520
Financial liabilities held for trading	(18,677)	211,386
Other financial liabilities at fair value through profit or loss	—	—
Financial liabilities at amortised cost	10,673,719	4,007,885
Other operating liabilities	(366,017)	(477,751)
Income tax receipts/(payments)	35,923	43,294
(B) CASH FLOWS FROM INVESTING ACTIVITIES	163,256	370,302
Payments	(121,500)	(128,478)
Tangible assets	(8,329)	(29,902)
Intangible assets	(90,268)	(83,818)
Investments in subsidiaries, joint ventures and associates	(11,903)	(9,105)
Other business units	—	—
Non-current assets and liabilities classified as held for sale	(11,000)	(5,653)
Other payments related to investing activities	—	—
Proceeds	284,756	498,780
Tangible assets	5,942	13,067
Intangible assets	—	—
Investments in subsidiaries, joint ventures and associates	20,030	65,997
Other business units	—	—
Non-current assets and liabilities classified as held for sale	258,784	419,716
Other proceeds related to investing activities	—	—
(C) CASH FLOWS USED IN FINANCING ACTIVITIES	(452,435)	(502,175)
Payments	(467,583)	(3,002,057)
Dividends	(352,110)	(353,515)
Subordinated liabilities	—	—
Redemption of own equity instruments	—	—
Acquisition of own equity instruments	(24,981)	(36,100)
Other payments related to financing activities	(90,492)	(2,612,442)
Proceeds	15,148	2,499,882
Subordinated liabilities	—	1,000,000
Issuance of own equity instruments	—	—
Disposal of own equity instruments	15,148	24,882
Other proceeds related to financing activities		1,475,000
(D) EFFECT OF EXCHANGE RATE DIFFERENCES	—	—
(E) NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS (A+B+C+D)	2,818,915	3,379,484
(F) CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	12,826,591	4,354,390
G) CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	15,645,506	7,733,874
COMPONENTS OF CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	—	—
Cash	824,167	797,869
Cash equivalents at central banks	14,666,479	6,827,080
Other financial assets	154,860	108,925
Less: Bank overdrafts refundable on demand	—	—

(*)	Presented solely and exclusively for comparison. See Note 1.5.

Appendix II – Subsidiaries

The key details on subsidiaries, including those classified under “Non-current assets held for sale” at 30 June 2020 are as follows:

			% Ownership interest owned by the Group
			% Current interest		Total
Company	Business activity	Location	Direct	Indirect	ownership interest
ARRENDADORA DE EQUIPAMIENTOS FERROVIARIOS, S.A.	Purchase and lease of trains	Barcelona – Spain	85.00	—	85.00
BANKIA COMMERCE, S.L.U.	Marketing of products	Madrid – Spain	100.00	—	100.00
BANKIA FINTECH VENTURE S.A.U.	Corporate management	Madrid – Spain	100.00	—	100.00
BANKIA FONDOS, S.G.I.I.C., S.A.	Manager of collective investment undertakings	Madrid – Spain	100.00	—	100.00
BANKIA HABITAT, S.L.U.	Real estate	Valencia – Spain	100.00	—	100.00
BANKIA MEDIACION, OPERADOR DE BANCA SEGUROS VINCULADO, S.A.U.	Insurance intermediary-Bancassurance operator	Madrid – Spain	100.00	—	100.00
BANKIA PENSIONES, S.A., ENTIDAD GESTORA DE FONDOS DE PENSIONES	Pension fund manager	Madrid – Spain	100.00	—	100.00
CENTRO DE SERVICIOS OPERATIVOS E INGENIERIA DE PROCESOS, S.L.U.	Other independent services	Madrid – Spain	100.00	—	100.00
CORPORACION FINANCIERA HABANA, S.A., EN LIQUIDACION (2) (1)	Industry, commerce and services financing	Ciudad de la Habana (La Habana) – Republic of Cuba	60.00	—	60.00
CORPORACION INDUSTRIAL BANKIA, S.A.U.	Corporate management	Madrid – Spain	100.00	—	100.00
COSTA EBORIS, S.L.U., EN LIQUIDACION (1)	Real estate	Valencia – Spain	—	100.00	100.00
ENCINA LOS MONTEROS, S.L.U., EN LIQUIDACION (1)	Real estate	Valencia – Spain	—	100.00	100.00
GESTION Y REPRESENTACION GLOBAL, S.L.U.	Corporate management	Madrid – Spain	100.00	—	100.00
GESTION GLOBAL DE PARTICIPACIONES, S.L.U.	Corporate management	Madrid – Spain	100.00	—	100.00
GESTION Y RECAUDACION LOCAL, S.L. (2)	Tax management.	Atarfe (Granada) – Spain	—	99.75	99.75
INMOGESTION Y PATRIMONIOS, S.A.	Corporate management	Madrid – Spain	0.10	99.90	100.00
INVERSIONES Y DESARROLLOS 2069 MADRID, S.L.U., EN LIQUIDACION (1)	Real estate	Madrid – Spain	100.00	—	100.00
NAVIERA CATA, S.A.	Acquisition, leases and operation of ships	Las Palmas de Gran Canaria – Spain	100.00	—	100.00
PARTICIPACIONES Y CARTERA DE INVERSION, S.L.	Corporate management	Madrid – Spain	0.01	99.99	100.00
PUERTAS DE LORCA DESARROLLOS EMPRESARIALES, S.L.U., EN LIQUIDACION (1)	Property development	Madrid – Spain	100.00	—	100.00
SEGURBANKIA, S.A.U., CORREDURIA DE SEGUROS DEL GRUPO BANKIA	Insurance intermediary	Madrid – Spain	100.00	—	100.00
VALENCIANA DE INVERSIONES MOBILIARIAS, S.L.U.	Corporate management	Valencia – Spain	100.00	—	100.00
VALORACION Y CONTROL, S.L.	Corporate management	Madrid – Spain	0.01	99.99	100.00

(1)	Companies in the process of liquidation

(2)	Classified under “Non-current assets and disposal groups classified as held for sale”.

Appendix III – Associates and joint ventures

The key details on associates and joint ventures at 30 June 2020 are as follows:

			% Ownership interest owned by the Group
			% Current interest		Total
Company	Business activity	Location	Direct	Indirect	ownership interest
Associates
AVALMADRID, S.G.R.	SME funding	Madrid – Spain	25.36	–	25.36
BANKIA MAPFRE VIDA, S.A., DE SEGUROS Y REASEGUROS	Life insurance	Majadahonda (Madrid) – Spain	49.00	–	49.00
BILLIB, S.L.	Other independent services	Madrid – Spain	–	30.50	30.50
CAJA GRANADA VIDA, COMPANIA DE SEGUROS Y REASEGUROS, S.A.	Life insurance	Majadahonda (Madrid) – Spain	49.00	–	49.00
CAJAMURCIA VIDA Y PENSIONES DE SEGUROS Y REASEGUROS, S.A.	Life insurance	Majadahonda (Madrid) – Spain	49.00	–	49.00
GRAMINA HOMES, S.L.	Real estate	Madrid – Spain	20.00	–	20.00
FINWEG, S.A.	Other independent services	Madrid – Spain	–	20.00	20.00
REDSYS SERVICIOS DE PROCESAMIENTO, S.L.	Payment methods	Madrid – Spain	15.94	–	15.94

Joint ventures
CACF BANKIA CONSUMER FINANCE, EFC, S.A.	Consumer finance	Madrid – Spain	49.00	–	49.00

Appendix IV - Joint ventures and associates classified under Non-current assets and disposal groups classified as held for sale

The key details on joint ventures and associates classified under Non-current assets and disposal groups classified as held for sale at 30 June 2020 are as follows:

			% Ownership interest owned by the Group
			% Current interest		Total
Company	Business activity	Location	Direct	Indirect	ownership interest
Associates
ALAZOR INVERSIONES, S.A., EN LIQUIDACION (1)	Activities annexed to land transport	Villaviciosa de Odon (Madrid) – Spain	—	20.00	20.00
ARRENDADORA FERROVIARIA, S.A.	Purchase and lease of trains	Barcelona – Spain	29.07	—	29.07
MURCIA EMPRENDE, SOCIEDAD DE CAPITAL RIESGO DE REGIMEN SIMPLIFICADO, S.A.	Venture Capital Company	Murcia – Spain	28.68	—	28.68
NEWCOVAL, S.L.	Real estate	Valencia – Spain	—	50.00	50.00
NUEVA VIVIENDA JOVEN DE MURCIA, S.L. EN LIQUIDACION (1)	Real estate	Murcia – Spain	49.89	—	49.89
ROYACTURA, S.L.	Real estate	Las Rozas de Madrid (Madrid) – Spain	—	45.00	45.00

Joint ventures
CARTERA PERSEIDAS, S.L.	Corporate management	Madrid – Spain	11.82	—	11.82
INMACOR DESARROLLOS, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	—	72.57	72.57
INMOBILIARIA PIEDRA BOLAS, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	55.93	16.64	72.57
PLAYA PARAISO MAYA, S.A. DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	58.03	14.54	72.57
PROMOCIONES Y PROYECTOS MURCILOR, S.L., EN LIQUIDACION (1)	Real estate	Lorca (Murcia) – Spain	50.00	—	50.00
PROYECTOS Y DESARROLLOS HISPANOMEXICANOS. S.A., DE CV	Real estate	Playa del Carmen (Quintana Roo) – Mexico	—	72.57	72.57
SOL EDIFICAT PONENT, S.L.	Real estate	Villafranca del Penedes (Barcelona) – Spain	50.00	—	50.00

(1)	Companies in the process of liquidation

Appendix V – Movement in issued securities

Details of issues, repurchases and repayments of debt securities at 30 June 2020 and 2019 by the Bank or Group companies.

30/06/2020
Issuer information	Data concerning issuances, repurchases and repayments in 1st half of 2020
Country of residence	Transaction	Credit rating Issuer/Issue (1)	ISIN code	Type of security	Transaction date	Maturity date	Market where listed	Issue currency	Amount of issue/repurchase or repayment	Balance outstanding	Coupon	Type of guarantee issued
									(Millions of euros)
Spain	Repayment	BBB (high)	XS0147547177	Caymadrid Bond	06/05/2020	01/04/2032	Luxembourg S.M.	euro	0.2	4.9	Irregular coupon until 2013, after zero coupon	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307012	Bankia ICO Line Bond 2014-8	10/01/2020	10/07/2020	AIAF	euro	0.3	0.3	EUR 6M+ 2.75%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307020	Bankia ICO Line Bond 2014-15	10/04/2020	10/10/2020	AIAF	euro	0.6	0.6	EUR 6M+ 2.35%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307038	Bankia ICO Line Bond 2014-20	10/06/2020	10/12/2020	AIAF	euro	0.3	0.3	EUR 6M+ 2.35%	Bankia Personal Guarantee
Several	Repayment	—	Several	Securitisation Bonds	Several	Several	Several	Several	143	—	—	—

(1)	Latest credit rating assigned by DRBS to the Caymadrid Bond is from 2 July 2020.

30/06/2020
Issuer information	Data concerning issuances, repurchases and repayments in 1st half of 2019
Country of residence	Transaction	Credit rating Issuer/Issue (1)	ISIN code	Type of security	Transaction date	Maturity date	Market where listed	Issue currency	Amount of issue/repurchase or repayment	Balance outstanding	Coupon	Type of guarantee issued
									(Millions of euros)
Spain	Issue	BBB (low)	XS1951220596	Subordinate Bond 2019-1	15/02/2019	15/02/2029	Dublin	euro	1,000	1,000	0.0375	Bankia Personal Guarantee
Spain	Issue	AAA	ES0413307150	Covered bond BANKIA 2019-1	25/01/2019	25/01/2027	AIAF	euro	475	475	EUR 6M+0.50%	Mortgage Portfolio-Mortgage Law
Spain	Issue	BBB (high)	ES0313307201	BANKIA Bond 2019-1	25/03/2019	25/03/2024	AIAF	euro	500	500	0.0088	Bankia Personal Guarantee
Spain	Issue	BBB	ES0313307219	Non-Preferential Ordinary Bonds 2019-1	25/06/2019	25/06/2024	AIAF	euro	500	500	1.00%	Bankia Personal Guarantee
Spain	Repayment	BBB (high)	ES0313307003	BANKIA Bond 2014-1	17/01/2019	17/01/2019	AIAF	euro	1,000	—	0.035	Bankia Personal Guarantee
Spain	Repayment	BBB (high)	ES0413056047	Covered bond BMN 5th Issue	21/01/2019	21/01/2019	AIAF	euro	500	—	3.13%	Mortgage Portfolio-Mortgage Law
Spain	Repayment	BBB (low)	ES0213307004	Bankia Subordinate Bond 2014-1	22/05/2019	22/05/2024	AIAF	euro	1,000	—	0.04	Bankia Personal Guarantee
Spain	Repayment	AAA	ES0414950693	Covered bond CM 28/06/19	28/06/2007	28/06/2019	AIAF	euro	1,600	—	0.05	Mortgage Portfolio-Mortgage Law
Spain	Repayment	BBB (high)	XS0147547177	Caymadrid Bond	Several	01/04/2032	Luxembourg S.M.	euro	0.1	5.0	Irregular coupon until 2013, after zero coupon	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307012	Bankia ICO Line Bond 2014-8	10/01/2019	10/07/2020	AIAF	euro	0.3	0.8	EUR 6M+ 2.75%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307020	Bankia ICO Line Bond 2014-15	10/04/2019	10/10/2020	AIAF	euro	0.6	1.9	EUR 6M+ 2.35%	Bankia Personal Guarantee
Spain	Repayment	—	ES0213307038	Bankia ICO Line Bond 2014-20	10/06/2019	10/12/2020	AIAF	euro	0.3	0.8	EUR 6M+ 2.35%	Bankia Personal Guarantee
Several	Repayment	—	Several	Securitisation bonds	Several	Several	Several	Several	135	—	—	—

(1)	Latest credit rating assigned by DRBS for covered bonds is from 21 September 2018. Ratings of other issues by DRBS on 2 July 2019.

(2)	In the case of the Caymadrid Bonds these are monthly repayments. Bankia was a guarantor of the bond, and after the liquidation of Caymadrid, Bankia became a direct debtor of the Caymadrid Bond.

Appendix VI – Information on the mortgage market

Covered bonds, marketable and non-marketable, issued by the Group and outstanding at 30 June 2020 are recognised in the consolidated balance sheet under “Financial liabilities at amortised cost” (Note 13). The Group has no mortgage bonds in issue. These mortgage securities are governed mainly by Mortgage Market Law 2/1981, of 25 March, as amended by Law 41/2007, of 7 December, and by Royal Decree 716/2009, of 24 April, implementing certain provisions of the aforementioned Law.

Declarations by the Board of Directors of Bankia, SA concerning the existence of policies and procedures required by applicable regulations

In compliance with the requirements of applicable regulations, Bankia’s Board of Directors declares that the Entity has express policies and procedures in relation to its mortgage market business, and that the Board of Directors is responsible for compliance with mortgage market regulations applicable to this business. These policies and procedures include, inter alia, (i) the criteria applied concerning the relationship that must exist between the amount of the loan and the appraisal value of the mortgaged property, and the influence of the existence of other additional collateral and the criteria applied in the selection of the appraisers; (ii) the relationship between the debt and the income of the borrower and the existence of procedures aimed at assuring the information supplied by the borrower and the borrower’s solvency; (iii) the prevention of imbalances between flows from the hedging portfolio and those arising from making the payments owed on the securities.

Regarding mortgage market laws and regulations, Bankia has in place suitable mortgage risk policies and procedures in the two major areas - assets and liabilities - to monitor and quantify the mortgage portfolio and the related borrowing limits.

In terms of assets, mortgage risk exposure policy takes the form of multilevel decision-making in the Group by means of a system of authorities and delegated powers.

The Group has a “Credit Risk Documentary Structure”, approved by the Board of Directors in May 2018, and revised annually, adapting it to the management principles of the Entity and in line with supervisory expectations. The “Credit Risk Documentary Structure” is composed of the Credit Risk Policy Framework, Methods and Procedures, Credit Risk Policies, Specific Criteria Manuals and Operational Manuals.

•	The Credit Risk Policies, Methods and Procedures Framework. It describes the criteria and guidelines for carrying out an adequate management of the admission, monitoring, recovery process, as well as the classification and coverage of operations throughout their life cycle and to be able to establish limits of action setting general principles that are adjusted in the Policies.

•	The Credit Risk Policies contain a set of rules and main instructions governing the management of credit risk. They are effective and consistent with the general principles set out in the Policies Framework and in the Risk Appetite Framework and are applied across the entire Entity. They are used internally to create and develop rules and regulations on risks when it comes to competencies related to risk strategy, implementation and control.

•	Meanwhile, the Specific Criteria Manuals provide a detailed description of the criteria set out in the policies regulating the activities carried out by the Entity. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously put in place by minimising operational risk. The Specific Criteria Manuals combine with the Credit Risk Policies to provide transversal risk management across the Group.

•	The Operating Manuals are methodological documents that develop and expand upon the criteria set out in the Specific Criteria Policies and Manuals. They are there for consultative purposes to enable the correct and proper performance of activities in accordance with the requirements previously established. These manuals remain permanently in sync with the Credit Risk Policies and Criteria Manuals.

To ensure proper governance of the Credit Risk Policies Framework, the Board of Directors delegates authority to the Risks Committee to approve the Specific Criteria Manual for Credit Risk Policies, Methods and Procedures and authority to the Provisions Committee to approve the Specific Criteria Manual for Policies, Methods and Procedures for Classifying and Hedging Credit Risk.

The Risk Committee and the Provisions Committee exercise these powers by periodically reviewing and updating, over the course of the year, the Specific Criteria Manual for Credit Risk Policies, Methods and Procedures and the Specific Criteria Manual for Policies, Methods and Procedures for Classifying and Hedging Credit Risk. They adjust and tailor the specific criteria contained in both documents to the Entity’s prevailing risk strategy and appetite and to regulatory requirements.

The criteria are mandatory for the Committee resulting from applying the powers to the transaction, so at this level in terms of powers the person in charge of enforcing compliance with the Policies should appear in the approval of the transaction.

Additionally, as a result of the exceptional circumstances caused by COVID-19, a document named “Powers, Policies, Specific Criteria and Control Framework Covid19” has been added to the documentary structure, which contains the adaptations made to the current credit risk policies and specific criteria, as well as the powers established to address the solutions made available to customers following the declaration of the state of emergency and subsequent entry into force of Royal Decree-Laws 8/2020 and 11/2020. This document is of a transitory nature and will remain in force for as long as the aforementioned measures are applicable.

General approval criteria include those associated with borrower risk, mainly the ability of the borrower to repay, with no reliance on guarantors or assets delivered as collateral, which are considered as alternative methods of collection.

Consideration is also given to criteria associated with the transaction, mainly the suitability of financing in accordance with the customer’s risk profile and adaptation of the product to the intended purpose.

Specific policies for the mortgage portfolio establish considerations concerning the appraisal value associated with the loan as a cut-off point for the approval proposal.

Risk management of this portfolio is based on a mandatory scoring methodology approved by the Supervisor, with specific monitoring of the cut-off points associated with the decision-making structure.

Other basic criteria are the maximum timelines of the transactions and the type of products sold by the Group.

The guidelines laid out in the credit risk policies acknowledge property-based collateral subject to certain requirements, such as a first-charge requirement, and compliance with measurement criteria in accordance with the stipulations of prevailing regulations.

Any imbalance between mortgage portfolio flows and issued securities is managed by a regular review of key portfolio parameters followed by a report to credit rating agencies for the purpose of monitoring issued securities.

IT systems are in place to record, monitor and quantify these elements and to assess the degree of compliance with mortgage market requirements for the purposes of portfolio eligibility for covering the Group’s related borrowings.

In terms of liabilities, in line with its financing strategy in place at each given time in the light of the outstanding mortgage portfolio, the Group makes covered security issuance decisions on the basis of records that enable it to keep its issued securities within the bounds of eligibility for covering borrowings in compliance with mortgage market laws and regulations.

Disclosures on the security and privileges enjoyed by holders of mortgage bonds and covered bonds issued by Bankia

Pursuant to current legislation, the principal and interest of the covered bonds issued by Bankia are specially secured (entry in the Property Register is not required) by mortgages on all the covered bonds that are registered in Bankia’s name at any time, without prejudice to its unlimited liability. The covered bonds entitle the holders not only to the aforementioned guaranteed financial claim but also to claim payment from the issuer after maturity and confer on the holders the status of special preferential creditors vis-a-vis all other creditors in relation to all the mortgage loans and credits registered in the issuer’s name.

Information concerning covered bonds

Note 13 discloses the outstanding balances of non-marketable (one-off) covered bonds issued by Bankia. In addition, Appendix VI to the 2019 consolidated financial statements individually itemises the outstanding balances of marketable covered bonds issued by Bankia with their maturities, currencies and reference rates.

The following table itemises the aggregate nominal value of marketable and non-marketable covered bonds outstanding at 30 June 2020 and 31 December 2019 issued by Bankia, regardless of whether or not they are recognised as liabilities of the Group (in the latter case, due to the fact that they were not placed with third parties or because they were repurchased by Bankia), based on their residual maturity period, with a distinction made, in the case of those recognised by the Group as debt securities, between those issued through a public offering and with no public offering, along with the aggregate nominal values of mortgage participation certificates and mortgage transfer certificates issued by Bankia and outstanding at 30 June 2020 and 31 December 2019, with their average residual maturity period.

	Nominal value	Average residual maturity period (months) (a)	Nominal value	Average residual maturity period (months) (a)
Mortgage Securities	30/06/2020		31/12/2019
	(Thousands of euros)
Mortgage bonds issued (b)	—		—
Of which: recognised on the liability side of the balance sheet	—		—
Covered bonds issued (b)	23,487,608		23,905,525
Of which: recognised on the liability side of the balance sheet	15,540,508		15,958,425
Debt securities. Issued through a public offering (c)	10,035,500		10,035,500
Residual maturity up to one year	1,000,000		—
Residual maturity over one year but not more than two years	1,500,000		1,000,000
Residual maturity over two years but not more than three years	2,250,000		2,750,000
Residual maturity over three years but not more than five years	2,000,000		1,000,000
Residual maturity over five years but not more than ten years	1,285,500		3,285,500
Residual maturity over ten years	2,000,000		2,000,000
Debt securities. Other issues (c)	8,635,000		8,635,000
Residual maturity up to one year	—		—
Residual maturity over one year but not more than two years	—		—
Residual maturity over two years but not more than three years	2,500,000		—
Residual maturity over three years but not more than five years	—		2,500,000
Residual maturity over five years but not more than ten years	6,135,000		6,135,000
Residual maturity over ten years	—		—
Deposits (d)	4,817,108		5,235,025
Residual maturity up to one year	1,025,000		417,917
Residual maturity over one year but not more than two years	300,000		1,025,000
Residual maturity over two years but not more than three years	285,185		585,185
Residual maturity over three years but not more than five years	1,601,923		325,000
Residual maturity over five years but not more than ten years	730,000		2,006,923
Residual maturity over ten years	875,000		875,000
Mortgage participation certificates issued (e)	292,606	144	330,046	145
Issued in a public offering	288,439	144	311,467	147
Other issues	4,167	146	18,579	118
Mortgage transfer certificates issued (e)	8,542,877	215	8,882,955	219
Issued in a public offering	25,814	118	29,143	121
Other issues	8,517,063	215	8,853,812	219

(a)	Weighted average residual maturity by amounts, expressed in months rounded up.

(b)	Mortgage bonds and covered bonds include instruments issued and outstanding irrespective of whether they are recognised under liabilities (since they have not been placed with third parties or repurchased).

(c)	These bonds are recognised under “Financial liabilities at amortised cost - Debt securities issued” in the accompanying consolidated balance sheets at 30 June 2020 and 31 December 2019 (see Note 13).

(d)	These bonds are recognised under “Financial liabilities at amortised cost - Deposits from credit institutions” and “Financial liabilities at amortised cost - Customer deposits” in the accompanying consolidated balance sheets at 30 June 2020 and 31 December 2019 (see Note 13).

(e)	Amount of mortgage participation and mortgage transfer certificates issued related exclusively to mortgage loans recognised in assets (held on the balance sheet).

The nominal value at 30 June 2020 and 31 December 2019 of the amounts available (committed amounts not drawn down) of all mortgage loans and credits, with a distinction made between those potentially eligible and those that are not eligible, is shown in the table below:

	Undrawn balances (2)
Item	30/06/2020	31/12/2019
	(Thousands of euros)
Mortgage loans that back the issuance of covered bonds (1)	1,351,631	1,292,621
Of which:
Potentially eligible (3)	63,487	66,859
Not eligible	1,288,144	1,225,762

(1)	At 30 June 2020 and 31 December 2019, the Group had no mortgage bonds in issue.

(2)	Committed amounts (limit) less amounts drawn down on all loans with mortgage collateral, irrespective of the percentage of total risk on the amount of the last appraisal (Loan to Value), not transferred to third parties or relating to financing received. Also includes balances that are only delivered to developers when the dwellings are sold.

(3)	Loans potentially eligible for issuance of covered bonds under Article 3 of Royal Decree 716/2009.

With regard to lending transactions, the table below shows the breakdown at 30 June 2020 and 31 December 2019 of the nominal value of mortgage loans and credit facilities that back the issue of covered bonds issued by Bankia (as already mentioned, at the reporting date Bankia had no mortgage bonds in issue), indicating the total eligible loans and credit facilities, without regard to the limits under Article 12 of Royal Decree 716/2009, of 24 April, and those that are eligible which, pursuant to the criteria of the aforementioned Article 12 of Royal Decree 716/2009, are eligible for issuance of mortgage securities.

This amount is presented, as required by applicable legislation, as the difference between the nominal value of the entire portfolio of loans and credits secured through mortgages registered in favour of Bankia and pending collection (including, where applicable, those acquired through mortgage participation certificates and mortgage transfer certificates), even if they have been derecognised, irrespective of the proportion of the risk of the loan to the last available appraisal for purposes of the mortgage market, less the mortgage loans and credits transferred through mortgage participation certificates and mortgage transfer certificates, regardless of whether or not they were derecognised from the balance sheet, and those designated as security for financing received (the amount recognised on the asset side of the consolidated balance sheet is also indicated for mortgage loans and credits transferred):

	Nominal value
Item	30/06/2020	31/12/2019
	(Thousands of euros)
Total loans (a)	75,469,367	77,027,730
Mortgage participation certificates issued (b)	292,606	330,046
Of which: loans held on the balance sheet (c)	292,606	330,046
Mortgage transfer certificates issued	9,968,559	10,342,905
Of which: loans held on the balance sheet (c)	8,542,877	8,882,955
Mortgage loans pledged as security for financing received	—	—
Loans that back the issue of mortgage bonds and covered bonds (d)	65,208,202	66,354,779
Loans not eligible (e)	12,108,583	12,767,505
Loans that meet the requirements to be eligible except for the limit established in Article 5.1 of Royal Decree 716/2009	6,135,002	6,686,745
Other	5,973,581	6,080,760
Eligible loans (f)	53,099,619	53,587,274
Loans to cover mortgage bond issues	—	—
Loans eligible to cover covered bond issues	53,099,619	53,587,274
Ineligible amounts (g)	125,204	113,813
Eligible amounts	52,974,415	53,473,461

(a)	Amount of principal drawn under mortgage loans in favour of the entity (including those acquired through mortgage participation or mortgage transfer certificates, even if such loans have been derecognised, regardless of the loan-to-value readings.

(b)	Amount of principal drawn under loans that have been transferred through mortgage participation or mortgage transfer certificates, even if such loans have been derecognised.

(c)	Amount of principal drawn under loans that have been transferred, but not derecognised.

(d)	Total loans less the sum of mortgage participation certificates issued, mortgage transfer certificates issued and mortgage loans pledged to secure financing received.

(e)	Loans secured by mortgage guarantee not transferred to third parties and not pledged to secure financing received that do not meet the eligibility requirements of article 3 of Royal Decree 716/2009 for mortgage bond and covered bond issues.

(f)	Loans eligible for mortgage bond and covered bond issues according to article 3 of Royal Decree 716/2009, without deducting the eligibility limits established by article 12 therein.

(g)	Amount of the eligible loans which, pursuant to the criteria laid down in Article 12 of Royal Decree 716/2009, are not eligible to cover issuance of mortgage bonds and covered bonds.

The reconciliation between eligible loans and covered bonds issued is presented, along with issuance capacity and percentage of overcollateralisation:

	Nominal value
Item	30/06/2020	31/12/2019
	(Thousands of euros)
Mortgage loans and credits which, pursuant to the criteria laid down in Article 12 of RD 716/2009, are eligible to cover issuance of mortgage securities.	52,974,415	53,473,461
Issue limit = 80% of eligible mortgage loans and credits	42,379,532	42,778,769
Covered bonds issued	23,487,608	23,905,525
Covered bonds issuance capacity (1) (Note 3.2)	18,891,924	18,873,244
Memorandum item:
Percentage of overcollateralisation of the portfolio	278%	278%
Percentage of overcollateralisation of the eligible portfolio	226%	224%

(1)	At 30 June 2020, EUR 7,947,100 thousand of covered bonds remained on the balance sheet. Therefore, the issuance capacity would be EUR 26,839,024 thousand (EUR 7,947,100 thousand at 31 December 2019, with a EUR 26,820,344 thousand issuance capacity).

The table below shows the details at 30 June 2020 and 31 December 2019 of the nominal value of the loans and credits that back covered bonds issued by Bankia and of those loans and credits that are eligible, without taking into consideration the restrictions on their eligibility established in Article 12 of Royal Decree 716/2009, based on (i) if they arose from Bankia or from creditor subrogation and other cases; (ii) if they are denominated in euros or in other currencies; (iii) if they have a normal payment situation and other cases; (iv) their average residual maturity; (v) if the interest rate is fixed, floating or mixed; (vi) if the transactions are aimed at legal entities or individuals that are to use the loan proceeds for the purpose of their business activity (with a disclosure of the portion related to property development) and transactions aimed at households; (vii) if the guarantee consists of assets/completed buildings (with a distinction made between those used for residential, commercial and other purposes), assets/buildings under construction (with a disclosure similar to that of the finished buildings) or land (with a distinction made between developed land and other land), indicating the transactions that are secured by government-subsidised housing, even that under development:

	Loans that back mortgage bonds and covered bonds (a)		Of which: eligible loans (b)
Item	30/06/2020	31/12/2019	30/06/2020	31/12/2019
	(Thousands of euros)
TOTAL	65,208,202	66,354,779	53,099,619	53,587,274
ORIGIN OF TRANSACTIONS	65,208,202	66,354,779	53,099,619	53,587,274
Originated by the Entity	64,712,733	65,924,173	52,613,083	53,164,603
Subrogated to other entities	495,469	430,606	486,536	422,671
Other	—	—	—	—
CURRENCY	65,208,202	66,354,779	53,099,619	53,587,274
Euro	65,078,937	66,209,707	53,002,839	53,472,955
Other currencies	129,265	145,072	96,780	114,319
PAYMENT SITUATION	65,208,202	66,354,779	53,099,619	53,587,274
Normal payment situation	61,633,876	62,645,748	52,351,506	52,856,551
Other situations	3,574,326	3,709,031	748,113	730,723
AVERAGE RESIDUAL MATURITY	65,208,202	66,354,779	53,099,619	53,587,274
Up to ten years	11,034,173	11,191,162	9,231,575	9,316,312
More than ten years and up to 20 years	25,660,376	26,267,433	23,103,312	23,471,889
More than 20 years and up to 30 years	21,142,093	20,770,047	18,338,886	17,777,422
More than 30 years	7,371,560	8,126,137	2,425,846	3,021,651
INTEREST RATES	65,208,202	66,354,779	53,099,619	53,587,274
Fixed	6,462,787	5,723,525	5,643,279	4,884,817
Floating	51,979,064	54,006,824	41,709,245	43,194,646
Mixed	6,766,351	6,624,430	5,747,095	5,507,811
OWNERS	65,208,202	66,354,779	53,099,619	53,587,274
Legal entities and natural person entrepreneurs	7,894,613	8,081,727	4,563,892	4,694,622
Of which: construction and property developments (land included)	814,150	732,453	217,539	239,404
Other	57,313,589	58,273,052	48,535,727	48,892,652
TYPE OF COLLATERAL	65,208,202	66,354,779	53,099,619	53,587,274
Assets/completed buildings	63,694,627	64,840,580	52,702,942	53,145,627
Residential	57,909,474	58,832,399	48,923,602	49,273,933
Of which: government-subsidised housing	2,258,745	2,270,492	1,939,059	1,935,049
Offices and retail premises	2,295,505	2,433,144	1,608,660	1,670,182
Other buildings and constructions	3,489,648	3,575,037	2,170,680	2,201,512
Assets/buildings under construction	472,301	409,717	71,296	75,023
Residential	348,304	273,761	31,421	29,937
Of which: government-subsidised housing	23,583	15,039	1,233	98
Offices and retail premises	31,767	34,433	13,247	10,971
Other buildings and constructions	92,230	101,523	26,628	34,115
Land	1,041,274	1,104,482	325,381	366,624
Urban land	232,302	237,660	63,720	61,470
Other	808,972	866,822	261,661	305,154

(a)	Amount of principal drawn under mortgage loans in favour of the entity including those acquired through mortgage participations or mortgage transfer certificates, even if such loans have been derecognised, regardless of the loan-to-value readings.

(b)	Loans eligible for mortgage bond and covered bond issues according to Article 3 of Royal Decree 716/2009, without deducting the eligibility limits established by Article 12 therein.

The nominal value of eligible mortgage loans and credits at 30 June 2020 and 31 December 2019, broken down by the ratios of the amount of the transactions to the last available appraisal of the mortgaged assets (Loan to Value), is shown in the tables below:

	30 June 2020
	Amount of the transactions to the last available appraisal (“Loan to Value”)
ITEM	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80%	Total
	(Thousands of euros)
Loans eligible for issuance of covered bonds and mortgage bonds (a)					53,099,619
Housing	15,926,861	20,121,203	12,906,959		48,955,023
Other assets	2,496,745	1,647,851			4,144,596

(a)	Loans eligible for mortgage bond and covered bond issues according to Article 3 of Royal Decree 716/2009, without deducting the eligibility limits established by Article 12 therein.

	31 December 2019
	Amount of the transactions to the last available appraisal (“Loan to Value”)
ITEM	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80%	Total
	(Thousands of euros)
Loans eligible for issuance of covered bonds and mortgage bonds (a)					53,587,274
Housing	15,907,795	20,391,030	13,005,045		49,303,870
Other assets	2,589,144	1,694,260			4,283,404

(a)	Loans eligible for mortgage bond and covered bond issues according to Article 3 of Royal Decree 716/2009, without deducting the eligibility limits established by Article 12 therein.

Movements in the nominal amounts of mortgage loans backing the issuance of mortgage bonds and covered bonds are as follows:

	Eligible loans (a)	Non-eligible loans (b)	Eligible loans (a)	Non-eligible loans (b)
MOVEMENTS	First half of 2020		First half of 2019
	(Thousands of euros)
Balance at 1 January	53,587,274	12,767,505	55,397,064	15,878,578
Disposals in the period	(1,996,602)	(1,140,433)	(3,309,510)	(3,262,103)
Principal due cashed	(41,194)	(64,698)	(46,046)	(70,775)
Prepayments	(498,761)	(150,179)	(636,378)	(288,306)
Subrogation by other entities	—	—	—	—
Others	(1,456,647)	(925,556)	(2,627,086)	(2,903,022)
Additions in the period	1,508,947	481,511	2,669,267	2,201,724
Originated by the Entity	1,421,671	478,278	2,633,439	2,185,271
Subrogation of other entities	87,276	3,233	15,994	1,157
Others	—	—	19,834	15,296
Balance at 30 June	53,099,619	12,108,583	54,756,821	14,818,199

(a)	Loans eligible for mortgage bond and covered bond issues according to Article 3 of Royal Decree 716/2009, without deducting the eligibility limits established by Article 12 therein.

(b)	Loans secured by mortgage guarantee not transferred to third parties and not pledged to secure financing received that do not meet the eligibility requirements of article 3 of Royal Decree 716/2009 for mortgage bond and covered bond issues.

Finally, at 30 June 2020 and 31 December 2019 there were no replacement assets backing the Group’s covered bond issues.

Appendix VII – Exposure to developer and real estate risk sector (transactions in Spain)

1.  Exposure to property development and construction risk (transactions in Spain)

The table below shows cumulative figures on the financing granted by the Group’s credit institutions at 30 June 2020 and 31 December 2019 for the purposes of construction and property development and the respective credit risk coverage in place at that date (a):

	30 June 2020
ITEM	Gross carrying amount (b)	Surplus of gross exposure over the maximum recoverable amount of effective collateral (c)	Accumulated impairment charges (d)
	(Thousands of euros)
Finance intended for construction and property development (transactions in Spain) (e)	815,865	213,622	(80,771)
Of which: Doubtful	140,276	77,302	(73,589)

Memorandum item:
Assets written off (f)	399,266
			Amount
Memorandum item (Consolidated Group figures):
Loans to customers, excluding the public sector (transactions in Spain) (carrying amount) (g)			116,491,846
Total consolidated assets (all transactions) (carrying amount)			218,454,822
Impairment and provisions for performing exposures (all transactions) (h)			(929,482)

	31 December 2019
Item	Gross carrying amount (b)	Surplus of gross exposure over the maximum recoverable amount of effective collateral (c)	Accumulated impairment charges (d)
	(Thousands of euros)
Finance intended for construction and property development (transactions in Spain) (e)	727,316	178,023	(103,590)
Of which: Doubtful	173,140	96,496	(95,425)
Memorandum item:
Assets written off (f)	350,300

			Amount
Memorandum item (Consolidated Group figures):
Loans to customers, excluding the public sector (transactions in Spain) (carrying amount) (g)			111,657,346
Total consolidated assets (all transactions) (carrying amount)			208,468,273
Impairment and provisions for performing exposures (all transactions) (h)			(726,458)

(a)	Classification of financing in the table according to the purpose of the loans and not the borrower’s industry classification (CNAE). Accordingly, if the borrower is a real estate company, but uses the financing granted for a purpose other than the construction or development of real estate, it is not included in this table. And if the borrower is a company whose core business is not real estate construction or development, but the financing granted is used for properties for real estate development, it is included in this table.

(b)	Amount prior to the deduction of any impairment losses.

(c)	Amount calculated as provided for in rule 64.16.k) of Circular 4/2017.

(d)	Amount of allowances made by the entity for these transactions.

(e)	Includes all types of financing in the form of loans, with and without mortgage collateral, debt securities for real estate construction and development related to the activity in Spain (businesses in Spain).

(f)	Gross loans to finance construction and property development recognised by the Group (businesses in Spain) derecognised from assets due to classification as “written-off assets”.

(g)	Amount at which the asset is recognised in the balance sheet after deduction of any amount of provisions and allowances.

(h)	Total amount of impairment provisions and allowances for credit risk for exposures classified as standard in accordance with Annex IX of Circular 4/2017, for total activity (all businesses).

The table below breaks down construction and property development financing granted by Group credit entities at 30 June 2020 and 31 December 2019:

	Finance intended for construction and property development (gross) (a)
ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
1. Not mortgage-secured	41,373	41,876
2. Mortgage-secured (b)	774,492	685,440
2.1. Finished buildings (c)	393,093	379,580
2.1.1. Housing	241,720	219,755
2.1.2. Other	151,373	159,825
2.2. Buildings under construction (c)	279,583	198,952
2.2.1. Housing	254,720	173,376
2.2.2. Other	24,863	25,576
2.3. Land	101,816	106,908
2.3.1. Urban land	74,327	77,628
2.3.2. Other land	27,489	29,280
Total	815,865	727,316

(a)	Amount prior to the deduction of accumulated impairment losses, if any.

(b)	Includes all transactions secured by mortgages, regardless of the legal form of the guarantee or loan-to-value readings.

(c)	If a building serves more than one purpose (e.g. residential) and other uses, the related financing is included in the category representing the main use given to it.

2.  Loans to households for home purchases. Transactions recognised by credit institutions (transactions in Spain)

The table below presents details at 30 June 2020 and 31 December 2019 of financing granted by the credit institutions comprising the Group for the purpose of home purchases (business in Spain) (a):

	Gross carrying amount (b)	Of which: Doubtful	Gross carrying amount (b)	Of which: Doubtful
ITEM	30/06/2020		31/12/2019
	(Thousands of euros)
Loans for home purchases	61,222,551	2,032,145	62,359,686	2,044,531
Non-mortgage-secured	498,452	7,967	519,337	9,408
Mortgage-secured (c)	60,724,099	2,024,178	61,840,349	2,035,123

(a)	Loans with or without mortgage collateral to finance home acquisitions for businesses in Spain.

(b)	Amounts prior to the deduction of accumulated impairment losses, if any.

(c)	Includes all transactions secured by mortgages, regardless of the loan-to-value readings.

The table below presents details of mortgage-secured loans to households for home purchases at 30 June 2020 and 31 December 2019, classified by the ratio of the outstanding amount to the latest available appraised value (LTV) in respect of transactions recognised by Group credit institutions (transactions in Spain):

	30 June 2020
	LTV ranges (a)
ITEM	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80% and less than or equal to 100%	More than 100%	Total
	(Thousands of euros)
Total gross (b)	15,609,914	21,992,924	16,890,793	3,094,884	3,135,584	60,724,099
Of which: doubtful (b)	140,349	214,356	281,983	314,218	1,073,272	2,024,178

(a)	The loan-to-value ratio is obtained by dividing the gross carrying amount of the exposure at the reporting date by the amount of the latest available appraisal.

(b)	Amount prior to the deduction of accumulated impairment losses, if any.

	31 December 2019
	LTV ranges (a)
ITEM	Less than or equal to 40%	More than 40% and less than or equal to 60%	More than 60% and less than or equal to 80%	More than 80% and less than or equal to 100%	More than 100%	Total
	(Thousands of euros)
Total gross (b)	15,561,386	22,210,415	17,464,604	3,338,254	3,265,690	61,840,349
Of which: doubtful (b)	143,307	204,084	273,533	311,556	1,102,643	2,035,123

(a)	The loan-to-value ratio is obtained by dividing the gross carrying amount of the exposure at the reporting date by the amount of the latest available appraisal.

(b)	Amount prior to the deduction of accumulated impairment losses, if any.

3.  Information concerning real estate assets foreclosed or received in payment of debts (transactions in Spain)

The Group uses an internal approach to estimate discounts on the reference value and the cost of disposal of non-current foreclosed real estate assets or those received in payment of debt held for sale (hereinafter “foreclosed assets”).

In order to expedite the management and sale of foreclosed assets, the Group has engaged a specialised third party, Haya Real Estate, to service, manage and market the foreclosed assets under the supervision of the Real Estate Management area.

Following the wholesale portfolio sales in 2019, progress has been made in the first half of 2020 on integrating the internal foreclosed asset approach into management through the culmination of various projects. In this regard, new tools have been developed to enhance the information available, which improves decision -making processes regarding commercial activities to enhance the evaluation of the assets organically. The Group has not made any significant wholesale portfolio sales in the first half of 2020. The governance and control processes of the appraisals used to estimate the discounts on the reference value have also been improved.

As regards the recurring management and control of the assets, to maintain them in optimum condition for sale and to ensure the expenses incurred are controlled, the Bank carries out a technical monitoring and controls and manages the invoicing of the maintenance expenses derived from holding the foreclosed assets on the balance sheet. The agreement with Haya Real Estate also includes the administration of lease contracts on the portfolio assets and the management of their occupancy status.

Marketing activities are also performed: customer services, review of the assets published and management of offers through various sales channels: network branches, brokers, web, events and trade fairs, etc.

The Group’s general policies for managing its foreclosed assets are summarised as follows:

•	The volume of foreclosed assets, irrespective of how they are managed (on the balance sheets of entities, in companies created for this purpose, in vehicles, etc.) makes it necessary at the outset to address the necessary measures for management purposes with the combined objective of divesting the largest amount of foreclosed assets at the least possible detriment to the income statement.

•	Showcase of foreclosed assets, aiming first on the sale and second on rental and always with a view to ensuring a return, as well as to meet specific circumstances related to the Housing Social Fund and/or special rentals. In the case of unique assets (specific buildings, offices, retail premises, industrial buildings and land), the general policy is to sell these assets.

•	Policy of transparency, competition and advertising in all transactions to guarantee public offering of the asset.

•	Policies to set prices for assets and delegated powers. Sales in accordance with the authorisation system valid at the given time.

•	Assessment of asset sale offers in any situation.

•	The marketing process will be carried out through all the channels established: network branches, web, auctions in sales ‘corners’, property sales desks at certain branches, brokers, trade fairs and events.

The pricing policies and principles for the property portfolio may be summarised as follows:

•	Transparency: all assets available for sale are published exclusively on the website www.haya.es with their retail prices.

•	References to set prices: the price references will be those of comparable assets, the appraisal value of each asset, reports by mediators and any other input that contributes to determine the asset’s market value.

•	Adaptation to changes in the housing market: dynamic adaptation and review of prices in accordance with changes in the property market. Prices will be reviewed regularly, with updates of appraisals and observance of regulations and consideration of changes to the official housing market indexes.

•	Special events: at trade fairs, real estate fairs or other temporary events, more attractive prices may be published for that period only.

•	Leases: real estate assets will be leased with a rent approved by the appropriate committee, which will always contemplate a minimum return in accordance with the value of the asset to be leased.

The table below presents details of assets acquired by the Group through foreclosure (transactions in Spain) at 30 June 2020 and 31 December 2019, classified by type (a):

	30 June 2020
Item	Gross carrying amount (b)	Impairment allowance	Of which: Post foreclosure impairment allowances	Net carrying amount
	(Thousands of euros)
1. Real estate assets from financing intended for construction and property development (c)	526,387	(318,976)	(122,567)	207,411
1.1. Finished buildings	226,941	(113,092)	(37,764)	113,849
1.1.1. Housing	173,245	(88,726)	(29,762)	84,519
1.1.2. Other	53,696	(24,366)	(8,002)	29,330
1.2. Buildings under construction	43,909	(31,315)	(10,211)	12,594
1.2.1. Housing	41,750	(29,614)	(9,550)	12,136
1.2.2. Other	2,159	(1,701)	(661)	458
1.3. Land	255,537	(174,569)	(74,592)	80,968
1.3.1. Urban land	164,238	(114,517)	(41,420)	49,721
1.3.2. Other land	91,299	(60,052)	(33,172)	31,247
2. Real estate assets from mortgage-secured financing granted to households for home purchases	2,557,537	(1,470,254)	(486,943)	1,087,283
3. Other real estate assets received in settlement of debt (d)	975,970	(433,244)	(133,749)	542,726
4. Equity instruments foreclosed or received in payment of debt	—	—	—	—
5. Equity investments of entities holding the foreclosed real estate assets or assets received in payment of debts (e)	—	—	—	—
6. Financing to entities holding the foreclosed real estate assets or assets received in payment of debts (e)	—	—	—	—
	31 December 2019
Item	Gross carrying amount (b)	Impairment allowance	Of which: Post foreclosure impairment allowances	Net carrying amount
	(Thousands of euros)
1. Real estate assets from financing intended for construction and property development (c)	516,120	(301,015)	(121,821)	215,065
1.1. Finished buildings	238,459	(118,678)	(39,343)	119,781
1.1.1. Housing	182,714	(92,358)	(30,969)	90,356
1.1.2. Other	55,745	(26,320)	(8,374)	29,425
1.2. Buildings under construction	33,066	(20,007)	(9,052)	13,019
1.2.1. Housing	32,312	(19,510)	(8,514)	12,802
1.2.2. Other	754	(497)	(538)	217
1.3. Land	244,595	(162,330)	(73,426)	82,265
1.3.1. Urban land	150,610	(99,216)	(42,067)	51,394
1.3.2. Other land	93,985	(63,114)	(31,359)	30,871
2. Real estate assets from mortgage-secured financing granted to households for home purchases	2,466,678	(1,374,764)	(499,006)	1,091,914
3. Other real estate assets received in settlement of debt (d)	985,271	(440,720)	(127,778)	544,551
4. Equity instruments foreclosed or received in payment of debt	—	—	—	—
5. Equity investments in entities holding the foreclosed real estate assets or assets received in payment of debts (e)	—	—	—	—
6. Financing to entities holding the foreclosed real estate assets or assets received in payment of debts (e)	—	—	—	—

(a)	Includes foreclosed assets or assets received in payment of debts from financing granted by the Entity in relation to its businesses in Spain, as well as equity investments in and financing granted to the entities holding these assets.

(b)	Amounts before the deduction of any impairment.

(c)	Includes real estate assets arising in connection with loans to construction and property development companies, regardless of the sector and main economic activity of the company or individual entrepreneur delivering the asset.

(d)	Includes real estate assets not arising in connection with loans to construction and property development companies, or to households for home purchases.

(e)	Includes all equity investments in and financing to entities holding the foreclosed real estate assets or assets received in payment of debts.

The above tables set out real estate assets acquired through foreclosure or in settlement of debts, other than the consideration referred to in the foregoing (a), and classified by the Group on the basis of ultimate purpose, mainly under “Non-current assets held for sale” and “Tangible assets - Investment property” and, to a lesser extent, under “Other assets - Inventories” in the accompanying consolidated balance sheet for those dates.

4.  Financial guarantees received in relation to real estate exposure

Details of the value of collateral and guarantees received to ensure collection at 30 June 2020 and 31 December 2019, distinguishing between collateral and other guarantees, is provided in the table below. The value is understood as the maximum amount of the guarantee considered, except for non-performing loans, which is the fair value.

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Value of the collateral	867,382	815,631
Value of other guarantees and collaterals	—	—
Total	867,382	815,631

Details of the guarantees extended at 30 June 2020 and 31 December 2019 related to construction and property development loans; i.e. the amount the Group would have to pay if the guarantee or collateral was called, which could exceed the amount recognised under liabilities in the balance sheet, is as follows:

ITEM	30/06/2020	31/12/2019
	(Thousands of euros)
Financial guarantees extended	12,173	12,115
Recognised as liabilities in the consolidated balance sheet	—	—

Appendix VIII – Refinancing and restructuring transactions

As part of its credit risk management policy, the Group has carried out loan refinancing transactions, modifying the original conditions agreed with the borrowers (e.g. interest rate, term, collateral or guarantee).

Loan refinancing and restructuring is designed to match financing to the customers’ current ability to meet their payment commitments, affording sufficient financial stability to ensure the continuity and operation of the borrower or its group. A series of measures must be applied that adapt to the source of the problem, be it systemic in nature (the impact is the same across all segments and borrowers) or specific (individual and structural measures for each case).

In this regard, customers are separated into three groups:

•	Large corporations and those borrowers that require special treatment (specific analysis on a case-by-case basis).

•	SMEs, micro-companies and self-employed professionals, which are offered more standardised products.

•	Retail customers.

In general terms, and equally applicable to all the above customer groups, the following key aspects are to be considered:

•	Carrying out a diagnostic of the customer’s situation: when it is detected or becomes apparent that the customer is having difficulties meeting its obligations with the Entity, it is essential to carry out a detailed analysis drawing on the greatest amount of possible documentation on the situation.

•	The non-interruption of arrears of refinancing or restructuring transactions in arrears until, having expired the cure period, it can be verified that the customer is able and willing to meet their obligations as per the forecast repayment schedule.

•	Once granted, the decisions taken are reviewed at least annually to ensure the correct functioning and compliance of the refinancing and restructuring policies.

•	Limits to the re-adaptation of transactions. This must be limited to those customers whose situation has changed with respect to the initial adaptation, verifying the feasibility of the transaction over the medium to long term with stable and long-lasting income.

•	Possible adaptation of transactions due to legal action, whereby the status of the legal proceedings and the court costs accrued will be taken into account, while ensuring the feasibility of repayment over the medium to long term. Nevertheless, other alternatives could be proposed based on the collateral and income of the claimants.

•	Data quality: up to date documentary evidence to justify income, payment commitments and the customer’s financial situation will be required.

•	The minimum track record with the borrower will be assessed, as will evidence of sufficiently extensive compliance and the existence of new collateral and guarantees.

•	Exceptions may be made as regards the minimum documentation required for certain customer groups or products.

As regards the accounting treatment of loan restructuring and refinancing, the Group adheres to Bank of Spain Circular 4/2017, which in general is compatible with the guidelines and recommendations of the EBA and the European Central Bank. These criteria set out certain rules for classification at source, as well as general criteria for a restructured or refinanced exposure to be considered cured, and therefore, no longer classified as such.

During the first half of 2020, Bank of Spain Circular 3/2020 was published, which amends Circular 4/2017. Following the amendment, loan restructuring or refinancing transactions are no longer considered an automatic classification factor under Stage 2 - Standard Risk Under Special Monitoring, but rather another factor to be considered in the assessment as to whether there has been a significant increase in credit risk since initial recognition.

The Bankia Group has applied this amendment prospectively as a change in the accounting estimates. The non-application of this amendment would have entailed a rise in the impairment needs on transactions classified under Stage 2 - Standard Risk Under Special Monitoring in an amount below EUR 30 million at 30 June 2020.

A transaction is deemed to be a restructuring or refinancing when:

•	The classification of the modified transaction was Stage 3 - Doubtful Risk just before the modification, or it would be classified as Stage 3 - Doubtful Risk without said modification.

•	The modification involves partial derecognition of the debt for reasons such as the recording of debt reductions or writeoffs.

•	Simultaneously or nearly simultaneously with the granting of additional financing by the Entity, the borrower has made payments of principal and interest on another transaction with it that was classified as Stage 3 - Doubtful Risk or would in the absence of refinancing be classified as Stage 3 - Doubtful Risk.

•	The Entity approves the use of implicit restructuring or refinancing clauses in relation to transactions classified as Stage 3 - Doubtful Risk or which would be so classified if such clauses have not been exercised.

Unless there is evidence to the contrary, transactions shall be deemed to be a restructuring or refinancing when:

•	Some or all of the payments of the modified transaction have been due for more than 30 days (without being classified as Stage 3 - Doubtful Risk) at least once in the three months preceding its modification, or would be due for more than 30 days without said modification.

•	Simultaneously or nearly simultaneously with the granting of additional financing by the Entity, the borrower has made payments of the principal or interest on another transaction with it, on which some or all the payments have been due for more than 30 days at least once in the three months prior to the refinancing.

•	When the Entity approves the use of implicit restructuring or refinancing clauses in relation to borrowers with outstanding amounts 30 days past due or that would be 30 days past due if such clauses have not been exercised.

The criteria for the classification of refinanced or restructured transactions are as follows:

•	Insignificant exposures (vis-a-vis retail customers, self-employed customers, micro companies and companies not subject to individual assessment) are classified in accordance with the following variables:

Grace period
<=24 months
Financial effort	Debt reductions (1) No	Debt reductions (1) Yes	>24 months	2nd Refinancing (2)
<= 50%	Standard under special monitoring	Doubtful	Doubtful	Doubtful
> 50%	Doubtful	Doubtful	Doubtful	Doubtful

(1)	Debt reductions above % of the allowances and provisions established in Appendix IX of Bank of Spain Circular 4/2017

(2)	It will be classified as Stage 3 - Doubtful Risk if the refinanced transaction was doubtful at the time of the refinancing or if the refinanced transaction was classified as doubtful on initial classification. Otherwise, the classification is based on the result of the general analysis applicable to all refinancing transactions.

When identified as such, if classification of the refinancing and restructuring transactions are not classified to the category Stage 3 - Doubtful Risk, they shall be classified as Stage 2 - Standard Risk Under Special Monitoring and, if no significant increase in credit risk has been detected since initial recognition, they will be classified as Stage 1 - Standard Risk.

•	For customers assessed individually, classification is based on the result of the analysis, focusing mostly on the ability to pay and also considering grace periods or debt reduction agreements and sustainable debt.

Criteria have also been established so that refinanced transactions can change their risk classification or identification as such in accordance with the following scheme:

•	Refinanced transactions classified as Stage 3 - Doubtful Risk will remain in this category until all the general criteria for reclassifying transactions out of the Stage 3 - Doubtful Risk category and the specific criteria set out below have been met:

(a)  That it has been concluded, after an exhaustive review of the borrower’s financial situation, that it is not likely to encounter financial difficulties. In this respect, to ensure that there are no indications of financial difficulties, the transactions must meet the following conditions:

•	There have been no payments in arrears by more than 30 days in the past year.

•	Up to date in payments.

•	The customer is not involved in any non-performing transactions or those in arrears by more than 90 days.

•	The borrower is not in litigation or creditors’ agreement.

(b)  That at least one year has elapsed since the refinancing or restructuring; Specifically, at least one year has elapsed since the last of the following dates:

•	The refinancing date.

•	The end of the grace period.

•	Last date of entry into Stage 3 - Doubtful Risk.

During the probation period described, a new forbearance measure granted to forborne exposures or the existence of amounts more than thirty days past due shall entail the reclassification of these transactions on probation to Stage 3 - Doubtful Risk for reasons other than arrears, provided they were classified as Stage 3 - Doubtful Risk before the commencement of the probation period. The minimum period of one year as regards this last point commences on the date of reclassification of the transaction to Stage 3 - Doubtful Risk.

It will be classified as Stage 3 - Doubtful Risk if the refinanced transaction was doubtful at the time of the refinancing or if the refinanced transaction was classified as doubtful on initial classification. Otherwise, the classification is based on the result of the general analysis applicable to all refinancing transactions.

(c)  That the borrower has paid the accrued principal and interest instalments, reducing the renegotiated principal, since the later of the date of entry into the restructuring or refinancing transaction or the date of reclassification of the transaction as doubtful. Consequently, the transaction may not present past-due amounts. Additionally, the following shall be necessary:

•	the borrower must have settled, by means of regular payments, an amount equivalent to all the amounts, including principal and interest, past-due on the date of the restructuring or refinancing transaction, or which were derecognised as a result of it;

•	or other objective criteria that demonstrate the borrower’s ability to pay must have been verified, if this is more appropriate based on the characteristics of the transactions. An individual’s ability to pay will be deemed to be their sustained payment of the transaction being cured, which is also the case for legal persons for an amount under EUR 300 thousand. For transactions of over EUR 300 thousand involving legal persons, expert analysis will be undertaken by the manager to determine the future sustained payment ability.

(d)  The borrower does not have any other transactions with amounts more than 90 days past-due at the date the refinancing, refinanced or restructured transaction was reclassified to the category of Stage 2 - Standard Exposures Under Special Monitoring.

When the transactions meet the above criteria they are no longer classified as Stage 3 - Doubtful Risk and are reclassified to Stage 1 - Standard Risk or Stage 2 - Standard Risk Under Special Monitoring depending on whether there has been a significant increase in credit risk since initial recognition. The reclassification of these loan transactions to a more favourable risk category will continue to be identified as refinancing or restructuring transactions.

•	Refinanced or restructured transactions that are not classified to the category Stage 3 - Doubtful Risk shall continue to be identified as such until:

(a)  That it has been concluded, after an exhaustive review of the borrower’s financial situation, that it is not likely to experience financial difficulties.

In this respect, to ensure that there are no indications of financial difficulties, the following conditions must be met:

•	They are not at monitoring levels 1 or 2 (excluding collective criteria).

•	The transactions are not classified as a repeat default or addition (six months or more on the default ladder within the last year with repayment seven days or more past-due, except in the event payment has never been more than 30 days past-due, in which case it would not be considered a repeat default) to the mortgage portfolio.

•	It has not been on the default ladder (from seven to 90 days past-due) in the last three months.

•	It has not been rated A01 or A02 by the behavioural scoring model.

(b)  That a minimum of two years has elapsed since the later of the restructuring or refinancing transaction, or the date of reclassification from the category Stage 3 - Doubtful Risk. The dates are therefore as follows:

•	Date of formalisation.

•	The end of the grace period.

•	The last date of emergence from non-performing.

(c)  That the borrower has paid the accrued instalments of principal and interest since the later of the date of entry into the restructuring or refinancing transaction or the date of reclassification from the category of Stage 3 - Doubtful Risk. Additionally, the following shall be necessary:

(i) that the borrower has settled, by means of regular payments, an amount equal to all the amounts (principal and interest) that were past due at the date of the restructuring or refinancing transaction or that were derecognised as a result of it. This information will be taken into consideration whenever it is available and may be substituted by expert criteria based on objective facts

•	or, where more appropriate in view of the transaction characteristics, other objective criteria demonstrating the borrower’s ability to pay have been verified.

Therefore, the existence of contract terms that extend the repayment period, such as grace periods for the principal, will mean that the transaction remains identified as a refinancing or restructuring until the aforementioned criteria have been met. An individual’s ability to pay will be deemed to be their sustained payment of the transaction being cured, which is also the case for legal persons for an amount under or equal to EUR 300 thousand. For transactions of over EUR 300 thousand involving legal persons, expert analysis will be undertaken by the manager to determine the future sustained payment ability.

(d)  That the borrower does not have any other transactions with amounts more than thirty days past due at the end of the probation period.

Once the foregoing requirements are met, the transactions are no longer identified as refinancing or restructuring transactions and are removed from the scope of classification, curing and presentation included in this appendix, irrespective of their monitoring for credit risk management purposes.

The table below shows the gross amount of refinancing transactions, with a breakdown of their classification as under doubtful risk, and their respective allowances of credit risk at 30 June 2020:

	TOTAL							Of which: DOUBTFUL
	Without collateral		With collateral				Accumulated impairment losses or accumulated fair value losses due to credit risk	Without collateral		With collateral				Accumulated impairment losses or accumulated fair value losses due to credit risk
					Maximum amount of the collateral	Maximum amount of the collateral						Maximum amount of the collateral
	Number of transactions	Gross carrying amount	Number of transactions	Gross carrying amount	Real estate collateral	Other collateral		Number of transactions	Gross carrying amount	Number of transactions	Gross carrying amount	Real estate collateral	Other collateral
	(Thousands of euros)
Credit institutions	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Public Sector	11	14,478	2,009	33,386	32,166	-	(10,010)	4	8,985	1,957	22,164	21,054	-	(9,609)
Other financial institutions and natural person entrepreneurs (financial business)	35	565	9	441	433	8	(188)	8	243	5	225	216	8	(145)
Non-financial institutions and natural person entrepreneurs (non-financial business)	7,109	680,095	4,496	2,180,155	1,100,631	82,933	(669,276)	3,712	345,795	2,514	995,723	466,437	65,662	(608,524)
Of which: construction and property development (including land)	1,206	6,383	456	99,278	68,516	4	(36,759)	1,183	5,923	326	67,920	41,376	4	(34,935)
Other households	22,783	225,717	24,948	2,904,174	2,399,493	1,307	(467,128)	9,531	78,274	14,717	1,693,974	1,363,774	411	(418,364)
Total	29,938	920,855	31,462	5,118,156	3,532,723	84,248	(1,146,602)	13,255	433,297	19,193	2,712,086	1,851,481	66,081	(1,036,642)
Adjustment of value for collective impairment							(715.378)
Adjustment of value for specific impairment							(431.224)

ADDITIONAL INFORMATION
Financing classified as non-current assets and disposal groups classified as held for sale	–	–	–	–	–	–	–	–	–	–	–	–	–	–

Movements in the first half of 2020 and 2019 were as follows:

ITEM	1st half 2020	1st half 2019
	(Thousands of euros)
Balance at 31 December	5,390,893	6,727,511
(+) Refinancing and restructuring	604,091	83,049
(-) Debt repayment	(268,666)	(538,712)
(-) Foreclosure	(21,860)	(38,038)
(-) Disposals (reclassified as written off)	(12,118)	(14,100)
(+/-) Other changes	(799,931)	(164,598)
Balance at 30 June (*)	4,892,409	6,055,112

(*) The accumulated impairment at the end of the first half of 2020 was EUR 197,312 thousand (EUR 500,748 thousand at the end of the first half of 2019).

BANKIA, S.A. AND SUBSIDIARIES

COMPOSING THE BANKIA GROUP

INTERIM MANAGEMENT REPORT

JUNE 2020

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

BANKIA

INTERIM MANAGEMENT REPORT JUNE 2020 - BANKIA GROUP

(Free translation from the original in Spanish. In the event of discrepancy, the Spanish-language version prevails.)

TABLE OF CONTENTS

Page

1.	Key Events During the First Half of 2020	3
2.	Management of the Impact Caused by the Covid-19 Crisis	4
3.	Organisational Structure and Business Model	7
	3.1. Overview of Bankia Group and its organisational structure	7
	3.2. Corporate governance	7
	3.3. Business model	7
4.	Activity and Results	17
	4.1. Economic and financial backdrop	17
	4.2. Corporate transactions undertaken in 2019	18
	4.3. Key figures data	19
	4.4. Highlights and changes in the balance sheet	20
	4.5. Evolution of the Income statement	25
5.	Alternative Performance Measures	29
6.	Financing and Liquidity Structure	37
7.	Capital Management, Solvency and Leverage	39
8.	Risk Management	44
9.	Foreclosed Real Estate Assets	54
10.	Information on Rating Agencies	55
11.	Share Price Performance and Shareholding Structure	56
12.	Information on Treasury Shares	57
13.	Dividend Policy	58
14.	Research, Development and Technology	58
15.	Forecasts and Business Outlook	60
16.	Significant Events After The Close of the First Half of 2020	62

1

This report was prepared in accordance with the criteria set out in Circular 3/2018 of 28 June 2018, of the National Securities Market Commission (CNMV), on periodic reporting by issuers of securities admitted to trading on regulated markets related to half- year financial reports, interim management statements and, where applicable, quarterly financial reports.

1. Key Events During the First Half of 2020

1.1.- Pandemic triggered by COVID-19

In the first half of 2020, we have been witness to the sudden emergence of the pandemic caused by COVID-19, which has forced governments to adopt measures that affect normal production activity, consumer spending and, consequently, the economy as a whole. This scenario has impacted the results, objectives and financial position of companies and financial institutions. Section 2 of this report includes specific information on the impact that COVID-19 has had on the Bankia Group in the first half of 2020, as well as the measures adopted by the Entity to mitigate the effects of the pandemic and the expected future impact on the results and financial position of the Group.

1.2.- Evolution of earnings, activity and the financial position of the Group

•	The Group ended the first half of 2020 with profit attributable to the Parent (hereinafter “attributable profit”) of EUR 142 million, down EUR 257 million (-64.4%) on the same period in 2019, due substantially to the provisions of EUR 310 million recognised during the first six months to cover the future impact caused by the deteriorating macroeconomic scenario in the wake of COVID-19.

•	Loans and advances to customers are up by 4.1% to stand at EUR 122,299 million. This growth is concentrated in the corporate segment and reflects the higher drawdowns of financing facilities and the new loans extended to ensure the liquidity and working capital needs of the self-employed, SMEs and companies. Conversely, new mortgage and consumers loans have fallen sharply as a result of the economic scenario and the halt in activity following the state of emergency declared by the Spanish government.

•	Activities related to attracting customers funds have seen a rather uneven performance. On the one hand, off-balance sheet customer funds fell by EUR 449 million (-1.6%) due to the adverse impact of the market volatility triggered by COVID-19, which was pronounced during the first quarter of the year, on investment and pension funds. On the other hand and as a counterweight to the foregoing, customer deposits grew by EUR 3,533 million during the first half of 2020 (+2.8%) as a result of the halt in economic activity during the state of emergency and the uncertainty caused by the pandemic, which has encouraged saving.

•	The Group’s doubtful exposures have not changed substantially during the six-month period, standing at EUR 6,464 million at June 2020, largely similar to the figure at 31 December 2019 (EUR 6,465 million). The NPL ratio stands at 4.9%, down slightly by 0.1 percentage points on where it stood in December 2019. In this regard, the effects of COVID- 19 are yet to emerge in the risk indicators for the first half of 2020.

•	The Group continues to hold a robust liquidity position which is reflected in its LCR ratio of 181.1% and liquid assets amounting to EUR 31,797 million, which would enable it to cover debt maturities by a ratio of 1.4x.

•	In terms of solvency, Bankia’s Phase-In CET 1 ratio at 30 June 2020 stood at 14.32%, while the Total Capital ratio stood at 18.34%, comfortably meeting the European Central Bank’s minimum capital requirements, which are 8.38% for CET 1 and 12.75% for Total Capital, following the recent measures adopted by the regulators for the early application of Article 104 a) of Banking Directive CRR II. The Group therefore exceeds regulatory CET 1 by 594 basis points and Total Capital by 559 basis points.

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2. Management of the Impact Caused by the Covid-19 Crisis

On 11 March 2020, the World Health Organization declared the outbreak of Coronavirus disease 2019 (COVID-19) to be an international pandemic, which has adversely affected activity and the global economy, especially in the second quarter of the year.

To address this situation, banking sector authorities have adopted various measures to tackle the hampered financial markets, to inject liquidity into the system and to give governments leeway to implement expansionary fiscal policies. The supervisory authorities have also freed up the capital buffers of financial institutions to bolster lending and have rolled out oversight measures to ensure the continuity of entities, while also recommending the suspension of dividend distributions charged to 2019-2020 profit.

In a similar vein, on 1 April 2020, the ECB urged entities to avail of the temporary capital adjustment contained in International Financial Reporting Standard 9 (“IFRS 9”) and to take into account the guidelines of the European Securities and Markets Authority (“ESMA”), the European Banking Authority (“EBA”) and the International Accounting Standards Board (“IASB”) as regards evaluating the significant increase in credit risk and enabling for a collective assessment so as to avoid volatility in capital levels and in the financial statements.

The governments of different countries have adopted measures such as support for vulnerable groups and the financial system, the deferral of taxes, financial support for affected workers, guarantees on bank financing, and support for systemic companies in difficulty.

In Spain, the COVID-19 crisis led the government to declare a state of emergency through the approval of Royal Decree-Law 463/2020, of 14 March 2020, and the adoption of measures to alleviate the situation of vulnerable households, as well as promoting the flow of credit required to protect the self-employed and companies impacted by the consequences of the pandemic. These measures were approved by the Spanish government through successive Royal Decree-Laws (8/2020, 11/2020, 25/2020 and 26/2020 being of most relevance to the banking sector), which included legislative moratoriums to cover the secured and unsecured mortgage loans of individuals and professionals, the common element of which was a free-of-charge temporary suspension of borrowers’ repayment obligations, after Royal Decree-Law 26/2020 extended the period for applying for these moratoriums to 29 September 2020.

These government measures come in addition to the guarantee facilities arranged through the Official Credit Institute (ICO) to ensure the liquidity and working capital needs of the self-employed, SMEs and companies, as well as to shore up production activity and employment, and to the CECA agreement of 16 April 2020, to which Bankia is a signatory, which has introduced a sector-wide moratorium that widens the scope of the mortgage moratorium approved by the government through the abovementioned Royal-Decree Laws. This sector-wide moratorium allows for the suspension of principal payments during a period of 12 months for loans or credits with mortgage guarantee and of 6 months for personal loans - with the customer assuming the payment of interest on the outstanding principal over the duration thereof. On 22 June 2020, it was agreed to extend the term of this sector agreement until 29 September 2020.

Note 1.13 to the condensed consolidated interim financial statements of the Bankia Group describes the accounting treatment of the transactions included in the additional financing measures for customers in the context of the public and private initiatives that have been implemented as well as adaptations to incorporate future macroeconomic variables, which fall within the current legal framework and are in line with the guidelines recently proposed by regulators and supervisors. This section will therefore discuss the impacts of the COVID-19 crisis and the effects that the aforementioned package of regulatory and government measures have had on the results, financial position and operations of the Bankia Group in the first half of 2020, as well as the measures implemented by the Entity to mitigate the effects of the pandemic and the future impact that the COVID-19 crisis may have on the Group.

2.1.- Measures to protect households, the self-employed and companies

As regards the legislative and sector-specific moratoriums and the ICO-backed financing, the main data on the applications received and the transactions granted at 30 June 2020 are as follows:

•	At 30 June 2020 95,000 moratoriums have been granted with a gross carrying amount of approximately EUR 4,500 million, of which around EUR 3,200 million correspond to the mortgage moratorium under RDL 8/2020, EUR 250 million to the non-mortgage moratorium under RDL 11/2020 and EUR 1,050 million approximately to the sector-wide moratoriums. Practically all the financing has been granted to households, 89% with mortgage guarantees and 75% maturing in less than 3 months. Practically all of these balances are classified as performing.

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•	At 30 June 2020 the amount of the new loans extended and backed by a public guarantee (ICO) amounts to over EUR 7,450 million, with a drawn down value of almost EUR 6,200 million at that date. Over 95% of this balance corresponds to business, whereas approximately 65% has been granted to SMEs. 75% of the balance of these operations is guaranteed

Since the outset of the crisis, Bankia has also rolled out a number of measures aimed at bolstering the economic resilience and covering the financial needs of its customers, the most noteworthy of which are as follows:

•	The granting of bridge loans which are then cancelled against the drawdown of the ICO guarantee facilities.

•	Extending the deadlines of working capital financing for the self-employed, micro companies and larger businesses.

•	Refund of accident insurance instalments for the self-employed during the lockdown months.

•	Temporary reduction or suspension of banking fees (collection of fees associated with the “Por Ser Tú” made more flexible, free cash withdrawals across the entire ATM network, reimbursement of POS terminal fees for the self-employed and small businesses that were unable to operate due to the COVID-19 crisis).

•	Support for customers, proactively attempting to address their needs (bringing forward pension and unemployment benefit payments, free shopping delivery service for pensioner customers, introduction of instalment payments for insurance policies, online mortgage moratorium simulator).

2.2.- Impact of the crisis on the results of the Group

As indicated in note 1.13 to the consolidated interim financial statements, and in compliance with accounting standards (IFRS 9), which in the calculation of provisions includes prospective macroeconomic information reflecting the future effects of changes in variables to which credit risk models are sensitive, in the first half of 2020 the Group set up a COVID-19 risk coverage fund of EUR 310 million, based on the expected deterioration of these economic conditions due to the impact of the pandemic and considering the mitigating effects of the public and sector-specific support measures mentioned above. The charge for this provision has had a major impact on attributable profit at the end of the six-month period, which has fallen by 64.4% with respect to June 2019.

2.3.- Impact on turnover

As regards the impact on the business, the most significant fall has been in consumer loan transactions arranged (-48.5% compared to the first half of 2019), which is due to the shutdown in activity, the restrictions on mobility during the state of emergency and the slowdown in economic activity since the outset of the pandemic. Lending to companies, however, has raised the balance of financing by 15.1% since December 2019 due to the arrangement of the new ICO-backed financing facilities. The net result is a rise in the balance of loans and advances to customers of EUR 4,866 million (+4.1%) in the first half of 2020.

On the liability side, customer deposits have grown by EUR 3,533 million (+2.8%), both in terms of companies, which have deposited part of the liquidity drawn down to tackle the effects of the pandemic, and households, as the reduced activity during the state of emergency and the heightened uncertainty due to the crisis have incentivised saving.

Off-balance sheet products overall were down by 1.6% during the six-month period in view of the acute volatility in the markets in the wake of COVID-19, which has impacted the valuation of investment and pension funds. This decline was particularly pronounced in the first quarter of the year, with a recovery in the second quarter with respect to the initial outbreak of the pandemic.

4

2.4.- Impact on the financial position of the Group

In respect of the doubtful exposures and NPL ratio, the Group is continuously monitoring the main indicators to anticipate potential impacts derived from the crisis. In this regard, the effects of the COVID-19 pandemic are yet to surface in the risk indicators for the first half of 2020, which reflect doubtful assets amounting to EUR 6,464 million, very much in line with the figure in December of the prior year (EUR 6,465 million), and an NPL ratio of 4.9% (5% at the 2019 year end).

In terms of solvency, despite the economic scenario triggered by the crisis, the Group has maintained its capacity for organic capital generation, achieving a CET 1 Phase ratio of 14.32% and a Total Capital Phase ratio of 18.34%. These represent ample buffers over the regulatory minimums for 2020. Furthermore, the introduction of flexibalization measures in the coming months as a result of the COVID.19 crisis will have a positive impact on CET1, estimated at 68 basis points, bringing CET I Phase to 15% and the Total Capital Phase ratio to 19.02% at 30 June 2020 (see chapter 7 on Capital management, solvency and leverage).

The Group’s liquidity position has remained solid throughout the pandemic with the LCR ratio standing at 181.1% at 30 June 2020. The Group also has an ample liquidity buffer, with available liquid assets amounting to EUR 31,797 million at the end of six-month period, which would enable it to cover its debt maturities by a factor of 1.4 times. This situation is strengthened further by the packages of anti-crisis measures announced by central banks to significantly hike liquidity in the system, coupled with the fact that the Group is taking preventative steps to shore up its position in this regard. As part of these measures, Bankia has taken the maximum amount it is entitled to borrow via the ECB’s TLTRO III programme (EUR 22,919 million drawn down to date), which entailed an additional financing request made to the ECB of EUR 9,168 million versus the amounts drawn down on the Group’s various TLTRO facilities at the end of December 2019. The Entity also draws up an annual Financial Plan for both the short and medium term, which is evaluated as part of the process of the self-assessment of the adequacy of liquidity, with protection of the balance sheet assets and liabilities and the main indicators of liquidity and financing risk, which takes into consideration the situation triggered by COVID-19, assuring adequate liquidity from both an economic and regulatory standpoint.

2.5.- Impact on credit ratings

As a result of the uncertainty generated by COVID-19, on 27 March 2020 Fitch placed Bankia’s long-term (BBB) and short term (F2) rating outlook on Rating Watch Negative in a decision that affected 17 Spanish banking groups as part of a review of financial institutions in various European countries. Fitch also downgraded Bankia’s senior non-preferred debt from “BBB” to “BBB-”, and the subordinated debt rating from “BBB-” to “BB+” as a result of a change to rating methodology. Subsequently on 8 April 2020, Fitch Ratings also placed the rating of Bankia’s covered bonds on Rating Watch Negative.

On 15 April, the agency DBRS ratified Bankia’s long-term “BBB (high)” issuer rating, and lowered Bankia’s outlook from Positive to Stable. These ratings were ratified by the agency on 2 July.

On 29 April 2020, S&P ratified Bankia’s long-term rating at “BBB”, outlook stable, and its short-term rating at “A-2”.

2.6.- Impact on the strategic focus and objectives

The financial objectives of the Group’s 2018-2020 Strategic Plan included the annual ordinary cash dividend distribution of around 45-50% of attributable profit and additional capital actions which would have been considered when the generation of Fully-Loaded CET 1 capital exceeded the target of 12%.

Following the instructions of the European Central Bank, on 27 March 2020 Bankia’s Board of Directors decided that, given the potential impact of the COVID-19 crisis, the Entity ought to be very prudent in setting shareholder remuneration. Consequently, it reviewed the capital distribution objective set in the Group’s 2018-2020 Strategic Plan, ruling out any extraordinary distributions in 2020 and anticipating extreme prudence when defining the eventual dividend charged to this year. Consequently, Bankia does not currently plan to distribute an ordinary dividend charged to 2020 profit.

5

2.7.- Measures adopted by Bankia to mitigate the effects of COVID-19 on its operations

Since the outset of the crisis, Bankia has rolled out a number of measures to ensure normal operations of the bank which include the following:

•	At the beginning of the crisis, the Group activated contingency plans to ensure the Entity remained fully operational and could carry out its activities from the start of the state of emergency. A Contingency Committee made up of various executives and members of senior management was set up, which has monitored the situation on a daily basis, coordinating the actions carried out in different areas during the most critical months of the pandemic.

•	The various areas of the Group identified their key functions, segregated teams and IT infrastructure and organised rotating shifts for key personnel and their replacements.

•	Coronavirus prevention and protection protocols were established, periodically updated in coordination with the health authorities and complemented by various internal guides. Bankia has been in permanent contact with the health authorities and has held numerous meetings with the State Health and Safety Committee to keep this committee informed at all times of the measures adopted within the context of the pandemic.

•	Depending on workplace characteristics, various prevention and work-life balance measures were established for employees, ranging from rotating shifts to working from home for a sizeable number of Bankia professionals, which has reached nearly 95% for central services and 40% for the branch network.

•	In terms of technology, the capabilities of data systems and lines were amplified and suitable equipment was provided to adapt the organisation to the new remote working situation.

•	The contingency plans put in place enabled the vast majority of branches to remain up and running during the state of emergency and practically all of the Bank’s ATMs were operational.

•	A workgroup has been formed for the gradual and safe return of Bankia professionals to the work place through a health questionnaire and a COVID-19 test, a new hotdesking system to facilitate the rotation of staff, and ongoing flexibility measures for a work-life balance. These plans also involve the combination of working from home with office-based working in order to minimise risks.

2.9.- Future impact of COVID-19 on the Bankia Group

The specific impact on subsequent periods of the current crisis and the mitigating effects of the support measures introduced by the Government and financial institutions have yet to be seen. Nonetheless, the Group faces a number of risks, such as a potentially major increase in bad debt, a dropoff in new loans granted to private customers, particularly consumer loans, greater asset impairment risk (including as regards financial instruments measured at fair value, which may suffer major fluctuations, and securities held for liquidity reasons) and a negative impact on the cost of financing the Entity itself (particularly in a climate where future credit ratings may be affected).

It is likely that the decline in production activity and consumer spending caused by the pandemic, as well as the support measures introduced by government and those adopted by Bankia to protect households, companies and the self-employed, will have an adverse impact on results and operations. Nevertheless, the Group expects to see a gradual recovery of the main revenue streams over the coming quarters as activity picks up, together with cost containment measures, as the greatest adverse impact on the Group’s results will come from the increase in impairment losses due to a rise in the ratio of non-performing loans. In this regard, the Group will continue to monitor its loan portfolios and the main risk indicators on a continual basis to anticipate any potential impacts from the crisis on asset quality.

6

3. Organisational Structure and Business Model

3.1.  Overview of Bankia Group and its organisational structure

Bankia is a financial group with a presence throughout all the national territory, with an activity that is mainly focused on traditional retail banking, corporate banking, asset management and private banking businesses. Bankia does business mainly in Spain. The Group had total assets at the June 2020 close of EUR 218,455 million. At the close of the first six months of the year, the Group’s branch network comprised 2,267 offices. Section 3.3 below provides a breakdown of the network by region.

Bankia’s main shareholder is BFA, Tenedora de Acciones, S.A.U., (“BFA”), which, at the close of June 2020, held shares representing 61.81% (62.43% including the impact of treasury shares) of its share capital. Organisationally, Bankia is the Group’s parent. The consolidation scope comprises 45 companies between subsidiaries, joint ventures and associates, engaging in a range of activities, including the provision of finance, insurance, asset management, services, and real estate development and management. The ownership interests in the companies that make up the scope of consolidation of the Bankia group are kept directly in Bankia’s own portfolio or, indirectly, through different holdings, highlighting the following as the most relevant:

3.2.  Corporate governance

Bankia’s governing bodies are the General Meeting of Shareholders and the Board of Directors.

•	The General Shareholders Meeting is the highest decision-making authority within the scope attributed to it by law or by the bylaws; e.g. the appointment and removal of directors, the approval of the annual financial statements, the distribution of dividends, the acquisition or disposal of assets under the terms established by the law or the approval of the director remuneration policy, among others.

•	The Board of Directors is responsible for representation of the Company and has the broadest authority to administer the Company except for matters reserved for the General Shareholders Meeting. Its responsibilities include, inter alia, approving the strategic or business plan, management objectives and annual budgets, and determining the Company’s general policies and strategies, the corporate governance policy for the Company and the Group, the responsible management policy, and supervising the functioning of any committees it may have set up and the actions of the delegate bodies.

7

There are six Board Committees, whose members are appointed in accordance with their suitability based on their knowledge, aptitudes, experience and the duties of each committee.

The Board of Directors The Board of Directors held 12 meetings in the first half of 2020
(9 independent directors, 1 other external director and 3 executive directors)

•    Mr. José Ignacio Goirigolzarri Tellaeche. Executive Chairman

•    Mr. José Sevilla Álvarez. Chief Executive Officer

•    Mr. Antonio Ortega Parra. Executive Director

•    Mr. Joaquín Ayuso García. Independent Director

•    Mr. Francisco Javier Campo García. Independent Director

•    Ms. Eva Castillo Sanz. Lead Independent Director

•    Mr. Jorge Cosmen Menéndez-Castañedo. Independent Director

•    Mr. Carlos Egea Krauel. External Director

•    Mr. José Luis Feito Higueruela. Independent Director

•    Mr. Fernando Fernández Méndez de Andés. Independent Director

•    Ms. Laura González Molero. Independent Director

•    Mr. Antonio Greño Hidalgo. Independent Director

•    Ms. Nuria Oliver Ramírez. Independent Director

Audit and Compliance Committee
The Audit and Compliance Committee, among other functions, monitors the effectiveness of internal control, the internal audit, compliance and the risk management systems, and the preparation of regulated financial information. It makes proposals to the Board of Directors for the selection, appointment, re-election and replacement of the statutory auditors and maintains the relevant relations with such auditors. It also examines and supervises compliance with the company’s governance and compliance rules, among other responsibilities.

Five directors, four independent and one other external director:

•

Mr. Francisco Javier Campo García (Chairman)

•

Mr. Carlos Egea Krauel (Committee member)

•

Mr. José Luis Feito Higueruela (Committee member)

•

Mr. Fernando Fernández Méndez de Andés (Committee member)

•

Mr. Antonio Greño Hidalgo (Committee member)

The Audit and Compliance Committee held 11 meetings in the first half of 2020.

8

Appointments and Responsible Management Committee
Among other functions, this committee has general authority to propose and report on the appointment and removal of directors and senior managers. It evaluates the competencies, knowledge, skills, diversity and experience required on the Board of Directors, and the time and commitment required for directors to be able to perform their duties effectively. It defines the functions to be performed and the aptitudes required of candidates to fill vacancies. It examines and organises the succession plan for the Board of Directors, informing the senior executives where applicable. It reviews the Company’s corporate social responsibility policy, seeking to ensure that it is aimed at creating value, while also monitoring the corporate social responsibility strategy and practices and assessing the degree to which such strategy and practices are observed, as well as all matters concerning the social, environmental, political and reputational risks of the Company.

Four independent directors:

•

Ms. Eva Castillo Sanz (Chairwoman)

•

Mr. Joaquín Ayuso García (Committee member)

•

Mr. Francisco Javier Campo García (Committee member)

•

Ms. Laura González Molero (Committee member)

The Appointments and Responsible Management

Committee held 7 meetings in the first half of 2020.

Remuneration Committee
The Remuneration Committee has general authority to propose and report on remuneration and other contractual terms and conditions of directors and senior managers. It periodically reviews the remuneration programs, considering their appropriateness and utility and ensuring transparency of remuneration and compliance with the remuneration policy set by the Company, among other responsibilities.

Four independent directors:

•

Mr. Antonio Greño Hidalgo (Chairman)

•

Mr. Joaquín Ayuso García (Committee member)

•

Mr. Jorge Cosmen Menéndez-Castañedo (Committee member)

•

Ms. Laura González Molero (Committee member)

The Remuneration Committee held 6 meetings in the first half of 2020.

9

Risk Advisory Committee
Among other responsabilities, the Risk Advisory Committee advises the Board on the overall propensity of risk and the risk strategy, seeking to ensure that the pricing policy for assets and liabilities offered to customers has regard to the risk strategy, presenting risk policies and proposing to the Board the company and Group’s risk control and management policy through the Internal Capital Adequacy Assessment Process. It supervises the internal control and risk management function and proposes the system of credit risk delegation to the Board of Directors.

Four independent directors:

•

Mr. Joaquín Ayuso García (Chairman)

•

Mr. Fernando Fernández Méndez de Andés (Committee member)

•

Ms. Laura González Molero (Committee member)

•

Mr. Antonio Greño Hidalgo (Committee member)

The Risk Advisory Committee held 12 meetings in the first half of 2020.

Board Risk Committee
It is an executive body with responsibility for approving risk-related decisions within the scope of authority delegated by the Board of Directors, and guides and administers the exercise of delegated authority by lower-ranking bodies. It approves important transactions and defines overall risk limits. It also reports to the Board of Directors on any risks that may affect solvency, recurring profits, operations or the reputation of the Company, among other responsibilities.

An executive director and two independent directors:

•

Mr. José Sevilla Álvarez (Chairman)

•

Ms. Eva Castillo Sanz (Committee member)

•

Mr. Fernando Fernández Méndez de Andés (Committee member)

The Board Risk Committee held 15 meetings in the first half of 2020.

10

Technology and Innovation Committee
In May 2020, Bankia’s Board of Directors approved the creation of a Technology and Innovation Committee, tasked, among other functions, with assisting the Board of Directors with complying with its supervisory and decision-making responsibilities on technology-related matters in activities with an impact on the bank’s business, taking a holistic approach. Prior to their submission for the approval of the Board of Directors, the Technology and Innovation Committee seeks to understand and report on the company’s technology, innovation, cybersecurity and data analysis policies and/or strategies, supervising and monitoring any specific plans and projects of particular relevance in this regard, debating such matters and proposing initiatives for the consideration of the Board.

Two executive directors and three independent directors:

•

Mr. José Ignacio Goirigolzarri Tellaeche (Chairman)

•

Mr. Francisco Javier Campo García (Committee member)

•

Ms. Eva Castillo Sanz (Committee member)

•

Ms. Nuria Oliver Ramírez (Committee member)

•

Mr. Antonio Ortega Parra (Committee member)

The Technology and Innovation Committee held 1 meeting between the date on which it was formed on 27 May 2020 and 30 June 2020.

The Board’s policy is to delegate ordinary Company management to the management bodies and management team and to concentrate its work on the general supervisory function and consideration of those matters that are particularly important to the Company.

In relation to the above, the Board of Directors defined a Corporate Governance System that ensures healthy, prudent management of the Company and that provides for an appropriate distribution of functions within the organization and the prevention of conflicts of interest. The Board oversees the application of this system and regularly monitors and assesses its effectiveness, taking whatever measures are necessary to resolve possible deficiencies.

One of Bankia’s main priorities is to align its corporate governance with Spanish and international best practices. In particular, in compliance with requirements in domestic and European banking regulations and the recommendations and principles of good governance contained in the Code of Best Practices of supervisors and regulators, Bankia has the corporate governance system as a general framework for internal organization affecting the Bank and all the companies that make up the Bankia Group.

The corporate governance system covers and guarantees the proper functioning of internal governance, thereby assuring healthy, prudent management of the Entity and its Group, the core objective being to satisfy the corporate interest, understood as the common interest of all shareholders of an independent, public limited company focused on the profitable and sustainable pursuit of its objects and the creation of long-term value. The main priorities of Bankia’s Corporate Governance System are:

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•	To ensure a correct distribution of functions within the organisation

•	To prevent and resolve conflicts of interest

•	To establish a transparent framework for relations between Bankia and its shareholders

The system embodies the Group’s corporate values with respect to business ethics and corporate social responsibility and is backed by the principles of good governance developed by the Company based on the recommendations of the Good Governance Code of listed companies

A key part of the corporate governance system is the set of rules and regulations, which provides a Groupwide internal control framework. They comprise a set of internal rules that regulate the Company’s corporate governance and the operational functioning, basically made up of Corporate Texts (Corporate Bylaws, General Meeting Regulations, Board of Directors Regulations, the Regulations of the Audit and Compliance Committee, the Regulations of the Appointments and Responsible Management Committee and the Regulations of the Remuneration Committee), Internal Procedures and Rules of Conduct (including the Code of Ethics and Conduct, and the Internal Rules of Conduct for Securities Markets activities) and Corporate Policies, (including the Bankia Group Corporate Governance and Organisational Structure Policy, the Policy on Information, Communication and Contacts with shareholders, institutional investors and proxy advisors, the Policy on the selection, diversity, suitability, integration and training of directors and managing directors or similar and other key post holders, the Remuneration Policy for directors, managing directors and persons performing senior management functions, the Risk Control and Risk Management Policies, the Investment and Financing Policy, the Responsible Management Policy, the Investment and Financing Policy, the Responsible Management Policy, the Dividend Policy, the treasury shares Policy, the Conflicts of Interest Policy).

Turning to director appointments, on 27 March 2020, the Shareholders’ Meeting agreed to set the number of Board members at 13 and approved the appointment of Ms. Nuria Oliver Ramírez, as Company director, on an independent basis, for the bylaw- stipulated term of four years.

Similarly, the above General Meeting of Shareholders resolved to re-elect as Company directors, for the bylaw-stipulated term of four years, Mr. José Sevilla Álvarez, as an executive director, Mr. Joaquín Ayuso García, as an independent director, Mr. Francisco Javier Campo García, as an independent director, Ms. Eva Castillo Sanz, as an independent director, and Mr. Antonio Greño Hidalgo, as an independent director.

On the same date, the Board Meeting held after the General Meeting of Shareholders adopted the following resolutions:

•	To re-elect Mr. José Sevilla Álvarez as Chief Executive Officer of the Company.

•	To re-elect Mr. Francisco Javier Campo García and Mr. Antonio Greño Hidalgo as members of the Audit and Compliance Committee, as well as to appoint Mr. Francisco García Campo García as Chairman of the Audit and Compliance Committee, in lieu of Mr. Antonio Greño Hidalgo, who had held such office until then.

•	To re-elect Ms. Eva Castillo Sanz, Mr. Joaquín Ayuso García and Mr. Francisco Javier Campo García as members of the Appointments and Responsible Management Committee, as well as to re-elect Ms. Eva Castillo Sanz as Chairwoman of the Appointments and Responsible Management Committee.

•	To re-elect Mr. Joaquín Ayuso García as a member of the Remuneration Committee and to appoint Mr. Antonio Greño Hidalgo as a member and Chairman of the Remuneration Committee in lieu of Francisco Javier Campo García, who stood down as member and Chairman of the Remuneration Committee.

•	To re-elect Mr. José Sevilla Álvarez and Ms. Eva Castillo Sanz as members of the Board Risk Committee, as well as to re- elect Mr. José Sevilla Álvarez as Chairman of the Board Risk Committee.

•	To re-elect Mr. Joaquín Ayuso García, Ms. Eva Castillo Sanz and Mr. Antonio Greño Hidalgo as members of the Risk Advisory Committee, as well as to re-elect Mr. Joaquín Ayuso García as Chairman of the Risk Advisory Committee.

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•	To ratify Ms. Eva Castillo Sanz in her position as Lead Independent Director until finalisation of the three-year term for which she was appointed.

Moreover, on 27 May 2020, within the context of the entity’s commitment to digitalisation, innovation, cybersecurity and data analysis, the Board of Directors resolved to modify the Board Regulations in order to introduce article 14 bis, regulating the Technology and Innovation Committee, resolving to set up the above Committee within the Board of Directors and appointing its members. The Technology and Innovation Committee is headed by the Bankia Chairman, Mr. José Ignacio Goirigolzarri, and comprises the executive director and General Manager of People, Resources and Technology, Mr. Antonio Ortega, and the independent directors Mr. Francisco Javier Campo, Ms. Eva Castillo and Ms. Nuria Oliver, with Mr. Miguel Crespo as secretary.

Bankia also has a Management Committee, currently composed of twelve members: the Chairman of the Board of Directors, Mr. José Ignacio Goirigolzarri, the Chief Executive Officer, Mr. José Sevilla, the Executive Director and General Manager of People, Resources and Technology, Mr. Antonio Ortega, the Deputy General Director of Business Banking, Mr. Gonzalo Alcubilla, the Deputy General Director of Financial Management, Mr. Leopoldo Alvear, the Deputy General Director of Communication and External Relations, Mrs. Amalia Blanco, the General Secretary and Deputy General Director of the General Secretariat, Mr. Miguel Crespo, the Deputy General Director of Credit Risks, Mr. Manuel Galarza, the Deputy General Director of People and Culture, Mr. David López, the Deputy General Director of Asset Management and Investees, Fernando Sobrini, the Deputy General Director of Retail Banking, Mr. Eugenio Solla, and the Deputy General Director of Transformation and Digital Strategy, Mr. Carlos Torres.

3.3.  Business model

The Bankia Group is a franchise with a presence throughout Spain, focusing on Retail and Business Banking, and a strategy focused on growing in multi-channel business. The main objective of the Group’s activity is to create sustainable, recurring long- term value, to respond to the expectations of its shareholders, customers, employees and society at large. Accordingly, the Bankia Group’s business model is characterized by its customer focus, providing a service that is close to customers, professional, adapted to multiple channels and tailored to customers’ needs at all times. With this purpose, the commercial model of the Bankia Group is structured in three main business lines:

•	Retail Banking

•	Business Banking

•	Asset management and investees

The Group carries out its business through a network of 2,267 branches, distributed geographically as follows:

Autonomous region	Number of offices
Andalusia	318
Aragon	10
Asturias	11
Balearic Islands	145
Canary Islands	101
Cantabria	20
Castilla-LaMancha	103
Castilla-León	125
Catalonia	136
Ceuta	5
Extremadura	9
Galicia	21
LaRioja	51
Madrid	629
Melilla	1
Murcia	162
Navarra	3
Basque Country	17
Valencia	400
TOTAL OFFICES	2,267

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Note 1.12 of the Bankia Group’s consolidated interim financial statements provides a breakdown of the profit or loss of each business segment at a 30 June 2020 and 2019, as well as the key balance sheet items at the end of June 2020 and December 2019. For the purposes of segment reporting, note 1.12 to the annual consolidated financial statements includes asset management activities in the Retail Banking segment and investees in the Corporate Centre, which, in addition to investees, also includes non-current assets held for sale and the rest of the operations other than those included in the three main business lines described previously.

Retail Banking

Retail Banking includes retail banking activity with legal and natural persons with annual income of less than EUR 6 million, distributed through a large multi-channel network in Spain and operating a customer- satisfaction and profitability-oriented business model.

Retail banking is a strategic business for Bankia; it is one of Spain’s leading financial institutions in this segment. The Bank focuses its efforts on traditional banking products, such as mortgages, consumer loans, direct salary debits, deposits, credit cards, payments of bills, insurance, investment funds, automatic portfolio and pension management and other financial advisory services, in the latter case for high net worth customers requiring specialist financial and tax advice.

With respect to its business model, Retail Banking focuses on retail activity following a universal banking model. Its objective is to achieve customer satisfaction and loyalty, retaining customers and, providing them with added value in products and services, in advisory and service quality, thereby increasing their satisfaction rate with Bankia. To this end, it segments its customers, offering a specialised, multichannel customer service, as well as products and services adapted to each segment, enabling it to offer comprehensive customer advice catering to the needs of each type of customer (retail customers, self-employed workers, SMEs and traders and portfolio customers receiving financial advice and customers with Conecta con tu Experto portfolios, including personal banking customers).

The main objectives and future strategies of the Bankia Group to continue driving retail banking activity in the short and medium-term focus on improving margins and profitability, increasing lending and controlling non- performing loans. And all of this with a customer-oriented approach.

Bankia’s distribution network is composed of a finely meshed, well-distributed branch network, a complementary agency network (spearheaded by Mapfre) that gives the bank a valuable competitive advantage, and a low-cost multichannel distribution network (e.g. ATMs, Internet, Mobile and Telephone Banking). Bankia’s commercial model is based on a segmented branch network with universal branches, agile branches, business branches and private banking centres.

In line with its multi-channel strategy, the Bank has a complete array of technological channels that allow customers to carry out their transactions, contract and manage products, and contact their agents. Amongst these are the “Conecta con tu Experto” (“connect with your expert”) service, provided though multichannel managers integrated within the multichannel branches, targeting digital customers requiring a personalised service. These customers mainly interact with Bankia through remote channels (Bankia Online, mobile applications, telephone) and who, based on their current value and/or commercial track record, require a more pro-active commercial approach and personalised service

Business Banking

Business Banking is the Bankia division in charge of providing services to companies with annual income over EUR 6 million (Company Banking and Corporate Banking), including the operations of Capital Markets and teams specialising in business development, such as the Sustainable Business and Financing Division created in 2019. Customers, legal persons and self- employed workers with revenues below EUR 6 million are managed by the Retail Banking area.

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The customer base is highly diversified across productive and economic sectors, especially commerce, manufacturing (industry), services, procurement and construction.

Bankia Group’s business model in this segment is customer-oriented and strongly supported by specialist teams, which focus on long-term profitability and customer management, providing quality services, above all as regards financing for their business ventures.

Business Banking has different segments and distribution channels:

•	Corporate Banking. Business Banking targets growth in the banking business of customers with annual revenues of over EUR 6 million (excluding those belonging to the corporate segment). It has a network of centres throughout Spain, concentrated in the regions with the greatest business activity. A network of specialist managers is responsible for serving customers and bringing in business. They are assigned a limited number of customers, structuring portfolios where the region’s critical mass so allows, based on company revenues, in order to provide a personalised service. The managers also receive support by teams of experts in legal, tax, risk approval and management, marketing and specialised products.

•	Corporate Banking. This segment caters to Bankia’s largest accounts, which have several common denominators: the size of the businesses (over EUR 300 million in annual sales), groups comprising a large number of companies, and the demand for more complex and sophisticated financial services. Commercial coverage of Corporate Banking customers is provided by three centres, in Madrid, Barcelona and Palma de Mallorca, the latter specialised in dealing with customers from the tourism sector. These centres are home to specialised sector-specific teams, working alongside Capital Markets product teams.

•	Capital Markets. The Capital Markets segment consists of a number of areas specialised in products, offering specific financial solutions requested mainly by Business Banking and Corporate Banking customers.

These segments and distribution channels come in addition to a powerful online banking service called BOL-E (“Bankia On- Line Empresas”), which allows client companies to carry out practically all their transactional operations.

The commercial strategy is predicated on active management of total returns for clients, combining a price discipline that sets floor prices based on the cost of funds and the client’s risk (assessed using Bank of Spain-approved internal models), efficiency in capital consumption by including the RaR (Risk adjusted Return) approach to transactions, and the active search for cross-selling opportunities.

Asset management and investees

This segment covers private banking activities, asset management, insurance, strategic partnerships and investees.

The private banking business is geared towards the high-wealth or high-income individual customers, investment companies or foundations. Bankia offers these customers a comprehensive range of products and services with highly personalised, professional and reliable treatment, providing them with solutions that are tailored to their financial or tax needs. The main private banking business lines are wealth management and advisory, the sale of third-party financial products, intermediation in the trading of financial assets and advisory regarding the securities market. To this end, the Private Banking area offers customers an extensive catalogue of both in-house and third-party products, as well as specialised tools and reports.

Bankia Fondos and Bankia Pensiones are responsible for asset management, providing financial products to the retail network.

Bankia owns 100% of Bankia Fondos SGIIC and has marketing agreements with international fund managers for certain niche products. Bankia’s investment fund manager offers a wide range of competitive, high quality products in all categories (money market, fixed income, equity, mixed, guaranteed, global, etc.), in both Spain and abroad. This variety allows it to meet the needs of different customer profiles, from the most conservative, whose priority is capital preservation, to the more adventurous, who are willing to take certain risks in exchange for a higher return. Moreover, mandated by Bankia, Bankia Fondos manages the portfolios of customers from the office network.

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Bankia Pensiones, a wholly owned subsidiary of Bankia, is the Group’s pension funds management company. It is engaged in the management of all types of pension plans (individual, employment and related), focusing on meeting unitholders’ needs and offering products that are suitable for their investment profile and the time horizon established by the retirement age. In pension funds, significant efforts have been made to encourage long-term saving, highlighting the need to address the situation of savings to supplement future pensions sufficiently in advance. Pension funds advisory services and simulation tools are the main marketing tools for these retirement saving products.

Bankia’s Bancassurance department is in charge of coordinating and promoting the insurance brokerage activity at Bankia and provides specialised support to the branches. To this end, it has designed a catalogue of insurance tailored to customers’ needs, whether individuals (life, home, auto, health and saving) or businesses (comprehensive trade, credit insurance, general liability and comprehensive business).

The Bancassurance department focusses its efforts on increasing the amount of insurance arranged, boosting market penetration, streamlining operations at branches to improve employee productivity and strengthening remote channels for contracting insurance.

The Bancassurance department defines the framework for relations with partner insurance companies based on the strategic alliances entered, with the aim of boosting the contribution from the sale of insurance products to the Entity’s commission.

The Strategic Partnerships and Investees division manages the corporate relationship framework with Bankia’s strategic partners in the insurance and consumer finance businesses, mainly at point of sale. Within this activity, it coordinates the supervision and development of agreements entered into with partners (Mapfre and Credit Agricole Consumer Finance), ensuring mutual compliance of the commitments therein. As part of these actions, it coordinates horizontal cooperation projects with partners that drive these strategic businesses.

This division is also tasked with defining, managing and implementing disposal plans and the liquidation of the Group’s investees and investment vehicles, as well as overseeing the ordinary and corporate management of the Group’s subsidiaries. Its duties, in coordination with the business and innovation areas, include the responsible management of promoting, analysing and designing investment projects and the development of new businesses and alliances in areas where the entity aims to strengthen its competitive position. It particularly focuses on digital businesses (Fintech) that can generate earnings for the entity.

The Agency Network department develops and manages a business model based on a variable cost external sales force supplementing the bank’s branch network that enables it to attract new customers and additional business across all areas, even where the branch network has little presence, distributing the relevant Group products as and when decided and referring customers to the Banks’ various (physical and digital) contracting channels.

This Department is tasked with performing the assurbanking agreement with Mapfre, seeking to ensure that the relevant agreements and undertakings are duly observed, while furthering and adopting the necessary measures to facilitate the fulfilment of the business plan.

It is also tasked with developing, in line with a selective admission policy, new collaboration agreements with significant potential to win new customers and business for the bank, designing the business, operational and oversight policies in conjunction with the Compliance Department, the Legal Services Department, the Retail Network Department and the Business Banking Department. Work is underway on consolidating the mortgage platform customer channels providing qualified, quality leads with high conversion rates, the international customer channel providing high-profile EU-resident customers and high quality mortgage business and the corporate sector customer channel, which helps the bank to increase its market share in this segment, attracting new SME and self-employed customers.

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Developments in digitalisation and the multi-channel network

Bankia’s business model includes a commitment to a multi-channel approach, and digital banking is a pillar of the Group’s commercial positioning. Bankia has made digital transformation one of the core pillars of its 2018-2020 Strategic Plan, above all in the area of payment services.

At the close of June 2020, Bankia’s digital customers represented 50.9% of the entity’s customer base, while digital sales accounted for 39.9% of the Group’s total sales.

The initiatives undertaken until now, and the advances in the multi-channel strategy to be rolled out in the coming years, are designed to enhance customer satisfaction and attract new customers to the Bankia Group. While the results obtained in recent years are encouraging, more work needs to be done.

4. Activity and Results

4.1.  Economic and financial environment

The extensive spread of the coronavirus (COVID-19), particularly in March and April, has triggered a historic global recession, the worst since the second world war, as a result of the confinement measures implemented to curb the epidemic. Although restrictions on mobility and socialisation were gradually eased from May onwards and a strong widespread recovery in activity has been seen, we estimate that global GDP contracted by 5% in the second quarter of 2020, having shrunk by 3% in the first quarter. The recession has hit all major economies except China, which bore the brunt in the first quarter and started its recovery in March. In the USA and EMU quarterly GDP is expected to fall by 8-9%, although in Europe the figure will vary significantly by country: the contraction could be in excess of 10% in more tourism-dependent, fiscally weaker countries (France, Spain and Italy), while it will be less severe in Germany (estimated decline of 7%).

The scenario remains very adverse, but the situation is improving thanks to the exceptional fiscal support measures (over USD 10 billion worldwide) and a monetary policy that is more expansive than ever. The Federal Reserve has facilitated 11 packages, whereby it intervenes in practically all market segments and increases the volume of some, whereas the ECB has provided new long-term financing for entities and improved the conditions of existing financing. It also decided to expand its temporary public and private sector asset purchase programme (PEPP) launched in March, increasing the volume from EUR 750,000 million to EUR 1.35 trillion and extending its duration until at least June 2021. This all resulted in a substantial increase in the balance sheets of both central banks in just one quarter (+23% for the ECB and +35% for the Fed).

The effectiveness of such measures has been indisputable, reducing tensions in all markets, the interbank market in particular. The rise in 12-month Euribor seen at the outset of the crisis, due to a higher risk premium among other factors, has reversed for the most part. Periphery bonds have also benefitted from the ECB’s strategy. IRRs on 10-year Spanish and Italian bonds are down by over 20 bp and the respective governments have comfortably covered their debt needs.

In Spain, the crisis triggered by COVID-19 and the restrictions implemented to contain the spread of coronavirus have caused a historic drop in activity and employment. The extraordinary decline in GDP in the first quarter of 2020 (-5.2%) will be far exceeded in the second quarter of the year, given that the containment measures have been in effect for a large portion of the time, compared to just two weeks in the preceding quarter. Despite the absorbing impact of furloughs (ERTEs), employment is down 4.9% in the quarter (950,000 fewer workers registered compared to the previous quarter), the biggest decline on record. However, this trend is consistent with the unprecedented plunge in GDP (the Bank of Spain estimates a quarterly slump of 16-21.8%). On the plus side, households are facing the crisis in a stronger financial position. Although their income growth was curbed in the first quarter of 2020, this was softened by the support measures, while consumer spending was affected by lock-down and fell considerably. Consequently, the savings rate (8.8% of gross disposable income, the highest in eight years) and financing capacity (2.3% of GDP, an all-time high) of households have sky-rocketed.

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The banking sector has reflected the impact of the health crisis in the second quarter close. Banks, however, have a solid starting point to tackle the crisis, underpinned by the better quality of their balance sheets and the significant strengthening of their solvency in recent years. Loans to companies have grown considerably, reflecting the heavy use of public guarantee facilities, whereas household financing has followed the trends in real estate and, above all, consumer spending, where the declines would have been more pronounced had payment holidays not been granted. As regards new business, household and corporate deposits have soared, reflecting the higher savings rate and the appetite for low-risk assets. The positive market effect somewhat offsets the significant fall in investment fund and pension assets in March. The measures adopted to provide operational, prudential and regulatory flexibility in order to support the proper functioning of the banking system, as well as the recommendations to suspend dividend payments and apply prudency in the payment of variable salaries to employees, have been effective in channelling funds generated to the strengthening of capital positions and facilitating credit flows to the economy in recent months. In the current climate, dominated by a high degree of uncertainty, there has been a huge increase in downward pressure on sector profitability given the potential deterioration of asset quality, which will require additional efforts to reduce costs and improve efficiency, while also handling other more recent challenges relating to digitalisation and cybersecurity.

4.2.  Corporate transactions undertaken in the first half of 2020

Details of the corporate transactions carried out in the first half of 2020 are included in notes 2 and 18 to the Bankia Group’s consolidated interim financial statements, notably the following:

•	Disposal of investment in Caser. On 23 January 2020 Bankia, S.A. entered into an agreement with Helvetia Schweizerische Versicherungsgesellschaft AG to sell its investment in Caja de Seguros Reunidos, Compania de Seguros y Reaseguros, S.A. (“Caser”), which at 31 December 2019 was classified under “Non-current assets and disposal groups classified as held for sale”. After obtaining the pertinent regulatory approvals for the transaction, it was completed on 25 June 2020. The sale led to a positive estimated impact on the Group’s capital (total solvency) of 12 basis points and generated profit of EUR 53 million, recognised in the consolidated income statement under “Gains or (-) losses on non-current assets and disposal groups classified as held for sale not qualifying as discontinued operations”.

•	Transfer of the custodian business to Cecabank. On 29 May 2020 Bankia, S.A. reached an agreement with Cecabank, S.A. for the transfer of its CIU and pension funds custodian business, which currently includes a volume deposited of around EUR 26 billion. The fixed amount of the consideration receivable on the transaction completion date was set as EUR 170 million, excluding any subsequent additional payments subject to certain volume targets. The effective validity of the agreement is subject to compliance with certain conditions precedent, such as procurement of the necessary regulatory approvals.

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4.3.  Key figures

KEY FIGURES – BANKIA GROUP
	jun-20	dic-19	Variation
	(millions of euros) (*)
Balance sheet
Total assets	218,455	208,468	4.8%
Loans and advances to customers (net)	122,310	117,444	4.1%
Préstamosy anticipos a la cliente la (bruto)	125,593	120,612	4.1%
Customer funds on balance sheet	146,896	143,464	2.4%
Customer depos its	128,318	124,785	2.8%
Debt instruments is sued	18,579	18,680	(0.5%)
Total customer funds managed	174,083	171,100	1.7%
Total turnover(2)	296,392	288,544	2.7%
Equity	13,011	13,335	(2.4%)

	jun-20	dic-19	Variation
	(%) (*)
Solvency and leverage
Common Equity Tier I capital (CET1) - BIS III Phase In	14.32%	14.32%	+0.00p.p.
Solvency ratio - Total Capital BIS III Phase In ratio	18.34%	18.09%	+0.25p.p.
Risk-weighted assets BIS III	76,514	77,635	(1.4%)
Phase In leverage ratio (Delegated Regulation 62/2015)	5.50%	5.89%	(0.39)p.p.

	jun-20	dic-19	Variation
	(millions of Euros and %) (*)
Risk managed
Total risks	133,076	128,156	3.8%
Doubtful balances (NP E s)	6,464	6,465	(0.0%)
NPL provisions	3,591	3,491	2.9%
NPL ratio	4.9%	5.0%	(0.1)p.p.
Coverage ratio	55.6%	54.0%	+1.6p.p.

	jun-20	dic-19	Variation
	(millions of euros) (*)
Results
Net interest income	922	1,018	(9.4%)
Gross income	1,607	1,671	(3.9%)
Pre-provision operating income/expenses	717	759	(5.6%)
Results from operating activities	212	573	(63.1%)
Profit before tax from continuing operations	170	540	(68.6%)
Profit for the period	142	400	(64.4%)
Attributable to owners of the parent	142	400	(64.4%)

	jun-20	dic-19	Variation
	(%)
Relevant ratios
Efficiency(3)	55.4%	54.6%	+0.8p.p.
ROA(4)	0.1%	0.4%	(0.3)p.p.
RORWA(5)	0.4%	1.0%	(0.6)p.p.
ROE(6)	2.2%	6.3%	(4.1)p.p.
ROTE(7)	2.3%	6.5%	(4.2)p.p.

	jun-20	dic-19	Variation
Bankia shares
No. of shares at period-end (million)	3,070	3,070	0.0%
Share price at period-end	0.95	1.90	(50.1%)
Market cap	2,911	5,840	(50.1%)
Earnings per share	0.09	0.18	(47.1%)

	jun-20	dic-19	Variation
Additional information
No. of employees	15,947	16,035	(0.5%)

(*)	Consolidated interim financial statement amounts rounded to millions of euros.

(1)	Comprising customer deposits, debt securities issued and funds managed off-balance sheet.

(2)	Comprising net loans and advances to customers, customer funds managed on and off the balance sheet. (3) Administrative expenses and depreciation over gross income.

(4)	Annualised profit for the period over average total assets in the period.

(5)	Annualised profit for the period over risk-weighted assets at period-end.

(6)	Annualised profit for the period attributable to the parent over average own funds in the period.

(7)	Annualised profit for the period attributable to the parent over average tangible own funds in the period.

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4.4.  Balance sheet highlights and performance

CONSOLIDATED BALANCE SHEET – BANKIA GROUP
			Variation v . Dec -19
	Jun-20	Dec-19	Amount	%
	(millions of Euros) (*)
Cash, cash balances at central banks and other demand deposits	15,982	13,203	2,779	21.0%
Financial assets held for trading	7,162	6,691	471	7.0%
Derivatives	6,890	6,519	371	5.7%
Debt securities	271	171	100	58.6%
Equity instruments	1	1	(1)	(36.9%)
Non-trading financial assets mandatorily at fair value through profit or loss	11	35	(24)	(69.8%)
Debt securities	0.19	0.24	(0.05)	(20.3%)
Loans and advances to credit institutions	0	23	(23)	(100.0%)
Loans and advances to customers	10	11	(1)	(8.3%)
Financial assets at fair value through other comprehensive income	9,701	11,982	(2,281)	(19.0%)
Equity instruments	76	76	1	0.9%
Debt securities	9,624	11,906	(2,282)	(19.2%)
Financial assets at amortised cost	165,841	155,968	9,873	6.3%
Debt securities	37,776	33,068	4,708	14.2%
Loans and advances to credit institutions	5,766	5,467	298	5.5%
Loans and advances to customers	122,299	117,433	4,866	4.1%
Derivatives – hedge accounting	2,432	2,499	(66)	(2.7%)
Investments in associates and joint ventures	451	455	(4)	(0.8%)
Tangible and intangible assets	3,062	3,019	44	1.4%
Non-current assets and disposal groups held for sale	1,750	2,152	(401)	(18.7%)
Other assets	12,063	12,465	(402)	(3.2%)
TOTAL ASSETS	218,455	208,468	9,987	4.8%
Financial liabilities held for trading	6,985	6,750	234	3.5%
Derivatives	6,732	6,479	253	3.9%
Short positions	253	271	(19)	(6.9%)
Financial liabilities at amortised cost	195,700	185,176	10,524	5.7%
Deposits from central banks	23,026	13,809	9,218	66.8%
Deposits from credit institutions	23,830	26,460	(2,630)	(9.9%)
Customer deposits	128,318	124,785	3,533	2.8%
Debt instruments issued	18,579	18,680	(101)	(0.5%)
Other financial liabilities	1,947	1,443	504	35.0%
Derivatives – hedge accounting	99	87	12	13.4%
Provisions	1,453	1,754	(301)	(17.1%)
Other liabilities	1,207	1,365	(158)	(11.6%)
TOTAL LIABILITIES	205,444	195,133	10,311	5.3%
Minority interests (non-controlling interests)	13	13	0	1.0%
Accumulated other comprehensive income	114	180	(66)	(36.5%)
Own funds	12,883	13,142	(259)	(2.0%)
TOTAL EQUITY	13,011	13,335	(324)	(2.4%)
TOTAL EQUITY AND LIABILITIES	218,455	208,468	9,987	4.8%

(*)	Consolidated interim financial statement amounts rounded to millions of euros.

20

Summary of the Group’s activity

The Bankia Group ended the first half of 2020 with total assets of EUR 218,455 million on its balance sheet, up 4.8% on December 2019 owing to the new lending transactions extended in the context of the COVID-19 crisis (mainly ICO-backed corporate financing), fixed-income purchases in the period, and liquidity deposited with the Bank of Spain.

Loans and advances to customers are up 4.1% due to the increase in new business and drawdowns from corporate facilities in relation to the situation caused by COVID-19.

Growth in new customer funds has been 2%, comprising two different components. On the one hand, customer deposits have risen by 2.8% as a result of the halt in activity and economic uncertainty caused by the pandemic, which have encouraged saving. On the other, off-balance sheet funds are down 1.6%, basically due to the impact of the markets on investment and pension funds.

The following is a summary of the trends in the Group’s most significant balance sheet items during the first half of 2020.

Cash, cash balances at central banks and other demand deposits

This caption has risen EUR 2,779 million (+21%), reflecting the surplus liquidity generated during the six-month period after taking the maximum capacity of the ECB’s TLTRO III facility, which was deposited in the Bank of Spain’s treasury account (see section 2 “Management of the impact caused by the COVID-19 crisis”).

Loans and advances

Note 3 and Appendices VII and VIII of the notes to the Bankia Group’s consolidated annual accounts provide details on the Group’s loan approval policies, NPL monitoring, debt refinancing and recovery policies with respect to credit risk. Also provided in this note and appendices is the breakdown of credit risk by product, segment and activity, as well as the Loan to Value (LTV) distribution of secured loans, the maturity profile, the detail of refinancing and restructuring operations, along with additional information on loans for property development, home purchases and property assets foreclosed or received in payment of debts. Therefore, from a management perspective, this item looks at trends in loans and receivables during the first half of 2020 and the main movements therein.

21

Loans and advances to customers reported as financial assets at amortised cost amounted to EUR 122,299 million, up 4.1% in the six-month period reflecting the impacts the current health crisis is having on the financing needs of different collectives. Thus, there has been an increase in lending to companies, stemming from higher drawdowns from facilities and new ICO-backed transactions arranged to cover working capital needs in the coming quarters, which is reflected in higher balances recorded in non-financial corporations (+13.1%) and other financial corporations (+12.6%). The corporate growth has offset the slight fall in household balances (-0.1%), attributable both to the maturities of mortgages and the decline in new consumer and household lending, which have been affected by the economic climate and halt in activity caused by the COVID-19 pandemic.

Doubtful loans show a slight uptick of EUR 54 million (+0.9%) due to the accounting reclassification from non-current assets held for sale of doubtful loan portfolios totalling a gross amount of approximately EUR 306 million, which are not expected to be sold within one year of their classification as non-current assets held for sale due to the current market situation caused by the COVID-19 crisis (see note 9.5 to the condensed consolidated interim financial statements for the first half of 2020 on “Assets and liabilities included in disposal groups and discontinued operations”).

LOANS AND ADVANCES TO CUSTOMERS OF THE BANKIA GROUP AT AMORTISED COST BY COUNTERPARTY SECTORS
			Variation vs. Dec -19
	Jun-20	Dec-19	Amount	%
	(millions of Euros) (*)
Public sector	4,917	4,934	(17)	(0.3%)
Other financial corporations	2,219	1,971	248	12.6%
Non-financial corporations	41,931	37,069	4,862	13.1%
Households	76,527	76,639	(112)	(0.1%)
Loans and advances to customers, gross	125,593	120,612	4,981	4.1%
Impairment losses	(3,293)	(3,179)	(114)	3.6%
Loans and advances to customers, net	122,299	117,433	4,866	4.1%

(*) Consolidated interim financial statement amounts rounded to millions of euros.

Debt securities

Debt securities, recognised under “Financial assets held for trading”, “Financial assets at fair value through other comprehensive income” and “Financial assets at amortised cost” amounted to EUR 47,671 million compared to EUR 45,145 million at December 2019. Of the total recognised at June 2020, EUR 18,510 million were SAREB bonds received as a result of the asset transfer carried out by the Group in 2012 and 2013. The remainder comprises sovereign debt, mainly Spanish, and debt from other public and private issuers. The debt securities held in these portfolios by the Bankia Group, by type of instrument, at 30 June 2020 and 31 December 2019 are as follows:

DEBT SECURITIES – BANKIA GROUP
	Financial assets held for trading	Financial assets at fair value through other comprehensive income	Financial assets at amortised cost	Total
	(millions of Euros) (*)
Spanish government debt securities	264	9,118	13,311	22,693
Foreign government debt securities	–	191	5,822	6,014
Financial institutions	1	12	25	37
Other fixed-income securities (**)	6	304	18,621	18,932
Impairment losses and other valuation adjustments	–	(0.4)	(4)	(5)
Total at 30 June 2020	271	9,624	37,776	47,671
Spanish government debt securities	142	11,156	10,013	21,311
Foreign government debt securities	18	291	4,256	4,566
Financial institutions	–	18	25	43
Other fixed-income securities (**)	10	442	18,784	19,235
Impairment losses and other valuation adjustments	–	(1)	(10)	(10)
Total at 31 December 2019	171	11,906	33,068	45,145

(*)	Consolidated interim financial statement amounts rounded to millions of euros.

(**)	Financial assets at amortised cost include the securities received as consideration for the assets transferred to the SAREB in 2012 and 2013.

22

Changes were reported during the six-month period in the fixed-income securities of the portfolio of financial assets at fair value through other comprehensive income, which decreased by EUR 2,282 million (-19.2%) on the figure reported at 31 December 2019, as a result of disposals and maturities during the six-month period, amounting to EUR 9,624 million at June 2020. Meanwhile, the portfolio of assets at amortised cost rose by EUR 4,708 million to EUR 37,776 million at June 2020 (+14.2%), whereas the fixed-income portfolio held for trading rose by EUR 100 million, bringing the total to EUR 271 million at the end of the six-month period. The changes in both cases were due to purchases of government debt since the prior reporting date, net of sales during the period.

Non-current assets and disposal groups held for sale

This caption is down EUR 401 million (-18.7%) in the first half of 2020 due to the sale of the investment in Caser and the reclassification to financial assets at amortised cost of loans and advances to customers for a gross amount of approximately EUR 306 million, which are not expected to be sold within one year of their classification as non-current assets held for sale due to the current market conditions (see section 8 “Risk management”).

Financial liabilities at amortised cost

Financial liabilities at amortised cost stood at EUR 195,700 million, up EUR 10,524 million (+5.7%) on December 2019 driven by the higher volume of ECB lending and growth in customer deposits.

FINANCIAL LIABILITIES AT AMORTISED COST – BANKIA GROUP
			Variation vs. Dec -19
	J un-20	Dec-19	Amount	%
	(millions of Euros) (*)
Deposits from central banks	23,026	13,809	9,218	66.8%
Deposits from credit institutions	23,830	26,460	(2,630)	(9.9%)
Customer deposits	128,318	124,785	3,533	2.8%
Public sector	5,762	4,778	984	20.6%
Other financial corporations	7,348	7,328	19	0.3%
Non-financial corporations	14,704	13,335	1,370	10.3%
Households	95,640	94,063	1,577	1.7%
Repurchase agreements	47	46	1	2.7%
Singular covered bonds	4,817	5,235	(418)	(8.0%)
Debt instruments issued	18,579	18,680	(101)	(0.5%)
Other financial liabilities	1,947	1,443	504	35.0%
Total financial liabilities at amortised cost	195,700	185,176	10,524	5.7%

(*)	Consolidated interim financial statement amounts rounded to millions of euros.

Deposits from central banks and deposits from credit institutions

Deposits from central banks totalled EUR 23,026 million at the end of June 2020, an increase of EUR 9,218 million during the six-month period (+66.8%) as a result of taking the maximum capacity of the ECB’s TLTRO III facility. Bankia has tapped this facility as a precautionary measure so as to have the necessary liquidity, at all times, to cover its customers’ financing needs in response to the COVID-19 crisis.

23

Deposits from credit institutions amounted to EUR 23,830 million, down 9.9% since the end of December 2019, caused by the lower volume of repurchase agreements with other entities.

Customer deposits

Customer deposits at the Group totalled EUR 128,318 million at 30 June 2020, up EUR 3,533 million (+2.8%) during the six- month period, reflecting the reduced activity since the state of emergency was declared and the economic uncertainty caused by the crisis, which have encouraged saving.

Within customer deposits, strict customer deposits, which are calculated excluding repurchase agreements and one-off non- marketable mortgage-backed securities, totalled EUR 123,454 million, reflecting an increase of 3.3% during the six-month period in both the public sector (+20.6%) and the corporate sector (+10.3% in non-financial corporations and +0.3% in other non-financial corporations), as well as in households (+1.7%). The growth is seen in the most liquid and lower cost (current accounts) resources, attracting the amounts drown by companies under credit facilities to tackle the effects of the COVID-19 crisis and household savings in the current uncertain climate.

Off-balance sheet customer funds have decreased by 1.6% since December 2019 owing to the fall in new business and negative market performance caused by COVID-19, which has impacted the valuation of investment and pension funds, primarily in the first quarter of the year.

CUSTOMER DEPOSITS – BANKIA GROUP
			Variation vs. Dec -19
	Jun-20	Dec-19	Amount	%
	(millions of Euros) (*)
Strict customer deposits	123,454	119,504	3,950	3.3%
Public sector	5,762	4,778	984	20.6%
Other financial corporations	7,348	7,328	19	0.3%
Current accounts	5,611	4,926	685	13.9%
Time deposits (1)	1,736	2,402	(666)	(27.7%)
Non-financial corporations	14,704	13,335	1,370	10.3%
Current accounts	14,181	12,168	2,014	16.5%
Time deposits	523	1,167	(644)	(55.2%)
Households	95,640	94,063	1,577	1.7%
Current accounts	72,856	67,516	5,340	7.9%
Time deposits	22,784	26,547	(3,764)	(14.2%)
Singular covered bonds	4,817	5,235	(418)	(8.0%)
Repurchase agreements	47	46	1	2.7%
Total customer deposits	128,318	124,785	3,533	2.8%
Investment funds(2)	19,594	19,809	(216)	(1.1%)
Pension funds(2)	7,593	7,826	(233)	(3.0%)
Total off-balance-sheet funds	27,187	27,635	(449)	(1.6%)
TOTAL CUSTOMER DEPOSITS	155,504	152,420	3,084	2.0%

(*)	Consolidated interim financial statement amounts rounded to millions of euros.

(1)	Excludes one off non marketable mortgage-backed securities, which are disclosed under a separate heading.

(2)	Excludes off-balance sheet customer deposits sold by the group but managed by non-Bankia third parties.

Debt securities issued and subordinated debt

At the end of June 2020, the balance of debt securities issued by the Group stood at EUR 18,579 million, a similar amount to December 2019 (EUR 18,680 million) due to the lack of new issuances and maturities during the six-month period.

24

Provisions

Provisions recognised on the Group’s balance sheet amounted to EUR 1,453 million, down EUR 301 million (-17.1%) from the amount recognised at 31 December 2019. The decrease was due primarily to the use of provisions for litigations in progress and employee pension funds, in the latter case following the completion of the Caser sale, which resulted in the post-employment commitments guaranteed by that company and recognised at 31 December 2019 being disclosed net of the related assets, as per applicable legislation (see note 14 to the consolidated interim financial statements on provisions).

Equity

At June 2020 equity totalled EUR 13,011 million, EUR 324 million (-2.4%) less than at year-end 2019 after accounting for the dividend paid with a charge to 2019 profit (EUR 352 million). Within equity, accumulated other comprehensive income stood at EUR 114 million, down EUR 66 million compared to December 2019 driven by the negative performance of unrealised gains and losses on the fixed-income portfolio recognised at fair value.

4.5.  Income statement performance

HALF-YEARLY INCOME STATEMENT – BANKIA GROUP
			Variation vs. Jun-19
	Jun-20	Jun-19 Amount	Amount	%
	(millions of Euros) (*)
Net interest income	922	1,018	(96)	(9.4%)
Dividend income	1	14	(14)	(96.4%)
Results of entities accounted for using the equity method	24	29	(4)	(15.4%)
Total net fees and commissions	584	533	51	9.5%
Gain and losses on financial assets and liabilities	130	140	(9)	(6.8%)
Gains or losses on derecognition of financial assets and liabilities not measured at fair
value through profit or loss (net)	138	143	(5)	(3.4%)
Gains or losses on financial assets and liabilities held for trading (net)	2	8	(6)	(76.6%)
Gains or losses on non-trading financial assets mandatorily at fair value through profit or loss (net)	(1)	1	(2)	–
Gains or losses from hedge accounting (net)	(9)	(12)	3	(25.5%)
Exchange gains /(losses)	13	7	6	79.5%
Other operating income and expenses (net)	(67)	(70)	3	(3.8%)
Gross income	1,607	1,671	(64)	(3.9%)
Operating expenses	(890)	(912)	22	(2.4%)
Administrative expenses	(796)	(813)	18	(2.2%)
Personnel expenses	(540)	(571)	31	(5.5%)
Other administrative expenses	(256)	(243)	(13)	5.5%
Depreciation	(94)	(99)	4	(4.5%)
Pre-provision operating income/expenses	717	759	(42)	(5.6%)
Provisions or reversal of provisions	(25)	(45)	20	(44.8%)
Impairment or reversal of impairment on financial assets not measured at fair value through
profit or loss or modification gains , net	(480)	(141)	(339)	239.7%
Results from operating activities	212	573	(361)	(63.1%)
Impairment or reversal of impairment of investments in joint ventures and associates	–	–	–	–
Impairment or reversal of impairment on non-financial assets	(8)	(9)	2	(18.2%)
Other gains and losses	(34)	(23)	(11)	47.7%
Profit before tax from continuing operations	170	540	(370)	(68.6%)
Tax on profit from continuing operations	(27)	(140)	113	(80.6%)
Profit after tax from continuing operations	142	400	(258)	(64.4%)
Profit after tax from dis continued operations	-	-	-	-
Profit for the period	142	400	(258)	(64.4%)
Attributable to minority interests	–	1	(1)	(85.9%)
Attributable to owners of the parent	142	400	(257)	(64.4%)
Key indicators
Efficiency ratio (1)	55.4%	54.6%	+0.8 p.p.	1.5%
ROA(2)	0.1%	0.4%	(0.3) p.p.	(64.8%
ROE(3)	2.2%	6.3%	(4.1) p.p.	(64.7%)

(*) Consolidated interim financial statement amounts rounded to millions of euros.

(1)	(Administrative expenses and depreciation) / Gross income.

(2)	Annualised profit for the period / Average total assets in the period.

(3)	Annualised profit for the period attributable to the parent / Average own funds in the period.

Summary of the Group’s results

INCOME STATEMENT OF THE BANKIA GROUP - KEY INDICATORS
	June 2020			June 2019
	Amount	% of gross income	% of average total assets	Amount	% of gross income	% of average total assets
Net interest income	922	57.4%	0.9%	1,018	60.9%	1.0%
Gross income	1,607	—	1.5%	1,671	—	1.6%
Operating expenses	(890)	(55.4%)	(0.9%)	(912)	(54.6%)	(0.9%)
Administrative expenses	(796)	(49.5%)	(0.8%)	(813)	(48.7%)	(0.8%)
Depreciation	(94)	(5.9%)	(0.1%)	(99)	(5.9%)	(0.1%)
Provisions or reversal of provisions	(25)	(1.5%)	(0.0%)	(45)	(2.7%)	(0.0%)
Impairment or reversal of impairment on financial assets not measured at fair value through profit or loss or modification gains, net	(480)	(29.9%)	(0.5%)	(141)	(8.5%)	(0.1%)
Results from operating activities	212	13.2%	0.2%	573	34.3%	0.6%
Impairment or reversal of impairment on non-financial assets	(8)	(0.5%)	(0.0%)	(9)	(0.6%)	(0.0%)
Other gains and losses	(34)	(2.1%)	(0.0%)	(23)	(1.4%)	(0.0%)
Profit before tax from continuing operations	170	10.6%	0.2%	540	32.3%	0.5%
Tax on profit from continuing operations	(27)	(1.7%)	(0.0%)	(140)	(8.4%)	(0.1%)
Resultado despues de impuestos procedente de actividades continuadas	142	8.9%	0.1%	400	24.0%	0.4%
Rdo. despues de impuestos procedente de actividades interrumpidas	0	0.0%	0.0%	0	0.0%	0.0%
Profit for the period	142	8.9%	0.1%	400	24.0%	0.4%
Attributable to minority interests	—	0.0%	0.0%	1	0.0%	0.0%
Attributable to owners of the parent	142	8.9%	0.1%	400	23.9%	0.4%

(*) Consolidated interim financial statement amounts rounded to millions of euros.

25

The Bankia Group ended the first half of 2020 with profit of EUR 142 million, down 64.4% on the six-month period ended June 2019, mainly due to provisions made in anticipation of future impacts derived from the worsening macroeconomic climate in relation to the COVID-19 crisis.

The Group’s core profit (net interest income and fees and commissions less administration expenses and depreciation and amortisation) amounted to EUR 616 million, down 3.6% on the first half of 2019 due to lower net interest income.

The main movements in the Bankia Group’s income statement items during the first half of 2020 are discussed below.

Net interest income

Net interest income for the Group totalled EUR 922 million, down EUR 96 million (-9.4%) year-on-year due to the impact of the decline in 12-month Euribor on the yield of the loan portfolio (mainly mortgages), as well as the lower contribution of interest from doubtful assets and the fixed income portfolio.

The following table shows a comparison between the Group’s net interest income in the first halves of 2020 and 2019, with the average balances of income and expenses for the various items comprising total investment and funds, and the impact of changes in volumes and prices on the overall trends in net interest income for the first halves of 2020 and 2019, respectively.

INCOME AND COST STRUCTURE - BANKIA GROUP
	June 2020			June 2019			Variation		Effect
	Average balance	Income / Expense	Rate	Average balance	Income / Expense	Rate	Average Balance	Income / Expense	Calendar	Rate	Volume
	(millions of Euros and %) (*)
Interest income
Financial institutions (1)	17,373	72	0.83%	12,007	50	0.84%	5,367	22	0	(50)	0
Loans and advances to customers (a)	118,708	921	1.56%	118,135	1,013	1.73%	573	(92)	6	(1,013)	0
Debt securities	46,992	113	0.48%	50,422	163	0.65%	(3,430)	(50)	1	(163)	0
Other interest-bearing assets	1,019	2	0.41%	1,024	7	1.32%	(5)	(5)	0	(7)	0
Other non-interest-bearing assets	26,345	-	-	27,491	-	-	(1,146)	-	-	-	-
Total assets(b)	210,438	1,108	1.06%	209,078	1,233	1.19%	1,359	(125)	7	(1,233)	0
Finance Costs
Financial institutions(1)	42,356	34	0.16%	38,529	41	0.22%	3,827	(7)	0	(41)	0
Customer deposits(c)	124,671	44	0.07%	127,439	64	0.10%	(2,768)	(20)	0	(64)	0
Strict customer deposits	119, 482	18	0.03%	120,858	21	0.04%	(1,376)	(3)	0	(21)	0
Repos	148	1	1.66%	346	1	0.68%	(198)	0	0	(1)	0
Singular covered bonds	5,041	25	0.99%	6,235	42	1.34%	(1,194)	(17)	0	(42)	0
Debt instruments issued	18,639	103	1.11%	18,089	97	1.08%	550	6	1	(97)	0
Other interest-bearing liabilities	1,470	5	0.74%	1,693	13	1.55%	(223)	(8)	0	(13)	0
Other non-interest-bearing liabilities	10,191	-	-	10,102	-	-	89	-	-	-	-
Equity	13,110	-	-	13,227			(117)	-	-	-	-
Total equity and liabilities(d)	210,438	186	0.18%	209,078	215	0.21%	1,359	(29)	1	(215)	0
Customer margin (a-c)		877	1.49%		949	1.63%		(72)	5	(949)	0
Net interest margin (b-d)		922	0.88%		1,018	0.98%		(96)	6	(1,018)	0

(*)	Amounts rounded to millions of euros.

(1)	Includes central banks and credit institutions. Financial institutions under assets include the negative interest on balances with financial institutions under liabilities (mainly interest on TLTRO facilities and repos) given that, pursuant to accounting standards, income derived from the application of negative interest rates is allocated according toits nature. Conversely, financial institutions under liabilities include negative interest borne on the balances deposited with the Bank of Spain, reverse repos and deposits in other institutions.

Finance income is down 10.1% (EUR 125 million) compared to the first six months of 2019 due to the decline in interest rates (lower yield on loans and advances owing to the drop in 12-month Euribor and the decrease in interest contributed by doubtful assets, as well as the lower average yield from debt securities as a result of fixed-income portfolio rotation). The decline in interest from loans and advances and fixed-income portfolios has only been partially offset by the higher balances of assets held with financial institutions (including the liquidity deposited with the Bank of Spain and the positive returns currently being generated by drawdowns from the ECB’s TLTRO facilities) and income related to the calendar effect (+ EUR 7 million since interest accrues over 366 days in 2020, rather than 365 days).

26

The Group’s finance costs have decreased by 13.6% (EUR 29 million) compared to the first half of 2019, driven mainly by the fall in interest rates (lower cost of customer deposits, financing from financial institutions and other interest bearing liabilities - the latter as a result of the updating of employee pension commitments and the yield curve valuation in the application of IFRS 16 to leases).

The margin on loans and advances to customers has fallen by 17 basis points, compared to June 2019, to 1.56%, whereas the finance cost of customer deposits has decreased by 3 basis points to 0.07%, situating the customer margin at 1.49%, 14 basis points less than the 1.63% seen at June 2019.

The Group’s net interest margin at the June 2020 close stood at 0.88%, 10 basis points below the margin at June 2019 (0.98%).

Gross income

Gross income for the Bankia Group amounted to EUR 1,607 million, down 3.9% year-on-year mostly due to the aforementioned trend in net interest income. Net interest income and fees and commissions accounted for 93.7% of the gross income at June 2020, compared to 92.8% at June 2019.

Net fees and commissions totalled EUR 584 million, up 9.5% year-on-year. All fees and commissions in the traditional banking business have improved, with those arising from collection and payment services (+22.1%) performing particularly well. Fees and commissions from the structuring and design of corporate operations (+37.6%), contingent liabilities and commitments (+4.1%) and securities services (+11.4%) have also increased. This growth made up for the decrease in fee and commission income from financial product sales (-1.4% in insurance) and the rest of activities less related to the traditional business.

NET FEES AND COMMISSIONS - BANKIA GROUP
			Variation vs. Jun-19
	Jun-20	Jun-19	Amount	%
	(millions of Euros) (*)
Traditional banking activity	299	252	47	18.6%
Contingent risks and commitments	50	49	2	4.1%
Collection and payment services	249	203	45	22.1%
Financial product sales	171	174	(2)	(1.4%)
Investment funds	67	62	5	8.7%
Pension funds	34	33	1	2.4%
Insurance and other	70	79	(9)	(10.9%)
Total fees and commissions from banking and sale	470	426	45	10.5%
Other fees and commissions	147	150	(2)	(1.7%)
Securities service	37	33	4	11.4%
Structuring and design of operations	23	17	6	37.6%
Impaired asset management	0	1	(1)	(90.8%)
Debt claims	58	66	(8)	(11.9%)
Other	29	33	(4)	(11.9%)
Fees and commissions collected	618	575	42	7.3%
Fees and commissions paid	34	42	(8)	(20.0%)
Total net fees and commissions	584	533	51	9.5%

(*)	Amounts rounded to millions of euros.

Gains and losses on financial assets and liabilities totalled EUR 130 million, 6.8% less than at June 2019 due to the lower volume of fixed-income sales during the six-month period.

Other operating income and expenses showed a net expense of EUR 67 million, a decrease of EUR 3 million from the first half of last year owing to the smaller annual contribution to the Single Resolution Fund (SRF).

The other items comprising gross income (dividends, share of profit or loss of entities accounted for using the equity method and exchange differences) totalled EUR 38 million at the June 2020 reporting date, down EUR 12 million from June 2019, due mostly to the lower dividend income (in June 2019 an extraordinary dividend of EUR 10 million was collected from SA Nostra, Compania de Seguros de Vida) and profit of equity-accounted investees.

27

Operating expenses

Administrative expenses amounted to EUR 890 million, reflecting a drop of 2.4% compared to June 2019 which is concentrated in personnel expenses (-5.5% due to the recognition of lower variable remuneration, temporary leaves and lower costs as a result of the COVID-19 crisis). This decrease has offset the rise in other general expenses (+5.5%), primarily IT, technical reports and other general expenditure, including the outsourcing of administrative services.

The Group’s efficiency ratio (operating expenses/gross income) at the end of the first half of 2020 stood at 55.4%, up on the 54.6% recorded at June 2019 owing to the lower gross income.

ADMINISTRATIVE EXPENSES - BANKIA GROUP
			Variation vs. Jun-19
	Jun-20	Jun-20	Amount	%
	(millions of Euros) (*)
Personnel expenses	540	571	(31)	(5.5%)
Salaries and wages	380	419	(39)	(9.3%)
Social Security	119	113	5	4.4%
Pensions	29	26	3	13.7%
Other	12	13	(1)	(5.2%)
Other general administrative expenses	256	243	13	5.5%
Properties, facilities and material	27	31	(5)	(14.6%)
IT and communications	109	103	6	6.3%
Advertising and publicity	26	28	(2)	(6.1%)
Technical reports	18	17	1	3.9%
Surveillance and security carriage services	8	9	(1)	(7.5%)
Contributions and other taxes	15	15	(0)	(0.2%)
Insurance and self-insurance premiums	2	2	(0)	(10.0%)
Other general expenses	51	38	13	35.2%
Total administrative expenses	796	813	(18)	(2.2%)
Efficiency ratio	55.4%	54.6%	+0.8 p.p.	1.5%

(*)	Amounts rounded to millions of euros.

Pre-provision operating income/expenses

The performance of operating income and expenses resulted in a net pre-provision profit margin of EUR 717 million at June 2020, down EUR 42 million (-5.6%) on June 2019, since the higher fees and commissions and cost savings in the period were not enough to fully make up for the fall in net interest income.

Provisions and write-downs

Provisions or reversals of provisions, which mainly include provisions for pending legal issues, tax litigation, commitments and guarantees given, show a net amount of EUR 25 million at June 2020, down 44.8% compared to the first half of 2019, primarily due to the release of provisions in contingent liabilities and drawable by third parties.

Impairment of financial assets not measured at fair value through profit or loss, which includes mainly provisions for credit losses, have increased significantly by EUR 339 million (+239.7%) to EUR 480 million at the end of the first half of 2020, basically reflecting the provisions made during this six-month period to cover the future impacts of the COVID-19 crisis (see section 2 “Management of the impact caused by the COVID-19 crisis”).

The Group has made total allowances and provisions for COVID-19 related risks amounting to EUR 310 million on the basis of the forecast future economic conditions, considering the communications made by the different regulatory bodies and supervisors in relation to changing macroeconomic scenarios amid the current uncertain and volatile climate sat hand, weighting the outcomes more towards the more stable scenarios and the mitigating effects of support measures announced. However, there is significant uncertainty at present as to how the macroeconomic scenarios will evolve, therefore subsequent changes could require additional provisions to be made in the future.

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Lastly, impairment of non-financial assets, mainly goodwill, property, plant and equipment, investment properties, and inventories totalled EUR 8 million, showing no significant variation compared to June 2019.

The aforementioned trends in the various items of provisions and write-downs resulted in total charges of EUR 513 million in the first half of 2020, EUR 317 million more than the amount provisioned in the first half of 2019.

Other gains and losses

This item mainly includes impairment of the Group’s non-current assets held for sale (REOs, investment properties and investments in investees) and gains and losses on the sale of property and share stakes. At the June 2020 reporting date it shows a negative figure of EUR 34 million, up EUR 11 million on the amount recognised in the first half of 2019.

Attributable profit

In the first six months of 2020 the Bankia Group obtained profit attributable to the parent of EUR 142 million, down 64.4% year-on-year after the provisions made for the future impacts of the COVID-19 crisis.

5. Alternative Performance Measures

In addition to the financial information prepared in accordance with the regulatory framework described in Note 1.3 to the consolidated interim financial statements, the Bankia Group uses certain alternative performance measures (“APMs”) widely used in the banking sector as indicators for monitoring the management of the Group’s assets and liabilities and its financial and economic position. In compliance with the ESMA transparency directive for the protection of investors, published in October 2015, the following tables present breakdowns of the APMs used in this document, as well as their definition, the relevance of its use and the reconciliation with balance sheet and income statement line items used in their calculation.

5.1.  Activity and results

Customer funds managed

Definition: sum of customer deposits, senior and subordinated wholesale issued notes and off-balance sheet customer resources.

Relevance: the measure is used as an indicator of the total volume of funds raised by the Group on the market.

Calculation method: sum of the following items:

•	Customer deposits

•	Debt securities issued

•	Balances of investment companies and funds and pension funds disclosed in statement F22-2

		Jun-20	Dec-19	Dec-18
		millions of Euros
	+ Customer deposits	128,318	124,785	126,319
	+ Debt securities issued	18,579	18,680	18,360
Sum	+ Investment companies and funds	19,594	19,809	17,210
	+ Pension funds	7,593	7,826	7,364
=	Customer funds managed	174,083	171,100	169,254

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Total turnover

Definition: sum of loans and advances, customer deposits, senior and subordinated wholesale issued and off-balance sheet customer resources.

Relevance: this measure is used as an indicator of the Group’s performance by the total volume of funds loaned and raised in the market.

Calculation method: sum of the following items:

•	Loans and advances to customers

•	Customer deposits

•	Debt securities issued

•	Balances of investment companies and funds and pension funds disclosed in statement F22-2

		Jun-20	Dec-19	Dec-18
		millions of Euros
	+ Loans and advances to customers (non-trading financial assets)	10	11	9
	+ Loans and advances to customers (financial assets at amortised cost)	122,299	117,433	118,286
Sum	+ Customer deposits	128,318	124,785	126,319
	+ Debt securities issued	18,579	18,680	18,360
	+ Investment companies and funds	19,594	19,809	17,210
	+ Pension funds	7,593	7,826	7,364
=	Total Turnover	296,392	288,544	287,549

Strict customer deposits

Definition: this measure relates to customer deposits, excluding market operations (repos and one-off non-marketable mortgage- backed securities).

Relevance: the measure is used as an indicator of the funds raised on the balance sheet from retail customers and companies.

Calculation method: this is the amount of customer deposits less repos and one-off non-marketable mortgage-backed securities.

		Jun-20	Dec-19	Dec-18
		millions of Euros
	+ Customer deposits	128,318	124,785	126,319
Sum	+ Repurchase agreements	(47)	(46)	(44)
	+ One-off non-marketable mortgage-backed securities	(4,817)	(5,235)	(6,248)
=	Strict customer deposits	123,454	119,504	120,028

5.2.  Profitability and efficiency

Gain and losses on financial assets and liabilities

Definition: sum of the profit/ (loss) from management of financial assets and liabilities and hedge accounting, as they are presented in the income statement.

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Relevance: a figure commonly used in the banking sector to track the trend of revenue obtained from activities outside the typical banking business.

Calculation: sum of the following income statement line items:

•	Gains or losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net.

•	Gains or losses on financial assets and liabilities held for trading, net.

•	Gains or losses on non-trading financial assets mandatorily at fair value through profit or loss, net.

•	Gains or losses on financial assets and liabilities designated at fair value through profit or loss, net.

•	Gains or losses from hedge accounting, net.

		Jun-20	Jun-19	Jun-18
		millions of Euros
	+ Gains or losses on derecognition of financial assets and liabilities not measured at fair value through profit or loss, net.	138	143	270
	+ Gains or losses on financial assets and liabilities held for trading, net.	2	8	34
Sum	+ Gains or losses on non-trading financial assets mandatorily at fair value through profit or loss, net.	(1)	1	0.1
	+ Gains or losses on financial assets and liabilities designated at fair value through profit or loss, net.	0	0	0
	+ Gains or losses from hedge accounting, net.	(9)	(12)	(13)
=	Gain and losses on financial assets and liabilities	130	140	291

Pre-provision operating income/expenses

Definition: gross operating income less administrative expenses and depreciation.

Relevance: a metric commonly used in the banking sector to monitor the performance of the Bank’s operating profit or loss excluding expenses arising from provisions for contingencies, credit risk, and impairment of real estate assets and equity investments.

Calculation: the aggregate of the following income statement line items:

•	Gross income

•	Administrative expenses

•	Depreciation

		Jun-20	Jun-19	Jun-18
		millions of Euros
	+ Gross income	1,607	1,671	1,841
Sum	+ Administrative expenses	(796)	(813)	(856)
	+ Depreciation	(94)	(99)	(88)
=	Pre-provision operating income/expenses	717	759	897

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Core profit or loss

Definition: the profit or loss obtained by the Group from its typical business (net interest income and fee and commission income) less operating expenses (administrative expenses and depreciation).

Relevance: used to compare operating costs with the revenue generated by the Bank’s recurring business.

Calculation: the aggregate of the following income statement line items:

•	Net interest income

•	Net fees and commissions (fee and commission income less fee and commission expenses)

•	Administrative expenses

•	Depreciation

		Jun-20	Jun-19	Jun-18
		millions of Euros
	+Net interest income	922	1,018	1,047
Sum	+Net fees and commissions (fee and commission income less fee and commission expenses)	584	533	534
	+Administrative expenses	(796)	(813)	(856)
	+Depreciation	(94)	(99)	(88)
=	Core profit or loss	616	639	637

Customer margin

Definition: difference between the average interest rate charged on loans and advances to customers and the average interest rate paid on customer deposits.

Relevance: a commonly used metric in the banking sector to measure the profitability obtained by the Bank in its ordinary operations with customers.

Calculation: the average interest rate charged on loans and advances to customers is interest income on loans and advances to customers in the period divided by the average month-end balance of loans and advances to customers of the period analysed. The average interest rate paid on customer deposits is interest expenses on customer deposits in the period divided by the average month-end balance of customer deposits in the period analysed. Where the metric is presented at a date before the end of the reporting period, the numerator of both variables (interest income and interest expenses) is annualised.

			Jun-20	Jun-19	Jun-18
			millions of Euros and %
%	A	Average interest rate on loans and advances to customers (b)/(c)	1.56%	1.73%	1.70%
	(a)	Interest income on loans to customers	921	1,013	1,018
Numerator	(b)	Interest income on loans to customers in the period annualized	1,852	2,043	2,052
Denominator	(c)	Average month-end balances of loans to customers	118,708	118,135	120,749
%	B	Average interest rate paid on customer deposits (e)/(f)	0.07%	0.10%	0.13%
	(d)	Interest expenses on customer deposits	44	64	82
Numerator	(e)	Interest expenses on customer deposits in the period annualized	88	129	166
Denominator	(f)	Average month-end balances of customer deposits	124,671	127,439	126,628
A-B =		Customer Margin (%)	1.49%	1.63%	1.57%

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Net interest margin

Definition: difference between the Group’s average return on assets and the average cost of liabilities and equity.

Relevance: this metric is commonly used by credit institutions to measure the profitability obtained on all their investments in assets.

Calculation: the average return on assets is total interest income for the period divided by the average month-end balance of assets of the period analysed.

The average cost of liabilities and equity is total interest expenses for the period divided by the average month-end balance of total liabilities and equity of the period analysed. Where the metric is presented at a date before the end of the reporting period, the numerator of both variables (interest income and interest expenses) is annualised.

			Jun-20	Jun-19	Jun-18
			millions of Euros
%	A	Average return on assets (b)/(c)	1.06%	1.19%	1.22%
	(a)	Total interest income	1,108	1,233	1,257
Numerator	(b)	Total annualised interest income	2,228	2,486	2,535
Denominator	(c)	Average month-end balances of assets	210,438	209,078	208,609
%	B	Average cost of liabilities and equity (e)/(f)	0.18%	0.21%	0.20%
	(d)	Total interest expenses	186	215	210
Numerator	(e)	Total annualised interest expenses	374	434	423
Denominator	(f)	Average month-end balances of liabilities and equity	210,438	209,078	208,609
A-B =		Interest margin (%)	0.88%	0.98%	1.01%

ROA

Definition: measures the return on assets.

Relevance: this metric is commonly used, not only in the banking sector, but also other industries to measure the entities’ capacity to generate returns on the assets in which they invest.

Calculation: it is the profit or loss for the period, as shown in the income statement (numerator) divided by the average month- end balance of assets of the period analysed. Where the metric is presented at a date before the end of the reporting period, the numerator is annualised.

			Jun-20	Jun-19	Jun-18
			millions of Euros and %
	(a)	Profit or loss for the period	142	400	515
Numerator	(b)	Profit/(loss) of the period annualized	286	807	1,038
Denominator	(c)	Average month-end balances of assets	210,438	209,079	208,609
(b)/(c) =		ROA (%)	0.1%	0.4%	0.5%

RORWA

Definition: measures the return obtained from the average risk-weighted assets.

Relevance: this metric is commonly used in the financial sector to measure the return on risk-weighted assets, which includes an adjustment factor according to the risk taken by the Bank in the various types of assets in which it invests.

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Calculation: profit or loss for the period divided by risk-weighted assets at the end of the period. Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

			Jun-20	Jun-19	Jun-18
			millions of Euros and %
	(a)	Profit or loss for the period	142	400	515
Numerator	(b)	Profit/(loss) of the period annualized	286	807	1,038
Denominator	(c)	Regulatory risk-weighted assets	76,514	81,825	83,526
(b)/(c) =		RORWA (%)	0.4%	1.0%	1.2%

ROE

Definition: measures the return obtained from own funds.

Relevance: is a standard measure of profitability in the banking and other business sectors used to measure the return on shareholders’ equity.

Calculation: profit or loss attributable to owners of the parent divided by the average month-end balances of equity for the 12 months preceding the period end, adjusted for expected dividends. Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

			Jun-20	Jun-19	Jun-18
			millions of Euros and %
	(a)	Attributable to owners of the parent	142	400	515
Numerator	(b)	Attributable to owners of the parent - annualised	286	807	1,038
Denominator	(c)	Average own funds adjusted by expected dividend	12,848	12,761	12,478
(b)/(c) =		ROE (%)	2.2%	6.31%	8.32%

ROTE

Definition: measures the return on equity excluding intangible assets.

Relevance: a metric used to measure the return on entities’ tangible equity.

Calculation: profit or loss attributable to owners of the parent divided by the average month-end balances of equity less intangible assets for the 12 months preceding the period-end, adjusted for expected dividends. Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

			Jun-20	Jun-19	Jun-18
			millions of Euros and %
	(a)	Attributable to owners of the parent	142	400	515
Numerator	(b)	Attributable to owners of the parent – annualized	286	807	1,038
Denominator	(c)	Average tangible own funds adjusted by expected dividend	12,437	12,452	12,230
(b)/(c) =		ROTE (%)	2.3%	6.5%	8.5%

Efficiency ratio

Definition: measures operating costs as a percentage of gross income.

Relevance: this metric is commonly used in the banking sector to compare costs incurred with income generated.

Calculation: operating expenses (administrative expenses and depreciation) for the period divided by gross income, with both taken from the income statement.

34

			Jun-20	Jun-19	Jun-18
			millions of Euros and %
Numerator	(a)	Operating expenses	890	912	944
		Administrative expenses	796	813	856
		Depreciation	94	99	88
Denominator	(b)	Gross income	1,607	1,671	1,841
(a)/(b) =		Efficiency ratio (%)	55.4%	54.6%	51.3%

5.3.  Risk management

NPL ratio

Definition: relationship between non-performing loans and the total balance of customer credit risk and contingent risks. This metric includes insignificant amounts with credit institutions and fixed-income securities.

Relevance: this is one of the main indicators used in the banking sector to monitor the status and performance of the entities’ credit risk.

Calculation: doubtful risks divided by the Group’s total risks, which mostly comprise loans and advances to customers.

			Jun-20	Jun-19	Jun-18
			millions of Euros
Numerator	A	Doubtful risks (a)+(b)+(c)	6,464	6,465	8,416
	(a)	Loans and advances to customers	5,907	5,853	7,716
	(b)	Contingent risks	545	600	684
	(c)	Credit institutions and fixed income	12	13	15
Denominator	B	Total risks (d)+(e)+(f)	133,076	128,156	129,792
	(d)	Loans and advances to customers	124,344	119,440	121,464
	(e)	Contingent risks	8,720	8,703	8,312
	(f)	Credit institutions and fixed income	12	13	15
A-B =		NPL ratio (%)	4.9%	5.0%	6.5%

NPL coverage ratio

Definition: measures the degree of impairment of NPLs for which impairment allowances have been recognised.

Relevance: a commonly used metric in the banking industry to monitor coverage with provisions for doubtful risks.

Calculation: NPL provisions divided by the Group’s doubtful risks. NPL provisions included all provisions set aside by the Group to cover doubtful risks. Doubtful risks include both loans and advances to customers and contingent risks and non-performing loans and advances to credit institutions and fixed income.

			Jun-20	Dec-19	Dec-18
			millions of Euros
Numerator	(a)	NPL provisions	3,591	3,491	4,593
Denominator	(b)	Doubtful risks	6,464	6,465	8,416
(a)/(b) =		NPL coverage ratio (%)	55.6%	54.0%	54.6%

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5.4.  Liquidity

Commercial gap

Definition: a metric used to measure the difference between loans granted to customers and deposits taken from customers.

Relevance: a metric commonly used by financial institutions to measure the level of funding of loans and receivables with customer deposits.

Calculation: the difference between net loans and advances to customers and the sum of customer deposits in the balance sheet plus funds raised through second-floor loans received from the EIB and ICO. Reverse repurchase agreements are subtracted from the balance of loans and advances to customers, and repurchase agreements and singular covered bonds are subtracted from customer deposits.

			Jun-20	Dec-19	Dec-18
			millions of Euros
	A	Loans and advances to customers(i)+(b)+(c)	122,253	117,429	118,281
	(a)	Loans and advances to customers (non-trading financial assets)	10	11	9
	(b)	Loans and advances to customers (financial assets at amortised cost)	122,299	117,433	118,286
	(c)	Reverse repurchase agreements	(57)	(15)	(14)
	B	Customer deposits and second-floor funds (d)+(e)+(f)+(g)	127,618	123,792	123,951
	(d)	Customer deposits	128,318	124,785	126,319
	(e)	Repurchase agreements	(47)	(46)	(44)
	(f)	Singular mortgage bonds	(4,817)	(5,235)	(6,248)
	(g)	Funds for mediation credits received from the EIB and ICO	4,164	4,287	3,924
A-B =		Commercial gap	(5,366)	(6,363)	(5,670)

Loan to deposits (LTD)

Definition: a metric used to measure the relationship between loans granted to customers and deposits taken from customers.

Relevance: a metric commonly used by financial institutions to measure the level of funding of loans and receivables with customer deposits.

Calculation: net loans and advances to customers divided by the sum of customer deposits in the balance sheet plus funds raised through second-floor loans received from the EIB and ICO. Reverse repurchase agreements are subtracted from the balance of loans and advances to customers, and repurchase agreements are subtracted from customer deposits.

			Jun-20	Dec-19	Dec-18
			millions of Euros
Numerator	A	Loans and advances to customers(a)+(b)+(c)	122,253	117,429	118,281
	(a)	Loans and advances to customers (non-trading financial assets)	10	11	9
	(b)	Loans and advances to customers (financial assets at amortised cost)	122,299	117,433	118,286
	(c)	Reverse repurchase agreements	(57)	(15)	(14)
Denominator	B	Customer deposits and second-floor funds (d)+(e)+(f)	132,435	129,027	130,199
	(d)	Customer deposits	128,318	124,785	126,319
	(e)	Repurchase agreements	(47)	(46)	(44)
	(f)	Funds for mediation credits received from the EIB and ICO	4,164	4,287	3,924
A-B =		LTD ratio (%)	92.3%	91.0%	90.8%

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5.5.  Share data

Market cap

Definition: economic metric indicating the total value of all shares of a listed company or financial institution.

Relevance: it is an indicator that reflects the equity value of the company in the market which, unlike book value, fluctuates in line with the supply and demand of the shares in the market.

Calculation: the number of shares at the period-end times the share price at the period-end.

			Jun-20	Dec-19	Dec-18
			millions of Euros
Numerator	(a)	Number of shares at period-end (million)	3,070	3,070	3,085
Denominator	(b)	Share price at period-end (Euros)	0.95	1.90	2.56
(a)*(b) =		Market cap (millions of Euros)	2,911	5,840	7,898

Earnings per share

Definition: earnings per share (EPS) is the part of profit attributable to each share of a company or financial institution.

Relevance: earnings per share is one of the most widely used measures in the financial and business sector to assess the returns for the company’s or financial institution’s shareholders.

Calculation: profit or loss attributable to owners of the parent (numerator) divided by the number of shares outstanding at the period-end (denominator). Where the metric is calculated at a date before the end of the reporting period, the numerator is annualised.

			Jun-20	Dec-19	Dec-18
			millions of Euros
	(a)	Profit or loss attributable to owners of the parent (millions of Euros)	142	541	703
Numerator	(b)	Profit or loss attributable to owners of the parent - annualised (million of Euros)	286	541	703
Denominator	(c)	Number of shares at period-end (million)	3,070	3,070	3,085
(b)/(c) =		Earnings per share (Euros)	0.09	0.18	0.23

6. Financing and Liquidity Structure

Notes 3.2 and 3.3 to the consolidated interim financial statements at 30 June 2020 detail the Bankia Group’s liquidity management policies and include information on the maturities of financial assets and liabilities which enables the liquidity balance to be projected at different maturities. Accordingly, the changes in the main liquidity indicators and sources of funding in the first half of 2020 will be discussed under this heading.

The Group’s goals is to maintain a long-term financing structure that is in line with the liquidity of its assets; the maturity profile should be compatible with the generation of stable, recurring cash flows.

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Based on the retail business model underpinning the banking activity, the Bankia Group’s main funding source are strict customers deposits, which have fully covered net loans and advances to other debtors at the end of June 2020. The funds obtained through customer deposits are complemented by wholesale funding focused on the medium and long term (issues), repos arranged in the market, the Group’s balances with the ECB and retail issues (singular non-marketable covered bonds included under customer deposits).

In the first half of 2020, the amount of liquidity raised by the Bankia Group through external sources of funding increased by EUR 10,524 million compared to the end of December 2019, as described in the following table:

FUNDING SOURCE - BANKIA GROUP
			Variation Dec -19		% of total
	jun-20	dic-19	Amount	%	jun-20	dic-19
	(millions of Euros) (*)
Strict customer deposits	123,454	119,504	3,950	3.3%	63.1%	64.5%
Public sector	5,762	4,778	984	20.6%	2.9%	2.6%
Other financial companies	7,348	7,328	19	0.3%	3.8%	4.0%
Current accounts	5,611	4,926	685	13.9%	2.9%	2.7%
Term deposits	1,736	2,402	(666)	(27.7%)	0.9%	1.3%
Non-financial companies	14,704	13,335	1,370	10.3%	7.5%	7.2%
Current accounts	14,181	12,168	2,014	16.5%	7.2%	6.6%
Term deposits	523	1,167	(644)	(55.2%)	0.3%	0.6%
Households	95,640	94,063	1,577	1.7%	48.9%	50.8%
Current accounts	72,856	67,516	5,340	7.9%	37.2%	36.5%
Term deposits	22,784	26,547	(3,764)	(14.2%)	11.6%	14.3%
Wholesaler funding	25,232	25,547	(315)	(1.2%)	12. 9%	13.8%
Deposits from credit institutions (1)	6,653	6,867	(214)	(3.1%)	3.4%	3.7%
Debt securities issued	18,579	18,680	(101)	(0.5%)	9.5%	10.1%
Single mortgage bonds	4,817	5,235	(418)	(8.0%)	2.5%	2.8%
Repos	17,224	19,639	(2,415)	(12.3%)	8.8%	10.6%
Central banks	23,026	13,809	9,218	66.7%	11.8%	7.5%
Others	1,947	1,443	504	35.0%	1.0%	0.8%
Total external funding sources	195,700	185,176	10,524	5.7%	100.0%	100.0%

(*)	Interim consolidated financial statement amounts rounded to millions of Euros.

(1)	Includes interbank deposits, collateral posted and other loans and deposits from credit institutions.

Customer deposits (“strict deposits”, which exclude repurchase agreements and singular covered bonds) totalled EUR 123,454 million, up EUR 3,950 million (+3.3%) in the first half of the year, both at companies, which have deposited part of the liquidity available to deal with the effects of COVID-19, and in households, as the drop in activity during the state of emergency and the economic uncertainty derived from the pandemic have led to greater savings. As a result of this increase, at the end of June 2020, strict customer deposits accounted for 63.1% of the financing mix on the Group’s balance sheet, compared to 64.5% in December 2019. The related breakdown is as follows: (i) 48.9% households; (ii) 7.5% non-financial corporations; (iii) 3.8% other financial institutions; and (iv) 2.9% public-sector deposits.

As part of the preventive measures adopted by the Group to cover at all times the financing needs of families, companies and the self-employed arising from the COVID-19 crisis, Bankia has taken the maximum capacity of the ECB’s TLTRO III (EUR 22,919 million), meaning that financing from central banks has increased by EUR 9,218 million (+66.8%) since December 2019, up to EUR 23,026 million in June 2020. Accordingly, the weight of central banks in the Bankia Group’s financing structure has risen to account for 11.8% of debt, compared to 7.5% in December 2019. Currently, all the central bank financing that the Bankia Group receives is from TLTRO III auctions.

The Group’s wholesale funding stood at EUR 25,232 million, representing 12.9% of external funding at the end of the first half of 2020 (13.8% in December 2019), and comprising debt securities and deposits from credit institutions.

Repos arranged through clearing houses and in the market with other institutions totalled EUR 17,224 million, down EUR 2,415 million euros (-12.3%) in the half year, which is linked to the greater volume of financing obtained from the ECB. At the end of June 2020, repo financing represented 8.8% of the Bankia Group’s external funding, compared to 10.6% at the end of 2019.

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Lastly, non-marketable singular covered bonds disclosed within customer deposits and other funding sources amounted to a combined EUR 6,764 million in June 2020. They are a residual component of the Group’s funding structure, representing 2.5% and 1%, respectively, of the Bankia Group’s borrowings.

Core liquidity metrics remain at comfortable levels. The commercial gap, i.e. the difference between loans (excluding reverse repos) and customer deposits (excluding repos and singular covered bonds), plus funds received from the EIB and ICO to extend second-floor loans, was a negative EUR 5,366 million at the end of June 2020, compared to a negative EUR 6,363 million at the end of December 2019. The “Loan to deposits” or LTD ratio (net loans less reverse repos divided by strict customer deposits less reverse repos plus funds received for second-floor loans) ended the first half of 2020 at 92.3% (91% at December 2018), reflecting the Group’s model in funding through customer deposits.

The Group continues to have a comfortable debt maturity profile, with wholesale issues maturing in the amount of EUR 1,165 million for the remainder of 2020 and EUR 2,235 million in 2021, which are mostly covered bonds (EUR 2,025 million). To cover these maturities and scheduled redemptions in the coming years, the Group had EUR 31,797 million of available liquid assets at June 2020, equivalent to a 14.6% of the Group’s assets and which covers all its debt maturities (EUR 22,328 million).

Therefore, with manageable debt maturities in coming quarters, Bankia Group has a great deal of flexibility to meet its short- or medium-term funding needs, enabling it to cover its customers’ financing needs and to maintain a solid balance sheet structure.

LIQUIDITY RESERVE - BANKIA GROUP
			Variation Dec -19
	Jun-20	dic-19	Amount	%
	(millions of Euros) (*)
Highly liquid available assets(1)	12,908	15,538	(2,630)	(16.9%)
Undrawn amount on the facility	4,600	6,161	(1,561)	(25.3%)
Cash(2)	14,289	11,418	2,871	25.1%
TOTAL	31,797	33,117	(1,320)	(4.0%)

(*)	Interim consolidated financial statement amounts rounded to millions of Euros.

(1)	Market value considering the ECB haircut.

(2)	Notes and coins plus balances at central banks less the amount of minimum reserves.

7. Capital Management, Solvency and Leverage

Capital management, aimed at all times to comply with minimum regulatory requirements and with the risk appetite target or level established by the Group, is one of the basic pillars of the Group’s Corporate Risk Appetite and Tolerance Framework.

Since the entry into force of the solvency requirements known as BIS III on 1 January 2014, which then marked a change to the preceding framework and entailed tougher quality and minimum capital requirements, there has been ongoing regulatory changes impacting the solvency of financial institutions. By adequately managing its capital, the Bankia Group has been able to bolster its solvency and minimise the impact of these regulatory changes.

Note 4 to Bankia Group’s consolidated financial statements describes the capital management targets and policies, their effect on the Capital Planning process and their impact on the Entity’s Risk Appetite Framework. It also details developments in the applicable regulations for calculating solvency ratios and metrics, leverage and MREL. Therefore, from a management perspective, this section looks at trends in solvency and leverage in the first half of 2020 and the main components that have affected their composition and performance, including the impacts derived from the main regulatory changes introduced in response to the COVID-19 crisis and the measures taken by Bankia to mitigate its impact on the Group’s solvency ratios.

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Changes in regulatory requirements and measures taken by Bankia in the context of the crisis caused by the COVID-19 pandemic

On 24 June 2020 Regulation (EU) 2020/873 of the European Parliament and of the Council was published, which amended the CRR and CRR II in respect of certain adaptations made in response to the COVID-19 pandemic, notably:

•	The date of application of some of the more favourable treatments introduced by the CRR II has been brought forward: prudential treatment of certain software assets, the treatment of certain loans secured by pensions or salaries, application of a revised supporting factor for loans to small and medium-sized enterprises (SMEs) (the “SME supporting factor”), and a new adjustment to own funds requirements for credit risk for exposures to entities that operate or finance physical structures or facilities, systems and networks that provide or support essential public services (the “infrastructure supporting factor”).

•	The date of application for the leverage ratio buffer requirement for global systemically important institutions has been deferred to 1 January 2023 and the possibility of excluding certain exposures to central banks from the calculation of the exposure measure laid down in article 429 of the CRR has been introduced.

•	More flexibility is permitted in the application of Regulation (EU) No 2017/2395 of the European Parliament and of the Council, of 12 December 2017, in respect of the transitional arrangements that phase in the impact of IFRS 9, in order to limit the possible volatility of regulatory capital that might occur if the COVID-19 pandemic results in a significant increase in expected credit loss provisions. Institutions are allowed to add back to their Common Equity Tier 1 capital any increase in new expected credit loss provisions for non-credit impaired exposures (Phase 1 - Standard exposure and Phase 2 Standard exposure under special monitoring) that they recognise in 2020 and 2021.

•	A temporary treatment of unrealised gains and losses measured at fair value through other comprehensive income has been established, permitting the exclusion of 100% of the amount of accumulated gains and losses as from 31 December 2019 from the calculation of Common Equity Tier 1 in 2020 and applying a transitional timetable for full inclusion in 2023.

•	Additional flexibility is allowed for competent authorities to mitigate the effects of market volatility in 2020 and 2021 on the internal calculation models for own funds requirements in relation to market risk.

Furthermore, on 12 March 2020 the ECB published a raft of measures to firm up the resilience of institutions in the current environment, allowing institutions to temporarily operate below the minimum requirements of Pillar II Guidance and the capital conservation buffer. Moreover, the entry into force of article 104 a) of the CRD V has been brought forward, allowing institutions to cover the minimum requirements of the Pillar II Requirement not only with Common Equity Tier 1 capital, but also with Additional Tier I capital and Tier II capital.

In the context of the regulatory changes caused by the COVID-19 crisis, the Bankia Group has adopted the following measures to mitigate the pandemic’s impact on the Group’s solvency:

•	Following the supervisor’s recommendations, on 17 July 2020 the Bankia Group asked (pending approval) to avail of the option to phase in the initial impact on own funds of the implementation of IFRS 9 provided for in Regulation (EU) 2017/2395 of the European Parliament and of the Council, of 12 December 2017, even though it made no such request on 1 January 2018.

•	It has also communicated its decision to apply the transitional provisions of Regulation (EU) 2020/873 of the European Parliament and of the Council, of 24 June 2020, amending article 473 bis of the CRR and allowing institutions to add back to their Common Equity Tier 1 capital the impact of any increase in new expected credit loss provisions that they recognise in 2020 and 2021.

•	Finally, on 17 July 2020 the Bankia Group informed the supervisor of its intention to avail of the option provided for in Regulation (EU) 2020/873 of the European Parliament and of the Council, of 24 June 2020, in respect of the amendment to article 468 of the CRR, which allows for the temporary treatment of unrealised gains and losses on portfolios of debt instruments measured at fair value, corresponding to exposures to central governments, regional governments or local authorities generated since 31 December 2019, permitting their exclusion from Common Equity Tier 1 capital.

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Solvency levels

In December 2019, the European Central Bank notified to the Bankia Group the capital requirements that are applicable to it in 2020, maintaining the 2019 levels: a minimum Common Equity Tier 1 ratio of 9.25% and a minimum Total Capital ratio of 12.75%, both measured in relation to its transitional (phase-in) regulatory capital. These thresholds include the minimum required under Pillar I (4.5% in terms of Common Equity Tier 1 capital and 8% at the Total Capital level), as well as the Pillar II requirement (2%) and the combined buffers applicable to the Group (2.75%). Following the application of the aforementioned article 104 a) of the CRD V, in 2020 the minimum CET1 requirement is 8.375% and the minimum Total Capital requirement remains at 12.75%.

In June 2020, the Bankia Group reached a Common Equity Tier 1 BIS III Phase in ratio of 14.32% and a Total Capital BIS III Phase in ratio of 18.34%. These capital levels amount to a surplus of Euros 4,549 million at Common Equity Tier 1 level and Euros 4,276 million at total solvency level in respect of the regulatory minimum capital amounts required for 30 June 2020, as shown in the following table:

BANKIA GROUP - Basel III solvency
Eligible capital (€ millions and %)	June 2020 (1)(2)		December 2019 (1)
Common Equity Tier 1 (€ millions and %)	10,957	14.32%	11,120	14.32%
Tier 1 capital	12,207	15.95%	12,370	15.93%
Tier 2 capital	1,824	2.38%	1,672	2.15%
Total BIS III Capital	14,032	18.34%	14,042	18.09%

Risk-weighted assets BIS III	Jun. 2020 (*) (**)	Dec. 2019 (1)
Credit risk (including CVA)	69,665	70,990
Operational risk	5,564	5,564
Market risk	1,285	1,080
Total risk-weighted assets BIS III	76,514	77,635

Surplus/(Shortfall) on minimum regulatory requirement	June 2020 (1) (2)		December 2019 (1)
		Minimum		Minimum
Surplus Common Equity Tier 1 BIS III(3)	4,549	8.375%	3,939	9.250%
Surplus Total Capital BIS III	4,276	12.750%	4,144	12.750%

(1)	Includes the profit attributed to the Group earmarked for reserves.

(2)	Estimated data at 30/06/2020.

(3)	In June 2020 the minimum regulatory CET-1 notified by the supervisor (9.25%) was adjusted, thus stood at 8.38% after applying article 104 a) of the CRD V

In the first half of 2020, the Group’s phase-in Common Equity Tier 1 ratio (14.32%) has remained at the same level as in December 2019. The main impacts resulting from this change in the phase-in Common Equity Tier 1 capital are as follows:

•	The effect on the schedule associated with the deduction of net tax credits has had an impact of -26 basis points

•	The organic generation for the year has amounted to +26 basis points, due to

•	The contribution of the profit attributed to the Group (EUR 142 million) not recognising any deductions for payment of dividends in 2020

•	The reduction in risk-weighted assets mainly due to credit risk associated with bringing forward the application of CRR2 in relation with the SME supporting factor and the adjustment to exposures of essential public service and infrastructure companies.

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In addition, the aforementioned ratios do not include the positive impact of the COVID-19 measures included in Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020, in relation to the prudential treatment of intangible assets arising from computer software, the request for the application of a transitional timetable for the impact of the first-time application of IFRS9 on 1 January 2018, even if it had not been requested on that date and, lastly, the possibility of temporarily not including in capital the unrealised losses at fair value on government bonds in the portfolio since 31 December 2019 (hereinafter, “Positive impact of the COVID-19 measures included in Regulation (EU) 2020/873 of the European Parliament and of the Council of 24 June 2020”). Overall, the implementation of all these measures, which will be included in the coming months, will have an estimated positive impact on CET1 of +68 basis points, giving rise to a regulatory phase-in CET1 ratio of 15.00% and a total capital phase-in ratio of 19.02% at 30 June 2020.

In June 2020 the Bankia Group’s phase-in Total Capital ratio grew by 25 basis points to stand at 18.34%, mainly due to the fall in APRs mentioned previously.

A reconciliation of net accounting equity and regulatory capital including attributable profit net of dividends for the period that are expected to be transferred to reserves is as follows:

BANKIA GROUP - Reconciliation of equity and eligible capital under BIS III
Eligible items (€ millions and %)	Jun. 2020(1) (2)	Dec. 2019(1)	Variation	% Variation
Own funds	12,883	13,142	(259)	(2.0%)
Accumulated other comprehensive income	114	180	(66)	(36.5%)
Minority interests	13	13	0	1.0%
Total equity (public balance sheet)	13,011	13.335	(324)	(2.4%)
Adjustment of differences between public and regulatory balance sheets	0.0	(0.0)	0	-
Total equity (regulatory balance sheet)	13,011	13.335	(324)	(2.4%)
Non-eligible equity items	(65)	(52)	(14)	27.1%
Accumulated other comprehensive income not eligible as CET-1	(39)	(26)	(13)	48.7%
Non-eligible minority interests	(13)	(13)	0	1.0%
Regulatory own share adjustment t	(13)	(12)	(1)	9.4%
Capital deductions	(1.989)	(2.164)	176	(8.1%)
Intangible assets and other deductions (regulatory balance sheet)	(642)	(681)	39	(5.7%)
Deferred tax assets	(1,319)	(1,089)	(229)	21.1%
Valuation adjustments due to prudent requirements (AVA)	(28)	(38)	11	28.0%
Dividends	0	(355)	355	(100.0%)
Common Equity Tier 1	10.957	11.120	(163)	(1.5%)
Additional Tier 1 Capital	1,250	1.250	0	-
Tier 2 capital	1.824	1.672	152	9.1%
TOTAL REGULATORY CAPITAL(1)	14.032	14.042	(11)	(0.1%)

(1)  Includes the profit attributed to the Group earmarked for reserves.

(2)  Estimated data at 30/06/2020.

The minimum capital requirements cover credit, foreign currency, market and operational risks. At 30 June 2020, the capital requirements for credit risk, including equity and CVA, amounted to EUR 5,573 million (EUR 69,665 million for risk-weighted assets). At present, the requirements for credit risk are calculated using both the standardised and internal rating-based approaches. Currency and market risk requirements were calculated using internal models which are subject to review by the regulator meaning that at December 2019 and June 2020 they include an increase related to the calculation model and not merely to market activity. At 30 June 2020, the capital requirements for this concept amounted to EUR 103 million (EUR 1,285 million for risk-weighted assets). Finally, the Bankia Group uses the standardised approach to calculate the capital requirements for operational risk, which it updates once per year, totalling EUR 445 million at 30 June 2020 (EUR 5,564 million for risk-weighted assets)

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Leverage ratio

The leverage ratio was implemented by the December 2010 Capital Framework of the Basel Committee on Banking Supervision (BCBS), which introduced this new metric as a supplementary ratio to solvency requirements but unrelated to risk measurement with the aim of including the leverage ratio as a Pillar I requirement.

The EU Banking Reforms, which came into force on 27 June 2019, established from June 2020 onwards a binding leverage ratio requirement of 3% of tier 1 capital for all banks and an additional buffer requirement for global systemically important banks (the application of which has since been delayed as indicated previously).

At 30 June 2020 the Bankia Group’s leverage ratio (phase-in) stood at 5.50%, above the 3% minimum requirement. This level represents a fall of 39 basis points compared to December 2019, which is mainly due to higher balance sheet assets and the rise in off-balance sheet exposures due to counterparty risk in security financing transactions (-30 basis points) and the advance of the transitional calendar applicable to Tier I capital, with an impact on the ratio of -9 basis points.

The following table provides a breakdown of the leverage ratio at 30 June 2020 and for comparative purposes at 31 December 2019, as well as a reconciliation of total assets on the public balance sheet and the exposure to the effects of leverage

BANKIA GROUP - Leverage ratio
Items (€ millions and %)	Jun. 2020 (1) (2)	Dec. 2019 (1)
Tier 1 capital	12,207	12,370
Exposure	221,827	210,098
Leverage ratio	5.50%	5.89%
Reconciliation between public balance sheet and exposure for leverage purposes
Total assets on public balance sheet	218,455	208,468
(+/-) Adjustment of differences between public and regulatory balance sheets	13	4
(-) Items already deducted from Tier 1 capital	(1,947)	(1,773)
(-) On-balance sheet derivative assets	(9,322)	(9,018)
(+) Derivative exposure	594	644
(+) Additions in counterparty risk in securities financing transactions (SFTs)	4,714	3,475
(+) Off-balance sheet exposures (includes use of CCFs)	9,320	8,297
Total leverage ratio exposure	221,827	210,098

(1)	Includes the profit attributed to the Group earmarked for reserves.

(2)	Estimated data at 30/06/2020.

The ratio does not show the positive impact of the COVID measures included as a result of Regulation (EU) 2020/873 of the European Parliament and of the council of 24 June 2020. These measures, which will be applied in the next few months, will have a positive impact on the leverage ratio estimated at 23 basis points, raising the ratio to 5.73% at 30 June 2020.

Minimum requirement for own funds and eligible liabilities (MREL)

Regarding the internal loss absorption mechanism provided for in Directive 2014/59/EU of the Parliament and of the Council on bank recovery and resolution (the BRRD), a minimum requirement for own funds and eligible liabilities with loss-absorbing capacity called MREL (Minimum Required Eligible Liabilities) has been established, requiring institutions that are subject to the requirement to have liabilities with certain characteristics that favour the absorption of losses in the event of resolution of the institution. The EU Banking Reform Package introduces amendments to the BRRD, including inter alia, in relation to the minimum requirements of subordination of MREL eligible liabilities and the determination of a maximum distributable amount (MDA); i.e. limit on the discretionary distribution of capital, in terms of MREL.

On 16 May 2019, the Entity received formal notification from the Bank of Spain on the decision taken by the Single Resolution Board on its minimum requirement for own funds and eligible liabilities (MREL). According to this communication, from 1 July 2021 the Group will have to reach a minimum volume of own funds and eligible liabilities of 23.66% in terms of risk-weighted assets calculated at the end of the 2017 financial year. This MREL requirement, expressed in terms of total liabilities and own funds of the entity (“TLOF”) would be 10.02%.

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Thus, as of 30 June 2020, the Bankia Group’s MREL ratio, calculated according to the current eligibility criteria of the Single Resolution Board, would amount to 21.74% of the total risk-weighted assets, which represents a fall of 18 basis points compared to December 2019 due to the decrease in issues eligible for MREL purposes as these would no longer be eligible.

BANKIA GROUP - MREL ratio
Items (€ millions and %)	Jun. 2020 (1)(2)	Dec. 2019(1)
Total BIS III Capital	14,032	14,042
Liabilities eligible for MREL	2,600	2,976
Total own funds and eligible liabilities (MREL)	16,632	17,018
Total risk-weighted assets BIS III	76,514	77,635
MREL ratio/ RWAs (%)	21.74%	21.92%

(1)	Includes the profit attributed to the Group earmarked for reserves.

(2)	Estimated data at 30/06/2020.

The ratio does not show the positive impact of the COVID measures included as a result of Regulation (EU) 2020/873 of the European Parliament and of the council of 24 June 2020. These measures, which will be applied in the next few months, will have a positive impact on the MREL Ratio estimated at 67 basis points, raising the ratio to 22.41% at 30 June 2020.

8. Risk Management

Risk management is a strategic pillar in the Bankia Group. The primary objective of risk management is to safeguard the Group’s financial stability and asset base, while creating value and developing the business in accordance with the risk tolerance and appetite levels set by the governing bodies. It involves the use of tools for measuring, controlling and monitoring the requested and authorised levels of risk, managing non-performing loans and recovering unpaid risks.

Note 3 to the consolidated interim financial statements of the Bankia Group at 30 June 2020 details the governing bodies responsible for supervising and controlling the Group’s risks, as well as the general principles, organisational model, policies and methods for controlling and measuring the various risks to which the Group is subject as a result of its activity. Therefore, this chapter will discuss, in general terms, the result of the management and the main indicators that make it possible to assess the evolution of these risks in the first half of 2020.

8.1.  Credit risk

Credit risk is defined as the risk that the Bankia Group will assume losses in the regular course of its banking business if its customers or counterparties fail to comply with their contractual obligations.

Credit risk management is an end-to-end process, running from loan or credit approval to elimination of exposure, either at maturity or through recovery and sale of assets in the event of foreclosure upon default. It involves identifying, analysing, measuring, monitoring, integrating and valuing credit risk-bearing transactions on a differentiated basis for each segment of the Group’s customers.

The variables used by the Bankia Group to measure credit risk are based on internal models: the probability of default, exposure in the event of default and loss given default (severity). These variables enable ex-ante analysis of the credit portfolio’s risk profile by calculating the expected loss and economic capital required.

Risk profile and asset composition

Given its activity and business model, the Bankia Group’s risk profile shows far greater exposure to credit risk than the other risks to which its business is inherently exposed.

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The main characteristics of the Group’s credit risk profile and its performance in the first half of 2020 according to data from the audited portfolio (does not include positions in financial equities) are as follows:

•	The distribution of loans and advances to other debtors shows a weighting of the retail segment of 63% compared to 37% for the wholesale segment.

•	The real estate development portfolio accounts for 0.5% of total loans and receivables.

•	The mortgage portfolio accounts for 54% of total loans and receivables. The second largest portfolio is Businesses, with a weighting of 27% of the total, followed by the portfolio of loans to public entities and institutions, loans to micro companies and self-employed individuals, consumer and cards, with a share of 5% respectively in the total portfolio.

•	At the June 2020 close, 34% of doubtful investments were classified as such according to subjective criteria or are in the cure period. This means that there is no past due debt in this portfolio that gives rise to an objective default situation or that a refinancing agreement has been reached with customers and there is, therefore, an apparent willingness to pay which must be properly verified.

The maturity profile of the loans and receivables portfolio is detailed in note 3.3 to the Bankia Group’s consolidated interim financial statements at 30 June 2020 (table of residual maturities). A significant portion of loans and advances to customers (45%) mature beyond five years given the large volume of home mortgage loans, which are generally for long periods.

Asset quality: trends in doubtful balances, NPL and coverage.

The Group pro-actively manages and anticipates credit risk with a view to containing the inflow of non-performing loans (NPLs) and maintaining NPL coverage. In this regard, the Group is continually monitoring the main credit risk indicators to anticipate the potential impacts of COVID-19.

As acknowledged by the various regulatory and supervisory bodies, at present it is difficult to ascertain the specific impact in the coming periods of the crisis caused by COVID-19 and the assistance measures implemented by governments and central banks, such as mortgage moratoriums, credit facilities and guarantees and other relief packages. However, in compliance with accounting standards (IFRS 9), which in the calculation of provisions include prospective macroeconomic information reflecting the future effects of changes in variables to which credit risk models are sensitive, in the first half of 2020 the Group set up a COVID-19 risk coverage fund of EUR 310 million, based on the expected deterioration of these economic conditions due to the effect of the pandemic.

At the end of June 2020, the impacts of the crisis arising from COVID-19 had not yet materialised in the Group’s credit quality indicators, which reflected a decrease in doubtful balances and an improvement in the non-performing loan ratio and coverage thereof. In June 2020, doubtful exposures remained in line with the figure recorded in December 2019, totalling EUR 6,464 million. However, it should be noted that at the end of June 2020 this doubtful exposures figure includes doubtful loans and credits for a gross amount of approximately EUR 306 million, which have been reclassified from non-current assets and disposal groups of items held for sale, since their sale is not expected to take place within one year of their classification as non-current assets held for sale in view of the circumstances and uncertainties arising from the COVID-19 crisis (see Note 9.5 of the notes to the consolidated interim financial statements on “Assets and Liabilities in a Disposal Group and Discontinued Operations”).

The non-performing loans ratio stood at 4.9%, slightly below the 5% recorded in December 2019, while non-performing loans coverage ratio reached 55.6%, an increase of 1.6 percentage points in the first half of the year, which is explained by the recognition of the aforementioned provision of EUR 310 million for COVID-19.

With regard to refinanced transactions, at the end of December 2019 the Bankia Group had a portfolio of EUR 6,039 million in gross terms. 52.1% of refinanced loans were already classified as doubtful, with a coverage ratio of 33%.

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NPLs AND COVERAGE - BANKIA GROUP
			Variation vs. Dec -19
	Jun-20	Dec-19 (1)	Amount	%
	(millions of Euros and %) (*)
Doubtful balances	6,464	6,465	(1)	(0.0%)
Total risks	133,076	128,156	4,919	3.8%
NP1 ratio(2)	4.9%	5.0%	(0.1) p.p.	(3.7%)
Total provisions	3,591	3,491	100	2.9%
Coverage ratio	55.6%	54.0%	+1.6 p.p.	2.9%

(*)	Amounts rounded to millions of euros.

(1)	In December 2019 the NPL and coverage ratios exclude the exposures transferred to non-current assets held for sale following the sales agreements reached with different investors described in note 18.5 to the consolidated financial statements at December 2019. Had such exposures been included, in December 2019 the NPL and coverage ratios would have been 5.3% and 52.8%, respectively.

(2)	NPL ratio: doubtful balances over total risks.

Credit risk of trading in derivatives

The Group is exposed to credit risk through its activity in financial markets, specifically its exposure to OTC (over the counter) derivatives. This exposure is called counterparty risk.

The method used to estimate counterparty risk entails calculating EAD (“exposure at default”) as the sum of the current market exposure and the potential future exposure. This method aims to obtain the maximum expected loss for each transaction.

However, in order to mitigate most of these risks, the Bankia Group has tools including early redemption agreements (break clause), netting of credit and debit positions (netting) and collateralisation for the market value of the derivatives or offsetting of derivatives.

At 30 June 2020, there were 2,479 netting and 236 guarantee agreements (121 derivatives, 77 repos and 38 securities loans). At this date, the most significant figures in terms of quantifying activity in derivatives are as follows:

•	Original or maximum exposure: EUR 20,287 million.

•	Exposure applying mitigation techniques through netting: EUR 5,788 million.

•	Net exposure after applying all mitigation techniques: EUR 1,551 million.

As shown, counterparty risk in derivatives trading is reduced by 92.36% by applying derivatives netting and guarantee agreements.

8.2.  Liquidity risk

Liquidity risk can be expressed as the probability of incurring losses through insufficient liquid resources to comply with the agreed payment obligations (both expected and unexpected) within a certain time horizon and having considered the possibility of the Group managing to liquidate its assets in reasonable time and price conditions.

Notes 3.2 and 3.3 to the Bankia Group’s consolidated interim financial statements for the year ended June 2020 include information on the remaining maturities of the Group’s issues, classified by financing instrument, and a breakdown of financial assets and liabilities by remaining contractual maturity at 30 June 2020 and 31 December 2019.

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The Bankia Group’s approach to monitoring liquidity risk is based on three cornerstones:

•	The first one is the liquidity gap, classifying asset and liability transactions by term to maturity considering the residual maturity. The liquidity gap is calculated for the recurring retail business, as well as for the funding needs of the Group’s structural portfolios.

•	The second is the funding structure, identifying the relationship between short- and long-term funding and the diversification of the funding mix by asset type, counterparty and other categorisations. In this regard, the Entity draws up an annual Financial Plan for both the short and medium term, which is evaluated as part of the process of the self-assessment of the sufficiency of liquidity, with protection of the balance sheet assets and liabilities and the main indicators of liquidity and financing risk. It has been reformulated and adapted to the new situation arising from COVID- 19, ensuring sufficient liquidity from both an economic and regulatory standpoint.

•	Thirdly, in keeping with the regulatory approach for stressed ratios, the Group uses metrics that enable it to anticipate the bank’s liquidity risk profile in different time horizons of regulatory ratios.

Alongside the various metrics, the Group has a well-defined Contingency Plan, which identifies alert mechanisms and sets out the procedures to be followed if the plan needs to be activated. This is a framework for action that enables the prevention and management of liquidity tension events. The Liquidity Contingency Plan (LCP) sets out the committees in charge of monitoring and activating the LCP and the protocol for determining responsibilities, internal and external communication flows, and potential action plans to redirect the risk profile to within the Group’s tolerance limits.

The LCP is backed by specific metrics, in the form of LCP monitoring alerts, and by complementary metrics to liquidity risk and regulatory funding indicators, LCR (Liquidity Coverage Ratio) and NSFR (Net Stable Funding Ratio). These ratios have built-in stress scenarios for the ability to maintain available liquidity and funding sources (wholesale and retail deposits, funding on capital markets) and allocate them (loan renewal, unprogrammed activation of contingent liquidity lines, etc).

For the LCR, the scenario relates to a survival period of 30 days, and the regulatory assumptions underlying the construction of the ratio are valid exclusively for this period. At 30 June 2020, the regulatory LCR (181.1% for Bankia on a standalone basis) was at levels that are demonstrably higher than the regulatory requirements (100%).

Through the net stable funding ratio (NSFR), the Group draws up its funding strategy from a regulatory perspective. The NSFR is currently undergoing a review by the European Union and, in accordance with CRR II (Capital Requirements Regulation), it will become a prudential requirement from June 2021 onwards, with a requirement of at least 100%. At 30 June 2020, the NSFR was within Entity’s risk limits and regulatory requirements.

8.3.  Market risk

Market risks arise from the possibility of incurring losses due to adverse changes in the market prices of financial instruments with which the Bankia Group operates. Limits are established in accordance with a number of metrics: value at risk (VaR) calculated using the historical simulation method, sensitivity, maximum loss (stop loss limit) and the size of the position.

The Markets and Operational Risks Department is independent of the business units and it is integrated in the Corporate Risks Department, which performs the following functions with respect to market risk in trading : control and monitoring of positions with market risk and counterparty lines; daily calculation of the results of the various desks and portfolios; independent valuation of all market positions; periodic reporting on the various market risks to the pertinent committee; and, lastly, it plays a fundamental role in managing model risk in the valuation of financial instruments for own positions.

Interest-rate risk

Interest rate risk reflects the probability of incurring losses because of changes in the benchmark interest rates for asset and liability positions (or certain off-balance sheet items) that could have an impact on the stability of the Group’s results. Rate fluctuations affect both the Group’s net interest income in the short and medium term, and its economic value in the long term. The intensity of the impact depends, to a large extent, on the different structure of maturities and repricing of assets, liabilities and off-balance-sheet transactions. Interest rate risk management is designed to lend stability to net interest income, maintaining levels of solvency that are appropriate for the Group’s level of risk tolerance.

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Trends in interest rates depend on certain factors that are beyond the BFA Group’s control, such as financial sector regulation, monetary policies applied by the ECB, and the political and international environment. In the current low-interest-rate environment, the Entity maintains a balance sheet structure that is more sensitive to increases in interest rates on liabilities than on assets, with the flattening scenario defined by the EBA being the most negative from an economic value standpoint.

According to Bank of Spain regulations, the sensitivity of the net interest income and the value of equity to parallel shifts in interest rates (currently ±200 basis points) is controlled. In addition, different sensitivity scenarios (EBA scenarios) are established based on implied market interest rates, comparing them to non-parallel shifts in yield curves that alter the slope of the various references of balance sheet items. Note 3.4 to the consolidated interim financial statements (“Interest rate risk exposure”) provides information at 30 June 2020 on the sensitivity analysis under the scenario analysis methodology for interest rate risk.

The Assistant Finance Department supports and guides the Assets and Liabilities Committee (“ALCO”) in planning and controlling the parameters of the Bank’s financial strategy and asset and liability structure. Control and monitoring is the responsibility of the Corporate Risk Department, which acts as an independent unit guaranteeing the appropriate separation between the management and risk control functions, as recommended by the Basel Committee on Banking Supervision. To this end, the Structural Risk Department, which is part of the Financial Risk Department, defines, calculates and monitors metrics related to structural risk. The calculation, proposal and information on the evolution of limits related to structural risk are also the responsibility of the Corporate Risk Department, although it is the Board of Directors, with the support of the Risk Advisory Committee (RAC), that is ultimately responsible for their approval and monitoring.

Each month, information on risk in the balance sheet is reported to the ALCO in terms of both economic value (sensitivities to different scenarios and VaR) and net interest income (financial margin projections in different interest rate scenarios for horizons of 1 and 3 years). At least quarterly, the Board of Directors is informed through the Risk Advisory Committee on the situation and monitoring of limits. Any excesses are reported immediately to the Board through the corresponding bodies. In addition, a portion of the information prepared for the ALCO is reported to the Global Risk Management Department for monitoring and reporting, along with other risks, to the Entity’s senior management.

Other market risks

Other market risks arise from the possibility of incurring losses in value of positions in financial assets caused by changes in market risk factors other than interest rate risk (equity prices, foreign exchange rates or credit spreads). It stems from Treasury and Capital Markets positions and can be managed by arranging financial instruments.

Market risk measurement and monitoring

For market risk measurement, two metrics are used: VaR (value at risk), which provides a prediction of the maximum loss that can be incurred in a time interval with a certain level of confidence, and sensitivity, which expresses the impact on the valuation of financial instruments of the changes in various risk factors. These metrics are complemented by an analysis of scenarios, which consists of evaluating the economic impact of extreme movements in market factors on trading activity. Control of market risk is based on a system of limits established based on maximum exposure to market risk, which are approved annually by senior management and distributed across the various business areas and centres.

a)  Value at risk (VaR) and back-testing

VaR is measured by the historical simulation method using a 99% confidence level and a time horizon of one day, with at least one year of observations of market data. The accuracy of the model is verified daily through subsequent controls (backtesting). The exercise compares actual losses with the estimated loss measured using VaR. As required by regulations, two tests are conducted, one applying hypothetical changes in the value of the portfolio by comparing the daily VaR with the results obtained, without considering changes in the positions of the portfolio, and one applying actual changes comparing daily VaR with net daily results excluding commissions.

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The tests carried out in the first half of 2020 confirm the effective operation of the model used by the Bankia Group to measure VaR in accordance with the assumptions used, with no excesses in the period.

The scope of authorisation by the Bank of Spain of internal capital models lies in the measurement of market risk of the trading portfolio and exchange risk. The regulatory capital figure is calculated by the internal model as the linear sum of the value at risk (VaR), stressed value at risk (SVaR) and incremental risk (IRC) regulatory capitals.

•	Value at risk VaR is measured by the historical simulation method using a 99% confidence level and a time horizon of one day. A time window of 250 daily observations is used. On a daily basis, two calculations of VaR are performed. One applies an exponential decay factor that lends greater weight to observations nearer the date of the calculation. The other applies the same weight to all observations. The total value at risk figure is calculated conservatively as the sum of the VaRs by risk factor (interest rate, exchange rate, equity investments, credit margins, commodity prices and volatility of the foregoing).

•	Stressed value at risk. Stressed value at risk (sVaR) uses the same calculation methodology as the VaR, with two differences: the observation period must include a period of market stress and no exponential weights are applied to observations. The stress period is determined for the entire portfolio as the period that provides the highest VaR figure, calculated as the sum of the values at risk by factor.

•	Incremental risk. The methodology for calculating incremental risk (IRC) considers the risk of default and the risk of migration of the interest rate products envisaged for the calculation of the specific risk within the VaR. It is based on measurements of the distribution of losses. The distribution is generated by the Monte Carlo simulation based on the risk parameters deriving from the internal credit risk model (IRB). The IRC is calculated using a confidence level of 99.9%, with a constant level of risk over a time horizon of one year and a liquidity horizon of one year.

b)  Sensitivity

Sensitivity quantifies changes in the economic value of a portfolio due to fixed and determined movements of the variables affecting this value.

In the case of non-linear movements, such as derivatives activities, sensitivity analysis is supported by an evaluation of other risk parameters, such as sensitivity to movements in the price of the underlying (delta and gamma), volatility (vega), time (theta) and interest rate (rho). In the case of stock options and stock indexes, elasticity to changes in dividend yield is calculated. Sensitivity analysis by tranche is also used to measure the impact of non-parallel movements in the term structures of interest rates or volatilities, and to obtain the distribution of risk in each tranche.

c)  Stress testing

Periodically, stress testing is performed to quantify the economic impact of extreme movements in market factors on the portfolio. Sensitivity, VaR and IRC measurements are supported by stress testing, applying different types of scenarios:

•	Historical scenario: scenarios built based on movements observed in previous crises (e.g. Asian crisis of 1998, the dotcom bubble of 2000/2001, the financial crisis of 2007/2008). These scenarios are reviewed annually to reflect the key events occurring in the year.

•	Crisis scenario: applies extreme movements in risk factors that may not necessarily have been observed.

•	Last-year’s scenario: maximum expected daily loss over a 1-year observation period with a 100% confidence level.

•	Sensitivity analysis: designed to assess the impact on the measurement of slight changes in the parameters used to calculate the IRC, the estimate of the measure excluding transitions to default and the impact on the measurement of parallel movements in loss rates in the event of default and specific scenarios of recovery rates, the impact on the measurement of parallel movements in the probabilities of default and the impact on the measurement of changes in the credit rating of all issuers and changes in the credit rating of issuers with the greatest exposure.

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•	Credit crisis scenario: two separate analyses are performed; 1) based on a matrix of credit margins built on the basis of the variations observed and 2) based on a transition matrix related to credit risk stress scenarios.

•	Default scenarios: default by all issuers in the portfolio and default of the largest exposures.

Trends and distribution of market risk in the first half of 2020

In the first six months of 2020 the Bankia Group maintained an average VaR of EUR 1.28 million, with a maximum of EUR 2.87 million and a minimum of EUR 0.76 million.

VaR	Trading book (millions of Euros)
Average	1.28
Maximum	2.87
Minimum	0.76

Distribution of VaR by risk category
Type of risk	One-off	Average	Maximum	Minimum
	(millions of Euros)
Interest	0.85	0.64	1.43	0.38
Equities	0.08	0.13	0.51	0.02
Change	0.16	0.20	0.42	0.12
Credit	0.79	0.32	1.77	0.05

Trading derivatives

The Bankia Group’s trading in derivatives arises mainly from the management of market and interest rate risks, and as well as from market making and distribution activities.

The risk of the derivatives trading activity measured in terms of VaR remains extremely low, as this activity is based on transactions with customers that are settled on the market using transactions of the opposite sign. The VaRs for the first half of 2020 are as follows:

VaR of derivatives activity	Fixed income	Equities	Exchange rate	Total
	(millions of Euros)
Average	0.26	0.18	0.28	0.72
Maximum	1.15	0.709	1.29	1.75
Minimum	0.10	0.03	0.09	0.28

8.4.  Country risk

Country risk is defined as the risk of incurring losses on exposures with sovereigns or residents of a country due to reasons inherent to the country’s sovereignty or economic situation; i.e. reasons other than normal commercial risk, including sovereign risk, transfer risk and other risks related to international financial activity (war, expropriation, nationalisation, etc.).

The Bankia Group’s country risk management principles are grounded on criteria of maximum prudence, whereby this risk is assumed on a highly selective basis.

The Bankia Group’s exposure to country risk at 30 June 2020 was marginal due to the largely domestic nature of its operations, recognising a provision in this connection of EUR 2 million.

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8.5.  Operational risks

Customer concentration risk

Bankia is subject to Bank of Spain concentration limits, such that the exposure to any single non-consolidated economic group or borrower must not exceed 25% of eligible capital for borrowers and external economic groups. In this respect, the Group regularly monitors large exposures with customers, which are reported periodically to the Bank of Spain.

The Group uses a set of tools to analyse and monitor the concentration of risks. First, as part of the calculation of economic capital, it identifies the component of specific economic capital as the difference between systemic economic capital (assuming maximum diversification) and total economic capital, which includes the effect of the concentration. This component enables a direct measure of concentration risk to be obtained. An approach similar to that used by ratings agencies is applied, paying attention to the weight of the main risks on the volume of capital and income-generation ability.

At 30 June 2020, there were no exposures that exceeded the maximum concentration risk limits allowed by Bank of Spain.

Operational risk

Operational risk is the risk of loss due to inadequate or failed processes, people and internal systems of the Group or from external events. This definition includes legal risk but excludes strategic risk and reputational risk.

•	The Bankia Group has the following operational risk management objectives:

•	The Group’s operational and IT risk management not only covers the recognition of loss events and accounting of the losses, but also promotes control to minimise the potential negative impacts through continuous improvement to processes and the strengthening of operating controls.

• Promote the implementation of more relevant operational risk mitigation plans as set out in the Risk Appetite Framework.

•	Define and approve the policies and procedures for the management, control and oversight of this risk.

•	Conduct regular reviews of management information.

•	Approve and oversee implementation of operational and IT risk mitigation plans.

•	Operational and IT risk management must be implemented throughout the entity to help achieve the institution’s targets through the management, prevention and mitigation of the related risks.

•	Maintain a control environment and culture that ensures that all groupings are aware of the risks to which they are exposed, establish an adequate control environment and assume the responsibilities in this respect.

•	Supervise on an ongoing basis compliance with the Entity’s risk policies and procedures.

•	Put in place procedures that guarantee compliance with current and future legal requirements.

•	Guarantee that all internal risk information is duly documented and available to the oversight bodies and areas involved.

Operational risk control is overseen by the Non-Financial Risk Control Department, which is part of the Corporate Risk Department. The Non-Financial Risk Control Department took responsibility for acting as the second line of defence in the management of IT and cybersecurity risk and has a specific Technological Risk Department.

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The Operational and Technological Risk Committee, whose responsibilities include approving policies and methods, is the natural channel for senior management participation in operational risk management. It is an executive committee and meets on a monthly basis. At its meetings, the Committee addresses issues such as the consumption of own resources, the evolution of real and expected losses, risks in outsourcing processes, and all actions taken in the operational and technological risk management process.

The capital requirement to cover operational risk is rooted in Basel II. European Regulation No. 575/2013 of the European Parliament and of the Council, of 26 June 2013 (CRR) regulates the treatment of this type of risk in the area of credit institutions.

The Bankia Group uses the standardised approach to measure its operational risk. This approach requires the disaggregation of the relevant revenues of the past three reporting periods by business line and the application of a percentage to each, pursuant to regulations, in line with the risk associated with each one.

The capital charge for operational risk is calculated once a year, after the accounting close. In 2019, the Bankia Group used the standardised approach to measure its operational risk for the seventh consecutive year, consolidating the management aspects associated with the implementation of this method. As set out in the regulations, based on the related risk, the Bankia Group’s capital requirement for operational risk at year end 2019 amounted to EUR 445.2 million (EUR 470.5 million in 2018).

Changes in regulatory frameworks and regulatory risk

The financial services industry is characterised by being tightly regulated. Bank operations are subject to specific regulation and the Group’s operations are exposed to risks that could arise from changes in the regulatory framework.

Changes in the regulatory framework due to modifications in government policies, the banking union process or of any other type could give rise to new regulatory requirements that affect the Group’s solvency levels, other capital indicators, the ability to generate future profit, business model, dividend policy and its capital and liability structure.

The Regulatory Monitoring Committee, composed of senior managers, identifies the potential impact and influence of regulatory changes on the Entity, anticipating any adverse effect. The Committee pays special attention to certain areas, such as business, accounting, risk management, solvency, liquidity, compliance and internal audit. It also establishes the most appropriate criteria for adapting the business model to the new regulatory paradigm, subsequently performing periodic and exhaustive monitoring of each project’s adaptation to regulations.

Regulatory developments have been much more profound since the entry into force in January 2014 of the new prudential requirements known as BIS III. For Europe, this consisted of Directive 2013/36/EU, of 26 June 2013 (“CRD IV”) and Regulation (EU) 575/2013, of 26 June 2013 (“CRR”). Both CRD IV and CRR were amended in 2019 by various legislative packages of the European Parliament and the Council of the European Union, known as “CRD V” and “CRR II”, aimed at strengthening the capital position of banks. The entry into force of these reforms was on 27 June 2019, with a progressive implementation timetable of up to 2 years for certain modifications.

In the first half of 2020, the main policy and regulatory milestones that have impacted the activity of the banking sector have occurred in response to the COVID-19 crisis. In this respect, the Spanish government has enacted various regulations to deal with the health crisis and its economic and social impact and to protect and revive employment and economic activity, both at national level and through certain measures at sector level, the most important of which are as follows:

•	Royal Decree-Law 8/2020 of 17 March 2020, on extraordinary urgent measures to address the economic and social impact of COVID-19 (“RDL 8/2020”) provides, inter alia, for a moratorium of three months (public or legislative moratorium) on the principal and interest payment of mortgage loan instalments for the acquisition of a principal residence and property relating to the economic activity of entrepreneurs and professionals for economically vulnerable people affected by COVID-19, as well as the approval of a line of State guarantees to support lending to companies and self-employed workers, the granting of which is subject to compliance with certain requirements.

•	Royal Decree-Law 11/2020 of 31 March 2020, which adopts urgent complementary social and economic measures to deal with COVID-19 (“RDL 11/2020”) completed the first raft of measures, extending the moratorium mechanism on payment of instalments to other types of financing, such as consumer credit. In addition, the line of State guarantees was extended to economically vulnerable households as a result of the COVID-19 crisis to provide financing to pay rent for their principal residence.

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•	Royal Decree Law 25/2020 of 3 July 2020 on urgent measures to support economic recovery and employment, establishes a 12-month moratorium for borrowers, in financing transactions linked to tourism-related property who, after meeting certain conditions, have undergone financial difficulties as a result of COVID-19.

•	Royal Decree-Law 26/2020 of 7 July 2020 on economic reactivation measures to deal with the impact of COVID-19 in transport and housing, introduces measures for a six-month postponement of payments relating to loans, leases and operating leases that self-employed workers and companies engaging in road transport and meeting a number of requirements use to acquire vehicles.

In the area of solvency, on 12 March 2020 the ECB published a raft of measures to firm up the resilience of institutions in the current climate, allowing institutions to temporarily operate below the minimum requirements of Pillar II Guidance and the capital conservation buffer. Moreover, the entry into force of article 104 a) of the CRR II was brought forward, allowing institutions to cover the minimum requirements of the Pillar II Requirement not only with Common Equity Tier 1 capital, but also with Additional Tier I capital and Tier II capital. Regulation (EU) No 2020/873 of the European Parliament and of the Council, of 24 June 2020, amending the CRR and CRR II in respect of certain adaptations made in response to the COVID-19 pandemic was published on 26 June 2020 (see chapter 7 on “Capital management, solvency and leverage”).

Reputational risk

Following the Board of Directors’ approval and annual review of the Reputational Risk Management Policies and Procedures Manual, the Bankia Group has included reputational risks in its risks model, and meets regulatory and supervisory requirements for the management of this risk.

The Basel Committee on Banking Supervision defines reputational risk as “the risk arising from negative perception on the part of customers, counterparties, shareholders, investors or regulators that can adversely affect a bank’s ability to maintain existing, or establish new business relationships and continued access to sources of funding”.

Since the end of 2015, and in line with the Good Governance Code recommendations of the listed companies in the Spanish National Securities Market Commission included in the Responsible Management Plan 2016-2018 approved by the Board of Directors, the Entity is carrying out a corporate-wide non-financial risk identification, evaluation and control exercise with a view to improving the management of reputational risk and complying with new regulator and supervisor requirements. The 2019-2020 Responsible Management Plan once again includes a commitment to manage reputational risk, maintaining the system in place and taking measurements to monitor this risk and abide by regulatory requirements.

Sustainable management of reputational risk is crucial for carrying out the Bankia Group’s long-term plans and achieving its objectives. It considers reputation not only as past performance, but also as a possibility and future opportunity. The Bankia Group attaches great importance to managing its reputation, as one of its objectives is to achieve trust, loyalty and the best possible valuation on the part of its stakeholders to improve its competitiveness.

Spurred on by these requirements, in 2016, the Board of Directors approved the Reputational Risk Manual and the Group worked to draw up its own reputational risk map that will enable Bankia to actively manage those events that, due to their severity, could result in the greatest reputational risk.

By drawing up a reputational risk map, the Bankia Group can assess risk events, which are classified according to probability and financial impact by management centres and reputational risk coordinators. The identification of these centres also enables the reputational risk culture to be prioritised internally in business and management areas that are more sensitive due to their exposure to the events identified.

The Bankia Group also has a synthetic indicator for regular monitoring of reputation capable of identifying the main risk events both within the entity and the sector that could result in a deterioration in reputation, as well as the quality of Bankia’s control environment to prevent or mitigate them. Through this indicator, the Board of Directors is able to assess the Bankia Group’s level of reputational risk and decide whether there is a need to implement measures or make any decisions relating to its internal management processes or its relations with stakeholders.

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Risks related to the revision of benchmark interest rates

As mentioned in note 1.3 to the consolidated interim financial statements of the Bankia Group, the various regulators in different jurisdictions are currently in the process of reforming indices used as interest rate benchmarks on which multiple financial transactions are contracted in different markets and currencies between different financial market participants. These benchmark indices will be replaced by other risk-free alternatives based on real transactions.

In order to implement the changes arising directly from the interest rate benchmark reform, the Group has developed a project to address the transition. As part of this project, an effective governance framework has been developed, which is made up of a set of multidisciplinary working groups with members from the Risk, Systems, Legal, Business and Regulatory Compliance Departments, among others, aimed at analysing, reviewing and coordinating the impacts, the actions to be taken by all areas of the Bank and the transformation processes required by the reform of the benchmark indices. The project is led by the Deputy General Director of Financial Management, who regularly reports to the Group’s governing bodies on the status of the implementation.

9. Foreclosed Real Estate Assets

At the June 2020 close, the net balance of real estate assets foreclosed and received in payment of debts of the Bankia Group (businesses in Spain) stood at EUR 1,837 (EUR 2,581 million gross), accounting for 0.8% of the Group’s assets. Part of these assets (EUR 267 million gross) are classed as disposal groups, as described in Note 9.5.1 of the Bankia Group’s consolidated interim financial statements.

ASSETS FORECLOSED AND RECEIVED BY THE BANKIA GROUP - TRANSACTIONS IN SPAIN
	June 2020
	Gross amount	Impairment	Carrying amount	Coverage (%)
	(millions of Euros) (*)
Real estate assets from property construction and development	330	123	207	37.1%
Of which: completed property developments	152	38	114	24.9%
Of which: property developments under construction	23	10	13	44.8%
Of which: land	156	75	81	48.0%
Real estate assets from financing for home purchases	1,574	487	1,087	30.9%
Other real estate received in payment of debts	676	134	543	19.8%
Total assets foreclosed	2,581	743	1,837	28.8%

(*)	Consolidated interim financial statement amounts rounded to millions of euros.

It is Group policy to help borrowers meet their obligations, thus ensuring that foreclosure is always the last option. With this in mind, it seeks to mitigate the relevant effects with a range of initiatives: adjusting and renegotiating debts, offering everything from deferrals to grace periods, to name but two. Only when the amount financed appears unlikely to be recovered is the secured asset acquired.

Showcase of foreclosed assets, aiming first on sales and second on rentals and always with a view to ensuring a return, as well as to meet specific circumstances related to the Housing Social Fund and/or special rentals. In the case of unique assets (specific buildings, offices, commercial premises, industrial buildings and land), the general policy is to sell these assets. To this end, the Group has mandated Haya Real Estate to service, manage and market the Group’s foreclosed assets under the supervision of the real estate management area.

Moreover, the Bankia Group has in place an active policy of recording provisions with respect to such assets based on an in-house methodology for estimating discounts on the reference value and the sales costs of non-current assets in the sale of foreclosed assets. Thus, the provisions arranged at the June 2020 close for foreclosed real estate assets originating from the Group’s businesses in Spain amounted to EUR 743 million as from the date of foreclosure, accounting for a coverage rate of 28.8% as from the foreclosure.

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As part of its strategy to reduce nonperforming assets, the Bankia Group sold foreclosed properties for the amount of EUR 47 million in the first half of 2020, 71.1% down on the value of the sales made in the same period of 2019, in large part due to the standstill in the real estate market following the COVID-19 crisis.

10. Information on Rating Agencies

The ratings given to the Bankia Group by the various agencies are those detailed in the following tables:

Note: With respect to the ratings assigned to Bankia by Moody’s, in October 2013 Bankia reported that it had decided to terminate the contractual relationship with Moody’s. With this in mind, the ratings this agency continues to publish on Bankia are deemed “Unsolicited” and “Non-participating” in nature. In other words, Bankia does not take part in any review of the ratings issued by the agency, which bases its decisions strictly on the information publicly available on the entity. Despite the fact that the agency has repeatedly been asked to cease publishing ratings on Bankia, it falls to Moody’s alone to decide when to do so.

The ratings agencies took the following steps in the first half of 2020:

S&P Global Ratings

On 29 April, S&P Global Ratings ratified Bankia’s long-term BBB rating, with a Stable outlook, reflecting the fact that Bankia has sufficient capital to withstand the current economic shock, even if circumstances worsen. On the same date, S&P ratified Bankia’s short-term A-2 rating.

Fitch Ratings

On 27 March, Fitch Ratings (Fitch) placed Bankia’s long-term (BBB) and short-term (F2) ratings on Rating Watch Negative (RWN), on the understanding that the economic fallout of the COVID-19 pandemic poses a short-term risk for Bankia.

Moreover, following a change in methodology, Fitch lowered its rating of the SNP debt to “BBB-” from “BBB”, and of the subordinated debt to “BB+” from “BBB-”.

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On 8 April, Fitch placed the rating of Bankia’s covered bonds, rated “A+”, on RWN, given that the outlook for covered bonds reflects that of the issuer rating.

DBRS

On 15 April, the agency DBRS ratified Bankia’s BBB (high) rating, and lowered Bankia’s outlook from Positive to Stable. The reasons leading the agency to worsen the entity’s outlook are industry-specific, since it expects the quality of assets in the sector to worsen, a rise in provisions and a fall in profitability. It nonetheless confirmed Bankia’s rating thanks to the reduction in nonperforming assets in recent years, its improved risk profile and its decreased exposure to SMEs and vulnerable sectors.

Following the close of the first half of the year, on 2 July the agency ratified Bankia’s BBB (high) rating after its annual review of Bankia’s credit profile.

Scope Ratings

Following the annual review of Bankia’s covered bonds, on 10 July and following the close of the first half of the year, the agency Scope Ratings ratified its rating of Bankia’s covered bonds at AAA, with a stable outlook.

11. Share Price Performance and Shareholding Structure

Against the current, highly uncertain backdrop brought about by the COVID-19 crisis, profit expectations among European banks have taken a significant hit, with a rise in defaults and a fall in income (loss of profitability) among investors’ main fears. In its March report, the FMI predicted the worst global crisis since 1929, before updating its analysis in June to forecast an unprecedented fall in Spain’s GDP of -12,8% this year and a more gradual recovery than that initially envisaged.

More recently, the possibility of a second round of fiscal stimulus in Europe, together with the supporting measures set in place by the ECB (cutting rates and injecting liquidity: TLTRO III and PELTRO) have raised expectations of a rise in inflation in the EU, favouring the healthy performance of the Eurostoxx financial sector in the last two months.

Meanwhile, the first half of the year saw the release of the Eurostoxx (March) and MSCI (May) indices. This led to a trend towards selling on the market, thanks to the rebalancing of the portfolios investing in securities included on the above indices.

In the case of Bankia, the share price fell by -50,15% in the first half of 2020, as compared to the -35,04% of Eurostoxx Banks and the -24,27% of the IBEX-35, testifying to the market context referred to above. The average daily trading volume in the six months stood at 12.5 million securities, with an average amount of EUR 14 million and an average price of EUR 1.223 per share.

At the June 2020 close, a total of 30 research firms were actively covering Bankia’s shares and providing a target price (the average target price stood at EUR 1.13/share at that time). 16.67% of the recommendations made were to buy, compared to 33.33% to sell and 50% to hold. Four equity research firms did not have an analyst or had yet to initiate coverage of the stock, and they were not therefore included in the consensus.

The information on the consensus reached by the analysts, broken down by firm, target price, recommendation and analyst, is available on the corporate website under “Shares” in the section on “Equity analysts”. More than 180 reports referring to Bankia were published in the first half of 2020, with analysts updating their target prices over 70 times and modifying their recommendations on 17 occasions.

The main highlight regarding Bankia shares in the first half of 2020 was the payment of a cash dividend of 11.576 cents per share with a charge to the 2019 profits, accounting for a total outlay of Euros 352 million, paid on 2 April 2020, the dividend per share being identical to that paid in 2019 with a charge to the 2018 profits.

Bankia had 173,082 shareholders at 30 June 2020. BFA remained the Group’s main shareholder, with a 61.81% stake.

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12. Information on Treasury Shares

On 27 May 2020, Bankia’s Board of Directors approved the proposal submitted concerning the new 2020 Treasury Stock Policy, drafted in line with an accepted market practice per the provisions of article 13 of Regulation (EU) No 596/2014 on market abuse, which, in the case of Spain, has taken the form of the execution of liquidity contracts in accordance with the requirements envisaged in Spanish National Securities Market Commission (CNMV) Circular 1/2017, on liquidity contracts, amended by CNMV Circular 2/2019 of 27 November 2019. The current treasury stock policy, even where no provision is made for the execution of a liquidity contract with a third party, has been drafted with regard to the main guidelines applicable to such liquidity contracts.

Group trading in treasury shares pursues the following objectives:

•	To provide liquidity or supply securities to investors, as appropriate, adding breadth and minimising temporary mismatches between supply and demand in trading in Bankia shares.

•	To take advantage, for the benefit of all shareholders, of weakness in share price relative to the medium-term outlook.

•	To implement, as appropriate, share buybacks approved by the Board of Directors or in performance of resolutions adopted by the Shareholders’ Meeting and, in particular, to afford Bankia access to shares that enable it to meet its obligations for the delivery of shares undertaken previously in respect of issuances of convertible or exchangeable securities and other corporate transactions, such as remuneration or loyalty plans for shareholders, directors, managers or employees.

•	To comply with other legitimate commitments previously undertaken.

•	Any other purposes permitted under the applicable regulations.

Discretionary trading of treasury shares refers to the purchase or sale of treasury shares on the electronic trading platforms of official markets, multilateral trading systems and any other organised trading platform ordered by Bankia, directly or indirectly. Transactions in Bankia shares ordered by companies controlled by Bankia also fall within this category. The discretionary trading of treasury shares may not be carried out to distort price discovery and may not be carried out if the unit in charge of executing the trade possesses inside or relevant information.

Transactions involving treasury shares are performed by the Investment Management Department, a separate unit protected by the appropriate Chinese walls, within the general guidelines determined by the Board of Directors and the Shareholders’ Meeting, which also set the risk limits for the treasury stock policy. No other Group unit may trade in treasury shares, except for the repurchase of treasury shares for hedging market risk or to facilitate brokerage or hedging for customers. This may be carried out by units other than the Investment Management Department.

At 31 December 2019, Bankia held 22,330,560 treasury shares, with a par value of EUR 1 each and a carrying amount of EUR 50.3 million. The first half of 2020 saw purchases of 21,896,141 shares and sales of 13,905,606 shares. As a result of such transactions, the number of treasury shares held at the June 2020 close stood at 30,321,095 shares with a par value of EUR 1 each and a carrying amount of EUR 49.2 million.

Treasury shares held at the June 2020 close represented 0.99% of Bankia’s share capital at that date. The following tables show the treasury stock transactions carried out in the first half of 2020:

TREASURY SHARE TRANSACTIONS - BANKIA GROUP

SHARES ACQUIRED IN THE FIRST HALF OF 2020
Communication date	No. of shares acquired	Par value per share (€)	Par value (€m)	% of share capital (*)
January	2,733,928	1.0	2.7	0.09%
February	2,742,354	1.0	2.7	0.09%
March	4,016,312	1.0	4.0	0.13%
April	1,647,963	1.0	1.6	0.05%
May	5,662,919	1.0	5.7	0.18%
June	5,092,665	1.0	5.1	0.17%
TOTAL	21,896,141		21.9	0.71%

(*)	Percentage calculated based on the share capital at each month’s close. The percentage reflecting the total amount of acquisitions is calculated based on the share capital at the June close.

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SHARES SOLD IN THE FIRST HALF OF 2020
Communication date	No. of shares sold	Par value per share (€)	Par value (€m)	% of share capital (*)
January	494,028	1.0	0.5	0.02%
February	1,432,562	1.0	1.4	0.05%
March	2,113,274	1.0	2.1	0.07%
April	1,649,947	1.0	1.6	0.05%
May	1,739,333	1.0	1.7	0.06%
June	6,476,462	1.0	6.5	0.21%
TOTAL	13,905,606		13.9	0.45%

(*)	Percentage calculated based on the share capital at each month’s close. The percentage reflecting the total amount of sales is calculated based on the share capital at the June close.

13. Dividend Policy

The distribution of dividends is voted on by the General Meeting of Shareholders based on proposals made by the Board of Directors.

In this connection, on 2 April 2020, in enforcement of the resolutions adopted by the General Meeting of Shareholders on 27 March 2020, Bankia distributed a dividend of EUR 352 million corresponding to the profit obtained in 2019 among the shares with the relevant economic rights.

On 27 March 2020, prior to the General Meeting of Shareholders, Bankia’s Board of Directors decided that, given the potential impact of the COVID-19 crisis, the Entity ought to be very prudent in setting the dividend for 2020. It also reviewed the capital distribution objective set in the Group’s 2018-2020 Strategic Plan, ruling out any extraordinary distributions this year.

This decision was taken as a measure to afford the Entity maximum flexibility with a view to meeting the financing needs of Spanish households and businesses in the current climate of uncertainty, and on the understanding that maintaining solvency during these exceptional times is a key and priority objective for the Group.

14. Research, Development and Technology

In the first six months of 2020, investment in technology at Bankia remained focussed on transformational projects. This has followed the shift in the financial industry’s activity to adapt to the continuous changes demanded by our customers, regulators, income statements plagued by tight net interest margins and the arrival of new competitors.

In light of these priorities and the context of the industry (technological, regulatory and markets), Bankia has laid down several strategic lines of action in IT on which it has worked during the first six months of 2020, launching and carrying out various projects designed to fulfil the requirements of the Strategic Plan. These strategic lines were rounded off with the various regulatory projects and business unit projects to which, as well as the steps taken to address the current situation created by the COVID-19 pandemic, Bankia has geared its efforts in the first six months of 2020.

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There follows a summary explaining each of the strategic lines and projects on which Bankia has worked during the first six months of 2020.

14.1.  Strategic Lines of Technology

•	Digital Transformation: focusses its objectives in various areas, including the launch of the new App, completion of roll-out of the new Bankia Online Empresas to Personal Banking, continuation of the Digital Channel Development Plan, creation of Bankia’s own acquisition solution under the Waiap brand, strengthening of the intelligent platform for the development of artificial intelligence capabilities, consolidation of the new digital marketing platform, implementation of the analytical solution in the process to revive consumption and consolidation of the corporate platform for real-time feeding of the new marketing platform.

•	Process redesign: particularly noteworthy in this section is the ongoing work aimed at implementing a platform to unify the generation of all of Bankia documents and communications, with 2020 seeing the migration of a large number of models, templates and documents. A new Customer Filing System has also been developed in NEO, aimed at ensuring that all mandatory personal information is updated according to the person in question’s relationship with the Entity and backed up by documents that evidence this.

•	Core Banking Transformation: the Entity continues to promote a set of initiatives including the development of the New Customer System for integration in Bankia applications, availability of a single platform for the creation, advertising and distribution of products that includes all of the Bank’s lines of business and permits the development of capacities relating to the creation, administration and marketing of products and the Payment Methods Plan, with which the Bank aims to improve the user experience and optimise the platform’s features.

•	Information system: this initiative focusses on implementing measures and capabilities that enable quicker, more efficient and functionally richer data management and processing, via process automation and the implementation of advanced analytical techniques on a single platform. In the first half of 2020, work has focused on completing the migration from Netezza to IIAS, implementing the Information Builders solution and use thereof for new reports for branches, as well as the creation of a reports portal, which began with submission of the most important reports for the branches.

•	Risks: in the first half of 2020, in addition to complying with regulatory requirements, the Entity has driven a major transformation of both risk acceptance and the recovery model, incorporating new tools and technologies (analytical models) that will permit more efficient credit risk management.

•	Cybersecurity: The principal actions of the Strategic Cybersecurity Plan for 2020 include the development of collaborative platforms for the work of the Red and Blueteam, function automation and trail creation and audits of actions, management of third-party security, development of new analytical models for the automated processing of alerts, new developments in fraud prevention tools and integration therein of sensitive applications and functions of file and payment channels and platforms.

•	Platform optimisation and evolution: the main objective of this line is to enhance platforms and reduce costs. It comprises several initiatives which, in 2020, have focussed on the evolution of accounting applications, (infrastructure and functional) app obsolescence management and evolution of IT Governance and Management Systems.

14.2.  Regulatory and compliance projects

In the first half of 2020, the main focus has been on the following:

•	Advisory, Securities and Capital Markets, with projects focussing on the entry into force of new regulations (Target 2 - Target 2 Securities, Securities Financing Transactions Regulation -SFTR-, etc.), the strengthening of systems for the generation of regulatory statements and implementation of operational improvements in the area of MiFID II.

•	Evolution of Regulatory Reporting (Anacredit, Finrep).

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•	Tax regulations (Intermediaries Directive, tax identification of Euroresidents).

•	Products and services regulations (Digital authentication in payment operations -3DSecure and SCA-, Reference Indices Regulation, Real Estate Credit Law).

14.3.  - Unit Projects

The requirements arising from the Business Strategy objectives are embodied in the Unit Projects, where the main lines of action have focussed on the following aspects:

•	New customer loyalty programme, which reviews the criteria for waiving commissions, reviewing contracts, evaluating fulfilment of conditions for eligibility for the programme and viewing thereof on the relevant channels.

•	A single portfolio management tool, which simplifies the current web of tools and includes, for 2020, Modelled Management for Personal and Private Banking.

•	Creation of a new payment methods scheme (Unified Domestic Scheme) and implementation of improvements to the Deferred Payment Issuer services.

•	Evolution of the “Bankia Model” developer loans, in the wake of the elimination of restrictions on funding for real estate projects.

•	Derivative valuation models for distribution to customers.

•	Inclusion of additional data in new customer registration processes with a view to providing more information to help in the fight against money laundering.

•	Digital guarantees.

14.4.  Impact of COVID-19 on the technological projects plan

In view of the operating needs arising at the Bank as a result of COVID-19, the second quarter of 2020 has brought with it a number of IT-related actions, the most noteworthy being:

•	The creation of new products and processes with which to cater for the newly approved government measures to provide liquidity to companies and the self-employed.

•	Creation of an infrastructure for communicating and sending data and documentation to the Official Credit Institute (ICO) for the registration and validation of transactions.

•	Launch of simulators on the channels available to customers to enable them to check whether they are eligible for moratoriums.

•	Adaptation of regulatory reporting to adapt it to current circumstances.

15. Forecasts and Business Outlook

Economic backdrop

With the worst of the COVID-19 crisis behind us, the reopening of economies has brought with it a return to growth, but also the appearance of new clusters of the pandemic, management of which will depend on the intensity of recovery in the second half of 2020 and 2021, and which currently constitutes the greatest risk for the economic outlook. We are currently in the early stages of recovery, which will be most dynamic ever and will bring with it historic GDP growth rates in most of the principal countries in the third quarter of 2020. Uncertainty is at a high, but we are seeing generalised quarterly growth rates ranging from 5 to 15%, including the main economies of the EMU.

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Nonetheless, this period of exceptional dynamism is expected to be short-lived, with recovery quickly slowing due to: (i) dilution of the basic effect (sharp growth of economies due to the very low level to which they fell); (ii) potential drop-off in the face of new clusters; and (iii) the effect of the end of incentives, particularly those of a tax nature, which will gradually expire. Global recovery is thus expected to lose steam in the fourth quarter of 2020, even without the appearance of major clusters, and is likely to remain unequal. By sectors, consumer goods and construction will continue to stand out in terms of positive growth while industry and certain services will remain negative. By countries, China, the US and Germany will see stronger growth than Southern European countries and the UK. In Europe, the six-monthly EU presidency will pass to Germany as of 1 July, with Brexit and the recovery plan yet to be resolved. Both negotiations will have a major long-term impact on the EU, may contribute to reducing the risk of financial fragmentation (in the case of the recovery plan) and play an important role in determining the legacy of Chancellor Merkel.

The high level of uncertainty will keep central banks on their guard, as they seek to avoid an increase in tensions triggering the tightening of financial conditions. The ECB specifically will continue with its asset purchase programme, as its principal tool for maintaining the stability of financial markets, while it is very unlikely to reduce reference interest rates. Against this backdrop, the IRRs on core bonds are unlikely to increase significantly, due to the presence of central banks.

In Spain, the current climate is characterised by unprecedented uncertainty, so that recovery will hinge on the evolution of the health situation itself and the effectiveness of economic policy measures when it comes to mitigating permanent damage to the productive fabric and employment. Our productive structure, which is highly dependent on the tertiary sector - particularly tourism and the hospitality industry - as well as a fragmented business fabric, explain what has been a far more pronounced decline than that seen in other countries during the worst of the crisis and suggest that subsequent recovery will be very gradual. Despite the expected recovery in the second half of the year, continuing uncertainty and the perception of risk will continue to weigh heavily on consumption and investment and some of the service activities (retail, leisure, restaurants and tourism) hit hardest during the economic standstill will not recover fully. The central scenario therefore points to a -12.7% decline in GDP in 2020, a downturn that is without precedent in recent history. With consumption and private investment both depressed, the main engine for reactivation can only be public investment and expenditure, at a time when Spain has limited tax margins. European reconstruction funds will therefore be vital. On a positive note, the private sector is in a better financial position than in the previous crisis.

Business outlook for the Bankia Group

The business outlook for 2020 will be marked by the current uncertainty in the wake of the COVID-19 crisis.

The specific impact on subsequent periods of the current crisis and the mitigating effects of the support measures introduced by the Government and financial institutions have yet to be seen. Nonetheless, the Group faces a number of risks, which are common to the banking sector and related to the future evolution of the pandemic such as a potentially major increase in bad debt, a dropoff in new loans granted to private customers, particularly consumer loans, greater asset impairment risk (including as regards financial instruments measured at fair value, which may suffer major fluctuations, and securities held for liquidity reasons) and a negative impact on the Entity’s cost of own funding (particularly in a climate where future credit ratings may be affected).

It is likely that the decline in production activity and consumer spending caused by the pandemic, as well as the support measures introduced by government and those adopted by Bankia to protect households, companies and the self-employed, will have an adverse impact on results and operations. Nonetheless, the Group expects a gradual recovery of its revenue lines in the coming quarters linked to a progressive increase in activity combined with cost containment, with the main negative impact on the Group’s results being the rise in impairment losses associated with the growth in bad debt.

Nevertheless, to date the Bankia Group has maintained a robust capital position, with Phase-In CET 1 standing at 14.32% at the end of June 2020, which is 594 basis points higher than the SREP minimum capital requirements announced by the regulator for 2020. Likewise, at the end of the first half of 2020, the Entity had an LCR ratio of 181.1% and liquid assets exceeding EUR 31,700 million These strengths give the Bankia Group a large buffer with which to cope with the potential consequences of the most adverse scenarios.

16. Significant Events After The Close of the First Half of 2020

No relevant subsequent events have taken place in the period running from 30 June 2020 to the date of authorisation for issue of the Bankia Group’s consolidated interim financial statements that could have a major effect thereon.

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